     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2002


                                                      REGISTRATION NO. 333-87116
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           SYNAGRO TECHNOLOGIES, INC.
            (AND ITS SUBSIDIARIES IDENTIFIED ON THE FOLLOWING PAGE)
             (Exact name of registrant as specified in its charter)

            DELAWARE                             4953                            76-0511324
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                             ---------------------

                         1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77037
                                 (713) 369-1700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               ALVIN L. THOMAS II
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                           SYNAGRO TECHNOLOGIES, INC.
                         1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77037
                                 (713) 369-1700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                   COPIES TO:
                                DAVID F. TAYLOR
                            LOCKE LIDDELL & SAPP LLP
                           3400 JP MORGAN CHASE TOWER
                               600 TRAVIS STREET
                           HOUSTON, TEXAS 77002-3095
                                 (713) 226-1200

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                  STATE OR OTHER    PRIMARY STANDARD
                                                 JURISDICTION OF       INDUSTRIAL      I.R.S. EMPLOYER
EXACT NAME OF REGISTRANT                         INCORPORATION OR    CLASSIFICATION    IDENTIFICATION
AS SPECIFIED IN ITS CHARTER*                       ORGANIZATION       CODE NUMBER          NUMBER
----------------------------                     ----------------   ----------------   ---------------
Composting Corporation of America..............  Arkansas           4953               None
Environmental Protection & Improvement Company,
  Inc. ........................................  New Jersey         4953, 4212         22-1922397
Fairhaven Residual Systems, Inc. ..............  Delaware           4953               06-1450050
Fairhaven Residuals, Limited Partnership.......  Delaware           4953               06-1450051
Future -- Tech Environmental Services, Inc.....  California                            68-0281821
NETCO-Connecticut, Inc. .......................  Connecticut        4953               06-1345532
NETCO-Residuals Management Systems, Inc. ......  Delaware           4953               06-1391602
NETCO-Residuals Management, Limited
  Partnership..................................  Delaware           4953               06-1392669
NETCO-Waterbury Systems, Inc., f/k/a
NETCO-Waterbury, Inc. .........................  Delaware           4953               06-1372032
NETCO-Waterbury, Limited Partnership...........  Delaware           4953               06-1375202
New England Treatment Company, Inc. ...........  Rhode Island       4953               06-1201634
New Haven Residuals Systems, Inc. .............  Delaware           4953               06-1432757
New Haven Residuals, Limited Partnership.......  Delaware           4953               06-1432758
New York Organic Fertilizer Company............  New York           4953               36-4148694
NYOFCO Holdings Inc. ..........................  Delaware           4953               36-4122352
Organi-Gro, Inc. ..............................  Arkansas           4953               None
Providence Soils, LLC..........................  Rhode Island       4953               06-1559061
Residual Technologies Systems, Inc. ...........  Delaware           4953               06-1439485
Residual Technologies, Limited Partnership.....  Delaware           4953               06-1439486
Residuals Processing, Inc. ....................  California         4953               76-0366005
Soaring Vista Properties, Inc. ................  Maryland           6531               52-1444015
ST Interco, Inc. ..............................  Delaware           4953               None
Synagro -- Baltimore L.L.C.....................  Maryland           4953               36-4097600
Synagro Composting Company of California,
  Inc. ........................................  California         4953               33-0267671
Synagro Delaware, Inc. ........................  Delaware           4953               51-0405181
Synagro Digestion, Inc. .......................  California         4953               33-0979381
Synagro Management, L.P........................  Texas              8741               76-0664546
Synagro Mid-Atlantic, Inc. ....................  Delaware           4953               76-0612565
Synagro Midwest -- Enviroland, Inc., f/k/a
  Enviroland, Inc. ............................  Michigan           4953               38-2589060
Synagro Midwest, Inc. .........................  Delaware           4953               76-0612568
Synagro Northeast, Inc. .......................  Delaware           4953               76-0612564
Synagro of California, Inc. ...................  Arizona            4953               86-0468598
Synagro of Florida-A&J, Inc. ..................  Florida            4953               65-0751886
Synagro of Florida-Anti-Pollution, Inc. .......  Florida            4953               74-2917159
Synagro of Florida-Davis Water, Inc. ..........  Florida            4953               59-2210462
Synagro of Florida-Ecosystems, Inc. ...........  Florida            4953               59-2580855
Synagro of Michigan, Inc. .....................  Michigan           4953               38-3028422
Synagro of Minnesota -- Rehbein, Inc. .........  Minnesota          4953               41-1507969
Synagro of North Carolina-Amsco, Inc. .........  North Carolina     4953               76-0605487
Synagro of North Carolina-EWR, Inc. ...........  North Carolina     4953               56-2110110

                                                  STATE OR OTHER    PRIMARY STANDARD
                                                 JURISDICTION OF       INDUSTRIAL      I.R.S. EMPLOYER
EXACT NAME OF REGISTRANT                         INCORPORATION OR    CLASSIFICATION    IDENTIFICATION
AS SPECIFIED IN ITS CHARTER*                       ORGANIZATION       CODE NUMBER          NUMBER
----------------------------                     ----------------   ----------------   ---------------
Synagro of Texas-CDR, Inc. ....................  Texas              4953               74-2648566
Synagro of Texas-Vital-Cycle, Inc. ............  Wisconsin          4953               39-1763997
Synagro of Wisconsin, Inc. ....................  Wisconsin          4953               39-1446277
Synagro Southeast, Inc. .......................  Delaware           4953               74-2924511
Synagro Southwest, Inc. .......................  Delaware           4953               76-0612567
Synagro Texas, Inc. ...........................  Texas              4953               76-0664372
Synagro West, Inc. ............................  Delaware           4953               76-0612566
Synagro-WWT, Inc., f/k/a Wheelabrator Water
  Technologies, Inc. ..........................  Maryland           4953               52-1130492
Synagro WCWNJ, Inc., f/k/a Wheelabrator Clean
  Water New Jersey , Inc. .....................  Delaware           4953               36-3960817

---------------

* Addresses and telephone numbers of principal executive offices are the same as that of Synagro Technologies, Inc.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION DATED JUNE 20, 2002


                           SYNAGRO TECHNOLOGIES, INC.

                                  $150,000,000

                               OFFER TO EXCHANGE

                                   REGISTERED
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2009
                                      FOR
                                ALL OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2009

The exchange offer:

     - expires at 5:00 p.m., New York City time, on           , 2002, unless
       extended; and

     - is not conditional upon any minimum aggregate principal amount of old notes being tendered.

In addition, you should note that:

     - all old notes that are validly tendered and not withdrawn will be exchanged for registered new notes;

     - tenders of old notes may be withdrawn any time before the expiration of the exchange offer;

     - the exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes;

     - we will not receive any cash proceeds from the exchange offer; and

     - the exchange offer is the initial offering of the new notes.

The new notes:

     - will be freely tradeable;

     - are otherwise substantially identical to the old notes;

     - will accrue interest at the same rate per annum as the old notes payable semi-annually in arrears on each April 1, and October 1, beginning October 1, 2002;

     - will be unsecured and will rank senior in right of payment to future subordinated indebtedness, equally with the old notes that are not exchanged and all future senior subordinated indebtedness, but will effectively be junior to all other existing and future senior indebtedness (including all borrowings under the proposed new credit facility);

     - will not be listed on any securities exchange or on any automated dealer quotation system; and

     - will be guaranteed by all of our existing and future domestic subsidiaries, other than subsidiaries treated as unrestricted subsidiaries.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is June 20, 2002

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................   11
Forward-Looking Statements............   22
Use of Proceeds.......................   24
Capitalization........................   25
Selected Consolidated Financial and
  Operating Data......................   26
The Exchange Offer....................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   37
Business..............................   48
Management............................   64
Executive Compensation................   66

                                        PAGE
                                        ----
Certain Relationships and Related
  Party Transactions..................   68
Principal Stockholders................   72
Management Stockholdings..............   73
Description of Other Indebtedness and
  Preferred Stock.....................   74
Description of Notes..................   78
Material U.S. Federal Income Tax
  Considerations......................  120
Plan of Distribution..................  125
Legal Matters.........................  126
Independent Accountants...............  126
Where You Can Find More Information...  126
Index to Financial Statements.........  F-1

                             ---------------------

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     We are a Delaware corporation with executive offices located at 1800 Bering Drive, Suite 1000, Houston, Texas 77037, and our telephone number at that address is (713) 369-1700. Our website is located at www.synagro.com. The information on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our common stock is publicly traded on the Nasdaq National Market under the symbol "SYGR."

     References in this prospectus to "we," "us," "our," and "Synagro" refer to Synagro Technologies, Inc. and its subsidiaries combined, unless context clearly indicates otherwise. References in this prospectus to "notes" refers to both the new notes and the old notes.

                                    SUMMARY

     The following is a summary of the material information appearing elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the "Risk Factors" beginning on page 11 and the financial statements and related notes.

                           SYNAGRO TECHNOLOGIES, INC.

THE EXCHANGE OFFER AND NEW CREDIT FACILITY

     In April 2002, we issued and sold $150 million in aggregate principal amount of our 9 1/2% senior subordinated notes due 2009, or old notes. In connection with that sale, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. Pursuant to the exchange and registration rights agreement, we are offering to issue $150 million in aggregate principal amount of our new 9 1/2% senior subordinated notes due 2009, or new notes, in exchange for a like aggregate principal amount of our old notes. We refer to this offer to issue new notes in exchange for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings "Summary of the Exchange Offer" and "Summary of Terms of the New Notes" in this summary for further information regarding the exchange offer and the new notes.

     The proceeds from the old notes were used to repay and refinance existing indebtedness under our old credit facility as of April 17, 2002 and our subordinated debt. Affiliates of Banc of America Securities LLC, one of the initial purchasers, were participating lenders under our old credit facility, and as such, received a portion of the proceeds from the sale of the notes that were used to repay amounts outstanding under such credit facility. Affiliates of GTCR Golder Rauner LLC and The TCW Group, Inc., our majority stockholders, were participating lenders under our subordinated debt, and as such, they received the portion of the proceeds from the sale of the notes that were used to retire all amounts outstanding under the subordinated debt.

     In May 2002, we entered into a new credit facility that replaced our old credit facility. Our new credit facility provides senior secured financing of up to $150 million of which approximately $78.5 million is currently drawn upon.

BUSINESS OVERVIEW

     We are the only national company exclusively focused on wastewater residuals management. We serve more than 1,000 municipal and industrial wastewater treatment plants and have operations in 35 states and the District of Columbia. When wastewater is treated, it is separated into a liquid portion and a solids (or residuals) portion. We use the term "wastewater residuals" to include both solids that have been treated pursuant to certain federal government regulations and those that have not. We believe we provide the industry's broadest range of services for the beneficial reuse of these wastewater residuals. We currently operate four heat-drying facilities, four composting facilities, three incineration facilities, one manure-to-energy facility, 27 permanent and 22 mobile dewatering units, and more than 250 small wastewater treatment plants (ranging from 500 gallons per day to 500,000 gallons per day).

     Approximately 80% of our 2001 revenue was generated through more than 450 contracts with original terms that range from one to twenty-five years in length. These contracts have an estimated remaining contract value including renewal options, which we call backlog, of approximately $1.8 billion. Our estimated backlog will be recognized during the period from 2002 through 2027 and includes $.6 billion of estimated contract value related to renewal options (see "Business -- Backlog" on page 57). In general, our contracts contain provisions for inflation related annual price increases, renewal provisions, and broad force majeure clauses. As of December 31, 2001, our top ten customers had an average of 11.3 years remaining on their current contracts, including renewal options. In 2001, we experienced a contract retention rate (both renewals and rebids) of approximately 90%.

     We benefit from customer diversification. For the years ended December 31, 2001 and 2000, our single largest customer accounted for 14% and 11% of our revenues, respectively, and for the year ended December 31, 2001, our top ten customers accounted for approximately 34% of our revenues. Our municipal customers accounted for approximately 84% of our 2001 revenues. We believe that the wastewater residuals management industry is less susceptible than most industries to the effects of a general economic downturn.

     GTCR Golder Rauner, LLC, our majority stockholder, owns approximately $62.6 million face value of our convertible preferred shares. For the year ended December 31, 2001, our revenue, our earnings before interest, taxes, depreciation, amortization, accounting change, preferred stock dividends, and noncash beneficial conversion charge, and our net income applicable to common stock were $260 million, $66 million and $11 million, respectively.

INDUSTRY OVERVIEW

     Most residential, commercial, and industrial wastewater is collected through an extensive network of municipal sewers and transported to wastewater treatment plants, which are known as publicly owned treatment works, or POTWs. The use and disposal of wastewater residuals is regulated by the 40 CFR Part 503 Regulations promulgated by the Environmental Protection Agency, or EPA, pursuant to the Clean Water Act, or Part 503 Regulations. The Part 503 Regulations impact POTWs and privately owned and managed wastewater treatment plants.

     We estimate that the wastewater residuals industry was approximately $11.6 billion in 2000, and will grow at 4 to 5% annually over the next decade. The growth in the underlying volumes of wastewater residuals generated by the municipal and industrial markets is driven by a number of factors. The amount of municipal residuals generated by wastewater treatment plants should increase with both the United States' underlying population growth and the growth in the percentage of that population served by municipal wastewater systems. We believe pressure on municipal and industrial wastewater generators to better manage wastewater should drive the growth of more wastewater treatment facilities with better separation technologies, which should increase the amount of residuals ultimately produced. In addition, we believe the trend toward stricter laws and regulations will continue to place increased pressure on wastewater generators to spend more on treatment technologies that should ultimately result in more residuals being removed from the wastewater streams.

     We believe that the management of wastewater residuals is a highly fragmented industry. Historically, POTWs performed the necessary wastewater residuals management services, and we believe this function is increasingly being performed by private contractors in an effort to lower cost, increase efficiency and comply with new regulations. In addition, there is greater interest in using sophisticated treatment technologies to meet the highest EPA standards of wastewater residuals management. We believe we are well positioned to take advantage of industry fragmentation, the trend toward outsourcing services and the increased use of more advanced treatment technologies.

COMPETITIVE STRENGTHS

     We believe that we benefit from the following competitive strengths:

  BROAD SERVICE OFFERING

     We provide our customers with complete, vertically-integrated services and capabilities. Advantages to our customers include:

     - significant land base; and

     - large range of processing capabilities and product marketing experience.

  LARGEST IN SCALE

     We are the only national company focused exclusively on wastewater residuals management services. We believe the advantages of scale include:

     - knowledgeable sales force;

     - bonding capacity; and

     - financial stability.

  EXPERIENCED SENIOR MANAGEMENT TEAM

     Our eight most senior executives collectively have more than 90 years of management experience in the municipal and industrial wastewater residuals management industry. Senior management has extensive prior experience at predecessor companies, as well as with firms such as Browning-Ferris Industries, Wheelabrator Technologies, and Allied Waste. As of May 10, 2002, collectively, this group of senior executives beneficially owned approximately 15% of our common stock.

BUSINESS STRATEGY

     Our goals are to strengthen our position as the only national company exclusively focused on wastewater residuals management and to continuously improve our margins. Components of our strategy to achieve these goals include:

  INTERNAL GROWTH BASED ON OUTSOURCING

     We believe that we have the opportunity to expand our business by providing services for new customers who currently perform their own wastewater residuals management, and by increasing the range of services that our existing customers outsource to us.

  IMPROVE MARGINS

     We actively work to improve our margins by increasing revenues while leveraging our operating infrastructure in the field and our corporate overhead.

  SELECTIVELY SEEK COMPLEMENTARY ACQUISITIONS

     We selectively seek strategic opportunities to acquire businesses that profitably expand our service offerings, increase our geographic coverage, or increase our customer base. We believe that strategic acquisitions can enable us to gain efficiencies in our existing operations.

THE EQUITY SPONSOR

     GTCR Golder Rauner, LLC, or GTCR, is a leading private equity investment firm based in Chicago, Illinois. GTCR, through its limited partnership funds, has more than $4.5 billion of assets under management. Since its founding in 1980, GTCR has invested more than $3.7 billion and partnered with more than 150 management teams. The principals of GTCR have extensive experience in the outsourcing services sector, including investments in Coinmach Corporation, American Medical Laboratories and Student Transportation of America. Investment funds associated with GTCR own approximately $62.6 million face value of our convertible preferred stock. GTCR and its affiliates have the right to vote approximately 56.2% of our common stock and currently have two of the six positions on our board of directors.

                         SUMMARY OF THE EXCHANGE OFFER

     On April 17, 2002, we completed a private offering of the old notes. We entered into an exchange and registration rights agreement with the initial purchaser in the private offering. We agreed to file a registration statement with the Securities and Exchange Commission, or Commission, within 90 days after the date we issued the old notes and to use all commercially reasonable efforts to have it declared effective within 180 days after the date we issued the old notes. You are entitled to new registered notes with substantially identical terms as your old notes in exchange for your old notes. You should read the discussion under the headings "--Summary of Terms of New Notes" and "Description of Notes" for further information regarding the new notes.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the new notes.

THE EXCHANGE OFFER............   We are offering to issue to you new registered
                                 9 1/2% senior subordinated notes due 2009.

EXPIRATION DATE...............   Unless sooner terminated, the exchange offer
                                 will expire at 5:00 p.m., New York City time,
                                 on [     ], 2002, or at a later date and time
                                 to which we extend it.

CONDITIONS TO THE EXCHANGE
OFFER.........................   We will not be required to accept outstanding
                                 notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered. Please read the section
                                 "The Exchange Offer -- Conditions to the
                                 Exchange Offer" beginning on page 29 for more information regarding the conditions to the exchange offer.

PROCEDURES FOR TENDERING OLD
NOTES.........................   If you wish to participate in the exchange
                                 offer, you must complete, sign and date the letter of transmittal and mail or deliver the letter of transmittal, together with your old notes, to the exchange agent. If your old notes are held through The Depository Trust Company, or DTC, you may deliver your old notes by book-entry transfer.

                                 In the alternative, if your old notes are held through DTC and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                                 By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, that:

                                 - you are not our "affiliate," as defined in
                                   Rule 405 of the Securities Act or a
                                   broker-dealer tendering old notes acquired directly from us for your own account;

                                 - if you are not a broker-dealer or are a
                                   broker-dealer but will not receive new notes for your own account, you are not engaged in and do not intend to participate in a distribution of the new notes;

                                 - you have no arrangement or understanding with
                                   any person to participate in the distribution of the new notes or the old notes;

                                 - any new notes you receive will be acquired in
                                   the ordinary course of your business; and

                                 - if you are a broker-dealer that will receive
                                   new notes for your own account in exchange for old notes, those old notes were acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale of those new notes.

PROCEDURES FOR BENEFICIAL
OWNERS........................   If you beneficially own old notes registered in
                                 the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the old notes on your behalf.

                                 If you wish to tender your old notes on your own behalf, you must either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your old notes. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES....................   If you wish to tender your old notes and cannot
                                 comply with the requirement to deliver the letter of transmittal and old notes or use the applicable procedures under the automated tender offer program of DTC, you must tender your old notes according to the guaranteed delivery procedures described in "The Exchange
                                 Offer -- Guaranteed Delivery Procedures" on page 34.


WITHDRAWAL RIGHTS.............   Tenders may be withdrawn at any time before
                                 5:00 p.m., New York City time, on [          ],
                                 2002, or at a later date and time to which we extend the exchange offer.


U.S. FEDERAL INCOME TAX
CONSIDERATIONS................   The exchange of new notes for old notes in the
                                 exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read
                                 "Material U.S. Income Tax Considerations" beginning on page 120.

USE OF PROCEEDS...............   We will not receive any cash proceeds from the
                                 issuance of the new notes.

PLAN OF DISTRIBUTION..........   All broker-dealers who receive new notes in the
                                 exchange offer have a prospectus delivery obligation.

                                 Based on Commission "no-action letters" issued to third parties in unrelated transactions, broker-dealers who acquired the old notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes.

                                 Broker-dealers who acquired the old notes from us may not rely on Commission staff interpretations in "no-action letters."

                                 Broker-dealers who acquired the old notes from us must comply with the registration and prospectus delivery requirements of the Securities Act including being named as selling noteholders, in order to resell the old notes or the new notes.

                               THE EXCHANGE AGENT

     We have appointed Wells Fargo Bank Minnesota, National Association, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                 For Delivery by Overnight Courier or by Hand:

                Wells Fargo Bank Minnesota, National Association
                           Corporate Trust Operations
                                 MAC N9303-121
                              Sixth and Marquette
                          Minneapolis, Minnesota 55479

                 For Delivery by Registered or Certified Mail:

                Wells Fargo Bank Minnesota, National Association
                           Corporate Trust Operations
                                 MAC N9303-121
                                 P.O. Box 1517
                       Minneapolis, Minnesota 55480-1517

          By Facsimile Transmission (for eligible institutions only):

                                 (612) 667-4927

                              To Confirm Receipt:

                                 (800) 344-5128

                       SUMMARY OF TERMS OF THE NEW NOTES

     The new notes will be freely tradeable and otherwise substantially identical to the old notes. The new notes will not have registration rights. The new notes will evidence the same debt as the old notes, and the new notes will be governed by the same indenture.

ISSUER........................   Synagro Technologies, Inc.

NEW NOTES.....................   $150,000,000 in aggregate principal amount of
                                 9 1/2% Senior Subordinated Notes due 2009.

GUARANTEES....................   All payments with respect to the new notes,
                                 including principal and interest, will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by all of our existing and future domestic subsidiaries, other than subsidiaries treated as unrestricted subsidiaries.

MATURITY DATE.................   April 1, 2009.

INTEREST PAYMENT DATES........   April 1 and October 1, commencing October 1,
                                 2002.

RANKINGS......................   The new notes and the guarantees will be
                                 unsecured and:

                                 - subordinate in right of payment to all of our
                                   and our guarantors' existing and future
                                   senior indebtedness (including all borrowings under the new credit facility);

                                 - equal in right of payment to our and the
                                   guarantors' future senior subordinated
                                   indebtedness; and

                                 - senior in right of payment to our and our
                                   guarantors' future subordinated indebtedness.

                                 As of May 31, 2002:

                                 - our outstanding senior indebtedness under the
                                   new credit facility was $78.5 million; and

                                 - our guarantors had guaranteed senior
                                   indebtedness of $78.5 million, which
                                   consisted exclusively of guarantees of our borrowings under the new credit facility.

                                 The indenture permits us and the guarantors to incur substantial additional senior indebtedness. As of May 31, 2002, the maximum amount of additional senior indebtedness that we and the guarantors were permitted to borrow under the terms of our new credit facility was approximately $22 million.

OPTIONAL REDEMPTION...........   On or after April 1, 2006, we may redeem some
                                 or all of the new notes at any time at the redemption prices described in the section
                                 "Description of Notes -- Optional Redemption."

                                 Prior to April 1, 2005, we may redeem up to 35% of the original aggregate principal amount of the new notes with the net cash of certain public offerings of equity, provided at least 65% of the original aggregate principal amount of the new notes remains outstanding after the redemption.

MANDATORY REDEMPTION..........   If we sell certain assets or experience
                                 specific kinds of changes in control, we must offer to repurchase the new notes at the prices, plus accrued interest, if any, to the date of redemption, listed in the section entitled "Description of
                                 Notes -- Repurchase at the Option of Holders."

COVENANTS.....................   We will issue the new notes under an indenture
                                 among us, the guarantors and the trustee. The indenture will limit our ability and that of our restricted subsidiaries to:

                                 - incur additional indebtedness and issue
                                   preferred stock;

                                 - pay dividends or make other distributions;

                                 - make other restricted payments and
                                   investments;

                                 - create liens;

                                 - incur restrictions on the ability of our
                                   subsidiaries to pay dividends or other
                                   payments to us;

                                 - sell assets;

                                 - merge or consolidate with other entities; and

                                 - enter into transactions with affiliates.

                                 Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of Notes -- Certain Covenants."

     Before deciding to participate in the exchange offer, you should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk Factors" beginning on page 11.

                 SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA
                          FINANCIAL AND OPERATING DATA

     The following table summarizes our consolidated historical and pro forma financial and operating data, which you should read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. The summary consolidated historical financial and other data as of December 31, 1999, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 have been derived from our audited consolidated financial statements contained elsewhere in this prospectus. The summary consolidated historical and pro forma financial and operating data for the quarters ended March 31, 2002 and 2001 are derived from our unaudited consolidated financial statements for the respective periods. In the opinion of our management, the unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations and financial position of our company as of the date of and for the periods presented. Historical results are not necessarily indicative of the results to be expected in the future. The supplemental pro forma data was derived by applying the pro forma and other adjustments described in the notes to our historical financial and other data.


                                                                                THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,            MARCH 31,
                                              -------------------------------   -------------------
                                                1999       2000        2001       2001       2002
                                              --------   ---------   --------   --------   --------
                                              (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PERCENTAGES)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................  $ 56,463   $ 163,098   $260,196   $ 58,795   $ 56,817
Cost of services............................    42,471     119,900    192,919     45,327     43,258
                                              --------   ---------   --------   --------   --------
Gross profit................................    13,992      43,198     67,277     13,468     13,559
Selling, general and administrative
  expenses..................................     6,876      14,337     20,786      5,351      5,768
Amortization of goodwill....................     1,527       3,516      4,489      1,133         28
Special (credits) charges, net(1)...........     1,500          --     (4,982)        --         --
                                              --------   ---------   --------   --------   --------
Income from operations......................     4,089      25,345     46,984      6,984      7,763
Net income before certain noncash
  items(2)..................................  $  1,148   $   6,551   $ 19,664   $   (369)  $  1,431
Net income (loss) applicable to common
  stock.....................................  $  1,148   $ (34,433)  $ 10,555   $ (3,973)  $   (412)
OTHER DATA:
Earnings before interest, taxes,
  depreciation, amortization, accounting
  change, preferred stock dividends, and
  noncash beneficial conversion charge(3)...  $  8,824   $  36,533   $ 65,599   $ 11,412   $ 11,370
Operating margin............................       7.2%       15.5%      18.1%      11.9%      13.7%
Net cash provided by operating activities...  $  2,090   $  19,620   $ 38,208   $  6,404   $  5,498
Net cash used in investing activities.......   (16,316)   (250,946)   (14,049)    (4,166)    (3,810)
Net cash provided by (used in) financing
  activities................................    13,992     235,743    (28,505)    (4,543)    (1,685)
Depreciation and amortization of goodwill...     4,440      11,074     18,390      4,422      3,569
Capital expenditures........................     4,043       5,805     13,313      3,390      3,609
Cash paid for interest......................     3,294      15,913     25,577      5,013      3,400
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...................  $    181   $   4,597   $    252   $  2,292   $    256
Working capital.............................     3,982      17,734      7,315      7,967      6,818
Property, plant and equipment, net..........    15,919     198,466    206,114    198,488    206,010
Goodwill, net...............................    64,280     166,699    163,739    168,270    164,150
                                              --------   ---------   --------   --------   --------
Total assets................................    99,172     443,821    446,168    441,339    444,247
Total debt..................................    43,429     284,933    258,416    281,264    256,736
Convertible preferred stock.................        --      63,367     70,431     65,110     72,274
Stockholders' equity........................    45,314      53,564     61,891     46,286     61,605
Ratio of earnings to fixed charges(4)             1.31        1.32       1.71                  1.39
SUPPLEMENTAL PRO FORMA DATA:(5)
Ratio of total debt to total
  capitalization............................                             67.2%
  EXCLUDING NONRECOURSE PROJECT DEBT(6)
  Ratio of total debt to total
    capitalization..........................                             63.2%

---------------

(1) Special (credits) charges, net includes: (i) $1.5 million of legal, accounting and financing charges incurred in 1999 relating to the Azurix Corp. litigation and several other legal matters; (ii) $6.0 million gain from a cash legal settlement related to claims between us and Azurix Corp. in 2001; (iii) $1.1 million gain resulting from the settlement of other litigation in 2001; and (iv) $2.2 million charge, in 2001, for our estimated net exposure for unpaid insurance claims and other costs related to our 1998 and 1999 policy periods with our previous underwriter, Reliance National Indemnity Company, which is in insolvency proceedings.

(2) Noncash items include cumulative effect of change in accounting for derivatives, preferred stock dividends and noncash beneficial conversion charge.

(3) Earnings before interest, taxes, depreciation, amortization, accounting change, preferred stock dividends, and noncash beneficial conversion charge is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the wastewater business. However, other companies in our industry may calculate this measure differently than we do. This is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flow included in our Consolidated Financial Statements.

(4) Our ratio of earnings to fixed charges were computed by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges are the sum of income before provision for income taxes from continuing operations and fixed charges. Fixed charges are interest, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

(5) Adjusted to reflect issuance of $150 million of 9 1/2% Senior Subordinated Notes and new credit facility, and application of proceeds therefrom.

(6) Excludes the impact of nonrecourse project debt of $48.7 million and restricted cash of $5.8 million. The nonrecourse debt is an obligation of one of our wholly-owned subsidiaries. This wholly-owned subsidiary will initially be an unrestricted guarantor subsidiary under the indenture.

                                  RISK FACTORS


     You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to participate in the exchange offer. The risks described below are all the material risk factors facing us. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.


RISKS RELATING TO THE NEW NOTES AND OUR INDEBTEDNESS

  OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NEW NOTES.

     We have now and will continue to have a significant amount of indebtedness. On March 31, 2002, after giving pro forma effect to the sale of the old notes and the application of the net proceeds as described under "Use of Proceeds," the exchange offer, and the new credit facility, we would have had total indebtedness of approximately $263 million (of which approximately $150 million would have consisted of the new notes, approximately $70 million of senior debt and approximately $43 million of nonrecourse project revenue bonds).

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the new notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds.

     In addition, the indenture contains, and our new credit facility will contain financial and other restrictive covenants that limit and will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

  DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. As of May 31, 2002, the amount of additional senior indebtedness that we and our subsidiary guarantors were permitted to borrow under the terms of our new credit facility was approximately $22 million. All of the borrowings rank senior to the new notes and the subsidiary guarantees. See "Description of Other Indebtedness and Preferred Stock -- New Credit Facility."

  TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the new notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     It is possible that our business will not generate sufficient cash flow from operations, that any cost savings and operating improvements will not be realized or that future borrowings will not be available to us under our new credit facility in an amount sufficient to enable us to pay our indebtedness, including these new notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these new notes on or before maturity. We may not be able to refinance any of our indebtedness, including our new credit facility and these new notes, on commercially reasonable terms or at all.


  YOUR RIGHT TO RECEIVE PAYMENTS ON THE NEW NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THESE NEW NOTES ARE JUNIOR TO ALL OF OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS.


     The new notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the new notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the new notes or the subsidiary guarantees.

     In addition, all payments on the new notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 365 consecutive days in the event of certain non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the new notes will participate with trade creditors and all other holders of our and the guarantor subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the new notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the new notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.


     Assuming we had completed the sale of the old notes, the exchange offer, and the execution of our new credit facility on March 31, 2002, the new notes and the subsidiary guarantees would have been subordinated to $70 million of senior debt and approximately $28 million would have been available for borrowing as additional senior debt under our new credit facility. Based on current interest rates, the annual debt service under the $70 million term loan included as part of the new credit facility approximates $4.2 million per year, with the remaining principal balance of $65.8 million due May 2008. The revolver portion of the new credit facility does not require annual debt payments, bears interest at LIBOR plus 2.5% and is payable in full May 2007. In addition, the new credit facility requires that 75% of excess annual cash flow, as defined, is used to pay down the term loan portion of the new credit facility. We are permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.


  WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     If a change of control, as defined in the indenture, occurs, we will be required to make an offer for cash to repurchase all of the new notes at a price equal to 101.0% of their principal amount plus any accrued and unpaid interest and liquidated damages, if any. If a change of control occurs, we may not have sufficient funds to pay the purchase price for any new notes tendered to it. Some events involving a change of control may also cause an event of default under our new credit facility or other indebtedness that we may incur in the future. If a change of control occurs at a time when we are prohibited from purchasing the new notes under other debt agreements, we could seek the consent of our lenders to purchase the new notes or could attempt to refinance the borrowings that prohibit our repurchase of the new notes. If we do not obtain that consent or repay those borrowings, we would remain prohibited from purchasing the new notes. In that case, our failure to purchase any of the tendered new notes would constitute an event of default under the indenture governing the new notes, which would likely cause a default under other indebtedness. In that event, we would be required to repay all senior debt, including debt under our new credit facility, before we could repurchase the new notes. You should read the discussions under the headings "Description of Other Indebtedness and Preferred Stock -- New Credit Facility," "Description of Notes -- Subordination" and "Description of Notes -- Repurchase at the Option of Holders" for further information about these restrictions.

  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     - was insolvent or rendered insolvent by reason of such incurrence; or

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

     - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the new notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

  INCREASES IN MARKET INTEREST RATES WILL INCREASE OUR DEBT SERVICE OBLIGATIONS.

     A portion of our debt, including all of the debt incurred under our new credit facility, bears interest at floating rates. An increase in the interest rates on our debt will reduce our funds available to repay the notes and our other debt and to finance our operations and future business opportunities and, as a result, will intensify the consequences of our leveraged capital structure. Total debt at May 10, 2002, included approximately $70,000,000 in floating rate debt attributed to the new credit facility entered into in May 2002 at an average interest rate of 4.9%. Based on interest rates as of May 31, 2002, our interest expense will increase approximately $1.22 million for each 1% increase in interest rates.

  RESTRICTIONS IN OUR OUTSTANDING DEBT INSTRUMENTS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES OR OPERATE OUR BUSINESS.

     Our new credit facility and the indenture governing the notes contain covenants that limit the discretion of our management with respect to certain business matters. These covenants significantly restrict our ability to (among other things):

     - incur additional indebtedness and issue preferred stock;

     - pay dividends or make certain other distributions;

     - make other restricted payments and investments;

     - create liens;

     - incur restrictions on the ability of our subsidiaries to pay dividends or other payments to us;

     - sell assets;

     - merge or consolidate with other entities; or

     - enter into transaction with affiliates.

     In addition, our new credit facility requires us to meet certain financial ratios and financial condition tests. You should read the discussions under the headings "Other Indebtedness and Preferred Stock -- Description of New Credit Facility" and "Description of Notes -- Certain Covenants" for further information about these covenants. Events beyond our control can affect our ability to meet these financial ratios and financial condition tests. Our failure to comply with these obligations could cause an event of default under our new credit facility. If an event of default occurs, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest on our new credit facility to be immediately due, and the lenders thereafter could foreclose upon the assets securing the new credit facility. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the notes and the related guarantees. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our new credit facility or the indenture governing the notes.

  WE HAVE PLEDGED ALL OF OUR ASSETS TO SECURE OUR NEW CREDIT FACILITY.

     Our new credit facility will be secured by all of our assets and the assets of the guarantors. Therefore, your notes will also be effectively subordinated to the extent of the value of the assets that secure our new credit facility.

RISKS RELATING TO US AND OUR BUSINESS

  FEDERAL WASTEWATER TREATMENT AND BIOSOLID REGULATIONS MAY RESTRICT OUR OPERATIONS OR INCREASE OUR COSTS OF OPERATIONS.

     Federal wastewater treatment and wastewater residuals laws and regulations impose substantial costs on us and affect our business in many ways. If we are not able to comply with the governmental regulations and requirements that apply to our operations, we could be subject to fines and penalties, and we may be required to spend large amounts to bring operations into compliance or to temporarily or permanently stop operations that are not permitted under the law. Those costs or actions could have a material adverse effect on our business, financial condition and results of operations.

     Federal environmental authorities regulate the activities of the municipal and industrial wastewater generators and enforce standards for the discharge from wastewater treatment plants (effluent wastewater) with permits issued under the authority of the Clean Water Act, as amended. The treatment of wastewater produces an effluent and wastewater solids. The treatment of these solids produces a semi-solid, nutrient-rich by-product known as biosolids. The Part 503 Regulations regulate the use and disposal of biosolids and wastewater residuals and establish use and disposal standards for biosolids and wastewater residuals that are applicable to publicly and privately owned wastewater treatment plants in the United States. Biosolids may be surface disposed in landfills, incinerated, or applied to land for beneficial use in accordance with the requirements established by the regulations. To the extent demand for our wastewater residuals treatment methods is created by the need to comply with the environmental laws and regulations, any modification of the standards created by such laws and regulations, or in their enforcement, may reduce the demand for our wastewater residuals treatment methods. Changes in these laws or regulations and/or changes in the enforcement of these laws or regulations may also adversely affect our operations by imposing additional regulatory compliance costs on us, and requiring the modification of and/or adversely affecting the market for our wastewater residuals management services.

  WE ARE SUBJECT TO EXTENSIVE AND INCREASINGLY STRICT FEDERAL, STATE AND LOCAL ENVIRONMENTAL REGULATION AND PERMITTING.

     Our operations are subject to increasingly strict environmental laws and regulations, including laws and regulations governing the emission, discharge, disposal and transportation of certain substances and related odor. Wastewater treatment plants and other plants at which our biosolids management services may be implemented are usually required to have permits, registrations and/or approvals from state and/or local governments for the operation of such facilities. Some of our facilities require air, wastewater, storm water, composting, use or siting permits, registrations or approvals. We may not be able to maintain or renew our current permits, registrations or licensing agreements or to obtain new permits, registrations or licensing agreements, including for the land application of biosolids when necessary. The process of obtaining a required permit, registration or license agreement can be lengthy and expensive. We may not be able to meet applicable regulatory or permit requirements, and therefore may be subject to related legal or judicial proceedings.

     Many states, municipalities and counties have regulations, guidelines or ordinances covering the land application of biosolids, many of which set either a maximum allowable concentration or maximum pollutant-loading rate for at least one pollutant. The Part 503 Regulations also require certain monitoring to ensure that certain pollutants or pathogens are below thresholds. The EPA has considered increasing these thresholds or adding new thresholds for different substances, which could increase our compliance costs. In addition, some states have established management practices for land application of biosolids. Some members of Congress, some state or local authorities, and some private parties, have sought to prohibit or limit the land application, agricultural use, thermal processing or composting of biosolids. Further such prohibition or limitation efforts could be successful and have a material adverse effect on our business, financial condition and results of operations. In addition, many states enforce landfill restrictions for nonhazardous biosolids and some states have site restrictions or other management practices governing lands. These regulations typically require a permit to use biosolid products (including incineration ash) as landfill daily cover material or for disposal in the landfill. It is possible that landfill operators will not be able to obtain or maintain such required permits.

     Any of the permits, registrations or approvals noted above, or related applications may be subject to denial, revocation or modification, or challenge by a third party, under various circumstances. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, we may be required to obtain additional, or modify existing, operating permits, registrations or approvals.

     Maintaining, modifying or renewing our current permits, registrations or licensing agreements or obtaining new permits, registrations or licensing agreements after new environmental legislation or regulations are enacted or existing legislation or regulations are amended or enforced differently may be subject to public opposition or challenge. Much of this public opposition and challenge, as well as related complaints, relates to odor issues, even when we are in compliance with odor requirements and even though we have worked hard to minimize odor from our operations. Public misperceptions about our business and any related odor could influence the governmental process for issuing such permits, registrations and licensing agreements or for responding to any such public opposition or challenge. Community groups could pressure local municipalities or state governments to implement laws and regulations which could increase the costs of our operations.

  OUR ABILITY TO GROW MAY BE LIMITED BY DIRECT OR INDIRECT COMPETITION WITH OTHER BUSINESSES THAT PROVIDE SOME OR ALL OF THE SAME SERVICES THAT WE PROVIDE.

     We provide a variety of services relating to the transportation and treatment of wastewater residuals. We are in direct and indirect competition with other businesses that provide some or all of the same services including small local companies, regional residuals management companies and national and international water and wastewater operations/privatization companies, technology suppliers, municipal solid waste companies, farming operations and, most significantly, municipalities and industries who choose not to outsource their residuals management needs. Some of these competitors are larger, more firmly established and have greater capital resources than we do.

     We derive a substantial portion of our revenue from services provided under municipal contracts. Many of these will be subject to competitive bidding at some time in the future. We also intend to bid on additional municipal contracts. However, we may not be the successful bidder. In addition, some of our contracts will expire in the near future and those contracts may be renewed on less attractive terms. If we are not able to replace revenues from contracts lost through competitive bidding or from the renegotiation of existing contracts with other revenues within a reasonable time period, the lost revenue could have a material and adverse effect on our business, financial condition and results of operations.

  OUR CUSTOMER CONTRACTS MAY BE TERMINATED PRIOR TO THE EXPIRATION OF THEIR
  TERM.

     A substantial portion of our revenue is derived from services provided under contracts and written agreements with our customers. Some of these contracts, especially those contracts with large municipalities (including our largest contract and four of our other top 10 contracts), provide for termination of the contract by the customer after giving relatively short notice (in some cases as little as 10 days). In addition, some of these contracts contain liquidated damages clauses which may or may not be enforceable in the case of early termination of the contracts. If one or more of these contracts are terminated prior to the expiration of its term, and we are not able to replace revenues from the terminated contract or receive liquidated damages pursuant to the terms of the contract, the lost revenue could have a material and adverse effect on our business, financial condition and results of operations.

  A SIGNIFICANT AMOUNT OF OUR BUSINESS COMES FROM A LIMITED NUMBER OF CUSTOMERS AND OUR REVENUE AND PROFITS COULD DECREASE SIGNIFICANTLY IF WE LOST ONE OR MORE OF THEM AS CUSTOMERS.

     Our business depends on provision of our services to a limited number of customers. One or more of these customers may stop buying services from us or may substantially reduce the amount of services we provide them. Any cancellation, deferral or significant reduction in the services we provide these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations. For the year ended December 31, 2001, our single largest customer accounted for 14% of our revenues and our top ten customers accounted for approximately 34% of our revenues.

  WE MAY NOT BE ABLE TO OBTAIN BONDING REQUIRED IN CONNECTION WITH CERTAIN CONTRACTS ON WHICH WE BID.

     Consistent with industry practice, we are required to post performance bonds in connection with certain contracts on which we bid. In addition, we are often required to post both performance and payment bonds at the time of execution of contracts for commercial, federal, state and municipal projects. The amount of bonding capacity offered by sureties is a function of the financial health of the entity requesting the bonding. Although we could issue letters of credit under our credit facility for bonding purposes, if we are unable to obtain bonding in sufficient amounts we may be ineligible to bid or negotiate on projects. As of March 13, 2002, we have bonded a portion of our services representing approximately $115 million of our contract revenues, with the capacity to expand to $140 million of our contract revenues.

  WE ALWAYS FACE THE RISK OF LIABILITY AND INSUFFICIENT INSURANCE.

     We carry $51 million of liability insurance (including umbrella coverage), and under a separate policy, $10 million of aggregate pollution and legal liability insurance ($10 million each loss) subject to retroactive dates, which we consider sufficient to meet regulatory and customer requirements and to protect our employees, assets and operations. It is possible that we will not be able to maintain such insurance coverage in the future. Further, we could face personal injury, third-party or environmental claims or other damages resulting in substantial liability for which we are uninsured and which could have a material adverse effect on our business financial condition and results of operations.

  WE ARE DEPENDENT ON THE AVAILABILITY AND SATISFACTORY PERFORMANCE OF SUBCONTRACTORS FOR OUR DESIGN AND BUILD OPERATIONS.

     We participate in design and build construction operations usually as a general contractor. Virtually all design and construction work is performed by unaffiliated third-party subcontractors. As a consequence, we are dependent upon the continued availability of and satisfactory performance by these subcontractors for the design and construction of our facilities. The insufficient availability of and unsatisfactory performance by these unaffiliated third-party subcontractors could have a material adverse effect on our business, financial condition and results of operations. Further, as the general contractor, we are legally responsible for the performance of our contracts and if such contracts are underperformed or non-performed by our subcontractors we could be financially responsible. Although our contracts with our subcontractors provide for indemnification, if our subcontractors do not satisfactorily perform their contract, such indemnification may not cover our financial losses in attempting to fulfill the contractual obligations.

  WE ARE AFFECTED BY UNUSUALLY ADVERSE WEATHER AND WINTER CONDITIONS.

     Our business is adversely affected by unusual weather conditions and unseasonably heavy rainfall which can temporarily reduce the availability of land in close proximity to our business upon which biosolids can be beneficially reused and applied to crop land. In addition, our revenues and operational results are adversely affected during the winter months when the ground freezes thus limiting the level of land application that can be performed. Long periods of inclement weather could reduce our revenues and operational results causing a material adverse effect on our business and financial condition.

  FLUCTUATIONS IN FUEL COSTS COULD INCREASE OUR OPERATING EXPENSES AND NEGATIVELY IMPACT OUR NET INCOME.

     The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. Because fuel is needed to run the fleet of trucks that service our customers, our incinerators, our dryers and other facilities, price escalations or reductions in the supply of fuel could increase our operating expenses and have a negative impact on our net income. In the past, we have implemented a fuel surcharge to off-set increased fuel costs. However, we are not always able to pass through all or part of the increased fuel costs due to the terms of certain customers' contracts and the inability to negotiate such pass through costs in a timely manner.

  WE ARE NOT ABLE TO GUARANTEE THAT OUR ESTIMATED REMAINING CONTRACT VALUE, WHICH WE CALL BACKLOG, WILL RESULT IN ACTUAL REVENUES IN ANY PARTICULAR FISCAL PERIOD.

     Any of the contracts included in our backlog, or estimated remaining contract value, presented herein may not result in actual revenues in any particular period or the actual revenues from such contracts may not equal our backlog. In determining backlog, we calculate the expected payments remaining under the current terms of our contracts, assuming the renewal of contracts in accordance with their renewal provisions, no increase in the level of services during the remaining term, and estimated adjustments for changes in the consumer price index for contracts that contain price indexing. However, it is possible that all of our backlog will not be recognized as revenue or earnings.

  IF WE LOSE THE PENDING LAWSUITS WE ARE CURRENTLY INVOLVED IN, WE COULD BE LIABLE FOR SIGNIFICANT DAMAGES AND LEGAL EXPENSES.

     In the ordinary course of business, we may become involved in various legal and administrative proceedings, including some related to our permits, to land use or to environmental laws and regulations. We are currently subject to several lawsuits relating to our business. Our defense to these claims or any other future claims against us may not be successful. If we lose these or future lawsuits, we may have to pay significant damages and legal expenses and we could be subject to injunctions, court orders, loss of revenues and defaults under our credit and other agreements. One of these lawsuits is described below.


     - Riverside County. We operate and lease a composting facility in Riverside County, California, under a conditional use permit, or CUP, that expires January 1, 2010. The CUP allows for a reduction in material intake and CUP term in the event of noncompliance with the CUP's terms and conditions. On September 15, 1999, we were granted a preliminary injunction restraining and enjoining the County of Riverside, or County, from restricting our intake of biosolids at our Riverside composting facility. The parties are currently in settlement discussions for the relocation of the composting facility. Whether or not the parties reach settlement, the site may be closed, we may incur additional costs related to contractual agreements, relocation and site closure, as well as the need to obtain new permits (including some from the County) at a new site. If we are unsuccessful in our efforts, goodwill and certain assets may be impaired. Annual revenue and goodwill associated with this operation is approximately $8,000,000 and $13,813,000, respectively. If this site were closed, we may be required to write-off this goodwill thus reducing our net worth. For a further description of this lawsuit see "Business -- Legal and Other Proceedings -- Riverside County".


     In addition, we may be subject to future lawsuits or legal proceedings. These claims, even if they are without merit, could be expensive and time consuming to defend and if we were to lose any future cases we could be subject to injunctions and damages that could have a material adverse effect on our business, financial condition and results of operations.


  WE COULD FACE CONSIDERABLE BUSINESS AND FINANCIAL RISK IN IMPLEMENTING OUR ACQUISITION STRATEGY.

     As part of our growth strategy, we intend to consider acquiring complementary businesses. Although we regularly engage in discussions with respect to possible acquisitions, we do not currently have any understandings, commitments or agreements relating to any material acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, which could have a material adverse effect upon our business, financial condition and results of operations. Risks we could face with respect to acquisitions include:

     - difficulties in the integration of the operations, technologies, products and personnel of the acquired company;

     - potential loss of employees;

     - diversion of management's attention away from other business concerns;

     - expenses of any undisclosed or potential legal liabilities of the acquired company; and

     - risks of entering markets in which we have no or limited prior experience.

     In addition, it is possible that we will not be successful in consummating future acquisitions on favorable terms or at all.


  WE ARE DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD FOR HIS DEPTH OF INDUSTRY EXPERIENCE AND KNOWLEDGE.



     We are highly dependent on the services of Ross M. Patten, our CEO and Chairman of the Board. Mr. Patten has been in the industry for more than 28 years and has substantial industry knowledge and contacts. If Mr. Patten were to terminate his employment with us, we would lose valuable human capital, adversely affecting our business. We currently do not maintain key man insurance on Mr. Patten or any other member of our senior management team. Neither Mr. Patten nor any other member of our senior management team intends to retire or is nearing retirement age.

     We generally enter into employment agreements with members of our senior management team, which contain non-compete and other provisions. The laws of each state differ concerning the enforceability of non-competition agreements. State courts will examine all of the facts and circumstances at the time a party seeks to enforce a non-compete covenant. We cannot predict with certainty whether or not a court will enforce a non-compete covenant in any given situation based on the facts and circumstances at that time. If one of our key executive officers were to leave us and the courts refused to enforce the non-compete covenant, we might be subject to increased competition, which could have a material and adverse effect on our business, financial condition and results of operations.

 EFFORTS BY LABOR UNIONS TO ORGANIZE OUR EMPLOYEES COULD DIVERT MANAGEMENT ATTENTION AND INCREASE OUR OPERATING EXPENSES.

     In the past, labor unions have made attempts to organize our employees, and these efforts may continue in the future. Certain groups of our employees have chosen to be represented by unions, and we have negotiated collective bargaining agreements with some of the groups. We cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of collective bargaining. The negotiation of these agreements could divert management attention and result in increased operating expenses and lower net income. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through "cooling off" periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of such work stoppage, our operating expenses could increase significantly.

 WE MAY BECOME SUBJECT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR "CERCLA".

     CERCLA generally imposes strict joint and several liability for cleanup costs upon: (1) present owners and operators of facilities at which hazardous substances were disposed; (2) past owners and operators at the time of disposal;
(3) generators of hazardous substances that were disposed at such facilities; and (4) parties who arranged for the disposal of hazardous substances at such facilities. The costs of a CERCLA cleanup can be very expensive. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on our business and financial condition.

     CERCLA Section 107 liability extends to cleanup costs necessitated by a release or threat of release of a hazardous substance. The definition of "release" under CERCLA excludes the "normal application of fertilizer." The EPA regards the land application of biosolids that meet the Part 503 Regulations as a "normal application of fertilizer," and thus not subject to CERCLA. However, if we were to transport or handle biosolids that contain hazardous substances in violation of the Part 503 Regulations we could be liable under CERCLA.

     From time to time, we generate hazardous substances which we dispose at landfills or we transport soils or other materials which may contain hazardous substances to landfills. We also send residuals and ash from our incinerators to landfills for use as a daily cover over the landfill. Liability under CERCLA, or comparable state statutes, can be founded on the disposal, or arrangement for disposal, of hazardous substances at sites such as landfills and for the transporting of such substances to landfills. Under CERCLA, or comparable state statutes, we may be liable for the remediation of a disposal site that was never owned or operated by us if the site contains hazardous substances that we generated or transported to such site. We could also be responsible for hazardous substances during actual transportation and may be liable for environmental response measures arising out of disposal at a third party site with whom we had contracted.

     In addition, under CERCLA, or comparable state statutes, we could be required to clean any of our current or former properties if hazardous substances are released or are otherwise found to be present. We are currently monitoring the remediation of soil and groundwater at one of our properties in cooperation with the applicable state regulatory authority, but do not believe any additional material expenditures will be required. However, there can be no assurance that currently unknown contamination would not be found on this or other properties.

     We currently lease one site that upon the expiration of the lease term we will be required to return the property to an agreed standard. We have agreed contractually to share the cost of any remediation effort that may be required with a third party up to $1 million. We would have no further monetary obligations once the $1 million threshold is met. We are not currently undertaking any remediation activities.

 OUR INTELLECTUAL PROPERTY MAY BE MISAPPROPRIATED OR SUBJECT TO CLAIMS OF INFRINGEMENT.

     We attempt to protect our intellectual property rights through a combination of patent, trademark, and trade secret laws, as well as licensing agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

     Our competitors, many of whom have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to offer our services. We have not conducted an independent review of patents issued to third parties.

     We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.


 OUR INDEPENDENT PUBLIC ACCOUNTANT, ARTHUR ANDERSEN LLP, HAS BEEN CONVICTED ON FEDERAL OBSTRUCTION OF JUSTICE CHARGES. THE CONVICTION MAY IMPAIR OUR ABILITY TO ACCESS THE CAPITAL MARKETS AND TO MAKE TIMELY FILINGS WITH THE COMMISSION.



     On June 15, 2002, our independent public accountant, Arthur Andersen LLP, was convicted of federal obstruction of justice arising from the government's investigation of Enron Corp. We are a public company and are required to file periodically with the Commission financial statements audited or reviewed by an independent public accountant and will also be required to file them as part of the exchange offer for the notes offered hereby. Arthur Andersen has informed the Commission that it will cease practicing before the Commission by August 31, 2002, unless the Commission determines another date is appropriate. In March 2002, the Commission adopted rules under which it will continue accepting financial statements audited or reviewed by Arthur Andersen. Our access to the capital markets and our ability to make timely Commission filings, including filings relating to the exchange offer for the notes, could be impaired if the Commission ceases accepting financial statements audited by Arthur Andersen.



     We are unable to obtain a currently dated written consent from Arthur Andersen after reasonable efforts. We are relying on Commission Rule 437a which provides that, notwithstanding any other Commission rule or regulation, we may relay on Rule 437a to dispense with the requirement to file the written consent of Arthur Andersen. We believe that our inability to obtain a currently dated written consent from Arthur Andersen will not pose a limitation on your ability to pursue recovery of damages against Arthur Andersen.



     As a result of the criminal conviction against Arthur Andersen in connection with Enron Corp., and the volume of civil lawsuits filed against it, Arthur Andersen may not have the ability to withstand liability for prior audits.


  IF WE DETERMINE THAT OUR GOODWILL IS IMPAIRED, WE MAY HAVE TO WRITE-OFF ALL OR PART OF IT.


     Goodwill represents the aggregate purchase price paid by us in acquisitions accounted for as a purchase over the fair value of the net assets acquired. Under Statement of Financial Accounting Standards, or SFAS, No. 142, we no longer amortize goodwill, but review annually for impairment. In the event that facts and circumstances indicate that goodwill may be impaired, an evaluation of recoverability would be performed. If a write-down to market value of all or part of our goodwill becomes necessary, our operating results and net worth would be adversely affected. As of March 31, 2002, our total goodwill, net of amortization, was $164,150,000.


  WE MAY EXPERIENCE A DECLINE IN OUR RECENT REVENUE AND INCOME DUE TO A SHIFT IN FOCUS AWAY FROM ACQUISITION TOWARDS INTERNAL GROWTH.

     In 2001, we shifted our focus away from acquisitions to internal growth. As a result we may experience a reduction in the rate of increase of our revenues. You should not expect revenues to increase at the same rates as when we were focused on acquisitions. See "Business -- Acquisition History."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements relating solely to Synagro Technologies, Inc. (and not any of its subsidiaries individually) within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including without limitation the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. You should understand that these forward-looking statements are estimates reflecting the best judgment of our management, not guarantees of future performance. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - our substantial indebtedness;

     - the inability to generate sufficient cash;

     - changes in federal wastewater treatment and biosolid regulation;

     - the inability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits;

     - the competitive nature of the wastewater residuals management business;

     - the risk of early termination of customer contracts;

     - the inability to obtain proper bonding;

     - the risk of liability and insufficient insurance coverage;

     - the unavailability or underperformance of subcontractors;

     - risks associated with future weather conditions;

     - the impact of increased fuel costs;

     - our calculation of estimated remaining contract value, or backlog;

     - the risk associated with pending legal proceedings;

     - the risk that our acquisition strategy could fail;


     - the impact of the loss of our Chief Executive Officer and Chairman of the Board;


     - risks associated with labor relations;

     - the risk of liability under the Comprehensive Environmental Response, Compensation and Liability Act;

     - the risk that our intellectual property may be misappropriated or subject to claims of infringement;


     - the risk associated with the conviction on federal obstruction of justice charges of our independent public accountant, Arthur Andersen;


     - the risk associated with goodwill impairment; and

     - the impact of our focus on internal growth.

     In addition, we can give no assurance that:

     - we have correctly identified and assessed all of the factors affecting our business;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated by this prospectus, we will receive in exchange old notes in like principal amount. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except as otherwise described herein under "Description of Notes." The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

     We received net proceeds from the sale of the old notes of approximately $145 million after deducting fees and expenses. We used the net proceeds from the sale of the old notes to repay our subordinated debt and to refinance existing indebtedness under our old credit facility as of April 17, 2002. Affiliates of Banc of America Securities LLC, one of the initial purchasers, were participating lenders under our old credit facility, and as such, received a portion of the proceeds from the sale of the old notes that were used to repay amounts outstanding under such credit facility. Affiliates of GTCR Golder Rauner LLC and The TCW Group, Inc., our majority stockholders, were participating lenders under our subordinated debt, and as such, they received the portion of the proceeds from the sale of the old notes that were used to retire all amounts outstanding under the subordinated debt. See "Certain Relationships and Related Party Transactions" and "Description of Other Indebtedness and Preferred
Stock -- Existing Credit Facility."

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and our consolidated capitalization as of March 31, 2002 on an actual basis and as adjusted to give effect to the sale of the old notes and the execution of our new credit facility. You should read this table in conjunction with our consolidated financial statements and the related notes to the consolidated financial statements included in this prospectus. See "Use of Proceeds," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Other Indebtedness and Preferred Stock."


                                                               AS OF MARCH 31, 2002
                                                              -----------------------
                                                               ACTUAL      ADJUSTED
                                                              ---------   -----------
                                                                          (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $    256      $    256
                                                              ========      ========
Total debt:
  Old credit facility.......................................  $161,084      $     --
  New credit facility.......................................        --        69,944
  9 1/2% Senior Subordinated Notes due 2009.................        --       150,000
  Nonrecourse project revenue bonds.........................    42,517        42,517
  Other debt................................................    53,135            33
                                                              --------      --------
       Total debt...........................................   256,736       262,494
Convertible Preferred Stock.................................    72,274        72,274
Stockholders' equity:
  Common stock..............................................        39            39
  Additional paid-in capital................................   109,167       109,167
  Accumulated deficit and other comprehensive loss..........   (47,601)      (52,314)
                                                              --------      --------
       Total stockholders' equity...........................    61,605        56,892
                                                              --------      --------
       Total capitalization.................................  $390,615      $391,660
                                                              ========      ========

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following table summarizes our consolidated financial and operating data, which you should read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. The selected consolidated financial data and other financial data as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data and other financial data as of December 31, 1997, 1998 and 1999 and for the years ended December 31, 1997 and 1998 have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial and operating data for the quarters ended March 31, 2001 and 2002 are derived from our unaudited consolidated financial statements for the respective periods. In the opinion of our management, the unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations and financial position of our company as of the date of and for the periods presented.



                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                            YEAR ENDED DECEMBER 31,                     MARCH 31,
                                               -------------------------------------------------   -------------------
                                                1997      1998      1999       2000       2001       2001       2002
                                               -------   -------   -------   --------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue......................................  $28,036   $33,565   $56,463   $163,098   $260,196   $ 58,795   $ 56,817
Cost of services.............................   23,239    28,116    42,471    119,900    192,919     45,327     43,258
                                               -------   -------   -------   --------   --------   --------   --------
  Gross profit...............................    4,797     5,449    13,992     43,198     67,277     13,468     13,559
Selling, general and administrative
  expenses...................................    3,576     4,181     6,876     14,337     20,786      5,351      5,768
Amortization of goodwill.....................      229       629     1,527      3,516      4,489      1,133         28
Special (credits) charges, net...............     (721)      (64)    1,500         --     (4,982)        --         --
                                               -------   -------   -------   --------   --------   --------   --------
  Income from operations.....................    1,713       703     4,089     25,345     46,984      6,984      7,763
Other (income) expense:
Other income, net............................     (409)     (318)     (294)      (114)      (221)       (24)       (38)
Interest expense, net........................    1,007     1,558     3,236     18,908     26,969      7,377      5,493
                                               -------   -------   -------   --------   --------   --------   --------
  Total other expense, net...................      598     1,241     2,942     18,794     26,747      7,353      5,455
Income (loss) before provision for income
  taxes......................................    1,116      (537)    1,148      6,551     20,237       (369)     2,308
Provision for income taxes...................       --        --        --         --        573         --        877
                                               -------   -------   -------   --------   --------   --------   --------
Net income (loss) before cumulative effect of
  change in accounting for derivatives,
  preferred stock dividends and noncash
  beneficial conversion charge...............    1,116      (537)    1,148      6,551     19,664       (369)     1,431
Cumulative effect of change in accounting for
  derivatives................................       --        --        --         --      1,861      1,861         --
                                               -------   -------   -------   --------   --------   --------   --------
Net income (loss) before preferred stock
  dividends and noncash beneficial conversion
  charge.....................................    1,116      (537)    1,148      6,551     17,803     (2,230)     1,431
Preferred stock dividends....................       --       420        --      3,938      7,248      1,743      1,843
Noncash beneficial conversion charge.........       --     3,515        --     37,045         --         --         --
                                               -------   -------   -------   --------   --------   --------   --------
Net income (loss) applicable to common
  stock......................................  $ 1,116   $(4,472)  $ 1,148   $(34,433)  $ 10,555   $ (3,973)  $   (412)
                                               =======   =======   =======   ========   ========   ========   ========
Net income (loss) per share
  basic......................................  $   .13   $  (.40)  $   .07   $  (1.78)  $    .54       (.21)      (.02)
  diluted....................................      .13      (.40)      .07      (1.78)       .36       (.21)      (.02)
OTHER DATA:
Depreciation and amortization of goodwill....  $ 1,839   $ 2,486   $ 4,440   $ 11,074   $ 18,390   $  4,422   $  3,569
Capital expenditures.........................    1,635     2,558     4,043      5,805     13,313      3,390      3,609

BALANCE SHEET DATA:
Cash and cash equivalents....................  $   404   $ 1,095   $   181   $  4,597   $    252   $  2,292   $    256
Working capital..............................     (796)    5,692     3,982     17,734      7,315      7,967      6,818
Property, plant and equipment, net...........    8,915    12,394    15,919    198,466    206,114    198,488    206,010
Total assets.................................   19,945    66,622    99,172    443,821    446,168    441,339    444,247
Total debt...................................    8,446    28,330    43,429    284,932    258,416    281,264    256,736
Convertible preferred stock..................       --        --        --     63,367     70,431     65,110     72,274
Stockholders' equity.........................    7,478    34,249    45,314     53,564     61,891     46,286     61,605

                               THE EXCHANGE OFFER

     We are offering to issue new 9 1/2% senior subordinated notes due 2009 in exchange for a like principal amount of our old 9 1/2% senior subordinated notes due 2009. We may extend, delay or terminate the exchange offer. Holders of old notes will need to complete the exchange offer documentation related to the exchange.

PURPOSE AND EFFECT OF THE EXCHANGE

     We entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed to use all commercially reasonable efforts to file a registration statement relating to an offer to exchange the old notes for new notes within 90 days after issuing the old notes and to use all commercially reasonable efforts to have it declared effective within 180 days after issuing the old notes. We are offering the new notes under this prospectus to satisfy those obligations under the exchange and registration rights agreement.

     If we are not required to file a registration statement or the exchange offer is not permitted by applicable law or Commission policy or if any holder of the old notes notifies us prior to the 20th day following the consummation of the exchange offer that:

     - it is prohibited by applicable law or Commission policy from participating in the exchange offer;

     - it may not resell the new notes to the public without delivering a prospectus and this prospectus is not appropriate or available for those resales by it; or

     - it is a broker-dealer that owns notes acquired directly from us or any of our affiliates,

we will use all commercially reasonable efforts to file with the Commission a shelf registration statement within 30 days after the filing obligation arises to cover resales of old notes.

     If we fail to comply with deadlines for completion of the exchange offer, we will be required to pay liquidated damages to holders of the old notes. See "Description of the Notes -- Registration Rights; Liquidated Damages" for more details regarding the exchange and registration rights agreement.

     To receive transferable new notes in exchange for your old notes in the exchange offer, you, as the holder of that old note, will be required to make the following representations:

     - you are not one of our "affiliates," as defined in Rule 405 of the Securities Act, or a broker-dealer tendering old notes acquired directly from us for your own account;

     - if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for old notes, you are not engaged in and do not intend to participate in a distribution of the new notes;

     - you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes within the meaning of the Securities Act;

     - you are acquiring the new notes in the ordinary course of your business; and

     - if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you represent that the old notes to be exchanged for new notes were acquired by you as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that you are not admitting that you are an "underwriter" within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus.

RESALE OF NEW NOTES

     Based on interpretations of the Commission staff in "no action letters" issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold, and otherwise transferred by you, the holder of that new note, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - the new note is acquired in the ordinary course of your business; and

     - you do not intend to participate in the distribution of new notes.

     However, the Commission has not considered the legality of our exchange offer in the context of a "no action letter," and there can be no assurance that the Commission staff would make a similar determination with respect to our exchange offer as in other circumstances.

     If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

     - you cannot rely on these interpretations by the Commission staff; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used by you to offer for resale, resell or otherwise transfer new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $150 million in aggregate principal amount of old notes are outstanding. This prospectus and the letter of transmittal included with this prospectus are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer according to the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the Commission. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture. However, these old notes will not be freely tradeable. See "-- Consequences of Failure to Exchange" below.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes.

     Holders tendering old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important for holders to read the section labeled "-- Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

EXPIRATION DATE


     The exchange offer will expire at 5:00 p.m., New York City time, on
[          ], 2002, not less than 20 full business days after the date of commencement of the exchange offer, unless, in our sole discretion, we extend the exchange offer.


EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT


     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extensions, all old notes previously tendered will remain subject to the exchange offer, including withdrawal rights.


     To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion:

     - to extend the exchange offer and thereby delay acceptance for exchange of old notes; or

     - to terminate the exchange offer;

in each case by giving oral or written notice of a delay, extension or termination to the exchange agent. We will promptly return any old notes in the event of termination of the exchange offer. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.


     Any delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice to the registered holders of the old notes. If we amend an exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during that period.


     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission:

     - we will not be required to accept for exchange, or exchange any new notes for, any old notes; and

     - we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made the following representations:

     - the holder is not one of our "affiliates," as defined in Rule 405 of the Securities Act, or a broker-dealer tendering old notes acquired directly from us for its own account;

     - if the holder is not a broker-dealer or is a broker-dealer but will not receive new notes for its own account in exchange for old notes, the holder is not engaged in and does not intend to participate in a distribution of the new notes;

     - the holder has no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes within the meaning of the Securities Act;


     - the holder is acquiring the new notes in the ordinary course of its business;



     - if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes, the holder represents that the old notes to be exchanged for new notes were acquired by the holder as a result of market-making activities or other trading activities and the holder represents that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that the holder is not admitting that it is an "underwriter" within the meaning of the Securities Act by acknowledging that the holder will deliver, and by delivery of, a prospectus; and


     - other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations.


     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the old notes as promptly as practicable. These conditions are for our sole benefit, and we may assert them or waive them, in whole or in part, at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. In addition, we will not accept for exchange any old notes tendered and will not issue new notes in exchange for any old notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.


PROCEDURES FOR TENDERING

  HOW TO TENDER GENERALLY

     Only a holder of old notes may tender their old notes in the exchange offer. To tender in the exchange offer, you must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under "-- Tendering Through DTC's Automated Tender Offer Program."

     To complete a manual tender, you must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

     - mail or deliver the letter of transmittal or a facsimile of the letter of transmittal to the exchange agent before the expiration date; and

     - deliver and the exchange agent must receive, before the expiration date:

      - the old notes along with the letter of transmittal; or

      - a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below under "-- Book-Entry Transfer."

     If you wish to tender your old notes and cannot comply with the requirement to deliver the letter of transmittal and your old notes or use the automated tender offer program of DTC before the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary -- The Exchange Agent" before the expiration date. The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions on your behalf.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC according to DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender its old notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent according to its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, stating that:

     - DTC has received an express acknowledgment from a participant in its automated tender offer program that the participant is tendering old notes that are the subject of book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against the participant.

HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either:

     - make appropriate arrangements to register ownership of the old notes in your name; or

     - obtain a properly completed bond power from the registered holder of old notes.

     The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

SIGNATURES AND SIGNATURE GUARANTEES

     Except as described below, you must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by:

     - a member firm of a registered national securities exchange;

     - a member of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

     The above must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the new notes are being issued directly to the registered holder of the old notes tendered in the exchange for those new notes; or

     - for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

WHEN ENDORSEMENTS OR BOND POWERS ARE NEEDED

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence of their authority to deliver the letter of transmittal satisfactory to us unless we waive this requirement.

DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we shall determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, and none of the aforementioned will incur liability for failure to give notification. Tenders of old notes will not be deemed made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

WHEN WE WILL ISSUE NEW NOTES

     In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or properly transmitted agent's message.

RETURN OF OLD NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged old notes will be returned without expense to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the nonexchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent that, among other things:

     - you are not our "affiliate" as defined in Rule 405 of the Securities Act or a broker-dealer tendering old notes acquired directly from us for your own account;

     - if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for old notes, you are not engaged in and do not intend to participate in a distribution of the new notes;

     - you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes within the meaning of the Securities Act;

     - you are acquiring the new notes in the ordinary course of your business; and

     - if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you represent that the old notes to be exchanged for new notes were acquired by you as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that you are not admitting that you are an "underwriter" within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program before the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution;

     - before the expiration date, the exchange agent receives from the member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

      - stating your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

      - stating that the tender is being made;

      - guaranteeing that, within three business days after the expiration date, the letter of transmittal or facsimile thereof, together with the old notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

      - the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three business days after the expiration date.

     Upon request to the exchange agent, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your old notes using the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS


     You may withdraw your tender at any time before 5:00 p.m., New York City
time, on [          ], 2002, or at a later date and time to which we extend the exchange offer. For a withdrawal to be effective:


     - the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary -- The Exchange Agent"; or

     - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn (the "Depositor");

     - identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of the old notes;

     - be signed by the Depositor in the same manner as the original signature on the letter of transmittal used to deposit those old notes or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer into the name of the Depositor withdrawing the tender; and

     - specify the name in which the old notes are to be registered, if different from that of the Depositor.

     If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. Holders may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or before the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

     We will pay the cash expenses to be incurred in connection with the exchange offer, including:

     - Commission registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your old notes for new notes in the exchange offer, your notes will remain subject to the existing restrictions on transfer. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the Commission staff in no-action letters to third parties in unrelated transactions, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you acquired the new notes in the ordinary course of your business; and

     - you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer.

     If you tender in the exchange offer for the purpose of participating in a distribution of the new notes:

     - you cannot rely on the applicable interpretations of the Commission; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize expenses of the exchange offer over the term of the new notes under accounting principles generally accepted in the United States of America.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may, in the future, seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following is a discussion of our results of operations and financial position for the periods described below. This discussion should be read in conjunction with the consolidated financial statements included in this offering memorandum. Our discussion of our results of operations and financial condition includes various forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. Our actual results may differ materially from these indicated forward-looking statements. For information about these assumptions and other risks and exposures relating to our business and our company, you should refer to the section entitled "Risk Factors."

BACKGROUND

     We generate substantially all of our revenue by providing wastewater residuals management services to municipal and industrial customers. We provide our customers with complete, vertically-integrated services and capabilities, including facility operations, facility cleanout services, regulatory compliance, dewatering, collection and transportation, composting, drying and pelletization, product marketing, incineration, alkaline stabilization, and land application. We currently serve more than 1,000 customers in 35 states and the District of Columbia. Our contracts typically have inflation price adjustments, renewal clauses and broad force majeure provisions. In 2001, we experienced a contract retention rate (both renewals and rebids) of approximately 90%.

     Revenues under our facilities operations and maintenance contracts are recognized either when wastewater residuals enter the facilities or when the residuals have been processed, depending on the contract terms. All other revenues under service contracts are recognized when the service is performed. We provide for losses in connection with long-term contracts where an obligation exists to perform services and it becomes evident that the projected contract costs will exceed the related revenue.

     Our costs relating to service contracts include processing, transportation, spreading and disposal costs, and depreciation of operating assets. Our costs relating to construction contracts primarily include subcontractor costs related to design, permit and general construction. Our selling, general and administrative expenses are comprised of accounting, information systems, marketing, legal, human resources, regulatory compliance, and regional and executive management costs. Historically, we have included amortization of goodwill resulting from acquisitions as a separate line item in our income statement. Beginning January 1, 2002, goodwill will no longer be amortized in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets."

RECENT DEVELOPMENTS

     On May 8, 2002, we announced that the City and County of Honolulu awarded to us and signed a contract to design, build, and operate a biosolids digestion, dewatering, and heat drying/pelletization facility providing service for Honolulu's largest wastewater treatment plant. The contract provides for an initial term of 15 years with an option to renew for an additional 10 years. Based on the agreed terms, we can generate revenues between $92 and $144 million over the life of the contract.

RESULTS OF OPERATIONS

     The following table sets forth certain items as a percentage of revenue for the periods indicated:

                                                                            THREE MONTHS
                                                                                ENDED
                                                 YEAR ENDED DECEMBER 31,      MARCH 31,
                                                 ------------------------   -------------
                                                  1999     2000     2001    2001    2002
                                                 ------   ------   ------   -----   -----
STATEMENT OF OPERATIONS DATA:
Revenue........................................  100.0%   100.0%   100.0%   100.0%  100.0%
Gross profit...................................   24.8     26.5     25.9     22.9    23.9
Selling, general and administrative expenses...   12.2      8.8      8.0      9.1    10.2
Amortization of goodwill.......................    2.7      2.2      1.7      1.9      --
Special (credits) charges, net.................    2.7       --     (1.9)
Income from operations.........................    7.2     15.5     18.1     11.9    13.7
Interest expense, net..........................    5.7     11.6     10.4     12.5     9.7
Income (loss) before provision for income
  taxes........................................    2.0      4.0      7.8      (.6)    4.1
Net income (loss) before cumulative effect of
  change in accounting for derivatives,
  preferred stock dividends and noncash
  beneficial conversion charge.................    2.0      4.0      7.6      (.6)    2.5
Net income (loss) applicable to common stock...    2.1    (21.1)     4.1     (6.8)    (.7)

RESULTS OF OPERATIONS FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2002 AND 2001

     For the three months ended March 31, 2002, net sales were approximately $56,817,000 compared to approximately $58,795,000 for the three months ended March 31, 2001, representing a decrease of approximately $1,978,000 or 3.4%. The decrease for the three months ended March 31, 2002, relates primarily to an anticipated decrease in cleanout services.

     Cost of services and gross profit for the three months ended March 31, 2002, were approximately $43,257,000 and approximately $13,559,000, respectively, compared with approximately $45,326,000 and approximately $13,469,000, respectively, for the three months ended March 31, 2001, resulting in gross profit as a percentage of sales increasing to 23.9% in 2002 from 22.9% in 2001. The increase in gross profit and margin for the three months ended March 31, 2002, relates to lower storage costs and a planned reduction in certain transportation expenses.

     Selling, general and administrative expenses were approximately $5,768,000 for the three months ended March 31, 2002, compared to approximately $5,352,000 for the three months ended March 31, 2001, representing an increase of approximately $416,000. The increase relates to additional marketing development costs.

     Amortization was approximately $28,000 for the three months ended March 31, 2002, compared to approximately $1,133,000 for the three months ended March 31, 2001. The decrease results from the adoption of SFAS No. 141 as beginning January 1, 2002, the Company no longer amortizes goodwill.

     As a result of the foregoing, income from operations for the three months ended March 31, 2002, was approximately $7,763,000 or 13.7% of sales compared to approximately $6,984,000 or 11.9% of sales.

     Other expenses, net were approximately $5,455,000 for the three months ended March 31, 2002, compared to approximately $7,353,000 for the three months ended March 31, 2001, representing a decrease of approximately $1,898,000. The decrease relates to interest savings related to repayments of debt funded from operational cash flow and significant reductions in market interest rates on our floating rate debt.

     For the three months ended March 31, 2002, we recorded a provision for income taxes of approximately $876,000 as the prior year valuation allowance related to certain deferred tax assets no longer offset deferred tax provision requirements.

     As a result of the foregoing, net income (loss) before cumulative effect of change in accounting for derivatives and preferred stock dividends of approximately $1,432,000 for the three months ended March 31, 2002, compared to a net loss of approximately $369,000 for the same period in 2001.

     Net loss applicable to common stock for the three months ended March 31, 2002 totaled approximately $412,000 compared to a loss of approximately $3,973,000 for the three months ended March 31, 2001. The improvement is due primarily to the $1,861,000 cumulative effect of change in accounting for derivatives recognized during the three months ended March 31, 2001 and the foregoing changes in operating results.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


     For the year ended December 31, 2001, revenue was approximately $260,196,000 compared to approximately $163,098,000 for the same period in 2000, an increase of approximately $97,098,000, or 59.5%. The increase primarily relates to the full year effect on revenues from our acquisitions in 2000 and internal growth. Revenue for 2001 was $260,196,000 compared to pro forma revenue of $248,700,000 in 2000, an increase of $11,496,000, or 4.6%. Pro forma revenue for 2000 assumes that acquisitions completed during 2000 had occurred at the beginning of 2000. There were no acquisitions during 2001.


     Cost of services and gross profit for the year ended December 31, 2001, were approximately $192,919,000 and $67,277,000, respectively, compared to approximately $119,900,000 and $43,198,000, respectively, for the year ended 2000, resulting in a decrease in gross profit as a percentage of revenue from 26.5% in 2000 to 25.9% in 2001. The decrease in gross profit as a percentage of revenue is primarily attributable to pass through construction revenue on a $4,500,000 contract to design and build a manure-to-energy anaerobic digester facility for the Inland Empire Utilities Agency and lower margins on another contract that is incurring startup expenses.

     Selling, general and administrative expenses were approximately $20,786,000 for the year ended December 31, 2001, compared to approximately $14,337,000 for 2000, an increase of approximately $6,449,000 or 45.0%. The increase relates primarily to personnel added as a result of our acquisitions in 2000. Selling, general and administrative expenses decreased from 8.8% of revenue in 2000 to 8.0% of revenue in 2001. The decrease relates to leverage of certain fixed administrative costs and cost savings resulting from the integration of our acquisitions in 2000.

     Amortization of goodwill increased from approximately $3,516,000 in 2000 to approximately $4,489,000 in 2001 due to full year amortization on our acquisitions in 2000.

     Special (credits) charges, net totaling approximately $4,982,000 in 2001 included an approximately $6,043,000 nonrecurring gain from a litigation settlement related to claims between us and Azurix Corp. arising from financing and merger discussions between the companies that were terminated in October 1999 and settled in September 2001, an approximately $1,100,000 gain resulting from the settlement of other litigation, partially offset by a $2,161,000 charge for our estimated net exposure for unpaid insurance claims and other costs related to our 1998 and 1999 policy periods with our previous underwriter, Reliance Insurance Company, which is in insolvency proceedings. There were no special charges or credits in 2000.

     As a result of the foregoing, income from operations for the year ended December 31, 2001, was approximately $46,984,000 compared to approximately $25,345,000 for the same period in 2000, an increase of approximately $21,639,000 or 85.4%. Income from operations, excluding the special (credit) charges, net, as a percentage of revenue increased from 15.5% in 2000 to 16.2% in 2001.

     Interest expense for the year ended December 31, 2001, was approximately $26,969,000 compared to approximately $18,908,000 for the same period in 2000. Interest expense as a percent of revenue decreased from 11.6% in 2000 to 10.4% in 2001. The increase in interest expense is related to the additional debt incurred to finance our acquisitions in 2000 partially offset by interest savings due to approximately $27,000,000 of principle payments made in 2001 from cash generated from operations and lower market interest rates on our floating rate debt.

     Other income for the year ended December 31, 2001, was approximately $221,000 compared to approximately $114,000 for the same period in 2000. The increase relates primarily to gains on sale of assets.

     For the year ended December 31, 2001, we recorded a provision for income taxes of approximately $573,000 as the prior year valuation allowance related to certain deferred tax assets no longer offset deferred tax provision requirements. Our effective income tax rate was 2.8% in 2001 and 0% in 2000. The effective tax rate is significantly lower than the statutory rate of 35% because changes in our tax valuation allowance have historically offset current and deferred tax provisions. A valuation allowance has been recorded because we have deferred tax assets that primarily consist of net operating loss carryforwards, which exceed our deferred tax liabilities. This net deferred tax asset may not be realizable due to the federal tax laws which limit the amount of carryforwards that can be utilized if a change of ownership occurs, and the time during which operating loss carryforwards may be applied against future taxes. The valuation allowance decreased by $1,696,000 for the year ended December 31, 2001, due to basis differences in fixed assets and goodwill partially reduced by deferred tax assets related to increases in tax net operating loss carryforwards. See Note 7 in the accompanying Notes to Consolidated Financial Statements. We estimate that our effective tax rate for 2002 will total approximately 38% of pretax income. This 2002 tax provision is expected to be deferred due to significant tax deductions in excess of book deductions for goodwill and depreciation.

     As a result of the foregoing, net income before cumulative effect of change in accounting for derivatives, preferred stock dividends, and noncash beneficial conversion charges of approximately $19,664,000 was reported for the year ended December 31, 2001, compared to approximately $6,551,000 for the same period in 2000.

     During the twelve months ended December 31, 2000, we issued approximately $65,100,000 of preferred stock in connection with refinancing our debt and completing eight acquisitions. This preferred stock is convertible into common stock at $2.50 per share, which was below the market price of our stock at the time of issuance. Financial accounting rules require that we record a noncash beneficial conversion charge for the difference between the market price and the conversion price at the date of issuance of this preferred stock. Accordingly, we recorded a noncash beneficial conversion charge of approximately $37,045,000 in fiscal 2000. There were no noncash beneficial conversion charges in 2001.

     Net income (loss) applicable to common stock for the year ended December 31, 2001 totaled income of $10,555,284 in 2001 compared to a loss of $34,432,654 for the year ended December 31, 2000. The increase is due primarily to the noncash beneficial conversion charge of approximately $37,045,000 recognized during 2000 and the other foregoing changes in operating results.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


     For the year ended December 31, 2000, revenue was approximately $163,098,000 compared to approximately $56,463,000 for the same period in 1999, an increase of approximately $106,635,000, or 188.9%. The increase relates primarily to additional revenue from our acquisitions in 2000 and 1999. Pro forma revenue for 2000 was $248,700,000 compared to pro forma revenue of $235,783,000 in 1999, an increase of $12,917,000, or 5.5%. Pro forma revenue for 2000 and 1999 assumes that acquisitions completed during 2000 and 1999 had occurred at the beginning of 1999.


     Cost of operations and gross profit for the year ended December 31, 2000, were approximately $119,900,000 and $43,198,000, respectively, compared to approximately $42,471,000 and $13,992,000, respectively, for the year ended 1999, resulting in an increase in gross profit as a percentage of revenue to 26.5% in 2000 from 24.8% in 1999. The increase in gross profit as a percentage of revenue is primarily attributable to the addition of higher margin drying and pelletization, and incineration services resulting from certain acquisitions completed in 2000.

     Selling, general and administrative expenses were approximately $14,337,000 for the year ended December 31, 2000, compared to approximately $6,876,000 for 1999, an increase of approximately $7,461,000 or 108.5%. The increase relates primarily to increased corporate staffing and expense to implement and manage our acquisitions and additional selling, general and administrative costs associated with the businesses acquired. Selling, general and administrative expenses decreased from 12.2% of revenue in 1999 to 8.8% of revenue in 2000 due to cost savings resulting from integration of acquired operations and leverage of certain fixed administrative costs on significantly higher revenue.

     Amortization of goodwill increased from approximately $1,527,000 in 1999 to approximately $3,516,000 in 2000 due to our acquisitions in 2000 and 1999.

     Special (credits) charges, net, were approximately $1,500,000 in 1999. The charges related to approximately $1,500,000 in charges for legal, accounting and financing costs related to the proposed preferred stock and merger discussions with Azurix Corp., both of which were terminated in October 1999, and several other legal matters. There were no special charges or credits in 2000.

     As a result of the foregoing, income from operations for the year ended December 31, 2000 was approximately $25,345,000 compared to approximately $4,090,000 for the same period in 1999, an increase of approximately $21,255,000 or 519.7%. Income from operations, excluding the special (credit) charges, net, as a percentage of revenue increased from 9.9% in 1999 to 15.5% in 2000.

     Interest expense for the year ended December 31, 2000, was approximately $18,908,000 compared to approximately $3,236,000 for the same period in 1999. The increase in interest expense is related to the additional debt incurred to finance acquisitions.

     Other income for the year ended December 31, 2000, was approximately $114,000 compared to approximately $294,000 for the same period in 1999. The decrease relates primarily to a reduction of gains on sale of assets.

     Our effective income tax rate was 0% in both 2000 and 1999. The effective tax rate is significantly lower than the statutory rate of 35% because changes in our tax valuation allowance have historically offset current and deferred tax provisions. A valuation allowance has been recorded because we have deferred tax assets that primarily consist of net operating loss carryforwards, which exceed our deferred tax liabilities. This net deferred tax asset may not be realizable due to federal tax laws which limit the amount of carryforwards that can be utilized if a change of ownership occurs, and the time during which operating loss carryforwards may be applied against future taxes. The valuation allowance decreased by $333,000 for the year ended December 31, 2000, due to basis differences in fixed assets and goodwill reduced by net deferred tax assets related to increases in tax net operating loss carryforwards. See Note 7 on the accompanying Notes to Consolidated Financial Statements.

     As a result of the foregoing, net income before preferred stock dividends and noncash beneficial conversion charges of approximately $6,551,000 was reported for the year ended December 31, 2000, compared to approximately $1,148,000 for the same period in 1999.

     During the twelve months ended December 31, 2000, we issued approximately $65,100,000 of preferred stock in connection with refinancing our debt and completing eight acquisitions. This preferred stock is convertible into common stock at $2.50 per share, which was below the market price of our stock at the time of issuance. Financial accounting rules require that we record a noncash beneficial conversion charge for the difference between the market price and the conversion price at the date of issuance of this preferred stock. Accordingly, we recorded a noncash beneficial conversion charge of approximately $37,045,000 in fiscal 2000. There were no noncash beneficial conversion charges in 1999.

     Net income (loss) applicable to common stock for the year ended December 31, 2000 totaled a loss of $34,432,654 compared to income of $1,148,013 for the year ended December 31, 1999. The decrease is due primarily to the noncash beneficial conversion charge of approximately $37,045,000 recognized during 2000 and the other foregoing changes in operating results.

LIQUIDITY AND CAPITAL RESOURCES

  OVERVIEW

     During the past three years, our principal sources of funds were cash generated from our operating activities and long-term borrowings. We use cash mainly for capital expenditures, working capital and debt service. In the future, we expect that we will use cash principally to fund working capital, our debt service and repayment obligations and capital expenditures In addition, we may use cash to pay dividends on our preferred stock and potential earnout payments resulting from prior acquisitions. We have historically financed our acquisitions principally through the issuance of equity and debt securities, our credit facility, and funds provided by operating activities.

  HISTORICAL CASH FLOWS

     Cash Flows from Operating Activities. For the three months ended March 31, 2002, cash flows from operating activities were approximately $5,498,000 compared to approximately $6,404,000 for the same period in 2001, a decrease of approximately $906,000, or 14.1%. The decrease primarily relates to change in working capital.

     For the year ended December 31, 2001, cash flows from operating activities were approximately $38,208,000 compared to approximately $19,620,000 for the same period in 2000, an increase of approximately $18,588,000, or 94.7%. The increase primarily relates to the full year effect on cash flows from operating activities of our acquisitions in 2000, and internal growth and decreases from changes in working capital between periods.

     Cash Flows from Investing Activities. For the three months ended March 31, 2002, cash flows used for investing activities were approximately $3,810,000 compared to approximately $4,166,000 for the same period in 2001, a decrease of approximately $356,000.

     For the year ended December 31, 2001, cash flows used for investing activities were approximately $14,049,000 compared to approximately $250,946,000 for the same period in 2000, a decrease of approximately $236,897,000. The decrease primarily relates to a decrease in cash paid for acquisitions from approximately $245,386,000 in 2000 to approximately $1,709,000 in 2001.

     Cash Flows from Financing Activities. For the three months ended March 31, 2002, cash flows used for financing activities were approximately $1,685,000 compared to cash flows used by financing activities of approximately $4,543,000 for the same period in 2001, a decrease of approximately $2,858,000. The decrease primarily relates to additional debt payments made in 2001 using excess cash at the end of 2000 and cash paid in 2002 for debt issuance costs related to the old notes issued in April 2002.

     For the year ended December 31, 2001, cash flows used for financing activities were approximately $28,505,000 compared to cash flows generated by financing activities of approximately $235,743,000 for the same period in 2000, a decrease of approximately $264,248,000. The decrease primarily relates to net debt borrowings and preferred stock issuances to fund the cash paid for acquisitions in 2000 and cash used to repay debt in 2001.

  CAPITAL EXPENDITURE REQUIREMENTS

     Capital expenditures for the three months ended March 31, 2002, totaled approximately $3,609,000 compared to approximately $3,390,000 in 2001. Our ongoing capital expenditure program consists of expenditures for replacement equipment, betterments, and growth. We expect our capital expenditures for 2002 to be approximately $14 to $15 million.

     Capital expenditures for the year ended December 31, 2001, totaled approximately $13,313,000 compared to approximately $5,805,000 in 2000. Our ongoing capital expenditure program consists of expenditures for replacement equipment, betterments, and growth. We expect our capital expenditures for 2002 to be approximately $14,300,000.

  DEBT SERVICE REQUIREMENTS

     On January 27, 2000, we entered into a $110,000,000 senior credit facility to fund working capital for acquisitions, to refinance existing debt, to provide working capital for operations, to fund capital expenditures and for other general corporate purposes. On February 25, 2002, the existing credit facility was amended to, among other things, increase the revolving loan from $30,000,000 to approximately $51,330,000, increase sublimits for letters of credit from $20,000,000 to $50,000,000, provide limitations for restricted payments and investments, and increase the permitted amounts of nonrecourse financing and operating lease obligations. The senior credit agreement contains standard covenants including compliance with laws, limitations on capital expenditures, restrictions on dividend payments, limitations on mergers and compliance with certain financial covenants. See "Description of Other Indebtedness and Preferred Stock -- Existing Credit Facility."

     In May 2002, the Company entered into a new $150 million senior credit facility that provides for a $70 million funded term loan and up to a $50 million revolver, with the ability to increase the total commitment to $150 million. The term loan proceeds were used to pay off the existing senior debt that remained unpaid after the $150 million offering of the old notes. This new facility is secured by substantially all of our assets and those of our subsidiaries (other than assets securing nonrecourse debt) and includes covenants restricting the incurrence of additional indebtedness, liens, certain payments and sale of assets. During the three months ended June 30, 2002, we expect to record a noncash extraordinary charge, net of tax, of approximately $5.0 million, which represents the unamortized deferred debt costs related to the debt that was repaid with the net proceeds received from the old notes and the new credit facility. We believe that our effective interest rate on the old notes and the new credit facility is not materially different than the effective interest rate on our previously existing debt. Our 2002 minimum principal payments due on our long-term debt will decrease by approximately $12 million under the terms of the old notes and the new credit facility compared to the terms of our previously existing debt. Requirements for mandatory debt payments from excess cash flows, as defined, are unchanged in the new credit facility. See "Description of Other Indebtedness and Preferred Stock -- New Credit Facility."

     At December 31, 2001, we had working capital of approximately $7,315,000. Accounts receivable and prepaid expenses and other current assets increased by approximately $1,097,000 during fiscal 2001. We evaluate the collectibility of these receivables on a specific account-by-account review. We had allowances of approximately $2,165,000 and $1,701,000 at December 31, 2001 and 2000,
respectively, and write-offs of approximately $0 and $45,000 in 2001 and 2000, respectively. Accounts payable and accrued expenses increased by approximately $4,637,000 during fiscal 2001 primarily as a result of additional trade payables.

     In 1996, the Maryland Energy Financing Administration issued non-recourse tax-exempt project revenue bonds, or Nonrecourse Project Revenue Bonds, in the aggregate amount of $58,550,000. The Administration loaned the proceeds of the Nonrecourse Project Revenue Bonds to Wheelabrator Water Technologies Baltimore L.L.C., now our wholly owned subsidiary and known as Synagro-Baltimore, L.L.C. pursuant to a June 1996 loan agreement, and the terms of the loan mirror the terms of the Nonrecourse Project Revenue Bonds. The loan financed a portion of the costs of constructing thermal facilities located in Baltimore County, Maryland, at the site of its Back River Wastewater Treatment Plant, and in the City of Baltimore, Maryland, at the site of its Patapsco Wastewater Treatment Plant. We assumed all obligations associated with the Nonrecourse Project Revenue Bonds in connection with our acquisition of Bio Gro in 2000. Nonrecourse Project Revenue Bonds in the aggregate amount of $9,885,000 have already been paid, and the remaining Nonrecourse Project Revenue Bonds bear interest at annual rates between 5.45% and 6.45% and mature on dates between December 1, 2002 and December 1, 2016.

     At December 31, 2001, future minimum principal payments of long-term debt and Nonrecourse Project Revenue Bonds are as follows:

                                                             NONRECOURSE
                                              LONG-TERM        PROJECT
YEAR ENDING DECEMBER 31,                         DEBT       REVENUE BONDS      TOTAL
------------------------                     ------------   -------------   ------------
2002.......................................  $ 12,880,693    $ 2,300,000    $ 15,180,693
2003.......................................    11,267,073      2,430,000      13,697,073
2004.......................................    14,272,541      2,570,000      16,842,541
2005.......................................    38,761,075      2,710,000      41,471,075
2006.......................................    84,787,584             --      84,787,584
2007-2010..................................    53,562,250     16,295,000      69,857,250
2011-2016..................................            --     16,579,848      16,579,848
                                             ------------    -----------    ------------
     Total.................................  $215,531,216    $42,884,848    $258,416,064
                                             ============    ===========    ============

     We lease certain facilities and equipment under noncancelable, long-term lease agreements. Minimum annual rental commitments under these leases are as follows:

YEAR ENDING DECEMBER 31,
------------------------
2002........................................................   $ 4,768,418
2003........................................................     4,384,249
2004........................................................     4,254,919
2005........................................................     3,687,492
2006........................................................     3,035,267
Thereafter..................................................    18,366,326
                                                               -----------
                                                               $38,496,671
                                                               ===========

     We believe we will have sufficient cash generated by our operations and available through our new credit facility to provide for future working capital and capital expenditure requirements that will be adequate to meet our liquidity needs for the foreseeable future, including scheduled payments for interest on the notes, payment of interest on our new credit facility and payments on the Nonrecourse Project Revenue Bonds. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that any cost savings and any operating improvements will be realized or that future borrowings will be available to us under our new credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and the notes, on commercially reasonable terms or at all. See "Risk Factors -- To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control."

  RECENT ACCOUNTING PRONOUNCEMENTS


     Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, "Accounting for Certain Derivative Instruments and Hedging Activities," which requires that we recognize all derivative instruments as assets or liabilities in our balance sheet and measure them at their fair value. Changes in the fair value of a derivative are recorded in income or directly to equity, depending on the instrument's designed use. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into income when the hedged transaction affects income, while the ineffective portion of the gain or loss on the derivative instrument is recognized currently in earnings. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current income during the period of the change in fair values. The noncash transition adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for derivatives" of approximately $1,861,000 charged to net income and approximately $2,058,000 charged to other comprehensive income included in stockholders' equity as of January 1, 2001. See Note 5 in the accompanying Notes to Consolidated Financial Statements for Synagro for discussion of our current derivative contracts and hedging activities.

     In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will be amortized over their useful lives. Management has completed the initial impairment test required by the provisions of SFAS 142 as of January 1, 2002, and determined that there has not been an impairment of our goodwill. Beginning January 1, 2002, we will no longer amortize goodwill. During 2001, we recorded goodwill amortization of approximately $4.5 million.

     In June 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. SFAS No. 143 is effective for us beginning January 1, 2003. Management has yet to determine the impact that the adoption of SFAS No. 143 will have on our consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 144 establishes a single accounting method for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and extends the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 also requires that an impairment loss be recognized for assets held-for-use when the carrying amount of an asset (group) is not recoverable. The carrying amount of an asset (group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (group), excluding interest charges. Estimates of future cash flows used to test the recoverability of a long-lived asset (group) must incorporate the entity's own assumptions about its use of the asset (group) and must factor in all available evidence. SFAS No. 144 is effective for us for the quarter ending March 31, 2002. Management believes the impact of the adoption of SFAS No. 144 is not material to our results of operations and financial position.

  CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

     In preparing financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following are our significant estimates and assumptions made in preparation of its financial statements:

     Allowance for Doubtful Accounts. We estimate losses for uncollectible accounts based on the aging of the accounts receivable and the evaluation and the likelihood of success in collecting the receivable.

     Loss Contracts. We evaluate our revenue producing contracts to determine whether the projected revenues of such contracts exceed the direct cost to service such contracts. These evaluations include estimates of the future revenues and expenses. Accruals for loss contracts are adjusted based on these evaluations.

     Purchase Accounting. We estimate the fair value of assets, including property, machinery and equipment and its related useful lives and salvage values, and liabilities when allocating the purchase price of an acquisition.

     Income Taxes. We assume the deductibility of certain costs in our income tax filings and estimates the recovery of deferred income tax assets.

     Legal and Contingency Accruals. We estimate and accrue the amount of probable exposure we may have with respect to litigation, claims and assessments.

     Self Insurance Reserves. Through the use of actuarial calculations, we estimate the amounts required to settle insurance claims.

     Actual results could differ materially from the estimates and assumptions that we use in the preparation of our financial statements.

  OTHER

     We also maintain two leases with an affiliate of one of our stockholders. The first lease has an initial term through July 31, 2004 with an option to renew for an additional five-year period. Rental payments made under this lease in 2001 totaled approximately $97,000. The second lease has an initial term through December 31, 2013. Rental payments made under the second lease in 2001 totaled approximately $110,000.

     As of December 31, 2001, we had generated net operating loss, or NOL, carryforwards of approximately $67,209,000 available to reduce future income taxes. These carryforwards begin to expire in 2008. A change in ownership, as defined by federal income tax regulations, could significantly limit our ability to utilize its carryforwards. Accordingly, our ability to utilize our NOLs to reduce future taxable income and tax liabilities may be limited. Additionally, because federal tax laws limit the time during which these carryforwards may be applied against future taxes, we may not be able to take full advantage of these attributes for federal income tax purposes. As we have incurred losses in recent years and the utilization of these carryforwards could be limited as discussed above, a valuation allowance has been established to partially offset the deferred tax asset at December 31, 2001 and 2000. We estimate that our effective tax rate in 2002 will approximate 38% of pretax income. Substantially all of our tax provision over the next several years is expected to be deferred in nature due to significant tax deductions in excess of book deductions for goodwill and depreciation.

     For a discussion of risks relating to potential cancellation of contracts by customers, potential regulatory changes and current litigation matters, see "Risk Factors -- Risks Relating to Us and Our Business."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We utilize financial instruments, which inherently have some degree of market risk due to interest rate fluctuations. Management is actively involved in monitoring exposure to market risk and continues to develop and utilize appropriate risk management techniques. We are not exposed to any other significant market risks, including commodity price risk, foreign currency exchange risk or interest rate risks from the use of derivative financial instruments. Management does not currently use derivative financial instruments for trading or to speculate on changes in interest rates or commodity prices.

  DERIVATIVES AND HEDGING ACTIVITIES

     Prior to June 25, 2001, our derivative contracts consisted of interest rate swap agreements and option agreements related to hedging requirements under our existing credit facility. The option agreements did not qualify for hedge accounting under SFAS 133. Changes in the fair value of these derivatives were recognized in earnings. Our interest rate swap agreements qualified for hedge accounting as cash flow hedges of our exposure to changes in variable interest rates.

     On June 25, 2001, we entered into a reverse swap on our subordinated debt, and terminated the previously existing interest rate swap and option agreements noted above. The balance included in accumulated other comprehensive loss included in stockholders' equity is being recognized in future periods' income over the remaining term of the original swap agreement. We have designated the reverse swap agreement on our subordinated debt as a fair value hedge of changes in the value of the underlying debt as a result of changes in the benchmark interest rate. Under the terms of the reverse swap, we receive 12% per annum on $52.8 million notional and we pay a spread over a floating rate on $52.8 million notional. The reverse swap currently receives hedge accounting treatment under FAS 133. Because the underlying subordinated debt, which this reverse swap has been designated as a fair value hedge, has been retired future changes in the mark to market value of this reverse swap will no longer receive hedge accounting treatment and will be recognized in earnings currently. The liability related to the reverse swap agreement totaling approximately $5,151,000 is reflected in other long-term liabilities at December 31, 2001; additionally, a fair value adjustment on our subordinated debt of approximately $802,000 is reflected in long-term debt at December 31, 2001. The amount of the ineffectiveness of the reverse swap agreement credited to interest expense, net for the twelve months ended December 31, 2001, totaled approximately $267,000.

     On July 3, 2001, we entered into an interest rate cap agreement establishing a maximum fixed LIBOR rate on $125,000,000 of our floating rate debt at an interest rate of 6.50% in order to meet the hedging requirements of our existing credit facility. Changes in the fair value of the agreement charged to interest expense, net and totaled $66,000 during 2001.

  INTEREST RATE RISK

     Total debt at March 31, 2002, included approximately $161,084,000 in floating rate debt attributed to borrowings under the old credit facility at an average interest rate of 4.66%. As a result, our annual interest cost in 2002 will fluctuate based on short-term interest rates. Total debt at May 10, 2002 included approximately $70,000,000 in floating rate debt attributed to the new credit facility entered into in May 2002 at an average interest rate of 4.9%. We have entered into an interest rate cap agreement at July 3, 2001, establishing a maximum fixed LIBOR rate on $125,000,000 of our floating rate debt at an interest rate of 6.50% and entered into a reverse swap agreement at June 25, 2001, on our subordinated debt in order to manage risk and reduce exposure to interest rate fluctuations as required under our bank credit facility. We have designated the reverse swap agreement as a fair value hedge. Based on interest rates as of May 31, 2002, the impact on annual cash flow of a ten percent change in the floating rate would be approximately $122,000 after taking into consideration the hedge agreements.

                                    BUSINESS

BUSINESS OVERVIEW

     We are a national wastewater residuals management company serving more than 1,000 municipal and industrial wastewater treatment plants and have operations in 35 states and the District of Columbia. We offer many services that focus on the beneficial reuse of organic non-hazardous residuals resulting from the wastewater treatment process. We believe that the services we offer are compelling to our customers because they allow our customers to avoid the significant capital and operating costs that they would have to incur if they internally managed their wastewater residuals.

     We provide a broad range of services, including facility operations, facility cleanout services, regulatory compliance, dewatering, collection and transportation, composting, drying and pelletization, product marketing, incineration, alkaline stabilization, and land application. We currently operate four heat-drying facilities, four composting facilities, three incineration facilities, one manure-to-energy facility, 27 permanent and 22 mobile dewatering units, and more than 250 small wastewater treatment plants (ranging from 500 gallons per day to 500,000 gallons per day).

     Approximately 80% of our 2001 revenue was generated through more than 450 contracts that range from one to twenty-five years in length. These contracts have a backlog of approximately $1.8 billion, which represents more than seven times our 2001 revenue. In general, our contracts contain provisions for inflation related annual price increases, renewal provisions, and broad force majeure clauses. Our top ten customers have an average of 11.3 years remaining on their current contracts, including renewal options. In 2001, we experienced a contract retention rate (both renewals and rebids) of approximately 90%. For the year ended December 31, 2001, our revenue, our earnings before interest, taxes, depreciation, amortization, accounting change, preferred stock dividends, and noncash beneficial conversion charge, and our net income applicable to common stock were $260 million, $66 million and $11 million, respectively.

     We benefit from significant customer diversification, with our single largest customer, New York Department of Environmental Protection, accounting for 14% of our 2001 revenues and 11% of our 2000 revenues, and our top ten customers accounting for approximately 34% of our 2001 revenues. For the year ended December 31, 2001, our municipal and industrial customers accounted for 84% and 11%, respectively, of our revenues.

     We are a holding company with essentially no independent operations or assets other than our subsidiaries. All of our operations are conducted at the subsidiary level.

INDUSTRY OVERVIEW

  HISTORY

     Most residential, commercial, and industrial wastewater is collected through an extensive network of sewers and transported to wastewater treatment plants, which are known as POTWs. When wastewater is treated at POTWs or at industrial wastewater pre-treatment facilities, the process separates the liquid portion of the wastewater from the solids (or wastewater residuals) portion. The water is treated for ultimate discharge, typically into a river or other surface water. Prior to the promulgation of the Part 503 Regulations in 1993, most POTWs simply disposed of untreated wastewater residuals through surface water dumping, incineration, and landfilling. The Part 503 Regulations began a phase-out of surface water dumping of wastewater residuals and, after one of the EPA's most thorough risk assessments, encouraged their beneficial reuse. This created significant growth for the wastewater residuals management industry. To establish beneficial reuse as an option for wastewater generators, the EPA established a classification methodology for the wastewater residuals that is based on how the wastewater residuals are processed. Now, in most cases, the POTW further processes the wastewater residuals and produces a semisolid, nutrient-rich byproduct known as biosolids. We use the term "wastewater residuals" to include both solids that have been treated pursuant to the Part 503 Regulations and those that have not. Biosolids, as a subset of wastewater residuals, is intended to refer to wastewater solids that meet either the Class A or Class B standard as defined in the Part 503 Regulations.

  CLASSES OF BIOSOLIDS

     When treated and processed according to the Part 503 Regulations, biosolids can be land applied, that is they can be beneficially reused and applied to crop land to improve soil quality and productivity due to the nutrients and organic matter that they contain. Biosolids applied to agricultural land, forest, public contact sites, or reclamation sites must meet either Class A or Class B bacteria, or pathogen and insect and rodent attraction, or vector attraction, reduction requirements contained in the Part 503 Regulations. This classification is determined by the level of processing the biosolids have undergone. Pursuant to the Part 503 Regulations, there are specific methods available to achieve Class A standards and other specific methods available to achieve Class B standards, otherwise the biosolids are considered Sub-Class B. Each alternative for Class A requires that the resulting biosolids be essentially pathogen free. In general, Class A biosolids are generated by more capital intensive processes, such as composting, heat drying, heat treatment, high temperature digestion (releasing microorganisms that absorb the pathogens) and alkaline stabilization (mixing of lime with biosolids creating heat to eliminate the pathogens). Class A biosolids have the highest market value, are sold as fertilizer, and can be applied to any type of land or crop.

     Class B biosolids are treated to a lesser degree by processes such as digestion or alkaline stabilization. These biosolids are typically land applied on farmland by professional farmers or agronomists and are monitored to comply with associated federal and state reporting requirements. The Part 503 Regulations, however, regulate the type of agricultural crops for which Class B biosolids may be used.

     Finally, in some cases, the POTW does not treat its wastewater residuals to either Class A or Class B standards and such residuals are considered Sub-Class
B. These residuals can either be processed to Class A standards or Class B standards by an outside service provider or disposed of through incineration or landfilling.

  MARKET SIZE/FRAGMENTATION

     According to the EPA's 1999 study entitled Biosolids Generation, Use, and Disposal in the United States, the quantity of municipal biosolids produced in the United States was projected to be approximately 7.1 million dry tons in 2000, processed through approximately 16,000 POTWs. It is estimated that 8.2 million dry tons of biosolids will be generated in 2010, and that an additional 3,000 POTWs will be built by 2012. It is also estimated that 63% of these biosolid volumes are currently beneficially reused, growing to 70% in 2010. An independent 2000 study by the Water Infrastructure Network, entitled Clean & Safe Water for the 21st Century, estimates that municipalities spend more than $22 billion per year on the operations and maintenance of wastewater treatment plants. We estimate, based on conversations with consulting engineers, that up to 40% of those annual costs, or $8.8 billion, are associated with the management of municipal wastewater residuals.

     Industry sources estimate that industrial generators of wastewater (such as food and beverage processors and pulp and paper manufacturers) spend approximately $7 billion per year on operations and maintenance. Assuming that, as is the case with POTWs, 40% of these expenditures are associated with the management of residuals, annual related costs represent approximately $2.8 billion. Therefore, we estimate the total size of the combined municipal and industrial wastewater residuals market to be $11.6 billion.

     An emerging component of the industrial market with significant potential that we are monitoring closely involves the residuals generated by large Concentrated Animal Feeding Operations, or CAFOs. According to the EPA, agriculture is a contributor to the pollution found in rivers, streams, and lakes in the United States. The EPA estimates that 376,000 livestock operations confine animals and generate approximately 64 million tons of manure annually. Under proposed federal regulations, the largest CAFOs will be required to apply waste management practices similar to those currently used by municipal and industrial wastewater generators. We believe that our wastewater residuals management capabilities will provide us with significant growth opportunities as this market develops.

     We believe that the management of wastewater residuals is a highly fragmented industry and that we are the only dedicated provider of a full range of services on a national scale. Historically, POTWs performed the necessary wastewater residuals management services, but this function is increasingly being performed by private contractors in an effort to lower cost, increase efficiency and comply with stricter regulations.

  MARKET GROWTH

     We estimate the $11.6 billion wastewater residuals industry will grow at 4 to 5% annually over the next decade. The growth in the underlying volumes of wastewater residuals generated by the municipal and industrial markets is driven by a number of factors. These factors include:

          Population Growth and Population Served. As the population grows, the amount of biosolids produced by municipal POTWs is expected to increase proportionately. In addition to population growth, the amount of residuals available for reuse should also grow as more of the population is served by municipal sewer networks. As urban sprawl continues and cities' desires to annex surrounding areas increases, POTWs will treat more wastewater. It is expected that the amount of wastewater managed on a daily basis by municipal wastewater treatment plants will increase more than 40% by 2012, which should significantly increase the amount of municipal residuals generated.

          Pressures To Better Manage Wastewater. There is tremendous pressure from many stakeholders, including environmentalists, land owners, and politicians, being applied to municipal and industrial wastewater generators to better manage the wastewater treatment process. The costs (such as regulatory penalties and litigation exposure) of not applying the best available technology to properly manage waste streams have now grown to material levels. This trend should continue to drive the growth of more wastewater treatment facilities with better separation technologies, which increase the amount of residuals ultimately produced.

          Stricter Regulations. If the trend continues and laws and regulations that govern the quality of the effluent from wastewater treatment plants become stricter, POTWs and industrial wastewater treatment facilities will be forced to remove more and more residuals from the wastewater, thereby increasing the amount of residuals needing to be properly managed. With respect to industrial generators in the agricultural sector, such as livestock growers and processors, the pending CAFO regulations being promulgated by the EPA will have a material impact on how these operations manage their large production of wastewater. Under proposed federal regulations, the largest CAFOs will be required to apply waste management practices similar to those currently used by municipal and other industrial wastewater generators, thereby significantly increasing the size of the industrial residuals market.

          Advances in Technology. The total amount of residuals produced annually continues to increase due to advancements in municipal and industrial wastewater treatment technology. In addition to improvements in secondary and tertiary treatment methods, which can increase the quantity of residuals produced at a wastewater treatment plant, segregation technologies, such as microfiltration, also result in more residuals being separated from the wastewater.

  MARKET TRENDS

     In addition to the growth of the underlying volumes of wastewater residuals, there is a trend of municipalities converting from Sub-Class B and Class B processes to Class A processes. There are numerous reasons for this trend, including:

          Decaying Infrastructure. Many municipal POTWs operate aging and decaying wastewater infrastructure. According to the Water Infrastructure Network's 2000 study, municipalities will need to spend more than $900 billion over the next 20 years to upgrade these systems. As this effort is rolled out and POTWs undergo design changes and new construction, opportunities will exist to also upgrade wastewater residuals treatment processes. We expect that the trend toward more facility-based approaches, such as drying and pelletization, will increase with this infrastructure spending. In addition, the need to provide capital for these expenditures should create pressures for more outsourcing opportunities.

          Shrinking Agricultural Base and Urbanization. As population density increases, the availability of nearby farmland for land application of Class B biosolids becomes diminished. Under these circumstances, the transportation costs associated with a Class B program may increase to such an extent that the higher upfront processing costs of Class A programs may become attractive to generators. Production of Class A pellets offer significant volume reduction, greatly reduced transportation costs, and the enhanced value of pellets allows, in many cases, revenue realization from product sales.

          Public Sentiment. While the Part 503 Regulations provide equal levels of public safety in the distribution of Class A and Class B biosolids, the public sometimes perceives a greater risk from the application of Class B biosolids. This is particularly true in heavily populated areas. Some municipalities have and others may respond to these public and political pressures by upgrading their programs to the Class A level. Certain municipalities and wastewater agencies have industry leadership mindsets where they endeavor to provide their constituents with the highest level, most advanced treatment technologies available. These municipalities and agencies may be more likely to fulfill at least a portion of their residuals management needs with Class A technologies.

          Regulatory Stringency. With the promulgation of the Part 503 Regulations, the EPA and, subsequently, state regulatory agencies have made the distribution of Class A biosolids products largely unrestricted. Utilization requirements for Class B biosolids are significantly more onerous. Based on this, municipalities are moving to Class A programs to avoid the governmental permitting, public hearings, compliance and enforcement bureaucracy associated with Class B programs. This regulatory support to reduce and recycle residuals, and to increase the quality of the biosolids, works in our favor.

COMPETITIVE STRENGTHS

     We believe that we benefit from the following competitive strengths:

  BROAD SERVICE OFFERING

     We provide our customers with complete, vertically-integrated services and capabilities, including facility operations, facility cleanout services, regulatory compliance, dewatering, collection and transportation, composting, drying and pelletization, product marketing, incineration, alkaline stabilization, and land application. Advantages to our customers include:

          Significant Land Base. We have a large land base available for the land application of wastewater residuals. We currently maintain permits and registration or licensing agreements on more than 950,000 acres of land in 29 states. We feel that this land base provides us with an important advantage when bidding new work and retaining existing business.

          Large Range of Processing Capabilities and Product Marketing Experience. We are one of the most experienced firms in treating wastewater residuals to meet the EPA's Class A standards. We have numerous capabilities to achieve Class A standards, and we currently operate four heat-drying facilities and four composting facilities. In addition, we are the leader in marketing Class A biosolids either generated by us or by others. In 2001, we marketed approximately 64% of the heat dried pellets produced in the United States, produced either by us or by municipally owned facilities.

          Regulatory Compliance and Reporting. An important element for the long-term success of a wastewater residuals management program is the certainty of compliance with local, state and federal regulations. Accurate and timely documentation of regulatory compliance is mandatory. We provide this service, as part of our turn-key operations, through a proprietary integrated data management system (the Residuals Management System) that has been designed to store, manage and report information about our clients' wastewater residuals programs. We believe that our regulatory compliance and reporting capabilities provide us with an important competitive advantage when presented to the municipal and industrial wastewater generators.

  LARGEST IN SCALE

     We are the only national company focused exclusively on wastewater residuals management services. We believe that our leading market position provides us with more operating leverage and a unique competitive advantage in attracting and retaining customers and employees as compared to our regional and local competitors. We believe the advantages of scale include:

          Knowledgeable Sales Force. We have a large sales force dedicated to the wastewater residuals market. We market our services via a multi-tiered sales force, utilizing a combination of more than 60 experienced business developers, engineering support staff, and seasoned operations directors. This group of individuals is responsible for maintaining our existing business and identifying new wastewater residuals management opportunities. On average, these individuals have in excess of 10 years of industry experience. We believe that their unique knowledge and longstanding customer relationships gives us a competitive advantage in identifying and successfully securing new business.

          Bonding Capacity. Commercial, federal, state and municipal projects often require operators to post performance and, in some cases, payment bonds at the execution of a contract. The amount of bonding capacity offered by sureties is a function of financial health of the company requesting the bonding. Operators without adequate bonding may be ineligible to bid or negotiate on many projects. We have strong bonding relationships with large national sureties. As of March 13, 2002, we have bonded a portion of our services representing approximately $115 million of our contract revenues, with the capacity to expand to $140 million of our contract revenues. We believe the existing capacity is sufficient to meet bonding needs for the foreseeable future. To date, no payments have been made by any bonding company for bonds issued on our behalf.

          Financial Stability. With assets of $444 million and total capitalization of $392 million as of March 31, 2002, we believe we have a degree of financial stability greater than our local and regional competitors, which makes us an attractive long-term partner for municipal and industrial customers.

  EXPERIENCED SENIOR MANAGEMENT TEAM

     Our eight most senior executives collectively have more than 90 years of management experience in the municipal and industrial wastewater residuals management industry. Our Chief Executive Officer, Ross M. Patten, had more than 24 years of senior management experience at Browning-Ferris Industries and Wheelabrator Technologies and, since joining us in 1998, has overseen our growth from a small regional land application company to a national full service wastewater residuals management company. Prior to joining us, Robert Boucher, our President and Chief Operating Officer, had more than 10 years of operations management experience at Allied Waste. Randall Tuttle, the President of our Operations Division, has been in the wastewater residuals business for more than 16 years as the owner and president of AMSCO, Inc., a regional land application company we acquired in 1999. James Carmichael, the President of our Facilities Division, has been in the wastewater residuals business for more than 12 years overseeing many sophisticated facilities, such as the nation's largest Class A thermal dryer and pelletizer located in New York City. Pam Racey, our Vice President of Sales and Marketing, has been in the wastewater residuals management business for more than 15 years, primarily in the role of project developer and sales management. Corporate support is provided by Paul Withrow, our Chief Financial Officer, Alvin Thomas, our General Counsel, and Mark Rome, our Chief Development Officer. As of May 10, 2002, collectively, this group of senior executives beneficially owned approximately 15% of our common stock.

BUSINESS STRATEGY

     Our goals are to strengthen our position as the only national company exclusively focused on wastewater residuals management and to continuously improve our margins. Components of our strategy to achieve these goals include:

  INTERNAL GROWTH BASED ON OUTSOURCING

     We believe that we have the opportunity to expand our business by providing services for new customers who currently perform their own wastewater residuals management, and by increasing the range of services that our existing customers outsource to us.

     Developing New Customers. We estimate that a majority of the wastewater treatment facilities located in the United States perform their own wastewater residuals management services. In many cases, we believe that we can provide the customer with better service at a cost that is lower than what it costs to provide the service internally. We take a collaborative approach with potential customers where our sales force consults with potential customers and positions us as a solution provider. For example, at a customer's plant in Illinois, we recently took over responsibility for managing 15,000 dry tons per year of lime residuals. By saving the customer costs by land applying materials as opposed to landfilling, the customer has now asked us to offer solutions for their residuals management needs at three other facilities. In addition, because we do not manufacture equipment, we are able to provide unbiased solutions to our clients' needs.

     Expanding Services to Existing Customers. We have the opportunity to provide many of our existing customers with additional services as part of a complete residuals management program. We endeavor to educate these existing customers about the benefits of a complete residuals management solution and offer other services where the value is compelling. These opportunities may provide us with long-term contracts, increased barriers to entry, and better relationships with our customers. For example, we have made a concerted effort to provide in-plant dewatering services to our customers, because we believe we can typically provide this necessary service below the customer's internal operating costs. As a result, we now operate more than 22 mobile and 27 permanent dewatering facilities throughout the United States.

  IMPROVE MARGINS

     We actively work to improve our margins by increasing revenues while leveraging our operating infrastructure in the field and our corporate overhead. This strategy encompasses increasing revenues by providing additional services to our existing customer base, targeting new work in specific market segments that have historically generated the highest returns for us, and prospective marketing initiatives with both industrial and municipal clients to strategically position us for success in securing new business. By executing this strategy, we have improved our earnings before interest, taxes, depreciation, amortization, accounting change, preferred stock dividends, and noncash beneficial conversion charge as a percentage of revenue from 15.6% in 1999 to 25.2% in 2001 and our net income applicable to common stock from $1.1 million in 1999 to $10.6 million in 2001.

  SELECTIVELY SEEK COMPLEMENTARY ACQUISITIONS

     We selectively seek strategic opportunities to acquire businesses that profitably expand our service offerings, increase our geographic coverage, or increase our customer base. We believe that strategic acquisitions can enable us to gain efficiencies in our existing operations.

SERVICES AND OPERATIONS

     Today, generators of municipal and industrial residuals must provide sound environmental management practices with limited economic resources. For help with these challenges, municipal and industrial generators throughout the United States have turned to us for solutions.

     We partner with our clients to develop cost-effective, environmentally sound solutions to their residuals processing and beneficial use requirements. We provide the flexibility and comprehensive services that generators need, with negotiated pricing, regulatory compliance, and operational performance. We work with our clients to find new and better solutions to their wastewater residuals management challenges. In addition, because we do not manufacture equipment, we are able to provide unbiased solutions to our customers' needs. We provide our customers with complete, vertically-integrated services and capabilities, including design/build services, facility operations, facility cleanout services, regulatory compliance, dewatering, collection and transportation, composting, drying and pelletization, product marketing, incineration, alkaline stabilization, and land application.


                                    (GRAPH)

                         WASTEWATER RESIDUALS SERVICES

                                                                                                                  ------
                                                                                                                  Legend
                                                      -------------------                                         ------
                                                      |  *[Residential  |                             *[ ]*  Wastewater Generators
                                                      |    Commercial   |
                                                      |    Industrial   |                              [ ]  Synagro Provided Service
                                                      |  Agricultural]* |
                                                      -------------------                              ( )  End Use
                                                               |
                                                               |
                                                      -------------------
                                                      |    Municipal/   |
                                                      |    Industrial   |
           -------------------------------------------|    Wastewater   |--------------------------------------------
           |                             |            |    Treatment    |             |                             |
           |                             |            |     Facility    |             |                             |
           |                             |            -------------------             |                             |
           |                             |                     |                      |                             |
           \/                            \/                    |                      \/                            \/
----------------------        ----------------------           |            ----------------------        ----------------------
  [1. Design/Build               [2. Facility                  |            [3. Facility Cleanout            [4. Regulatory
       Services]                    Operations]                |                    Services]                   Compliance]
----------------------        ----------------------           \/           ----------------------        ----------------------
                                                     --------------------
                                                     |  [5. Dewatering] |
                                                     --------------------
                                                               |
                                                               |
                                                               \/
                                                      -------------------
                                                      |    Biosolids    |
                                                      -------------------
                                                               |
                                                               |
                                                               \/
                                                    -----------------------
                                                    | [6. Collections and |
                                                    |   Transportations]  |--------------------------------------------------------
                                                    -----------------------                                                       |
                                                               |                                                                  |
                                                               |                                                                  |
              -------------------------------------------------|--------------------------------------------                      |
              |                               |                |               |                           |                      |
              |                               |                |               |                           |                      |
              \/                              \/               |               \/                          \/                     |
 ---------------------------  -------------------------------  |  ------------------------   ----------------------------------   |
 |      [7. Composting]    |  | [8. Drying & Pelletization] |  |  |  [10. Incineration]  |   |  [11. Alkaline Stabilization]  |   |
 ---------------------------  -------------------------------  |  ------------------------   ----------------------------------   |
              |                                                |               |                           |                      |
              |                                                |               |                           |                      |
              \/                                               |----------------                           \/                     \/
--------------------------------------                         |                              --------------------------------------
|        Class A Biosolids           |                         |                              |          Class B Biosolids         |
--------------------------------------                         |                              --------------------------------------
              |                                                |                                           |
              |                                                |                                           |
              \/                                               \/                                          \/
 ----------------------------                      ------------------------                   ----------------------------------
 |  [9. Product Marketing]  |                      |     (Landfilling)    |                   |      [12. Land Application]    |
 ----------------------------                      ------------------------                   ----------------------------------
              |                                                                                             |
              |                                                                                             |
              |                                                                                    ----------
              |                                                                                    |
              |                                                                                    \/
              |      -----------------------------                                 ---------------------------------
              |------|   Fertilizer Companies    | -------------------------------+|  (Farming/Growing Operations) |
              |      -----------------------------                            |    ---------------------------------
              |                                                               |
              -----------------------------------------------------------------



     1. Design and Build Services. We designed, built, and operate four heat drying and pelletization facilities and four composting facilities. We currently have a new drying facility under construction, which we will operate when it is completed. We operate three incineration facilities, two of which we have significantly upgraded and one of which we built. Lastly, we designed, built, and operate over twenty biosolids dewatering facilities. All of our facility design, construction and operating experience is with biosolids projects.

     2. Facility Operations. Our facility operations and maintenance group provides contract operations to customers that desire to out-source the overall management of their wastewater treatment facilities. Our operations and maintenance personnel are experienced in many different types of treatment processes. Our staff members have operated wastewater treatment plants ranging in size from 127 million gallons per day down to facilities that serve individual homes. They have managed processes including activated sludge, rotating biological contactors, membrane separation, biological nutrient removal and chemical precipitation. Our maintenance staff provides maintenance and repair services to municipal and industrial wastewater treatment systems, including automated instrumentation and controls. Our certified laboratories provide analytical data that our customers need for regulatory compliance monitoring. We currently operate over 250 small wastewater treatment plants (ranging from 500 gallons per day to over 500,000 gallons per day).

     3. Facility Cleanout Services. Our facility cleanout services focus on the cleaning and maintenance of the digesters at municipal and industrial wastewater facilities. Digester cleaning involves complex operational and safety considerations. Our self-contained pumping systems and agitation equipment remove a high percentage of biosolids without the addition of large quantities of dilution water. This method provides our customers a low bottom-line cost per dry ton of solids removed. Solids removed from the digesters can either be recycled through our ongoing agricultural land application programs or landfilled.

     4. Regulatory Compliance. An important element for the long-term success of a wastewater residuals management program is the certainty of compliance with local, state and federal regulations. Accurate and timely documentation of regulatory compliance is mandatory. We provide this service through our proprietary Residuals Management System, or RMS.

     RMS is an integrated data management system that has been designed to store, manage and report information about our clients' wastewater residuals programs. Every time our professional operations or technical staff perform activities relating to a particular project, RMS is updated to record the characteristics of the material, how much material was moved, when it was moved, who moved it and where it went. In addition to basic operational information, laboratory analyses are input in order to monitor both annual and cumulative loading rates for metals and nutrients. This loading information is coupled with field identification to provide current information for agronomic application rate computations.

     This information is used in two ways. First and foremost, it provides a database for regulatory reporting and provides the information required for monthly and annual technical reports that are sent to the EPA and state regulatory agencies. Second, information entered into RMS is used as an important part of the invoicing process. This check and balance system provides a link between our operational, technical and accounting departments to ensure correct accounting and regulatory compliance.

     RMS is a tool that gives our clients timely access to information regarding their wastewater residuals management program. We continue to dedicate resources to the continuous improvement of RMS. We believe that our regulatory compliance and reporting capabilities provide us with a competitive advantage when presented to the municipal and industrial wastewater generators.

     5. Dewatering. We provide residuals dewatering services for wastewater treatment facilities on either a permanent, temporary or emergency basis. These services include design, procurement, and operations. We provide the staffing to operate and maintain these facilities to ensure satisfactory operation and regulatory compliance of the residuals management program. We currently operate 27 permanent and 22 mobile dewatering facilities.

     6. Collection and Transportation. For our liquid residuals operations, a combination of mixers, dredges and/or pumps are used to load our tanker trailers. These tankers transport the residuals to either a land application site or one of our residuals processing facilities. For our dewatered residuals operations, the dewatered residuals are loaded into trailers by either front end loaders or conveyors. These trailers are then transported to either land application sites or to one of our residuals processing facilities.

     7. Composting. For composting projects, we provide a comprehensive range of technologies, operations services and end product marketing through our various divisions and regional offices. All of our composting alternatives provide high-quality Class A products that we market to landscapers, nurseries, farms and fertilizer companies through our Organic Product Marketing Group described below. In some cases, fertilizer companies package the product and resell it for home consumer use. We utilize three different types of composting methodologies: aerated static pile, in-vessel, and open windrow. Aerated static pile composting offers economic advantages when a totally enclosed facility is not required. In-vessel composting uses an automated, enclosed system that mechanically agitates and aerates blended organic materials in concrete bays. We also offer the windrow method of composting to clients with favorable climatic conditions. In areas with a hot, dry climate, the windrow method lends itself to the efficient evaporation of excess water from dewatered residuals. This makes it possible to minimize or eliminate any need for bulking agents other than recycled compost. We currently operate four composting facilities and one manure-to-energy facility.

     8. Drying and Pelletizing. The heat drying process utilizes a recirculating system to evaporate water from wastewater residuals and create pea-sized pellets. A critical aspect of any drying technology is its ability to produce a consistent and high quality Class A end product that is marketable to identified end-users. This requires the system to manufacture pellets that meet certain criteria with respect to size, dryness, dust elimination, microbiological cleanliness, and durability. We market heat dried biosolids products to the agricultural and fertilizer industries through our Organic Product Marketing Group described below.

     We built and currently operate four drying and pelletization facilities with municipalities including Baltimore, Maryland; Hagerstown, Maryland; and New York, New York. We are currently in the construction phase of a drying and pelletization facility for Pinellas County, Florida, which we will operate when it is completed.

     9. Product Marketing. In 1992, we formed the Organic Product Marketing Group, or OPMG, to market composted and pelletized biosolids from our own facilities as well as municipally owned facilities. OPMG currently markets in excess of 500,000 yards of compost and 155,000 tons of pelletized biosolids annually. OPMG markets a majority of its biosolids products under the trade names Granulite(TM) and AllGro(TM). We are the leader in marketing end use wastewater residuals products, such as compost and heat dried pellets used for fertilizers, and in 2001 we marketed approximately 64% of the heat dried pellets produced in the United States.

     10. Incineration. In the Northeast, we economically and effectively process wastewater residuals through the utilization of the proven thermal processing technologies of multiple-hearth and fluid bed incineration. In multiple-hearth processing, residuals are fed into the top of the incinerator and then mechanically passed down to the hearths below. The heat from the burning residuals in the middle of the incinerator dries the residuals coming down from the top until they begin to burn. Since residuals have approximately the same British thermal unit value as wood chips, very little additional fuel is needed to make the residuals start to burn. The resulting ash by-product is non-toxic and inert, and can be beneficially used as alternative daily cover for landfills. In fluid bed processing, residuals are pumped directly into a boiling mass of super heated sand and air (the fluid bed) that vaporizes the residuals on contact. The top of the fluid bed burns off any remaining compounds resulting in very low air emissions and very little ash by-product. Computerized control of the entire process makes this modern technology fuel efficient, easy to operate, and an environmentally friendly disposal method. We currently operate three incineration facilities.

     11. Alkaline Stabilization. We provide alkaline stabilization services by using lime to treat Sub-Class B biosolids to Class-B standards. Lime chemically reacts with the residuals and creates a Class B product. We offer this treatment process through our BIO*FIX process. Due to its very low capital cost, BIO*FIX is used in interim and emergency applications as well as long-term programs. The BIO*FIX process is designed to effectively inactivate pathogenic microorganisms and to prevent vector attraction and odor. The BIO*FIX process combines specific high-alkalinity materials with residuals at minimal cost. During the past several years, our engineers have developed and improved the BIO*FIX chemical formulations, material handling and instrumentation and control systems in concert with clients, federal and state regulators, consulting engineers and academic researchers.

     12. Land Application. The beneficial reuse of municipal and industrial biosolids through land application has been successfully performed in the United States for more than 100 years. Direct agricultural land application has the proven benefits of fertilization and organic matter addition to the soil. Agricultural communities throughout the country are well acquainted with the practice of land application of biosolids and have first hand experience with the associated agricultural and environmental benefits. Currently, we recycle Class B biosolids through agricultural land application programs in 29 states. Our revenues from land application services are the highest among our service offerings.

CONTRACTS

     Approximately 80% of our 2001 revenue was generated through more than 450 contracts with original terms that range from one to twenty-five years in length. In general, our contracts contain provisions for inflation related annual price increases, renewal provisions, and broad force majeure clauses. Our top ten customers have an average of 11.3 years remaining on their current contracts, including renewal options. In 2001, we experienced a contract retention rate (both renewals and rebids) of approximately 90%.

     Although we have a standard form of agreement, terms may vary depending upon the customer's service requirements and the volume of residuals generated and, in some situations, requirements imposed by statute or regulation. Contracts associated with our land application business are typically two to four year exclusive arrangements excluding renewal options. Contracts associated with drying and pelletizing, incineration or composting are typically longer term contracts, from five to 20 years, excluding renewal options, and generally include provisions such as put-or-pay arrangements and estimated adjustments for changes in the consumer price index for contracts that contain price indexing. Other services such as cleanout and dewatering typically may or may not be under long-term contract depending on the circumstances.

     The majority of our contracts are with municipal entities. Typically a municipality will advertise a request for proposal, and numerous entities will bid to perform the services requested. Often the municipality will choose the best qualified bid, weighing multiple factors including range of services provided, experience, financial capability and lowest cost. The successful bidder then enters into contract negotiations with the municipality.

     Contracts typically include provisions relating to the allocation of risk, insurance, certification of the material, force majeure conditions, change of law situations, frequency of collection, pricing, form and extent of treatment, and documentation for tracking purposes. Many of our agreements with municipalities and water districts provide options for extension without the necessity of going to bid. In addition, many contracts have termination provisions that the customer can exercise; however, in many cases, such terminations create obligations to our customers to compensate us for lost profits.

BACKLOG

     At December 31, 2001, our estimated remaining contract value, which we call backlog, was $1.8 billion of which we estimate approximately $200 million will be realized in 2002. In determining backlog, we calculate the expected payments remaining under the current terms of our contracts, assuming the renewal of contracts in accordance with their renewal provisions, no increase in the level of services during the remaining term, and estimated adjustments for changes in the consumer price index for contracts that contain price indexing. On the same basis, except assuming the renewal provisions are not exercised, we estimate our backlog at December 31, 2001 would have been $1.2 billion. These estimates are based on our operating experience, and we believe them to be reasonable. However, there can be no assurance that our backlog will be realized as contract revenue or earnings. See "Risk Factors -- We are not able to guarantee that our estimated remaining contract value, which we call backlog, will result in actual revenues in any particular fiscal period."

SALES AND MARKETING

     We have a sales and marketing group which has developed and is implementing a comprehensive internal growth strategy which is to expand our business by providing services for new customers who currently perform their own wastewater residuals management, and by increasing the range of services that our existing customers outsource to us.

     In addition, to maintain our existing market base, we endeavor to achieve a 100% renewal rate on expiring service contracts. For 2001, we achieved approximately a 90% renewal rate. We believe that the ability to renew existing contracts is a direct indication of the level of customer satisfaction with our operations. Although we value our current customer base, our focus is to increase revenues that generate long-term, stable income at acceptable margins rather than simply increasing market share.

     Our sales and marketing group also works with our operations staff which typically respond to requests to proposals for routine work that is awarded to the lowest cost bidder. This allows our sales and marketing group to focus on prospective rather than reactive marketing activities. Our sales and marketing group is focused on developing new business from specific market segments that have historically netted the highest returns. These are segments where we believe we should have an enhanced competitive advantage due to the complexity of the job, the proximity of the work to our existing business, or a unique technology or facility that we are able to offer. We seek to maximize profit potential by focusing on negotiated versus low-bid procurements, long versus short-term contracts and projects with multiple services. In addition, we are focusing on the rapidly growing Class A market. Our sales incentive program is designed to reward the sales force for success in these target markets.

     We proactively approach municipal market segments, as well as new industrial segments, through professional services contracts. We are in a unique industry position to successfully market through professional services contracts, because we are an operations company that is solution and technology neutral as we offer virtually every type of proven service category marketed in the industry today. This means we can customize a wastewater residuals management program for a client with no technology or service category bias.

ACQUISITIONS HISTORY

     Historically, acquisitions have been an important part of our growth strategy. We completed a total of 16 acquisitions from 1998 through 2000, highlighted by our last acquisition in August 2000 of Waste Management's Bio Gro Division. Bio Gro had been the one of the largest providers of wastewater residuals management services in the United States, with 1999 annual revenues of $118 million and EBITDA of $27 million. Bio Gro provided wastewater residuals management services in 24 states and was the market leader in thermal drying and pelletization. Other acquisitions from 1998 to the present include the following:

COMPANY                               DATE ACQUIRED   MARKET SERVED    CAPABILITIES ACQUIRED
-------                               -------------   -------------   -----------------------
A&J Cartage, Inc. ..................  June 1998       Midwest         Land Application
Recyc, Inc. ........................  July 1998       West            Composting
Environmental Waste Recycling,
  Inc. .............................  November 1998   Southeast       Land Application
National Resource Recovery, Inc. ...  March 1999      Midwest         Land Application
Anti-Pollution Associates...........  April 1999      Florida Keys    Facility Operations
D&D Pumping, Inc. ..................  April 1999      Florida Keys    Land Application
Vital Cycle, Inc. ..................  April 1999      Southwest       Product Marketing
AMSCO, Inc. ........................  May 1999        Southeast       Land Application
Residual Technologies, LP...........  January 2000    Northeast       Incineration
Davis Water Analysis, Inc. .........  February 2000   Florida Keys    Facility Operations
AKH Water Management, Inc. .........  February 2000   Florida Keys    Facility Operations
Ecosystematics, Inc. ...............  February 2000   Florida Keys    Facility Operations
Rehbein, Inc. ......................  March 2000      Midwest         Land Application
Whiteford Construction Company......  March 2000      Mid-Atlantic    Cleanouts
Environmental Protection &
  Improvement Co....................  March 2000      Mid-Atlantic    Rail Transportation

     With the Bio Gro acquisition in August 2000, we substantially increased our service offerings and geographic coverage. As a result, we have shifted our focus to internal growth. We will continue to selectively seek acquisitions if strategically and economically attractive.

FACILITIES

     We currently lease approximately 11,300 square feet of office space at our principal place of business located in Houston, Texas. We also lease regional operational facilities in: Houston, Texas; Corona, California; Advance, North Carolina; Millersville, Maryland; Baltimore, Maryland; and Miamisburg, Ohio, and have 11 district offices throughout the United States.

     We own and operate four drying and pelletization facilities; one located in New York, New York, two in Baltimore, Maryland and one in Hagerstown, Maryland. We also operate three incineration facilities located in Woonsocket, Rhode Island; Waterbury, Connecticut; and New Haven, Connecticut. Additionally, we own property in Salome, Arizona, Maysville, Arkansas, Lancaster, California, King George, Virginia, and Wicomico County, Maryland. These properties are utilized for composting, storage or land application.

     We maintain permits, registrations or licensing agreements on more than 950,000 acres of land in 29 states for applications of biosolids.

COMPETITION

     We provide a variety of services relating to the transportation and treatment of wastewater residuals. We are not aware of another company focused exclusively on the management of wastewater residuals from a national perspective. We have several types of direct competitors. These include small local companies, regional residuals management companies and national and international water and wastewater operations/ privatization companies.

     We compete with these competitors through several mechanisms including providing quality services at competitive prices, partnering with technology providers to offer proprietary processing systems, and utilizing strategic land application sites. Municipalities often structure bids for large projects based on the best qualified bid, weighing multiple factors, including experience, financial capability and lowest cost. We also believe that the full range of wastewater residuals management services we offer provide a competitive advantage over other entities offering a lesser complement of services.

     In many cases, municipalities and industries choose not to outsource their residuals management needs. In the municipal market, we estimate that up to 60% of the POTW plants are not privatized. We are actively reaching out to this segment to persuade them to explore the benefits of outsourcing these services to us. For these generators we can offer increased value through numerous areas, including lower cost, ease of management, technical expertise, liability assumption/risk management, access to capital or technology and performance guarantees.

FEDERAL, STATE AND LOCAL GOVERNMENT REGULATION

     Federal, state and local environmental authorities regulate the activities of the municipal and industrial wastewater generators and enforce standards for the discharge from wastewater treatment plants (effluent wastewater) with permits issued under the authority of the Clean Water Act, as amended, and state water quality control acts. The treatment of wastewater produces an effluent and wastewater solids. The treatment of these solids produces biosolids. To the extent demand for our residuals treatment methods is created by the need to comply with the environmental laws and regulations, any modification of the standards created by such laws and regulations may reduce the demand for our residuals treatment methods. Changes in these laws or regulations, or in their enforcement, may also adversely affect our operations by imposing additional regulatory compliance costs on us, requiring the modification of and/or adversely affecting the market for our wastewater residuals management services.

     CERCLA generally imposes strict joint and several liability for cleanup costs upon: (1) present owners and operators of facilities at which hazardous substances were disposed; (2) past owners and operators at the time of disposal;
(3) generators of hazardous substances that were disposed at such facilities; and (4) parties who arranged for the disposal of hazardous substances at such facilities. CERCLA Section 107 liability extends to cleanup costs necessitated by a release or threat of release of a hazardous substance. However, the definition of "release" under CERCLA excludes the "normal application of fertilizer." The EPA regulations regard biosolids applied to land as a fertilizer substitute or soil conditioner. The EPA has indicated in a published document that it considers biosolids applied to land in compliance with the applicable regulations not to constitute a "release." However, the land application of biosolids that do not comply with Part 503 Regulations could be considered a release and lead to CERCLA liability. Monitoring as required under
Part 503 Regulations is thus very important. Although the biosolids and alkaline waste products may contain limited quantities or concentrations of hazardous substances (as defined under CERCLA), we have developed plans to manage the risk of CERCLA liability, including training of operators, regular testing of the biosolids and the alkaline admixtures to be used in treatment methods and reviewing incineration and other permits held by the entities from which alkaline admixtures are obtained.

PERMITTING PROCESS

     We operate in a highly regulated environment and the wastewater treatment plants and other plants at which our biosolids management services may be provided are usually required to have permits, registrations and/or approvals from federal, state and/or local governments for the operation of such facilities.

     Many states, municipalities and counties have regulations, guidelines or ordinances covering the land application of Class B biosolids, many of which set either a maximum allowable concentration or maximum pollutant-loading rate for at least one pollutant. The Part 503 Regulations also require monitoring Class B biosolids to ensure that certain pollutants or pathogens are below thresholds. The EPA has considered increasing these thresholds or adding new thresholds for different substances, which could increase our compliance costs. In addition, some states have established management practices for land application of Class B biosolids. In some jurisdictions, state and/or local authorities have imposed permit requirements for, or have prohibited, the land application or agricultural use of Class B biosolids. There can be no assurance that any such permits will be issued or that any further attempts to require permits for, or to prohibit, the land application or agricultural use of Class B biosolids products will not be successful.

     Any of the permits, registrations or approvals noted above, or applications therefore may be subject to denial, revocation or modification under various circumstances. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, we may be required to obtain additional, or modify existing, operating permits, registrations or approvals. The process of obtaining or renewing a required permit, registration or approval can be lengthy and expensive and the issuance of such permit or the obtaining of such approval may be subject to public opposition or challenge. Much of this public opposition or challenge, as well as related complaints, relates to odor issues, even when we are in compliance with odor requirements and even though we have worked hard to minimize odor from our operations. There can be no assurances that we will be able to meet applicable regulatory requirements or that further attempts by state or local authorities to prohibit, or public opposition or challenge to, the land application, agricultural use of biosolids, thermal processing or biosolids composting will not be successful.

PATENTS AND PROPRIETARY RIGHTS

     We have several patents and licenses relating to the treatment and processing of biosolids. Our patents have durations from 2008 to 2020. While there is no single patent that is material to our business, we believe that our aggregate patents are important to our prospects for future success. However, we cannot be certain that future patent applications will issue as patents or that any issued patents will give us a competitive advantage. It is also possible that our patents could be successfully challenged or circumvented by competition or other parties. In addition, we cannot assure that our treatment processes do not infringe patents or other proprietary rights of other parties.

     In addition, we make use of our trade secrets or "know-how" developed in the course of our experience in the marketing of our services. To the extent that we rely upon trade secrets, unpatented know-how and the development of improvements in establishing and maintaining a competitive advantage in the market for our services, we can provide no assurances that such proprietary technology will remain a trade secret or that others will not develop substantially equivalent or superior technologies to compete with our services.

EMPLOYEES

     As of March 13, 2002, we had approximately 906 full-time employees. These employees include: eight executive officers, 15 non-executive officers, 116 operations managers, 57 environmental specialists, 64 maintenance personnel, 179 drivers and transportation personnel, 99 land application specialists, 101 general operation specialists, 29 sales employees and 86 financial and administrative employees. Additionally, we use contract labor for various operating functions, including hauling and spreading services, when it is economically advantageous.

     Although we have 39 union employees, our employees are generally not represented by a labor union or covered by a collective bargaining agreement. We believe we have good relations with our employees. We provide our employees with certain benefits, including health, life, dental, and accidental death and disability insurance and 401(k) benefits.

POTENTIAL LIABILITY AND INSURANCE

     The wastewater residuals management industry involves potential liability risks of statutory, contractual, tort, environmental and common law liability claims. Potential liability claims could involve, for example:

     - personal injury;

     - damage to the environment;

     - violations of environmental permits;

     - transportation matters;

     - employee matters;

     - contractual matters;

     - property damage; or

     - alleged negligence or professional errors or omissions in the planning or performance of work.

     We could also be subject to fines or penalties in connection with violations of regulatory requirements.

     We carry $51 million of liability insurance (including umbrella coverage), and under a separate policy, $10 million of aggregate pollution and legal liability insurance ($10 million each loss) subject to retroactive dates, which we consider sufficient to meet regulatory and customer requirements and to protect our employees, assets and operations. There can be no assurance that we will not face claims under CERCLA or similar state laws resulting in substantial liability for which we are uninsured and which could have a material adverse effect on our business.

     Our insurance programs utilize large deductible/self-insured retention plans offered by a commercial insurance company. Large deductible/self-insured retention plans allow us the benefits of cost-effective risk financing while protecting us from catastrophic risk with specific stop loss insurance limiting the amount of self-funded exposure for any one loss and aggregate stop loss insurance limiting the self-funding exposure for any one year.

LEGAL AND OTHER PROCEEDINGS

     Our business activities are subject to environmental regulation under federal, state and local laws and regulations. In the ordinary course of conducting our business activities, we become involved in judicial and administrative proceedings involving governmental authorities at the federal, state and local levels. We believe that these matters will not have a material adverse effect on our business, financial condition and results of operations. However, the outcome of any particular proceeding cannot be predicted with certainty. We are required, under various regulations, to procure licenses and permits to conduct our operations. These licenses and permits are subject to periodic renewal without which our operations could be adversely affected. There can be no assurance that regulatory requirements will not change to the extent that it would materially affect our consolidated financial statements.

  MARSHALL CASE

     In January 2002, we settled a lawsuit that was filed in Rockingham County Superior Court, New Hampshire in November 1998. The plaintiff claimed that the death of an individual was allegedly caused by exposure to certain biosolids land applied by one of our wholly owned subsidiaries. The plaintiff in the settlement represented that there was no scientific support to the allegations as previously alleged.

  RIVERSIDE COUNTY

     We operate and lease a composting facility in Riverside County, California, under a CUP, that expires January 1, 2010. The CUP allows for a reduction in material intake and CUP term in the event of noncompliance with the CUP's terms and conditions. In response to alleged noncompliance due to excessive odor, on or about June 22, 1999, the Riverside County Board of Supervisors attempted to reduce our intake of biosolids from 500 tons per day to 250 tons per day. We believe that this was not an authorized action for the Board of Supervisors. On September 15, 1999, we were granted a preliminary injunction restraining and enjoining the County from restricting our intake of biosolids at our Riverside composting facility.

     In the lawsuit that we filed in the Superior Court of California, County of Riverside, we have also complained that the County's treatment of us is in violation of our civil rights under U.S.C. Section 1983 and that our due process rights were being affected because the County was improperly administering the odor protocol in the CUP. The County alleges that the odor "violations," as well as our actions in not reducing intake, could reduce the term of the CUP to January 2002. We disagree and are challenging the County's position in the lawsuit.

     No trial date has been set at this time. The case is currently subject to an agreed stay until July 12, 2002 and we continue to operate under the existing CUP while the parties explore settlement. Proposed terms of settlement set forth in an expired Memorandum of Understanding with the County serve as the basis for continuing settlement discussions, which terms include a plan to relocate the compost facility to a piece of land owned by the County.

     Whether or not the parties reach settlement based on the terms of the expired Memorandum of Understanding or otherwise, the site may be closed, we may incur additional costs related to contractual agreements, relocation and site closure, as well as the need to obtain new permits (including some from the County) at a new site. If we are unsuccessful in our efforts, goodwill and certain assets may be impaired. Total goodwill associated with the operations is approximately $13,843,000 at December 31, 2001. The financial impact associated with a site closure cannot be reasonably estimated at this time. Although we feel that our case is meritorious, the ultimate outcome cannot be determined at this time.


  LOPEZ CASE



     In June 2002, we settled a lawsuit filed in the District Court of Jackson County, Texas against our wholly owned subsidiary, Synagro of Texas-CDR, Inc. The suit arose out of an automobile accident involving a vehicle operated by Synagro of Texas-CDR, Inc., in which one person was killed and two others were injured. The full settlement amount was paid by insurance proceeds, however we have agreed to reimburse the Texas Property and Casualty Insurance Guaranty Association an amount ranging from $625,000 to $2,500,000 depending on future circumstances. We believe that any reimbursement obligation will not be determined or become due for several years.



  RELIANCE INSURANCE



     For the 24 months ended October 31, 2000, which we refer to as the Reliance Coverage Period, we insured certain risks, including automobile, general liability, and worker's compensation, with Reliance National Indemnity Company, or Reliance, through policies totaling $26 million in annual coverage. On

June 11, 2001, Reliance's ultimate parent, Reliance Group Holdings, Inc., filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code of 1978, as amended. On October 3, 2001, the Pennsylvania Insurance Commissioner removed Reliance from rehabilitation and placed it into liquidation.



     Claims have been asserted and/or brought against us and our affiliates related to alleged acts or omissions occurring during the Reliance Coverage Period. It is possible, depending on the outcome of possible claims made with various state insurance guaranty funds, that we will have no (or insufficient) insurance funds available to pay any potential losses. There are uncertainties relating to (1) our ultimate liability, if any, for damages in other cases arising during the Reliance Coverage Period, (2) the availability of the insurance coverage, and (3) possible recovery from state insurance guaranty funds.



     Based upon information available as of June 20, 2002, we have estimated that $1.9 million is our exposure for the potential reimbursement to the Texas Property and Casualty Insurance Guaranty Association, costs associated with the settlement of the Lopez case (described above under the caption '--Lopez Case") and for unpaid insurance claims and other costs for which coverage may not be available due to the pending liquidation of Reliance. We have previously recorded a special charge of $2.2 million in our December 31, 2001, financial statements to record the estimated exposure for these matters and related legal expenses. Although we believe the $1.9 million charge represents our current probable exposure related to such matters, the final resolution could be substantially different from the amount recorded.



  OTHER


     There are various other lawsuits and claims pending against us that have arisen in the normal course of our business and relate mainly to matters of environmental, personal injury and property damage. The outcome of these matters is not presently determinable but, in the opinion of our management, the ultimate resolution of these matters will not have a material adverse effect on our consolidated financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The following table sets forth information with respect to our executive officers and directors:

                NAME                   AGE                      POSITION
-------------------------------------  ---   -----------------------------------------------
Ross M. Patten.......................  58    Director*, Chairman of the Board and Chief
                                             Executive Officer
Robert C. Boucher, Jr. ..............  37    President and Chief Operating Officer
Mark A. Rome.........................  35    Executive Vice President and Chief Development
                                             Officer
Alvin L. Thomas II...................  36    Executive Vice President and General Counsel
J. Paul Withrow......................  36    Executive Vice President and Chief Financial
                                             Officer
James P. Carmichael..................  43    President and Chief Operating Officer,
                                             Processing
Randall S. Tuttle....................  38    President and Chief Operating Officer,
                                             Operations
Kenneth Ch'uan-k'ai Leung............  57    Director*
David A. Donnini.....................  36    Director*
Vincent J. Hemmer....................  33    Director*
Gene Meredith........................  60    Director*
Alfred Tyler, 2nd....................  59    Director*

---------------

* Directors are elected each year at the annual meeting of the stockholders. Each director serves until his successor is elected and qualified or until his death, resignation or removal.

     ROSS M. PATTEN was appointed by the board of directors as Chief Executive Officer in February 1998 and was elected to the position of Chairman of the Board in August 1998. Prior to joining Synagro, Mr. Patten enjoyed a 17-year career at Browning-Ferris Industries from 1972 to 1989, where he last served as Divisional Vice President -- Corporate Development. He also served as Executive Vice President for Development of Wheelabrator Technologies, a Waste Management, Inc. subsidiary from 1989 to 1991, and Director and Vice President -- Business Development of Resource NE, Inc., prior to its acquisition by Waste Management, Inc. From 1996 to 1998 Mr. Patten was a founder, principal and managing director of Bedford Capital, an investment firm specializing in environmental companies, and Bedford Management, which provides consulting services to publicly held waste management and environment related companies in the area of growth and acquisition strategy, formation and implementation.

     ROBERT C. BOUCHER, JR. was appointed President and Chief Operating Officer in February 2002. Prior to joining us, Mr. Boucher served as Regional Vice President of Allied Waste Industries in Tynsboro, Massachusetts. From 1994 to 1997, Mr. Boucher worked for Waste Management of Greater Boston, last serving as Division President. Mr. Boucher attended Bridgeton Academy in Maine and studied business administration at Northeastern University in Boston.

     MARK A. ROME was appointed Executive Vice President and Chief Development Officer in 1998. Mr. Rome, an attorney and CPA, joined Synagro from Sanders Morris Mundy (now Sanders Morris Harris), where he worked from 1997 to 1998 an investment banking firm specializing in industry consolidations. He previously practiced tax and corporate law at Fulbright & Jaworski L.L.P. from 1992 to 1995. Mr. Rome received his law degree from the University of Texas School of Law and a Masters in Professional Accounting from the University of Texas Graduate School of Business.

     ALVIN L. THOMAS II was appointed Executive Vice President and General Counsel during 1998. Mr. Thomas practiced law with the national law firm of Littler Mendelson, P.C. from 1996 to 1998 prior to joining Synagro. Mr. Thomas also practiced law at Fulbright & Jaworski L.L.P. from 1993 to 1996. Mr. Thomas received his law degree from the University of Pittsburgh School of Law and an LL.M. in

Taxation from New York University School of Law. His legal background is broad-based with emphasis in tax law, employment law, corporate law and litigation.

     J. PAUL WITHROW was appointed Executive Vice President and Chief Financial Officer during 1999. From 1997 to 1999 Mr. Withrow was Vice President and Chief Accounting Officer of Integrated Electrical Services, Inc., which is a leading national provider of electrical contracting and maintenance services. Prior to that, Mr. Withrow was a Senior Audit Manager at Arthur Andersen LLP from 1987 to 1997. Mr. Withrow is a Certified Public Accountant and received his Bachelor of Business Administration in Accounting from the University of Houston.

     JAMES P. CARMICHAEL was appointed President and Chief Operating Officer, Processing in June 2001. Prior to joining us, Mr. Carmichael served as Vice President and General Manager of the Thermal Operations Group of the Bio Gro Division of Wheelabrator Technologies, Inc. from 1990 to 1998. Mr. Carmichael joined Synagro in connection with the acquisition by Synagro of Bio Gro in August 2000 and initially became Vice President responsible for all of our Pelletizing Operations. He holds a Bachelor of Science degree in engineering from the University of Connecticut.

     RANDALL S. TUTTLE was appointed President and Chief Operating Officer, Operations in January 2000. Prior to joining us, Mr. Tuttle served as President of AMSCO, Inc., the leading provider of residuals management, recycling and land application services in the Southeastern United States. Mr. Tuttle worked for AMSCO from 1986 to 1990. Mr. Tuttle joined Synagro in connection with the acquisition of AMSCO in April 1999 and became a Regional Vice President responsible for all of Synagro's operations in the Southeast. Mr. Tuttle is a 1985 graduate of Duke University with degrees in Political Science and Economics.

     KENNETH CH'UAN-K'AI LEUNG has been a managing director of investment banking at Sanders Morris Harris since 1995 and is the Chief Investment Officer of the Environmental Opportunities Fund, Ltd. Additionally, he is the Editor of Environmental Review. Previously, Mr. Leung was associated with Smith Barney from 1978 to 1994, and before that with F. Eberstadt & Co. Inc. from 1974 to 1978, Chemical Bank from 1968 to 1979 and Chase Manhattan Bank from 1967 to 1968. He received his B.A. from Fordham College and his M.B.A. from Columbia University. Mr. Leung serves on the boards of SystemOne, U.S. Plastic Lumber Corporation, Waterlink, Avista Resources, Inc. and North Star Passenger.

     DAVID A. DONNINI is currently a principal and member with GTCR and has been with GTCR since 1991. He previously worked as an associate consultant with Bain & Company. Mr. Donnini earned a BA in Economics, summa cum laude, Phi Beta Kappa with distinction, from Yale University and an MBA from Stanford University where he was the Robichek Finance Award recipient and an Arjay Miller Scholar. Mr. Donnini serves on the board of directors of various companies including American Sanitary, Cardinal Logistics Management, Inc., FutureNext Consulting, Inc., U.S. Aggregates, Inc. and U.S. Fleet Services.

     VINCENT J. HEMMER is currently a principal with GTCR and has been with GTCR since 1996. Mr. Hemmer worked as a consultant with the Monitor Company from 1990 to 1996. He earned a BS in Economics, magna cum laude, and was a Benjamin Franklin Scholar at The Wharton School of the University of Pennsylvania. Mr. Hemmer received his MBA from Harvard University. Mr. Hemmer serves on the board of directors of several companies including Hawkeye Communications, Student Transportation of America, Alliant Resources Group, Inc., Health Quest Global Communication Partners and Coinmach Corporation.

     GENE MEREDITH served more than 30 years in senior management roles in the solid waste industry. He was a Regional Vice President at Browning-Ferris Industries, Inc. where he worked from 1974 to 1989, and Chairman, President and CEO of Mid-American Waste Systems from 1995 to 1997. He previously served as a director of USA Waste Services from 1994 to 1995, Envirofil, Inc. from 1992 to 1994, and as general manager of a waste company in St. Paul, Minnesota from 1966 to 1971. Mr. Meredith also has a law degree, and spent five years as Senior Partner at Meredith & Addicks in St. Paul, Minnesota.

     ALFRED TYLER, 2ND has been associated with the environmental services industry for over 25 years, serving most recently as President and CEO of Enviro-Gro Technologies until that provider of biosolids management services was sold in 1992 to Wheelabrator Technologies Inc. Mr. Tyler was employed with Enviro-Gro Technologies from 1982 to 1989. Mr. Tyler also heads a private investment company, is President of a landfill and construction company, Managing Director of Bedford Capital, and currently serves on the Board of Directors of US Liquids, Inc.

                             EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to us for the periods indicated for (i) the Chief Executive Officer and, (ii) the next four most highly compensated Executive Officers, or collectively, the Named Executives.

                                           ANNUAL COMPENSATION
                                    ----------------------------------    STOCK OPTION
NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS    OTHER    AWARDS (SHARES)
---------------------------         ----   --------   -------   ------   ---------------
Ross M. Patten....................  2001   $225,908   $86,409   $9,600       520,000
  Chief Executive Officer and       2000   $150,000   $91,200   $9,600       315,000
  Chairman of the Board of
     Directors                      1999   $134,038   $40,500   $9,600       150,000
Mark A. Rome......................  2001   $177,718   $67,977   $6,000       230,000
  Executive Vice President and      2000   $170,417   $69,900   $6,000       120,000
  Chief Development Officer         1999   $120,000   $31,500   $6,000        90,000
Alvin L. Thomas II................  2001   $177,718   $67,977   $6,000       230,000
  Executive Vice President          2000   $170,417   $69,900   $6,000       240,000
  and General Counsel               1999   $120,000   $31,500   $6,000        10,000
Randall S. Tuttle.................  2001   $177,718   $67,977   $6,000       320,000
  President and Chief Operating     2000   $170,417   $69,900   $5,000            --
  Officer, Operations Division      1999   $ 66,666   $31,500       --            --
J. Paul Withrow...................  2001   $177,718   $67,977   $6,000       230,000
  Executive Vice President and      2000   $170,417   $69,900   $6,000       250,000
  Chief Financial Officer           1999   $ 60,000   $31,500   $3,000       200,000

OPTION GRANTS

     The following table sets forth certain information with respect to stock options granted to the Named Executives during 2001.

                                                                                   POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS(2)                VALUE AT ASSUMED
                                       ----------------------------------------    ANNUAL RATES OF STOCK
                                       PERCENT OF TOTAL                           PRICE APPRECIATION FOR
                                       OPTIONS GRANTED                                OPTION TERM(1)
                             OPTIONS     TO EMPLOYEES     EXERCISE   EXPIRATION   -----------------------
NAME                         GRANTED       IN YEAR         PRICE        DATE         5%           10%
----                         -------   ----------------   --------   ----------   ---------   -----------
Ross M. Patten.............  520,000        12.3%          $2.50       1/2/11     $182,294    $1,060,306
Mark A. Rome...............  230,000         5.4%          $2.50       1/2/11     $ 80,630    $  468,981
Alvin L. Thomas II.........  230,000         5.4%          $2.50       1/2/11     $ 80,630    $  468,981
Randall S. Tuttle..........  320,000         7.5%             --       1/2/11     $112,181    $  652,496
J. Paul Withrow............  230,000         5.4%          $2.50       1/2/11     $ 80,630    $  468,981

---------------

(1) Potential values stated are the result of using the Commission's method of calculation of 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods. The market price of the common stock on the date of grant was $1.75 per share.

(2) Unvested options will immediately vest upon our change of control, including acquisition by any person or group of persons of at least 25 percent of our common stock, a merger resulting in our existing stockholders owning less than 50 percent of our outstanding stock following a merger, termination of employment without cause and election by the stockholders of a director not nominated by a majority of the board.

OPTION EXERCISES AND YEAR END VALUES

     The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock held by each of the Named Executives at December 31, 2001. Of the Named Executives, none exercised stock options during 2001.

                                                NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                        SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                       ACQUIRED                   DECEMBER 31, 2001           DECEMBER 31, 2001(1)
                          ON       VALUE     ---------------------------   ---------------------------
NAME                   EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   --------   --------   -----------   -------------   -----------   -------------
Ross M. Patten.......    --         --         548,000        922,000          $--            $--
Mark A. Rome.........    --         --         279,000        401,000          $--            $--
Alvin L. Thomas II...    --         --         258,000        422,000          $--            $--
Randall S. Tuttle....    --         --              --        320,000          $--            $--
J. Paul Withrow......    --         --         250,000        430,000          $--            $--

---------------

(1) Value of in-the-money options calculated based on the closing price per share of the common stock on December 31, 2001 ($2.17 per share) as reported on the Nasdaq Small-Cap Market.

EMPLOYMENT AGREEMENTS

     We employ Ross M. Patten, Robert Boucher, Mark A. Rome, Alvin L. Thomas II, Randall S. Tuttle and J. Paul Withrow under employment agreements. Each employment agreement, except that of Mr. Boucher, has a continuous 24 month term. Mr. Boucher's employment agreement has a continuous 12 month term. The current annual salary under the respective employment agreements is $275,000 per year for Mr. Patten, $240,000 per year for Mr. Boucher, and $177,718 per year for each of Messrs. Rome, Thomas, Tuttle and Withrow. Additionally, Messrs. Patten, Boucher, Rome, Thomas, Tuttle and Withrow may be entitled to bonus awards up to 50% of their respective base salaries, as may be approved by the Board of Directors, and are entitled to participate in any applicable profit-sharing, stock option or similar benefit plan. These agreements contain confidentiality and non-compete provisions.

     We employ James P. Carmichael under an employment and confidentiality agreement which became effective September 1, 2001. This agreement has a two year term. The annual salary under his employment agreement is $177,718 and Mr. Carmichael may be entitled to such bonus awards as determined by our management based on the financial performance and Mr. Carmichael's individual job performance. Mr. Carmichael is entitled to participate in any applicable stock options or similar benefit plan. His employment agreement contains non-compete provisions.

     On January 27, 2000, we entered into an Agreement Concerning Employment Rights, or Employment Rights Agreement, with each of Messrs. Patten, Rome, Thomas and Withrow. The Employment Rights Agreement provides that in the event that (i) we terminate the executive's employment for any reason other than for Cause (as defined), death or disability, (ii) the executive terminates their employment with us for Good Reason (as defined), or (iii) a Change in Control (as defined) occurs, then the executive shall have the right to receive an option payment from us. In satisfying this obligation, we will, at our option:
(x) issue options to purchase a certain number of registered shares of our common stock, or Base Option Amount, at an exercise price of $2.50 per share, which shall be fully vested and non-transferable, and shall expire 90 days from the date of issue; (y) issue registered shares of our common stock equal to the result of (A) the product of the Base Option Amount multiplied by the fair market value per share of our common stock less $2.50, or Stock Value, divided by (B) the fair market value per share of our common stock; or (z) a cash payment equal to the Stock Value. The Base Option Amount, as modified on March 1, 2001, is equal to the number of outstanding options issued to Messrs Patten, Rome, Thomas and Withrow as of the date hereof. These executives would be required to forfeit their existing vested and unvested stock options if such payment has been made by us. As of December 31, 2001, Messrs. Patten, Rome, Thomas and Withrow had options to purchase stock totaling 1,470,000, 680,000, 680,000, and 680,000, respectively.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

LEASES WITH STOCKHOLDERS

     We maintain two leases with James A. Jalovec, one of our stockholders, or one of his affiliates. The first lease has an initial term through July 31, 2004 with an option to renew for an additional five-year period. Rental payments made under this lease in 2001 totaled approximately $97,000. The second lease has an initial term through December 31, 2013. Rental payments made under the second lease in 2001 totaled approximately $110,000. We believe the terms of these arrangements are at least as favorable to us as would be available from an unaffiliated party.

SUBORDINATED DEBT

     In August 2000, we entered into an amended and restated Senior Subordinated Loan Agreement with GTCR Capital Partners L.P., or GTCR Capital, and certain affiliates of The TCW Group, Inc., or the TCW/ Crescent Lenders, in which GTCR Capital and the TCW/Crescent Lenders agreed to provide up to $230 million in subordinated debt financing to fund acquisitions and for certain other uses, in each case as approved by our Board of Directors and the Board of Directors of GTCR Capital. As of December 31, 2001, the amount of subordinated debt outstanding was $52.8 million with an average interest rate of 12%. The highest amount of subordinated debt outstanding in 2001 was $52.8 million. GTCR Capital is an affiliate of GTCR, our majority stockholder. Affiliates of GTCR and The TCW Group, Inc. received the portion of the proceeds from the sale of the old notes that were used to retire all amounts outstanding under this debt. See "Use of Proceeds" and "Description of Other Indebtedness and Preferred
Stock -- Subordinated Debt."

MONITORING AGREEMENT

     In connection with the transactions contemplated by the amended and restated Senior Subordinated Loan Agreement we entered into an amended and restated Monitoring Agreement, or the Monitoring Agreement, with GTCR and the TCW/Crescent Lenders. The primary purpose for the Monitoring Agreement was to allow the TCW/Crescent Lenders to share in the monitoring fees granted to GTCR in our original monitoring agreement with GTCR entered into in January 2000. Under the Monitoring Agreement, we agreed that at the time of any financing under the Senior Subordinated Loan Agreement, we would pay GTCR and the TCW/Crescent Lenders a monitoring fee equal to 0.5% of the aggregate amount of such financing at the time of issuance. The Monitoring Agreement terminated upon repayment of all of our loan obligations under the Senior Subordinated Loan Agreement.

PROFESSIONAL SERVICES AGREEMENT

     In connection with the initial issuance of convertible preferred stock to GTCR under the Purchase Agreement dated January 27, 2000, we entered into a Professional Services Agreement with GTCR in which GTCR agreed to provide certain management and financial services for us. As consideration for such services, we agreed that at the time of any purchase of convertible preferred stock under the Purchase Agreement we would pay GTCR a placement fee equal to 0.5% of the amount paid to us in connection with such purchase. The Professional Services Agreement will continue in effect until such time as GTCR Fund ceases to own at least 25% of the convertible preferred stock issued under the Purchase Agreement.

OLD CREDIT FACILITY

     In 2000, we entered into a senior credit facility with Bank of America, N.A., and certain other lenders to fund working capital for acquisitions, to refinance existing debt, to provide working capital for operations, to fund capital expenditures and for other general corporate purposes. As of December 31, 2001, $161,936,000 was borrowed under the old credit facility at an average interest rate of 4.66%. Bank of America, N.A., is an affiliate of Banc of America Securities LLC, one of the initial purchasers of this offering. Affiliates of Banc of America Securities LLC received a portion of the proceeds from this offering that were used to repay amounts outstanding under this old credit facility. See "Use of Proceeds" and "Description of Other Indebtedness and Preferred Stock -- Old Credit Facility."

REGISTRATION RIGHTS AGREEMENTS

  JALOVEC REGISTRATION RIGHTS AGREEMENT

     On June 23, 1998, and in connection with our acquisitions of A&J Cartage, Inc., Michigan Organic Resources, Inc. and A&J Cartage, Inc. Southeast, we entered into a registration rights agreement with James A. Jalovec, Donald R. Hoekstra and Karl Hoekstra, or each referred to as a Jalovec Stockholder and together the Jalovec Stockholders. James A. Jalovec is one of our principal stockholders. Under this agreement, the Jalovec Stockholders are each entitled to request the inclusion of their registrable securities in any registration statement at our expense whenever we propose to register any offering of our common stock for our own account under the Securities Act for a public offering for cash (other than pursuant to employee compensation or benefit plans or one or more acquisition transactions on Form S-4 or Form S-1 (or such successor forms)).

  ENVIRONMENTAL OPPORTUNITIES REGISTRATION RIGHTS AGREEMENT

     On March 31, 1998, we entered into a registration rights agreement with Environmental Opportunities Fund, L.P., or EOF, and Environmental Opportunities Fund (Cayman), L.P., or EOFC, in connection with a subscription agreement between the same parties. EOF and EOFC are principal stockholders. Under this agreement, for a five-year period, EOF and EOFC may demand that we prepare and file a registration statement under the Securities Act registering the resale of the registrable securities of EOF and EOFC. Additionally, EOF and EOFC are each entitled to request the inclusion of their registrable securities in any registration statement at our expense whenever we propose to register for sale for cash any of our equity securities (excluding registrations on Form S-8 or S-4 or comparable successor forms).

  GTCR INVESTORS AND TCW/CRESCENT LENDERS REGISTRATION AGREEMENT

     On August 14, 2000, we entered into an amended and restated registration agreement with GTCR Fund VII, L.P., GTCR Co-Invest, L.P., and GTCR Capital, or collectively referred to as the GTCR Investors, and the TCW/Crescent Lenders, together with the GTCR Investors, the Investors. The GTCR Investors are affiliates of GTCR, our majority stockholder. Pursuant to this agreement, the holders of a majority of the Investors' registrable securities have the right at any time, subject to certain conditions, to require us to register any or all of their securities at our expense under the Securities Act on Form S-1, which we refer to as a "long-form registration" or on Form S-2 or S-3, which we refer to as a "short form registration," each a "demand registration". We are not required to effect any such long-form registration 90 days after the effective date of a previous long-form registration or a previous registration in which the holders of registrable securities were given piggyback rights thereunder.

     In addition, the Investors are each entitled to request the inclusion of their registrable securities in any registration statement at our expense whenever we register any offering of our securities under the Securities Act (other than pursuant to a demand registration or in connection with registrations on Form S-4 or S-8 (or such successor forms)).

  RESTEC REGISTRATION RIGHTS

     Pursuant to the terms and provisions of the Purchase and Sale Agreement dated October 20, 1999, by and among us, Paul A. Toretta, or Toretta, Eileen Toretta, as Trustee of the Paul A. Toretta 1998 Grant, or the Grant, Frances A. Guerrera, Frances A. Guerrera, as executrix of the Estate of Richard J. Guerrera, or the Estate and together with Toretta and the Grant, the RESTEC Shareholders, and Frances A. Guerrera and Robert Dionne, as Co-Trustees of the Richard J. Guerrera Revocable Trust under Agreement dated November 2, 1998, as amended by that certain Letter Amendment dated January 7, 2000, and that certain Second Amendment to Purchase and Sale Agreement dated January 26, 2000, or the RESTEC Purchase Agreement, the RESTEC Shareholders, as a group, are entitled to a maximum of four demand registrations at our expense. The RESTEC Shareholders also are entitled to request the inclusion of certain of their securities in any registration statement at our expense whenever we propose to register for sale for cash any of our securities (excluding registrations on Form S-8 or S-4, a registration statement filed in connection with an exchange offer or an offering of securities solely to our existing shareholders, or a registration statement filed in connection with an exchange offer or an offering of securities by any of our shareholders).

     Additionally, we granted Toretta and the Estate registration rights pursuant to an Agreement and Plan of Merger, dated as of October 20, 1999, by and among us, RESTEC Acquisition Corp, New England Treatment Company, Inc., Toretta, Frances A. Guerrera, the Estate, and the Trust, or the RESTEC Merger Agreement. We are required to use reasonable efforts to file with the Commission promptly upon receipt of a written request from Toretta and the Estate as a group a registration statement registering all of the shares of our common stock issued to Toretta and the Estate under the RESTEC Merger Agreement. Toretta and the Estate also are entitled to request the inclusion of their stock in any registration statement at our expense whenever we propose to register for sale for cash any of our securities (excluding registrations on Form S-8 or S-4, a registration statement filed in connection with an exchange offer or an offering of securities solely to our existing shareholders, or a registration statement filed in connection with an exchange offer or an offering of securities by any of our shareholders).

  TUTTLE REGISTRATION RIGHTS

     Pursuant to the terms of the Agreement and Plan of Merger, or AMSCO Merger Agreement, we entered into with AMS Acquisition Corp, AMSCO, Inc., Randall S. Tuttle, or the Tuttles, we are required to use reasonable efforts to file with the Commission promptly upon receipt of a written request from either of the Tuttles a registration statement at our expense registering the shares of our common stock issued to the Tuttles under the AMSCO Merger Agreement. Randall S. Tuttle is our President and Chief Operating Officer of Operations.

  DRAMAN REGISTRATION RIGHTS

     Pursuant to the terms of the Agreement and Plan of Merger, or EWR Merger Agreement, entered into with EWR Acquisition Corp, Environmental Waste Recycling, Inc. and Grace A. Draman and Dennis Draman, or the Dramans, we are required to use reasonable efforts to file with the Commission promptly upon receipt of a written request from the either of the Dramans a registration statement registering the shares of our common stock issued to the Dramans under the EWR Merger Agreement.

  EVANS REGISTRATION RIGHTS

     Pursuant to the terms of the Agreement and Plan of Merger, or APA Merger Agreement, we entered into with APA Acquisition Corp, Anti-Pollution Associates, Inc., D&D Pumping, Inc. and Don Evans, or Evans, we are required to use reasonable efforts to file with the Commission promptly upon receipt of a written request from Evans a registration statement at our expense registering the shares of our common stock issued to Evans under the APA Merger Agreement.

  ROSENDALLS REGISTRATION RIGHTS

     Pursuant to the terms of the Agreement and Plan of Merger, or NRR Merger Agreement, entered into with NRR Acquisition Corp, National Resource Recovery, Inc. and James R. Rosendall, Jr. and Kevin P. Rosendall, or the Rosendalls, we are required to use reasonable efforts to file with the Commission a registration statement on Form S-3 at our expense registering the shares of our common stock issued to the Rosendalls under the NRR Merger Agreement. James Rosendall is one of our principal stockholders.

WARRANT AGREEMENTS

     We entered into separate warrant agreements with the TCW Crescent Lenders and GTCR Capital on August 14, 2000 in connection with the amended and restated Senior Subordinated Loan Agreement referred to above under "-- Subordinated Debt." GTCR Capital is an affiliate of GTCR, our majority stockholder. Under this warrant agreement, we are required to issue a warrant to purchase convertible preferred stock to both the TCW/Crescent Lenders and GTCR Capital in connection with any loan under the amended and restated Senior Subordinated Loan Agreement.

                             PRINCIPAL STOCKHOLDERS

     The following table provides certain information regarding the beneficial ownership of our common stock as of May 10, 2002, by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. As required by the Commission, the ownership percentages shown reflect beneficial ownership by a stockholder as if no other stockholder has converted its preferred stock or exercised its options.


NAME OF PERSON OR IDENTITY OF GROUP SHARES           NUMBER OF SHARES       PERCENT OF CLASS
------------------------------------------           ----------------       ----------------
GTCR Golder Rauner, LLC...........................      25,015,130(1)            56.2%
GTCR Fund VII, L.P.
GTCR Partners VII, L.P.
David A. Donnini
  6100 Sears Tower
  Chicago, IL 60606
TCW/Crescent Mezzanine, LLC ......................       2,321,428(2)            10.7%
  11100 Santa Monica Boulevard, Suite 2000
  Los Angeles, CA 90025
Astoria Capital Management, Inc. .................       1,946,700(3)             9.9%
Astoria Capital Partners, L.P.
Richard Koe
  6600 S.W. Ninety-Second Ave., Suite 370
  Portland, OR 97223
James A. Jalovec..................................       1,814,527(4)             9.2%
  2841 South 5th Court
  Milwaukee, WI 53207
Randall S. Tuttle.................................       1,785,377(4)             9.1%
  1900 Virginia Road
  Winston-Salem, NC 27107
James Rosendall...................................       1,603,501                8.2%
  323 Martindale Street
  Sparta, MI 49345
Environmental Opportunities Fund, L.P.............       1,263,900(5)             6.5%
Environmental Opportunities Fund, (Cayman) L.P.
Kenneth Ch'uan-k'ai Leung
  126 E. 56th Street, 24th Floor
  New York, NY 10022
Bill E. Tuttle....................................       1,194,668                6.1%
  711 East Twain Avenue
  Las Vegas, NV 89109


---------------

(1) Represents 62,537.819 total shares of Series D and E Convertible Preferred Stock convertible into 25,015,130 shares of Common Stock

(2) Represents the following shares held by the following entities which are indirectly controlled by TCW/ Crescent Mezzanine, LLC, a registered investment adviser:

                                                                               NUMBER OF SHARES
                                                  NUMBER OF SHARES OF        OF COMMON STOCK UPON
                                                OF SERIES E CONVERTIBLE     CONVERSION OF SERIES E
                                                    PREFERRED STOCK       CONVERTIBLE PREFERRED STOCK
                                                -----------------------   ---------------------------
TCW/Crescent Mezzanine Partners II, L.P.......         4,671.257                 1,868,502.80
TCW/Crescent Mezzanine Trust II...............         1,132.313                   452,925.20

(3) Based on a Schedule 13G filed on May 10, 2002, Astoria Capital Management, Inc. is the beneficial owner of these shares pursuant to separate arrangements whereby it acts as investment advisor to Astoria Capital Partners, L.P. Richard Koe is the beneficial owner of these shares pursuant to his ownership interest in Astoria Capital Management, Inc. and Astoria Capital Partners, L.P.

(4) Includes shares of common stock underlying vested stock options of 221,332 for Mr. Jalovec, 128,000 for Mr. Tuttle, and 3,500 for Mr. Rosendall.


(5) Includes 137,875 shares and 1,112,125 shares owned by Environmental Opportunities Fund (Cayman), L.P., and Environmental Opportunities Fund, L.P., respectively, and 13,900 shares held by Mr. Leung. Mr. Leung is the chief investment officer of these investment funds.


                            MANAGEMENT STOCKHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of our common stock at May 10, 2002, by (i) all current directors,
(ii) the Chief Executive Officer and (iii) the next four most highly compensated executive officers (iv) and, all directors and all executive officers as a group.


                                                               NUMBER OF     PERCENT
NAME OF PERSON OR IDENTITY OF GROUP                            SHARES(1)     OF CLASS
-----------------------------------                           ------------   --------
Ross M. Patten..............................................       658,006      3.3%
Kenneth Ch'uan-k'ai Leung(2)................................   1,263,900(2)     6.5%
Gene Meredith...............................................        18,000        *
Alfred Tyler 2nd............................................        34.030        *
David A. Donnini............................................  25,015,130(3)    56.2%
Vincent J. Hemmer...........................................            --        *
Mark A. Rome................................................       329,000      1.7%
Alvin L. Thomas II..........................................       306,745      1.6%
Randall S. Tuttle...........................................     1,785,377      9.1%
J. Paul Withrow.............................................       301,000      1.5%
All directors and executive officers as a group (12
  persons)..................................................  29,723,188(4)    64.3%


---------------

* Less than 1% of outstanding shares.

(1) Includes shares common stock underlying stock options as follows: Mr. Patten--652,000; Mr. Rome-325,000; Mr. Thomas-304,000; Mr. Tuttle-128,000;
    Mr. Withrow-296,000.


(2) Includes shares of 1,112,125 and 137,875 held by the Environmental Opportunities Fund L.P. and Environmental Opportunities Fund (Cayman) L.P., respectively, of which Mr. Leung is chief investment officer.


(3) Includes 25,015,130 shares of common stock underlying Series D and E Preferred Stock held by GTCR, of which Mr. Donnini is a principal.

(4) Includes (without duplication) all shares referred to above.

             DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

NEW CREDIT FACILITY

     On May 8, 2002, we amended and restated our Senior Credit Agreement by and among the Company, Bank of America, N.A., and certain other lenders to fund working capital for acquisitions, to provide working capital for operations, to refinance existing debt, to fund capital expenditures and other general corporate purposes. The Senior Credit Agreement bears interest at LIBOR or prime plus a margin based on a pricing schedule as set out in the Senior Credit Agreement.

     The loan commitments under the Senior Credit Agreement are as follows:

          (i.) Revolving Loan up to $50,000,000 outstanding at any one time;

          (ii.) Term A Loans (which, once repaid, may not be reborrowed) of $70,000,000; and

          (iii.) Letters of credit issuable by us up to $50,000,000 as a subset of the Revolving Loan. At March 31, 2002, we had approximately $21,750,000 of letters of credit outstanding.

     The total credit facility can be increased to $150 million. The amounts borrowed under the Senior Credit Agreement are subject to repayment as follows:

                                                              REVOLVING    TERM
PERIOD ENDING DECEMBER 31,                                      LOAN       LOANS
--------------------------                                    ---------   -------
2002........................................................      --        1.00%
2003........................................................      --        1.00%
2004........................................................      --        1.00%
2005........................................................   100.00%      1.00%
2006........................................................      --       94.50%
2007........................................................      --        1.00%
2008........................................................      --       94.75%
                                                               -------    -------
                                                               100.00%    100.00%
                                                               =======    =======

  GUARANTEES; SECURITY

     Our obligations under the new credit facility are unconditionally and irrevocably guaranteed by all of our existing and future domestic subsidiaries, other than subsidiaries treated as unrestricted subsidiaries.

     In addition, the new credit facility is secured by first priority security interests in substantially all of our assets and those of our subsidiaries (other than assets securing nonrecourse debt).

  REPAYMENT

     All or any portion of the outstanding loans under the new credit facility may be prepaid at any time and commitments may be terminated in whole or in part at our option (in each case upon prior notice) without premium or penalty, except that LIBOR-based loans may only be voluntarily prepaid at the end of the applicable interest period.

  CERTAIN COVENANTS

     The new credit facility requires compliance with various financial covenants, including a senior debt-to-cash flow ratio, as defined, determined at the end of each quarter, a total debt-to-cash flow ratio, as defined, an interest coverage ratio, as defined, and a fixed charge ratio, as defined. The new credit facility also contains a number of covenants that, among other things, restrict our ability and that of certain of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, pay certain restricted payments and dividends, create liens on assets, make investments, loans or advances, engage in mergers or consolidations, make capital expenditures, enter into sale and leaseback transactions, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. The new credit facility also contains other usual and customary negative and affirmative covenants.

  EVENTS OF DEFAULT

     Our new credit facility contains events of default including, without limitation, (subject to customary cure periods and materiality thresholds):

     - failure to make payments when due;

     - material inaccuracies of representations and warranties;

     - breach of covenants;

     - certain cross-defaults and cross-accelerations;

     - events of insolvency, bankruptcy or similar events;

     - certain judgments against us;

     - certain occurrences with respect to employee benefit plans;

     - failure of certain liens and security documents; and

     - the occurrence of a change in control.

  NONRECOURSE PROJECT REVENUE BONDS

     The debt, interest expense and EBITDA (all as defined in the new credit facility) associated with the Nonrecourse Project Revenue Bonds and other nonrecourse debt is excluded from the financial covenant calculations required by the new credit facility.

NONRECOURSE PROJECT REVENUE BONDS

     In 1996, the Maryland Energy Financing Administration, or the Administration, issued the Nonrecourse Project Revenue Bonds in the aggregate amount of $58,550,000. The Administration loaned the proceeds of the Nonrecourse Project Revenue Bonds to Wheelabrator Water Technologies Baltimore L.L.C., now our wholly owned subsidiary and known as Synagro-Baltimore, L.L.C., pursuant to a June 1996 loan agreement, and the terms of the loan mirror the terms of the Nonrecourse Project Revenue Bonds. The loan financed a portion of the costs of constructing thermal facilities located in Baltimore County, Maryland, at the site of its Back River Wastewater Treatment Plant, and in the City of Baltimore, Maryland, at the site of its Patapsco Wastewater Treatment Plant. We assumed all obligations associated with the Nonrecourse Project Revenue Bonds in connection with our acquisition of Bio Gro in 2000. The Nonrecourse Project Revenue Bonds in the aggregate amount of $9,885,000 have already been paid, and the remaining Nonrecourse Project Revenue Bonds bear interest at annual rates between 5.45% and 6.45% and mature on dates between December 1, 2002 and December 1, 2016.

     The Nonrecourse Project Revenue Bonds are primarily secured by the pledge of revenues and assets related to our Back River and Patapsco thermal facilities. The underlying service contracts between us and the City of Baltimore obligated us to design, construct and operate the thermal facilities and obligated the City to deliver biosolids for processing at the thermal facilities. The City makes all payments under the service contracts directly to a trustee for the purpose of paying the Nonrecourse Project Revenue Bonds.

     At our option, we may cause the redemption of the Nonrecourse Project Revenue Bonds at any time on or after December 1, 2006, subject to redemption prices specified in the loan agreement. The Nonrecourse Project Revenue Bonds will be redeemed at any time upon the occurrence of certain extraordinary conditions, as defined in the loan agreement.

     Synagro-Baltimore, L.L.C., one of our wholly owned subsidiaries, guarantees the performance of services under the underlying service agreements with the City of Baltimore. Under the terms of Bio Gro acquisition agreement, Waste Management, Inc. also guarantees the performance of services under those service agreements. We have agreed to pay Waste Management $500,000 per year beginning in 2007 until the Nonrecourse Project Revenue Bonds are paid or its guarantee is removed. Neither Synagro-Baltimore, L.L.C. nor Waste Management has guaranteed payment of the Nonrecourse Project Revenue Bonds or the loan funded by the Nonrecourse Project Revenue Bonds.

     The loan agreement, based on the terms of the related indenture, requires that we place certain monies in restricted fund accounts and that those funds be used for various designated purposes (e.g., debt service reserve funds, bond funds, etc.). Monies in these funds will remain restricted until the Nonrecourse Project Revenue Bonds are paid.

     At December 31, 2001, the Nonrecourse Project Revenue Bonds were secured by property, machinery and equipment with a net book value of approximately $60,083,000 and restricted cash of approximately $8,557,000, of which approximately $5,780,000 was netted against long-term debt and the difference was shown as restricted cash.

     These Nonrecourse Project Revenue Bonds, totaling $42,900,000 of debt (net of restricted cash) as of December 31, 2001 and $3,100,000 of related interest expense paid in 2001 are excluded from the financial covenant calculations required by our existing credit facility.

PREFERRED STOCK

     We are authorized to issue up to 10,000,000 shares of preferred stock, which may be issued in one or more series or classes by our Board of Directors. Each such series or class shall have such powers, preferences, rights and restrictions as determined by resolution of our Board of Directors.

  SERIES D REDEEMABLE PREFERRED STOCK

     We have authorized 32,000 shares of Series D Preferred Stock, par value $.002 per share. In 2000, we issued a total of 25,033.601 shares of the Series D Preferred Stock to GTCR Fund VII, L.P. and its affiliates which is convertible by the holders into a number of shares of our common stock computed by dividing
(i) the sum of (a) the number of shares to be converted multiplied by the liquidation value and (b) the amount of accrued and unpaid dividends by (ii) the conversion price then in effect. The initial conversion price is $2.50 per share, provided that in order to prevent dilution, the conversion price may be adjusted. The Series D Preferred Stock is senior to our common stock or any other of our equity securities. The liquidation value of each share of Series D Preferred Stock is $1,000 per share. Dividends on each share of Series D Preferred Stock accrue daily at the rate of eight percent per annum on the aggregate liquidation value and may be paid in cash or accrued, at our option. Upon conversion of the Series D Preferred Stock by the holders, the holders may elect to receive the accrued and unpaid dividends in shares of our common stock at the conversion price. The Series D Preferred Stock is entitled to one vote per share. Shares of Series D Preferred Stock are subject to mandatory redemption by us on January 26, 2010, at a price per share equal to the liquidation value plus accrued and unpaid dividends. If the Series D Preferred Stock were converted, they would represent 10,013,441 shares of common stock.

  SERIES E REDEEMABLE PREFERRED STOCK

     We have authorized 55,000 shares of Series E Preferred Stock, par value $.002 per share. GTCR Fund VII, L.P. and its affiliates own 37,504.229 shares of Series E Preferred Stock and TCW/Crescent Lenders own 7,024.58 shares. The Series E Preferred Stock is convertible by the holders into a number of shares of our common stock computed by dividing (i) the sum of (a) the number of shares to be converted multiplied by the liquidation value and (b) the amount of accrued and unpaid dividends by (ii) the conversion price then in effect. The initial conversion price is $2.50 per share, provided that in order to prevent dilution, the conversion price may be adjusted. The Series E Preferred Stock is senior to our common stock or any other of our equity securities. The liquidation value of each share of Series E Preferred Stock is $1,000 per share. Dividends on each share of Series E Preferred Stock accrue daily at the rate of eight percent per annum on the aggregate liquidation value and may be paid in cash or accrued, at our option. Upon conversion of the Series E Preferred Stock by the holders, the holders may elect to receive the accrued and unpaid dividends in shares of our common stock at the conversion price. The Series E Preferred Stock is entitled to one vote per share. Shares of Series E Preferred Stock are subject to mandatory redemption by us on January 26, 2010, at a price per share equal to the liquidation value plus accrued and unpaid dividends. If the Series E Preferred Stock were converted, they would represent 17,903,475 shares of common stock.

     The Series D and Series E Preferred Stock may result in noncash beneficial conversions valued in future periods recognized as preferred stock dividends if the market value is higher than the conversion price. See Note 8 in the accompanying Notes to the Consolidated Financial Statements.

SUBORDINATED DEBT

     In January 2000, we entered into an agreement with GTCR Capital which agreed to provide up to $125 million in subordinated debt financing to fund acquisitions and for certain other uses, in each case as approved by our Board of Directors and the Board of Directors of GTCR Capital. GTCR Capital is an affiliate of GTCR, our majority stockholder. The agreement was amended in August 2000, allowing, among other things, for GTCR Capital to syndicate a portion of the commitment. The loans bear interest at an annual rate of 12% paid quarterly and provided warrants that were convertible into Preferred Stock at $.01 per share. The unpaid principal plus unpaid and accrued interest must be paid in full by January 27, 2008. The agreement contains general and financial covenants. As of December 31, 2001, we had borrowed approximately $52,760,000 of indebtedness under the terms of the agreement, which was used to partially fund our acquisitions in 2000. Affiliates of GTCR and TCW/Crescent Mezzanine, L.L.C., our majority stockholders, were participating lenders under the existing subordinated debt, and as such, they received the portion of the proceeds from the sale of the old notes that were used to retire all amounts outstanding under that debt. GTCR will continue to own $62,537,000 million face value of our convertible preferred stock. See "Principal Stockholders" and "Certain Relationships And Related Party Transactions".

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Synagro" refers only to Synagro Technologies, Inc. and not to any of its subsidiaries.

     Synagro issued the old notes to the initial purchasers on April 17, 2002. The initial purchasers sold all of the outstanding notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, and to persons outside the United States under Regulation S. The form and terms of the new notes are the same as the form and terms of the old notes they will replace, except that:

     - Synagro will register the new notes under the Securities Act;

     - the new notes, once registered, will not bear legends restricting transfer; and

     - holders of the new notes will not be entitled to some rights under the exchange and registration rights agreement, including our payment of additional interest for failure to meet specified deadlines, which terminate when the exchange offer is consummated.

     Synagro issued the old notes under the Indenture, or Indenture, among itself, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Indenture apply to the old notes and the new notes to be issued in exchange for the old notes in this exchange offer (all such notes being referred to herein collectively as the "notes"). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture and the exchange and registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the exchange and registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the exchange and registration rights agreement are available as set forth below under "-- Additional Information." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture or the exchange and registration rights agreement.

     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

  THE NOTES

     The notes:

          - are general unsecured obligations of Synagro;

          - are subordinated in right of payment to all existing and future Senior Debt of Synagro;

          - are pari passu in right of payment with any future senior subordinated Indebtedness of Synagro; and

          - are unconditionally guaranteed by the Guarantors.

  THE GUARANTEES

     The notes are guaranteed by all of Synagro's current Domestic Subsidiaries. Each guarantee of the notes:

          - is a general unsecured obligation of the Guarantors;

          - is subordinated in right of payment to all existing and future Senior Debt of the Guarantors; and

          - is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantors.
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

     As of May 31, 2002, Synagro and the Guarantors had total Senior Debt of approximately $78.5 million. As indicated above and as discussed in detail below under the caption "-- Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

     As of the date of the indenture, all of our subsidiaries, except for Synagro-Baltimore and Providence Soils, will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading
"-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes, except that as of the date of the indenture, each of Synagro-Baltimore and Providence Soils will be an Unrestricted Subsidiary Guarantor and will guarantee the notes. We will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiary Guarantors" as described below under the subheading "-- Certain
Covenants -- Additional Guarantees."

PRINCIPAL, MATURITY AND INTEREST

     The indenture does not limit the maximum aggregate principal amount of notes that Synagro may issue thereunder. Synagro will issue notes in an aggregate principal amount of $150 million in connection with this offering. Synagro may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Synagro will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 1, 2009.

     Interest on the notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2002. Synagro will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to Synagro, Synagro will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Synagro elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Synagro may change the paying agent or registrar without prior notice to the Holders of the notes, and Synagro or any of its Subsidiaries may act as paying agent or registrar only with the prior written consent of the administrative agent under the Credit Agreement.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Synagro is not required to transfer or exchange any note selected for redemption. Also, Synagro is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

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

SUBSIDIARY GUARANTEES

     The notes will be guaranteed by each of Synagro's current and future Domestic Subsidiaries that are Restricted Subsidiaries, by Synagro-Baltimore and Providence Soils, as the only Unrestricted Subsidiary Guarantors as of the date of the indenture, and by any other future Unrestricted Subsidiaries that may be designated Unrestricted Subsidiary Guarantors. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full in cash of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk
Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Synagro or another Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

             (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

          (1) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Synagro, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

          (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Synagro, if the sale complies with the "Asset Sale" provisions of the indenture;

          (3) if Synagro designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

          (4) if Synagro designates any Unrestricted Subsidiary Guarantor to no longer be a Guarantor in accordance with the provisions of the indenture that would be applicable if such Unrestricted Subsidiary Guarantor was treated as if it was a Restricted Subsidiary that Synagro designated as an Unrestricted Subsidiary in accordance with clause (3) above; or

          (5) in connection with the sale, disposition or transfer of all of the assets of a Guarantor to another Guarantor or Synagro.

     See "-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

     The payment of principal, interest and premium and Liquidated Damages and other Obligations, if any, on the notes will be subordinated to the prior payment in full in cash of all Senior Debt of Synagro, including Senior Debt incurred after the date of the indenture.

     The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate

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

specified in the applicable Senior Debt), before the Holders of notes will be entitled to receive any payment or distribution with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Synagro:

          (1) in a liquidation or dissolution of Synagro;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Synagro or its property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshaling of Synagro's assets and liabilities.

     Synagro also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

          (1) a payment default on Designated Senior Debt occurs; or

          (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from (x) if the Credit Agreement is in effect, the credit agent thereunder or (y) if the Credit Agreement is not in effect, the holders of any Designated Senior Debt.

     Payments on the notes may and will be resumed:

          (1) in the case of a payment default, upon the date on which such default is cured or waived; and

          (2) in the case of a nonpayment default, upon the earliest of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, and (c) the Trustee receives notice from the representative for the Designated Senior Debt that gave such Payment Blockage Notice rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and (2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

     If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance"), when the payment is prohibited by these subordination provisions; the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will promptly deliver the amounts in trust to the holders of Senior Debt or their proper representative.

     Synagro must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Synagro, Holders of notes may recover less ratably than creditors of Synagro who are holders of Senior Debt. See "Risk Factors -- Your right to receive payments on these new notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of these notes are junior to all of our guarantors' existing indebtedness and possibly to all of their future borrowings."

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

OPTIONAL REDEMPTION

     At any time prior to April 1, 2005, Synagro may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) at a redemption price of 109.5% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by Synagro; provided that:

          (1) at least 65% of the aggregate principal amount of notes issued under the indenture (including additional notes, if any) remains outstanding immediately after the occurrence of such redemption; and

          (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at Synagro's option prior to April 1, 2006. Synagro is not prohibited, however, from acquiring the notes by means other than a redemption, whether pursuant to a tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

     After April 1, 2006, Synagro may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................   104.750%
2007........................................................   102.375%
2008 and thereafter.........................................   100.000%

MANDATORY REDEMPTION

     Synagro is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require Synagro to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Synagro will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control, Synagro will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Synagro will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Synagro will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Synagro will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

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

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Synagro.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry), to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Synagro will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Synagro will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Synagro to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Synagro repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Synagro will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Synagro and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Synagro and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Synagro to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Synagro and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     Synagro will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Synagro (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) the fair market value is determined by Synagro's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration received in the Asset Sale by Synagro or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following (and any combination thereof) will be deemed to be cash:

             (a) any liabilities, as shown on Synagro's most recent consolidated balance sheet, of Synagro or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee of such Restricted Subsidiary) that are either (i) expressly assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Synagro or such Restricted Subsidiary from further liability or (ii) otherwise released from further liability by operation of law, as confirmed in the case of subclause (ii), at the time such release is effected, by Synagro delivering to the trustee an opinion of counsel acceptable to the trustee; and

             (b) any securities, notes or other obligations received by Synagro or any such Restricted Subsidiary from such transferee that are converted by Synagro or such Restricted Subsidiary into cash within 90 days following the closing of such Asset Sale, to the extent of the cash received in that conversion; and

             (c) any Designated Noncash Consideration received by Synagro or any of its Restricted Subsidiaries in any Asset Sale having a fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Synagro may apply those Net Proceeds at its option:

          (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          (3) to make a capital expenditure;

          (4) to acquire other long-term assets that are used or useful in a Permitted Business;

          (5) to redeem the notes with the Net Proceeds of such Asset Sale pursuant to any of the provisions described above under the caption "Optional Redemption;" or

          (6) any combination of the foregoing.

     Pending the final application of any Net Proceeds, Synagro may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, Synagro will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Synagro may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Synagro will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Synagro will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The agreements governing Synagro's outstanding Senior Debt currently prohibit, and the new credit facility is also expected to prohibit, Synagro from purchasing any notes, and also provides, and is expected to provide, that certain change of control or asset sale events with respect to Synagro would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Synagro becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Synagro is prohibited from purchasing notes, Synagro could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Synagro does not obtain such a consent or repay such borrowings, Synagro will remain prohibited from purchasing notes. In such case, Synagro's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     Synagro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Synagro's or such Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Synagro or any of its Restricted Subsidiaries) or to the direct or indirect holders of Synagro's or such Restricted Subsidiary's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Synagro or to Synagro or another Restricted Subsidiary of Synagro);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Synagro or any of its Restricted Subsidiaries) (a) any Equity Interests of Synagro, (b) any Equity Interests of any direct or indirect parent of Synagro or (c) any Equity Interests of any Restricted Subsidiary of Synagro that are owned by an Affiliate of Synagro that is not a Restricted Subsidiary of Synagro;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees of such Restricted Subsidiaries, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

     unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2) Synagro would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Synagro and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of Synagro for the period (taken as one accounting period) from April 1, 2002 to the end of Synagro's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

             (b) 100% of the aggregate net cash proceeds received by Synagro since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Synagro (other than Disqualified Stock), or the amount by which Indebtedness is reduced on Synagro's balance sheet upon the conversion or exchange of any Indebtedness of Synagro or its Restricted Subsidiaries into Equity Interests of Synagro (other than Disqualified Stock or Equity Interests (or debt securities), sold to a Subsidiary of Synagro); plus

             (c) except, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, or included in clause (14) of the definition of Permitted Investments an amount equal to the sum of (i) the net reduction in Restricted Investments that were made by Synagro or any Restricted Subsidiary since the date of the indenture in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Synagro or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Synagro's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, the foregoing sum shall not exceed, in the case of any Person or Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by Synagro or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) so long as no Default has occurred and is continuing or caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Synagro or any Restricted Subsidiary or of any Equity Interests of Synagro in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Synagro) of, Equity Interests of Synagro (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;
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          (3) so long as no Default has occurred and is continuing or caused thereby, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Synagro or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend by a Restricted Subsidiary of Synagro to Synagro or to another Restricted Subsidiary of Synagro;

          (5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Synagro held by any former or current employees, officers, directors or consultants of Synagro or any of its Restricted Subsidiaries or their respective estates, spouses or family members under any management equity plan or stock option or other management or employee benefit plan, in an aggregate amount not to exceed $2.0 million in any calendar year pursuant to this clause (5); provided that Synagro may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $5.0 million in any calendar year pursuant to this clause
     (5); and provided further, that such amount in any calendar year may be increased by the cash proceeds of key man life insurance policies received by Synagro and its Restricted Subsidiaries after the date of the indenture less any amount previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further, that cancellation of the Indebtedness owing to Synagro from employees, officers, directors and consultants of Synagro or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Synagro from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

          (6) repurchases of Capital Stock of Synagro deemed to occur upon the cashless exercise of stock options and warrants;

          (7) the repayment of approximately $52.8 million of the GTCR Subordinated Notes within six business days after the date of the indenture; and

          (8) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $10.0 million since the date of the indenture.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Synagro or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, Synagro will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Synagro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Synagro will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Synagro and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for Synagro's most recently ended four full fiscal quarters for which internal financial

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statements are available immediately preceding the date on which such additional
Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness, or collectively, Permitted Debt:

          (1) the incurrence by Synagro and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Synagro and its Restricted Subsidiaries thereunder) not to exceed the greater of (A) $150.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Synagro or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding permanent commitment reduction thereunder pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" (provided that such amount shall be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction) and (B) 80% of the book value of Eligible Accounts Receivable of Synagro and its Restricted Subsidiaries;

          (2) the incurrence by Synagro and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by Synagro or any of its Restricted Subsidiaries that is a Guarantor of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

          (4) the incurrence by Synagro or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of Synagro or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

          (5) the incurrence by Synagro or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4), (5), (10), (11) or (14) of this paragraph;

          (6) the incurrence by Synagro or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Synagro and any of its Restricted Subsidiaries; provided, however, that:

             (a) if Synagro or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Synagro, or the Subsidiary Guarantee, in the case of a Guarantor; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Synagro or a Restricted Subsidiary of Synagro and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Synagro or a Restricted Subsidiary of Synagro; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Synagro or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

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          (7) the incurrence by Synagro or any of its Restricted Subsidiaries of
     Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate or fixed Indebtedness that is permitted by the terms of the indenture to be outstanding or for the purpose of fixing or hedging currency exchange rate risk or commodity price risk arising in the ordinary course of business;

          (8) the guarantee by Synagro or any of the Guarantors of Indebtedness of Synagro or a Guarantor of Synagro that was permitted to be incurred by another provision of this covenant;

          (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Synagro as accrued;

          (10) the incurrence by Synagro or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self insurance; provided, however, that, in each case, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (11) the incurrence by Synagro or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Synagro or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock by Synagro or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that:

             (a) such Indebtedness is not reflected on the balance sheet of Synagro or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

             (b) the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including noncash proceeds, (the fair market value of those noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Synagro and/or that Restricted Subsidiary in connection with that disposition;

          (12) the incurrence by Synagro or any of its Guarantors of obligations in respect of performance and surety bonds and completion guarantees provided by Synagro or such Guarantors in the ordinary course of business (including Surety Obligations);

          (13) the incurrence by Synagro or any of its Restricted Subsidiaries of subordinated Indebtedness issued to former employees to repurchase stock from such former employees in an aggregate principal amount at any time outstanding not to exceed $2.5 million;

          (14) the incurrence by Synagro or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $25.0 million;

          (15) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $15.0 million and (b) 80% of the book value of Eligible Accounts Receivable of all such Foreign Subsidiaries; and

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          (16) the incurrence by a Receivables Subsidiary of Indebtedness in a
     Qualified Receivables Transaction that is without recourse to Synagro or to any other Restricted Subsidiary of Synagro or their assets (other than such Receivables Subsidiary and its assets and, as to Synagro or any Restricted Subsidiary of Synagro, other than pursuant to representations, warranties, performance guarantees (so long as such guarantees are not guarantees of payment obligations), covenants and indemnities customary for such transactions) and the payment of which is not guaranteed by any such Person.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Synagro will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

  NO SENIOR SUBORDINATED DEBT

     Synagro will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate in right of payment to any Senior Debt of Synagro and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's Guarantee.

  LIENS

     Synagro will not, and will not permit any of its Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Synagro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Synagro or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Synagro or any of its Restricted Subsidiaries;

          (2) make loans or advances to Synagro or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Synagro or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture, the notes and the Guarantees;

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          (3) applicable law or rules and regulations promulgated thereunder;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Synagro or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in leases, licenses and other similar agreements entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

          (13) Indebtedness incurred after the date of the indenture in accordance with the terms of the indenture; provided that the restrictions contained in the agreements governing the new Indebtedness are, in the good faith judgment of the Board of Directors of Synagro, not materially less favorable, taken as a whole, to the Holders of the notes than those contained in the agreements governing Indebtedness that were in effect on the date of the indenture;

          (14) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary; and

          (15) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of Synagro, not materially less favorable, taken as a whole, to the Holders of notes than those contained in the applicable contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

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  MERGER, CONSOLIDATION OR SALE OF ASSETS

     Synagro may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Synagro is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Synagro and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) Synagro is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Synagro) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) is a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Synagro) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Synagro under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction, no Default or Event of Default exists; and

          (4) Synagro or the Person formed by or surviving any such consolidation or merger (if other than Synagro), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Synagro may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Synagro and any of its Domestic Subsidiaries.

  TRANSACTIONS WITH AFFILIATES

     Synagro will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, or each referred to as an Affiliate Transaction, unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to Synagro or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Synagro or such Restricted Subsidiary with an unrelated Person; and

          (2) Synagro delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Synagro of such

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        Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement or other compensation arrangements or agreements entered into by Synagro or any of its Restricted Subsidiaries in the ordinary course of business of Synagro or such Restricted Subsidiary;

          (2) transactions between or among Synagro and any of its Restricted Subsidiaries;

          (3) transactions between or among Synagro and/or any of its Unrestricted Subsidiary Guarantors in the ordinary course of business on terms that are no less favorable to Synagro than those that would have been obtained in a comparable transaction by Synagro or such Restricted Subsidiary with an unrelated Person (other than Asset Sales);

          (4) transactions with a Person that is an Affiliate of Synagro solely because Synagro or one or more of its Restricted Subsidiaries owns an Equity Interest in, or controls, such Person;

          (5) payment of reasonable directors fees to directors of Synagro or any of its Restricted Subsidiaries and the provision and payment of customary indemnification to directors and officers of Synagro;

          (6) issuances of Equity Interests (other than Disqualified Stock) to Affiliates of Synagro

          (7) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments;"

          (8) loans or advances by Synagro and its Restricted Subsidiaries to employees of Synagro and its Restricted Subsidiaries that are entered into in the ordinary course of business and that are approved by the Board of Directors of Synagro in good faith; provided that the aggregate principal amount of all such loans or advances do not exceed $2.5 million at any one time outstanding;

          (9) transactions effected pursuant to any agreement described in the section of this offering memorandum entitled "Certain Relationships and Related Transactions" as the same are in effect on the date of the indenture or any amendment, modification or replacement to such agreement (so long as the amendment, modification or replacement is not disadvantageous to the Holders of the notes in any respect);

          (10) transactions effected pursuant to the terms of Synagro's preferred stock, as the same are in effect on the date of the indenture or any amendment, modification or replacement to such terms (so long as the amendment, modification or replacement is not disadvantageous to the Holders of the notes in any respect); and

          (11) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment.

  ADDITIONAL GUARANTEES

     If Synagro or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is not a Receivables Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 Business Days of the date on which it was acquired or created, except for Domestic Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries and except that Synagro may, in its sole discretion, elect within 10 Business Days of the date on which such Domestic Subsidiary was acquired or created, to have such properly designated Unrestricted Subsidiary become an Unrestricted Subsidiary Guarantor under the indenture, in which case such Unrestricted Subsidiary Guarantor shall execute a

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supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 Business Days of the date on which such Unrestricted Subsidiary was acquired or created.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary or an Unrestricted Subsidiary Guarantor if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary or an Unrestricted Subsidiary Guarantor, the aggregate fair market value of all outstanding Investments owned by Synagro and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption
"-- Restricted Payments" or Permitted Investments, as determined by Synagro. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary or Unrestricted Subsidiary Guarantor. The Board of Directors may redesignate any Unrestricted Subsidiary or any Unrestricted Subsidiary Guarantor to be a Restricted Subsidiary if the redesignation would not cause a Default.

  SALE AND LEASEBACK TRANSACTIONS

     Synagro will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Synagro or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

          (1) Synagro or that Restricted Subsidiary, as applicable, could have
     (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens;"

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Synagro applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

  LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED RESTRICTED SUBSIDIARIES

     Synagro will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary that exists on the date of the indenture (or any successor of any such Wholly Owned Restricted Subsidiary by way of merger, consolidation or sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of such Restricted Subsidiary) of Synagro to any Person (other than Synagro or a Wholly Owned Restricted Subsidiary of Synagro), unless:

          (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

          (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     In addition, Synagro will not permit any such Wholly Owned Restricted Subsidiary of Synagro to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Synagro or to another such Wholly Owned Restricted

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Subsidiary of Synagro. Nothing in this covenant will prevent any pledge of equity interests of any Subsidiary pursuant to the Credit Agreement.

  BUSINESS ACTIVITIES

     Synagro will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Synagro and its Restricted Subsidiaries taken as a whole.

  PAYMENTS FOR CONSENT

     Synagro will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, Synagro will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Synagro were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Synagro's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if Synagro were required to file such reports.

     In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Synagro will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Synagro and the Guarantors have agreed that, for so long as any notes remain outstanding (but not the Exchange Notes), they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, if any such information is required to be delivered.

     If Synagro has designated any of its Subsidiaries as Unrestricted Subsidiaries that are not Guarantors, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of Synagro and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Synagro.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

          (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

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          (3) failure by Synagro or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

          (4) failure by Synagro or any of its Restricted Subsidiaries for 60 days after notice by the trustee or by Holders of at least 25% in aggregate principal amount of notes then outstanding to comply with any of the other agreements in the indenture;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Synagro or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Synagro or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay principal on such Indebtedness at the Stated Maturity thereof, or a Payment Default; or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, which has not been paid or has been so accelerated as to which there was a failure to pay, together with the principal amount of any other such Indebtedness which has not been paid or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6) failure by Synagro or any of its Restricted Subsidiaries to pay for 60 days from the date on which such obligation first arose reimbursement, indemnification or similar obligations aggregating more than $15.0 million relating to Surety Obligations as to which to the issuing or providing party or parties have made payments under the documentation relating thereto;

          (7) failure by Synagro or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final and non-appealable;

          (8) except as permitted by the indenture, any Subsidiary Guarantee (other than a Guarantee issued by a Subsidiary that is not a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee (other than a Guarantee issued by a Subsidiary that is not a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary); and

          (9) certain events of bankruptcy or insolvency described in the indenture with respect to Synagro or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Synagro, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

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     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Synagro with the intention of avoiding payment of the premium that Synagro would have had to pay if Synagro then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to April 1, 2006, by reason of any willful action (or inaction), taken (or not taken), by or on behalf of Synagro with the intention of avoiding the prohibition on redemption of the notes prior to April 1, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     Synagro is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Synagro is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND EQUITYHOLDERS

     No director, officer, employee, incorporator, stockholder, member or managing member of Synagro or any Guarantor, as such, will have any liability for any obligations of Synagro or the Guarantors under the notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Synagro may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees, or Legal Defeasance, except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

          (2) Synagro's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Synagro's and the Guarantor's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Synagro may, at its option and at any time, elect to have the obligations of Synagro and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Synagro must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars

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     and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Synagro must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Synagro has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Synagro has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Synagro has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Synagro or any of its Subsidiaries is a party or by which Synagro or any of its Subsidiaries is bound;

          (6) Synagro must deliver to the trustee an officers' certificate stating that the deposit was not made by Synagro with the intent of preferring the Holders of notes over the other creditors of Synagro with the intent of defeating, hindering, delaying or defrauding creditors of Synagro or others; and

          (7) Synagro must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

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          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of Holders of at least 75% in aggregate principal amount of notes then outstanding.

     Notwithstanding the preceding, without the consent of any Holder of notes, Synagro, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Synagro's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Synagro's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

          (6) to provide for the issuance of additional notes in accordance with the limitations set forth herein.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Synagro, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Synagro or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to

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        the trustee for cancellation for principal, premium and Liquidated
        Damages, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Synagro or any Guarantor is a party or by which Synagro or any Guarantor is bound;

          (3) Synagro or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) Synagro has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Synagro must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Synagro or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Synagro Technologies, Inc., 1800 Bering Drive, Suite 1000, Houston, Texas 77057, Attention: Alvin Thomas, Esq., General Counsel.

BOOK-ENTRY, DELIVERY AND FORM

     The old notes were, and the new notes will initially be, represented by one or more permanent global notes in definitive, fully registered book-entry form, or the Global Notes, and registered in the name of Cede & Co., as nominee of DTC. The Global Notes will be deposited on behalf of the acquirors of the new notes with a custodian for DTC for credit to the respective accounts of acquirors or such other accounts as they direct DTC. See "The Exchange
Offer -- Procedures for Tendering -- Book-Entry Transfer."

THE GLOBAL NOTES

     We expect that under procedures established by DTC:

     - upon deposit of the Global Notes with DTC or its custodian, DTC will credit on its internal system a portion of the Global Notes that shall be composed of the corresponding respective amounts of the Global Notes to the respective accounts of persons who have accounts with the depository, and

     - ownership of beneficial interests in each Global Note will be shown on, and the transfer or ownership of those interests will be effected only through, records maintained by DTC or its nominee (with respect

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       to interests of DTC participants) and the records of DTC participants
       (with respect to other owners of beneficial interests in the Global
       Note).

     So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the Global Notes for all purposes under the Indenture and under the new notes represented thereby. Except as provided below, owners of beneficial interests in Global Notes will not:

     - be entitled to have new notes represented by Global Notes registered in their names,

     - receive or be entitled to receive physical delivery of certificated new notes, or

     - be considered the owners or holders of the Global Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, any Guarantor, the trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     We expect that DTC will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture or the new notes, DTC will exchange the applicable Global Notes for certificated notes, which it will distribute to its participants.

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF DTC

     The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

     DTC has advised us that it is

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of New York Banking Law;

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     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     - a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     DTC's direct participants include:

     - securities brokers and dealers;

     - banks and trust companies; and

     - clearing corporations and other organizations.

     Indirect access to the DTC system is available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     The rules applicable to DTC and its participants are on file with the Commission.

CERTIFICATED NOTES

     Interest in the Global Notes may be exchanged for definitive notes in registered certificated form, or Certificated Notes, if:

     - DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case we fail to appoint a successor depositary;

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

     - there has occurred and is continuing a Default or Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

     None of Synagro, any Guarantor or the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related new notes, and each person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

SAME DAY SETTLEMENT AND PAYMENT

     Synagro will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Synagro will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address.
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     Because of time zone differences, the securities account of a Euroclear or
Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Synagro that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The following description is a summary of the material provisions of the exchange and registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of exchange and registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. See "-- Additional Information."

     Synagro, the Guarantors and the initial purchasers entered into an exchange and registration rights agreement on the Issue Date. Pursuant to the exchange and registration rights agreement, Synagro and the Guarantors agreed to file with the Commission an exchange offer registration statement on the appropriate form under the Securities Act with respect to the notes. Upon the effectiveness of such registration statement, Synagro and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes.

     If:

          (1) Synagro and the Guarantors are not

             (a) required to file the registration statement; or

             (b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

          (2) any Holder of Transfer Restricted Securities notifies Synagro prior to the 20th day following consummation of the exchange offer that:

             (a) it is prohibited by law or Commission policy from participating in the exchange offer; or

             (b) that it may not resell the new notes to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by it; or

             (c) that it is a broker-dealer and owns notes acquired directly from Synagro or an affiliate of Synagro,

Synagro and the Guarantors will use all commercially reasonable efforts to file with the Commission a shelf registration statement within 30 days after the filing obligation arises to cover resales of the old notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     Synagro and the Guarantors will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     For purposes of the preceding, "Transfer Restricted Securities" means each note until:

          (1) the date on which such note has been exchanged by a Person other than a broker-dealer for new note in the exchange offer;

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          (2) following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

          (3) the date on which a new note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

          (4) the date on which a new note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The exchange and registration rights agreement provides that:

          (1) Synagro and the Guarantors will use all commercially reasonable efforts to file an exchange offer registration statement with the Commission on or prior to 90 days after the Issue Date;

          (2) Synagro and the Guarantors will use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 180 days after the Issue Date;

          (3) unless the exchange offer would not be permitted by applicable law or Commission policy, Synagro and the Guarantors will

             (a) commence the exchange offer; and

             (b) use all commercially reasonable efforts to issue on or prior to 45 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the Commission, new notes in exchange for all old notes tendered prior thereto in the exchange offer; and

          (4) if obligated to file the shelf registration statement, synagro and the Guarantors will use all commercially reasonable efforts to file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

     If:

          (1) Synagro and the Guarantors fail to file any of the registration statements required by the exchange and registration rights agreement on or before the date specified for such filing (the "Filing Target Date"); or

          (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

          (3) Synagro and the Guarantors fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

          (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Synagro and the Guarantors will pay Liquidated Damages to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder; provided that if Securities Act Rule 437a or a substantially similar rule is not then available, and, despite all reasonable efforts on the part of Synagro and the Guarantors,
(A) Synagro and the Guarantors' failure to file any such registration statements on or before the Filing Target Date has resulted solely from, or (B) any such registration statements has not been declared effective on or prior to the Effectiveness Target Date solely because of, in each case, the inability or refusal of their auditor to issue a consent to the use of its audit report relating to the consolidated financial statements required in connection with any such registration statements, then the occurrence of a

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Registration Default shall be determined as set forth in the next succeeding paragraph, but shall only be determined with respect to either clause (A) or clause (B) but not both.

     For purposes of determining the occurrence of a Registration Default under the proviso in the immediately preceding paragraph: (1) with respect to clause
(A) immediately above, if, prior to the earlier of the filing of any such registration statements and the otherwise applicable Filing Target Date, Synagro receives notice or has reasonable grounds to conclude and in good faith concludes that its auditor is unable or unwilling to issue such consent, then the Filing Target Date would be 90 days, and the Effectiveness Target Date would be 180 days, in each case, from the date on which Synagro first receives such notice or reaches such conclusion; and (2) with respect to clause (B) immediately above, if, subsequent to the filing of any such registration statements but prior to the otherwise applicable Effectiveness Target Date, Synagro first receives notice or has reasonable grounds to conclude and in good faith concludes that its auditor is unable or unwilling to issue such consent, then the Effectiveness Target Date would be 90 days from the date on which Synagro first receives such notice or reaches such conclusion, unless the otherwise applicable Effectiveness Target Date would have been more than 90 days from the date of such notice or such conclusion.

     Promptly upon receiving such notice or reaching such conclusion, Synagro shall deliver an officers' certificate to the trustee certifying as to the date of the receipt of such notice or the date of the reaching of such conclusion, in which case the officers' certificate shall also set forth in reasonable detail the basis of such conclusion, and setting forth the resultant Filing Target Date and/or Effectiveness Target Date, as the case may be, and the trustee shall notify the Holders of such resultant date or dates.

     The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

     All accrued Liquidated Damages will be paid by Synagro and the Guarantors on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of notes will be required to make certain representations to Synagro (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the exchange and registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Synagro and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from Synagro.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

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

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. No Person (other than Synagro or any Restricted Subsidiary of Synagro) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Synagro or any of its Restricted Subsidiaries solely by reason of such Investment.

     "ASSET SALE" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices by Synagro or any of its Restricted Subsidiaries; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Synagro and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in any of Synagro's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

          (2) a transfer of assets between or among Synagro and its Restricted Subsidiaries,

          (3) an issuance of Equity Interests by a Restricted Subsidiary to Synagro or to another Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents;

          (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments;"

          (7) the licensing of intellectual property to third Persons on customary terms as determined by the Board of Directors in good faith; and

          (8) the sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 80% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (8), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Synagro entered into as part of a Qualified Receivables Transaction; and

          (9) a transfer of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

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

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "BOARD OF DIRECTORS" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CASH EQUIVALENTS" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

          (3) certificates of deposit, eurodollar time deposits or bankers' acceptances, with maturities of not more than one year after the date of acquisition, overnight bank deposits and overnight Federal Funds transactions that are issued or sold by any lender party to the Credit Agreement or with any commercial banking institution that is a member of the Federal Reserve System and having combined capital and surplus in excess of $500.0 million;

          (4) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Services, Inc.;

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

          (5) repurchase obligations with any financial institution meeting the qualifications specified in clause (3) or (4) above which is secured by a fully perfected security interest in any obligation of the type described in any of clauses (1) through (4) above or (6) below and which has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such financial institution hereunder;

          (6) commercial paper, maturing within 12 months after the date of acquisition, or corporate demand notes, in each case (unless issued by a bank or its holding company) having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services; and

          (7) investments in short-term asset management accounts offered by any financial institution for the purpose of investing in loans to any corporation (other than Synagro or any Affiliate of Synagro), state or municipality, in each case organized under the laws of any state of the United States or the District of Columbia.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Synagro and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of Synagro;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Synagro, measured by voting power rather than number of shares; or

          (4) the first day on which a majority of the members of the Board of Directors of Synagro are not Continuing Directors.

     "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations or changes in fair market value of any Hedging Obligation), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any such non-cash items to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing such Consolidated Net Income; plus

          (4) all non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (except to the extent of the amount of dividends or distributions that have actually been paid in cash to Synagro or one or more of its Restricted Subsidiaries that is not subject to any such restrictions);

          (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

          (4) the cumulative effect of a change in accounting principles will be excluded;

          (5) the net loss of any Person, other than a Restricted Subsidiary of Synagro, will be excluded;

          (6) items classified as extraordinary, unusual or nonrecurring losses or charges (including, without limitation, severance, relocation and other restructuring costs), and related tax effects according to GAAP, will be excluded;

          (7) the amount of dividends or distributions paid in cash by any Unrestricted Subsidiary Guarantor to any Person or its Restricted Subsidiary in excess of such Unrestricted Subsidiary's Net Income (computed in accordance with clause (1) of this defined term) will be included; and

          (8) non-cash charges relating to employee benefit or other management compensation plans of Synagro or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of Synagro or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income will be excluded

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Synagro who:

          (1) was a member of such Board of Directors on the date of the indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "CREDIT AGREEMENT" means that certain Second Amended and Restated Credit Agreement, dated as of August 14, 2000 by and among Synagro, as lead arranger, Bank of America, N.A., as administrative agent, and the other lenders party thereto, providing for up to $150.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DESIGNATED NONCASH CONSIDERATION" means any noncash consideration received by Synagro or any of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate setting forth the fair market value of such noncash consideration and the basis of the valuation.

     "DESIGNATED SENIOR DEBT" means:

          (1) any Indebtedness or other amounts outstanding under the Credit Agreement; and

          (2) after payment in full of all Obligations under the Credit Agreement and termination of all commitments to extend credit thereunder, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Synagro to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Synagro may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "DOMESTIC SUBSIDIARY" means any Restricted Subsidiary of Synagro that was formed under the laws of the United States or any state of the United States or the District of Columbia or any Foreign Subsidiary that guarantees or otherwise provides direct credit support for any Indebtedness of Synagro.

     "ELIGIBLE ACCOUNTS RECEIVABLE" means the face amount of all accounts receivable owned by Synagro and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EQUITY OFFERING" means (1) a public offering of common equity securities or (2) a private placement of common equity securities yielding gross proceeds to the issuer of at least $25.0 million.

     "EXISTING INDEBTEDNESS" means the aggregate principal amount of Indebtedness of Synagro and its Subsidiaries (other than Indebtedness under the Credit Agreement), in existence on the date of the indenture, until such amounts are repaid.

     "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

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          (2) the consolidated interest of such Person and its Restricted
     Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests paid solely in Equity Interests of Synagro (other than Disqualified Stock), or to Synagro or a Restricted Subsidiary of Synagro, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made, or the Calculation Date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but including Pro Forma Cost Savings, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded from the four quarter reference period on a pro forma basis (as provided above); and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded from the four quarter reference period on a pro forma basis (as provided above), but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "FOREIGN SUBSIDIARY" means any Restricted Subsidiary of Synagro that was formed under laws other than those of the United States or any state of the United States or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "GTCR SUBORDINATED NOTES" means Synagro's 12% Subordinated Notes due 2008, issued in January 2000 to GTCR Golder Rauner, LLC.

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     "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "GUARANTORS" means each of:

          (1) Synagro's Domestic Subsidiaries existing on the date hereof and party to the indenture; and

          (2) any other subsidiary that executes a Guarantee in accordance with the provisions of the indenture, including any Unrestricted Subsidiary Guarantor;

and their respective successors and assigns.

     "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, including fixed to floating and floating to fixed; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates or commodity prices.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing any Hedging Obligations.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Synagro or any Restricted Subsidiary of Synagro sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Synagro such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Synagro, Synagro will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Synagro's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by Synagro or any Restricted Subsidiary of Synagro of a Person that holds an Investment in a third Person will be deemed to be an Investment by Synagro or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as
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provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "ISSUE DATE" means April 17, 2002, the date on which the old notes were originally issued.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or
     (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

     "NET PROCEEDS" means the aggregate cash proceeds received by Synagro or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither Synagro nor any of its Restricted Subsidiaries
     (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Synagro or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Synagro or any of its Restricted Subsidiaries.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED BUSINESS" means the lines of business conducted by Synagro and its Subsidiaries on the date of the indenture and any businesses reasonably related, incidental or ancillary thereto.

     "PERMITTED INVESTMENTS" means:

          (1) any Investment in Synagro or in a Restricted Subsidiary of Synagro, provided, however, that Investments in Foreign Subsidiaries shall not exceed 10% of Total Assets in the aggregate;

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          (2) any Investment in Cash Equivalents;

          (3) any Investment by Synagro or any Restricted Subsidiary of Synagro in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Synagro; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Synagro or a Restricted Subsidiary;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Synagro;

          (6) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7) Hedging Obligations;

          (8) any Investment existing on the date of the indenture;

          (9) loans and advances to employees and officers of Synagro and its Restricted Subsidiaries in the ordinary course of business having an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

          (10) loans to management employees of Synagro and its Restricted Subsidiaries for the purchase of Equity Interests having an aggregate principal amount not to exceed $3.0 million at any one time outstanding;

          (11) accounts receivable created or acquired in the ordinary course of business;

          (12) Guarantees by Synagro of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of Synagro under the indenture;

          (13) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Synagro or a Restricted Subsidiary of Synagro in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Synagro entered into as part of a Qualified Receivables Transaction; and

          (14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at any time outstanding, not to exceed $15.0 million, without giving effect to any reduction for any writedown or writeoff of such Investment or reduction to the extent credit has already been given under paragraph 3(c)(i) of the covenant described above under the caption "-- Restricted Payments."

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     "PERMITTED JUNIOR SECURITIES" means:

          (1) common Equity Interests in Synagro or any Guarantor (other than Disqualified Stock); or

          (2) debt or preferred equity securities of Synagro or any Guarantor issued pursuant to a plan of reorganization consented to by each class of Senior Debt; provided that all such securities are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Debt under the indenture.

     "PERMITTED LIENS" means:

          (1) Liens securing Senior Debt and other Obligations with respect thereto;

          (2) Liens in favor of Synagro or the Guarantors;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Synagro or any Subsidiary of Synagro; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Synagro or the Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by Synagro or any Subsidiary of Synagro, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens incurred or deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens existing on the date of the indenture;

          (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (8) Liens incurred in connection with the business of Synagro or any Subsidiary of Synagro with respect to obligations that do not exceed $10.0 million at any one time outstanding;

          (9) Liens on assets of Unrestricted Subsidiaries or Unrestricted Subsidiary Guarantors that secure Non-Recourse Debt of Unrestricted Subsidiaries or of Unrestricted Subsidiary Guarantors, respectively;

          (10) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

          (11) judgment Liens not giving rise to an Event of Default;

          (12) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of banker's acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

          (13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

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          (14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Synagro or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (15) Liens securing Indebtedness incurred in reliance on clause (4) of the second paragraph of the covenant described above under the caption
     "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" so long as such Lien extends to no assets other than the assets acquired;

          (16) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of Synagro and its Restricted Subsidiaries;

          (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (18) Liens securing the notes and the Guarantees;

          (19) Liens securing Hedging Obligations that are permitted by the indenture to be incurred;

          (20) Liens on assets of Synagro or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and

          (21) banker's Liens and rights of set-off.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Synagro or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Synagro or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Synagro or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "PRINCIPAL" means GTCR Golder Rauner, LLC and TCW/Crescent Mezzanine,
L.L.C.

     "PRO FORMA COST SAVINGS" means, with respect to any period, the reduction in costs and related adjustments associated with the acquisition of a business that are attributable to that period and that (i) are calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture or (ii) have actually been implemented by the business that was the subject of the acquisition within three months of the date of the acquisition and prior to the Calculation Date and that are supportable and quantifiable by the underlying accounting records of such business and are described, as provided below, in an officers' certificate, as if, in the case of each of clause (i) and (ii), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

     "PROVIDENCE SOILS" means Providence Soils, LLC, and any successor thereto.

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     "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions entered into by Synagro or any of its Restricted Subsidiaries pursuant to which Synagro or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by Synagro or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Synagro or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "RECEIVABLES SUBSIDIARY" means a Subsidiary of Synagro that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of Synagro (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by Synagro or any Restricted Subsidiary of Synagro (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (2) is recourse to or obligates Synagro or any Restricted Subsidiary of Synagro in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of Synagro or any Restricted Subsidiary of Synagro (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Synagro nor any Restricted Subsidiary of Synagro has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Synagro or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Synagro, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Synagro nor any Restricted Subsidiary of Synagro has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Synagro will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Synagro giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

     "RELATED PARTY" means:

          (1) any direct or indirect controlling stockholder or controlling general partner, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "SENIOR DEBT" means:

          (1) all Indebtedness of Synagro or any Guarantor outstanding under Credit Facilities;

          (2) all Surety Obligations of Synagro or any Guarantor;

          (3) any other Indebtedness of Synagro or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Guarantee; and
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          (4) all Obligations with respect to the items listed in the preceding clauses (1) and (3) (and, with respect to clause (1) and any Hedging Obligations, it being understood that such Obligations (i) include all interest on such Indebtedness accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not such interest is allowed or allowable in such proceeding and (ii) shall be determined without giving effect to any reduction in the amount of any Indebtedness necessary to render the obligation of any guarantor with respect thereto not voidable or avoidable under applicable law).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by Synagro;

          (2) any intercompany Indebtedness of Synagro or any of the Subsidiaries of Synagro;

          (3) any trade payables; or

          (4) the portion of any Indebtedness that is incurred in violation of the indenture; provided that Indebtedness under a Credit Facility will not cease to be Senior Debt under this clause (4) if the lenders obtained a certificate from an executive officer of Synagro as of the date of the incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be incurred by the indenture.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "SURETY OBLIGATIONS" means the incurrence by Synagro or any of its Guarantors of obligations in respect of performance and surety bonds and completion guarantees obtained by Synagro or such Guarantor in the ordinary course of business.

     "SYNAGRO-BALTIMORE" means Synagro-Baltimore, L.L.C., and any successor thereto.

     "TOTAL ASSETS" means, as of any date, the consolidated assets of Synagro and its Guarantors as of such date calculated in accordance with GAAP.

     "UNRESTRICTED SUBSIDIARY" means Synagro-Baltimore, Providence Soils and any Subsidiary of Synagro that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Synagro or any Restricted Subsidiary of Synagro unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Synagro or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Synagro;
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

          (3) is a Person with respect to which neither Synagro nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Synagro or any of its Restricted Subsidiaries (other than the notes); and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of Synagro or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Synagro or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Synagro as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Synagro as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Synagro will be in default of such covenant. The Board of Directors of Synagro may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Synagro of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "UNRESTRICTED SUBSIDIARY GUARANTOR" means Synagro-Baltimore, Providence Soils and any other Domestic Subsidiary the Board of Directors elects to become an Unrestricted Subsidiary Guarantor as permitted under the caption "-- Certain Covenants -- Additional Guarantees and "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries."

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares), will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR HOLDER OF THE NOTES IS MADE. HOLDERS OF THE NOTES SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     The following general discussion is a summary of the material United States federal income tax considerations relevant to the exchange offer, based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder ("Treasury Regulations"), rulings, pronouncements, judicial decisions, and administrative interpretations, all as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could affect adversely a holder of the notes. No assurances are provided that the Internal Revenue Service (the "IRS") will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

     The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the exchange offer. Without limiting the generality of the foregoing, the summary does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities, insurance companies, financial institutions, thrifts, tax-exempt entities, persons who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment, investors in securities that elect to use a market-to-market method of accounting for their securities holdings, or investors in pass through entities. In addition, the summary is limited to holders who hold their notes as capital assets within the meaning of Section 1221 of the Code. This summary applies only to U.S. Holders and Non-U.S. Holders that receive the new notes in the exchange offer for old notes that were purchased for cash on original issue for their issue price of 100% of their face amount. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties. If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding the new notes is urged to consult its own tax advisor.

EXCHANGE OFFER

     The exchange of an old note for a new note in the exchange offer described in "The Exchange Offer" will not constitute a taxable exchange of the old note. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holding period of the new note will include the holding period of the old note and the basis of the new note will be the same as the basis of the old note immediately before the exchange. The old note and the new note will be treated as the same security for federal income tax purposes.

U.S. HOLDERS

     In general, a "U.S. Holder" is a beneficial owner of a new note that is any one of the following: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

  TAXATION OF INTEREST

     Any stated interest on a new note held by a U.S. Holder generally is required to be included in the holder's gross income and is taxable as ordinary income for federal income tax purposes at the time that the interest is paid or accrued, in accordance with the holder's regular method of tax accounting.

  GAIN ON DISPOSITION

     In the case of a sale, exchange, redemption or other disposition of a new note the holder will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, redemption or other distribution (less an amount equal to any accrued interest not previously included in income which will be taxable as interest income) and the adjusted tax basis in a new note. The holder's tax basis in the new note generally will equal the amount the holder originally paid for the old note in exchange for which the holder received the new note. Any gain or loss recognized will be treated as a capital gain or loss. Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers are generally subject to a maximum federal tax rate of 20% on their long-term capital gains. All taxpayers are subject to certain limitations on the deductibility of their capital losses.

     A U.S. Holder should recognize no gain or loss on the exchange of a note for a publicly-registered exchange note pursuant to the exchange offer. The holding period of the exchange note should include the holding period of the note exchanged therefor, and the adjusted tax basis of the exchange note should be the same as the adjusted tax basis of the note exchanged therefor.

  REDEMPTION

     We intend to take the position that the likelihood of payment of a premium pursuant to the change of control provisions described under "Description of Notes -- Repurchase at the Option of Holders" is remote under applicable Treasury Regulations. We, therefore, do not intend to treat that possibility as affecting the yield to maturity of the new notes.

     Additionally, we have an option to redeem the notes at any time on or after a certain date, and an option to redeem or repurchase all or a portion of the notes at certain times prior to the maturity date, as described under "Description of Notes -- Optional Redemption." Under the applicable Treasury Regulations, we will be deemed to have exercised an option if the exercise of that option would lower the yield of the notes. We believe that we will not be treated as having exercised an option under these regulations, and therefore, we do not intend to treat either of the options as affecting the yield to maturity of the notes.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders of new notes may be subject, under certain circumstances, to information reporting and backup withholding at a rate up to 30% on payments of interest, principal, and premium, if any, on new notes and to certain proceeds upon the sale of new notes made to U.S. Holders other than exempt residents (such as corporations). The backup withholding rate currently is 30% for 2002 and 2003, 29% for 2004 and 2005, and 28% for 2006 and thereafter. Backup withholding applies only if the U.S. Holder:

     - fails to furnish its social security or other taxpayer identification number ("TIN"), certified under penalties of perjury, within a reasonable time after a request for such information;

     - furnishes an incorrect TIN;

     - fails to report interest or dividends properly; or

     - fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding.

     Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain other entities, provided their exemptions from backup withholding are properly established. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     We will furnish annually to the IRS, and to record holders of the new notes to whom we are required to furnish such information, information relating to the amount of reportable payments made and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

     The following summary is limited to certain U.S. federal income tax consequences relevant to a holder of a new note that is not a U.S. Holder (a "Non-U.S. Holder").

  TAXATION OF INTEREST

     Subject to the summary of backup withholding rules below, payments of interest on a new note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax if such interest payments are not effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States, and the holder:

     - is not an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

     - is not a controlled foreign corporation related (directly or indirectly) to us through stock ownership; and

     - is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and we or our paying agent receive certification that the holder is a Non-U.S. Holder. Such certification requires that the Non-U.S. Holder provide us or our paying agent with a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder is a Non-U.S. Holder. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the new notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification requires that we or our paying agent receive from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such form is furnished to the payor. Special rules apply to payments made through a qualified intermediary.

     A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the new notes.

     If the payments of interest on a new note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, may be subject also to a 30% (or such lower rate provided by an applicable treaty) branch profits tax on the "dividend equivalent amount"). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification.

     Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

  GAIN ON DISPOSITION

     Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, redemption or other disposition of a new note generally will not be subject to U.S. federal income tax, unless:

     - such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder;

     - the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

     - the Non-U.S. Holder is subject to tax under provisions of the code applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

     However, to the extent that disposition proceeds represent interest accuracy between interest payment dates, a Non-U.S. Holder may be required to establish an exemption from U.S. federal income tax. (see "-- Taxation of Interest" above).

  REDEMPTIONS

     See above "Certain U.S. Federal Income Tax Considerations-U.S. Holders-Redemption."

  FEDERAL ESTATE TAXES

     A new note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that:

     - the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations; and

     - the interest accrued on the new note was not effectively connected with a United States trade or business of the individual at the individual's death.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Treasury Regulations provide that the backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above under "-- Taxation of Interest", has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge or, in certain circumstances, reason to know that the Non-U.S. Holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

     Payment made on, and proceeds from the sale of, a new note to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury, in certain circumstances, or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. Payments made on, and proceeds from the sale of a new note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of payments made on, or of the proceeds from the sale of a new note to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

THE PRECEDING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, HOLDERS OF THE NOTES SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE, AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN THE APPLICABLE LAW.

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

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Commission in "no action letters" issued to third parties in unrelated transactions, we believe that you may transfer new notes issued under the exchange offer in exchange for the old notes if:

     - you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

     Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

     We believe that you may not transfer new notes issued under the exchange offer in exchange for the old notes if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired old notes directly from us; or

     - a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

     To date, the Commission staff has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. In the exchange and registration rights agreement, we have agreed to permit participating broker-dealers use of this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests these documents in the letter of transmittal.

     If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange
Offer -- Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of new notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions either:

     - in the over-the-counter market;

     - in negotiated transactions;

     - through the writing of options on the new notes or a combination of

     - methods of resale; or

     - at prices related to prevailing market prices or negotiated prices.

     Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions or received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealers. We will indemnify holders of the old notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as provided in the exchange and registration rights agreement.

                                 LEGAL MATTERS

     The validity of the notes offered by this prospectus will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas.

                            INDEPENDENT ACCOUNTANTS

     Our consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included elsewhere in this prospectus have been audited by Arthur Andersen LLP, independent accountants, as stated in their report appearing herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public at the SEC's web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market. Our reports, proxy statements and other information can also be inspected at the offices of the Nasdaq National Market, Reports Section, at 1735 K Street, Washington, D.C. 2000. Our SEC filings are also available on our website or at www.synagro.com. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

     You may request a copy of those filings, at no cost, by writing or telephoning us at the following:

        Synagro Technologies, Inc.
        1800 Bering Drive, Suite 1000
        Houston, Texas 77057
        Attention: Corporate Secretary
        (713) 369-1700

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SYNAGRO TECHNOLOGIES, INC. FINANCIAL STATEMENTS (AUDITED)
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 2001 and
     2000...................................................   F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 2001, 2000 and 1999.......................   F-4
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 2001, 2000 and 1999...........   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2001, 2000 and 1999.......................   F-6
  Notes to Consolidated Financial Statements................   F-8

SYNAGRO TECHNOLOGIES, INC. FINANCIAL STATEMENTS (UNAUDITED)
  Condensed Consolidated Balance Sheet as of March 31, 2002
     and 2001...............................................  F-32
  Condensed Consolidated Statements of Operations for the
     Three Months Ended March 31, 2002 and 2001.............  F-33
  Condensed Consolidated Statements of Stockholders' Equity
     for the Three Months Ended March 31, 2002 and 2001.....  F-34
  Condensed Consolidated Statements of Cash Flows for the
     Three Months Ended March 31, 2002 and 2001.............  F-35
  Notes to Condensed Consolidated Financial Statements......  F-37

BIO GRO DIVISION OF WASTE MANAGEMENT, INC. FINANCIAL
  STATEMENTS
  Report of Independent Public Accountants..................  F-50
  Combined Balance Sheets as of December 31, 1999 and
     1998...................................................  F-51
  Combined Statements of Operations for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-52
  Combined Statements of Changes in Division Equity for the
     Years Ended December 31, 1999, 1998 and 1997...........  F-53
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-54
  Notes to Combined Financial Statements....................  F-55

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Synagro Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Synagro Technologies, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synagro Technologies, Inc., and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1, the Company changed its method of accounting for derivatives on January 1, 2001.

ARTHUR ANDERSEN LLP

Houston, Texas
March 13, 2002 (except for
the matters discussed in Note 15,
for which the date is April 17, 2002)

                           SYNAGRO TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $    251,821   $  4,597,420
  Restricted cash...........................................     3,281,045      2,085,039
  Accounts receivable, net..................................    49,531,654     50,073,651
  Note receivable, current portion..........................       201,000        188,903
  Prepaid expenses and other current assets.................    10,181,030      8,553,695
                                                              ------------   ------------
          Total current assets..............................    63,446,550     65,498,708
Property, machinery & equipment, net........................   206,114,267    198,466,357
Other Assets:
  Goodwill, net of accumulated amortization of $11,126,235
     and $6,667,566, respectively...........................   163,739,059    166,698,921
  Other, net................................................    12,867,901     13,156,606
                                                              ------------   ------------
          Total assets......................................  $446,167,777   $443,820,592
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt.........................  $ 12,880,693   $  9,265,380
  Current portion of nonrecourse project revenue bonds......     2,300,000      2,185,000
  Accounts payable and accrued expenses.....................    40,951,059     36,313,941
                                                              ------------   ------------
          Total current liabilities.........................    56,131,752     47,764,321
Long-term Liabilities:
  Long-term debt obligations, net...........................   202,650,523    230,358,453
  Nonrecourse project revenue bonds, net....................    40,584,848     43,123,771
  Fair value of interest rate swap..........................     5,150,502             --
  Other long-term liabilities...............................     9,328,065      5,642,737
                                                              ------------   ------------
          Total long-term liabilities.......................   257,713,938    279,124,961

Commitments and Contingencies

Redeemable Preferred Stock, 69,792.29 shares issued and
  outstanding, redeemable at $1,000 per share...............    70,431,063     63,367,178
Stockholders' Equity:
  Preferred stock, $.002 par value, 10,000,000 shares
     authorized, none issued or outstanding.................            --             --
  Common stock, $.002 par value, 100,000,000 shares
     authorized, 19,476,781 shares and 19,435,781 issued and
     outstanding, respectively..............................        38,954         38,872
  Additional paid-in capital................................   109,167,460    109,085,542
  Accumulated deficit.......................................   (45,004,998)   (55,560,282)
  Accumulated other comprehensive loss......................    (2,310,392)            --
                                                              ------------   ------------
          Total stockholders' equity........................    61,891,024     53,564,132
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $446,167,777   $443,820,592
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                          2001           2000          1999
                                                      ------------   ------------   -----------
Revenue.............................................  $260,195,667   $163,097,783   $56,462,757
Cost of services....................................   192,918,525    119,899,924    42,470,937
                                                      ------------   ------------   -----------
Gross profit........................................    67,277,142     43,197,859    13,991,820
Selling, general and administrative expenses........    20,785,734     14,336,948     6,875,928
Special (credits) charges, net......................    (4,981,584)            --     1,499,501
Amortization of goodwill............................     4,488,667      3,515,931     1,526,717
                                                      ------------   ------------   -----------
  Income from operations............................    46,984,325     25,344,980     4,089,674
                                                      ------------   ------------   -----------
Other (income) expense:
  Other income, net.................................      (221,383)      (114,024)     (294,438)
  Interest expense, net.............................    26,968,733     18,907,891     3,236,099
                                                      ------------   ------------   -----------
     Total other expense, net.......................    26,747,350     18,793,867     2,941,661
                                                      ------------   ------------   -----------
Income before provision for income taxes............    20,236,975      6,551,113     1,148,013
  Provision for income taxes........................       573,247             --            --
                                                      ------------   ------------   -----------
Net income before cumulative effect of change in
  accounting for derivatives, preferred stock
  dividends and noncash beneficial conversion
  charge............................................  $ 19,663,728   $  6,551,113   $ 1,148,013
Cumulative effect of change in accounting for
  derivatives.......................................     1,860,685             --            --
                                                      ------------   ------------   -----------
Net income before preferred stock dividends and
  noncash beneficial conversion charge..............  $ 17,803,043   $  6,551,113   $ 1,148,013
                                                      ------------   ------------   -----------
Preferred stock dividends...........................     7,247,759      3,938,499            --
Noncash beneficial conversion charge................            --     37,045,268            --
                                                      ------------   ------------   -----------
Net income (loss) applicable to common stock........  $ 10,555,284   $(34,432,654)  $ 1,148,013
                                                      ============   ============   ===========
Earnings per share:
  Basic --
     Net income (loss) per share before cumulative
       effect of change in accounting for
       derivatives..................................  $        .64   $      (1.78)  $       .07
     Cumulative effect of change in accounting for
       derivatives..................................          (.10)            --            --
                                                      ------------   ------------   -----------
  Net income (loss) per common share, basic.........  $        .54   $      (1.78)  $       .07
                                                      ============   ============   ===========
  Diluted --
     Net income (loss) per share before cumulative
       effect of change in accounting for
       derivatives..................................  $        .40   $      (1.78)  $       .07
     Cumulative effect of change in accounting for
       derivatives..................................          (.04)            --            --
                                                      ------------   ------------   -----------
  Net income (loss) per common share, diluted.......  $        .36   $      (1.78)  $       .07
                                                      ============   ============   ===========
Weighted average shares outstanding, basic..........    19,457,389     19,289,720    16,481,399
Weighted average shares outstanding, diluted........    49,648,094     19,289,720    17,479,376

  The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                             ACCUMULATED
                           COMMON STOCK        ADDITIONAL                       OTHER
                       --------------------     PAID-IN      ACCUMULATED    COMPREHENSIVE                  COMPREHENSIVE
                         SHARES     AMOUNT      CAPITAL        DEFICIT          LOSS           TOTAL       INCOME (LOSS)
                       ----------   -------   ------------   ------------   -------------   ------------   -------------
BALANCE, December 31,
  1998...............  14,251,706   $28,503   $ 56,495,873   $(22,275,641)   $        --    $ 34,248,735   $         --
  Shares issued in
    acquisitions.....   3,044,784     6,090      9,018,123             --             --       9,024,213             --
  Exercise of options
    and warrants.....     396,999       795        892,735             --             --         893,530             --
  Net income
    applicable to
    common stock.....          --        --             --      1,148,013             --       1,148,013      1,148,013
                       ----------   -------   ------------   ------------    -----------    ------------   ------------
BALANCE, December 31,
  1999...............  17,693,489    35,388     66,406,731    (21,127,628)            --      45,314,491      1,148,013
                       ----------   -------   ------------   ------------    -----------    ------------   ------------
  Shares issued in
    acquisition......   1,325,000     2,650      5,468,010             --             --       5,470,660             --
  Exercise of options
    and warrants.....     417,292       834        165,533             --             --         166,367             --
  Noncash beneficial
    conversion
    charge...........          --        --     37,045,268             --             --      37,045,268             --
  Net loss applicable
    to common stock..          --        --             --    (34,432,654)            --     (34,432,654)   (34,432,654)
                       ----------   -------   ------------   ------------    -----------    ------------   ------------
BALANCE, December 31,
  2000...............  19,435,781    38,872    109,085,542    (55,560,282)            --      53,564,132    (34,432,654)
                       ----------   -------   ------------   ------------    -----------    ------------   ------------
  Change in other
    comprehensive
    loss.............          --        --             --             --     (2,310,392)     (2,310,392)    (2,310,392)
  Exercise of options
    and warrants.....      41,000        82         81,918             --             --          82,000             --
  Net income
    applicable to
    common stock.....          --        --             --     10,555,284             --      10,555,284     10,555,284
                       ----------   -------   ------------   ------------    -----------    ------------   ------------
BALANCE, December 31,
  2001...............  19,476,781   $38,954   $109,167,460   $(45,004,998)   $(2,310,392)   $ 61,891,024   $  8,244,892
                       ==========   =======   ============   ============    ===========    ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                           2001           2000            1999
                                                       ------------   -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) applicable to common stock.......  $ 10,555,284   $ (34,432,654)  $  1,148,013
     Adjustments to reconcile to net cash provided by
       operating activities:
       Preferred stock dividends.....................     7,247,759       3,938,499             --
       Noncash beneficial conversion change..........            --      37,045,268             --
       Cumulative effect of change in accounting for
          derivatives................................     1,860,685              --             --
       Depreciation..................................    13,578,618       7,557,599      2,913,260
       Amortization..................................     6,454,110       4,694,710      1,748,982
       Gain on sale of property, machinery and
          equipment..................................      (221,239)        (30,192)      (151,426)
     Increase in the following, excluding the effects
       of acquisitions:
       Accounts receivable...........................      (405,573)       (768,558)    (3,674,251)
       Prepaid expenses and other assets.............    (3,211,420)     (2,351,607)    (3,234,281)
       Accounts payable, accrued expenses, and other
          liabilities................................     2,350,103       3,967,204      3,339,810
                                                       ------------   -------------   ------------
     Net cash provided by operating activities.......    38,208,327      19,620,269      2,090,107
                                                       ------------   -------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of businesses including contingent
     consideration, net of cash acquired.............    (1,708,757)   (245,385,665)   (13,802,090)
  Purchases of property, machinery and equipment.....   (13,312,534)     (5,805,151)    (4,043,026)
  Proceeds from sale of property, machinery and
     equipment.......................................       967,628         176,723      1,103,463
  Proceeds from notes receivable.....................         4,430          68,097        425,627
                                                       ------------   -------------   ------------
     Net cash used in investing activities...........   (14,049,233)   (250,945,996)   (16,316,026)
                                                       ------------   -------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt.................................            --     285,456,070     19,274,802
  Payments on debt...................................   (27,079,475)   (100,722,093)    (5,964,907)
  Debt issuance costs................................       (72,289)    (10,406,439)      (892,241)
  (Increase) decrease in restricted cash.............    (1,434,929)      1,819,930        680,656
  Issuance of preferred stock, net of offering
     costs...........................................            --      59,428,679             --
  Exercise of options and warrants...................        82,000         166,367        893,530
                                                       ------------   -------------   ------------
     Net cash provided by (used in) financing
       activities....................................   (28,504,693)    235,742,514     13,991,840
                                                       ------------   -------------   ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................................    (4,345,599)      4,416,787       (234,079)
CASH AND CASH EQUIVALENTS, beginning of year.........     4,597,420         180,633        414,712
                                                       ------------   -------------   ------------
CASH AND CASH EQUIVALENTS, end of year...............  $    251,821   $   4,597,420   $    180,633
                                                       ============   =============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid......................................  $ 25,576,646   $  15,913,071   $  3,293,798
  Taxes paid.........................................  $    276,426   $     419,218   $      9,898

                           SYNAGRO TECHNOLOGIES, INC.

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

NONCASH INVESTING AND FINANCING ACTIVITIES

     On July 9, 1999, the Company entered into a capital lease agreement to purchase ten trucks with a purchase price of approximately $660,000.

     During 2000, the Company issued an aggregate of 57,746.93 shares of Series C, Series D, and Series E Preferred Stock ("Preferred Stock") with an eight percent dividend and beneficial conversion feature. The Company recognized the value of the beneficial conversion feature of approximately $37,045,000 as a noncash beneficial conversion charge. Dividends totaled approximately $3,938,000 in 2000, of which approximately $3,419,000 represents the accrued eight percent dividend on the Company's Preferred Stock, and approximately $519,000 represents accretion and amortization of issuance costs.

     During 2000, the Company issued an aggregate of 220,898 shares relating to cashless exercises of certain warrants and options pursuant to an exemption from registration under Rule 144 of the Securities Act.

     During 2001, dividends totaled approximately $7,248,000, of which approximately $6,097,000 represents the accrued eight percent dividend on the Company's Preferred Stock, and approximately $1,151,000 represents accretion and amortization of issuance costs.

  The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS AND ORGANIZATION

     Synagro Technologies, Inc., a Delaware corporation ("Synagro"), and collectively with its subsidiaries (the "Company") is a national wastewater residuals management company serving more than 1,000 municipal and industrial wastewater treatment plants and has operations in 35 states and the District of Columbia. Synagro offers many services that focus on the beneficial reuse of organic nonhazardous residuals resulting from the wastewater treatment process. Synagro provides its customers with complete, vertically-integrated services and capabilities, including facility operations, facility cleanout services, regulatory compliance, dewatering, collection and transportation, composting, drying and pelletization, product marketing, incineration, alkaline stabilization, and land application.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Synagro and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated. As discussed further in Note 2, the Company acquired National Resource Recovery, Inc., on March 1, 1999, in a transaction accounted for as a pooling-of-interests. The historical consolidated financial statements of the Company have been presented for the effect of the pooling-of-interests transaction.

  CASH EQUIVALENTS

     The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

  PROPERTY, MACHINERY AND EQUIPMENT

     Property, machinery and equipment are stated at cost. Depreciation is being provided using the straight-line method over estimated useful lives of three to twenty-five years, net of estimated salvage values. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property, machinery and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  GOODWILL

     Goodwill represents the aggregate purchase price paid by the Company in acquisitions accounted for as a purchase over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over the estimated period of benefit ranging from 20 to 40 years.

     In the event that facts and circumstances indicate that goodwill may be impaired, an evaluation of recoverability would be performed. If an evaluation was required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. The Company believes the goodwill remaining as of December 31, 2001, is fully realizable.

     Through December 31, 2001, goodwill of approximately $2,196,000 has been amortized over a 20-year life. The Company's remaining goodwill has been amortized over a 40-year life. Goodwill amortization expense was approximately $4,489,000, $3,516,000 and $1,527,000 for 2001, 2000 and 1999, respectively. In

                           SYNAGRO TECHNOLOGIES, INC.

accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, amortization of goodwill will cease on January 1, 2002. See discussion of New Accounting Pronouncements below.

  NONCOMPETE AGREEMENTS

     Included in other assets are noncompete agreements. These agreements are valued at fair value and amortized on a straight-line basis over the term of the agreement, which is generally for two to ten years. Noncompete agreements, net of accumulated amortization at December 31, 2001 and 2000, totaled approximately $421,000 and $544,000, respectively. Amortization expense was approximately $124,000 in 2001, $72,000 in 2000, and $76,000 in 1999.

  DEFERRED FINANCING COSTS

     Deferred financing costs, net of accumulated amortization at December 31, 2001 and 2000, totaled approximately $7,012,000 and $9,450,000, respectively, and are included in other assets. Deferred financing costs are amortized over the life of the underlying instruments.

  REVENUE RECOGNITION

     Revenues under facilities operations and maintenance contracts are recognized either when wastewater residuals enter the facilities or when the residuals have been processed, depending on the contract terms. All other revenues under service contracts are recognized when the service is performed.

     The Company provides for losses in connection with long-term contracts where an obligation exists to perform services and when it becomes evident the projected contract costs exceed the related revenues.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' financial statements to conform to the 2001 presentation.

  USE OF ESTIMATES

     In preparing financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following are the Company's significant estimates and assumptions made in preparation of its financial statements:

          Allowance for Doubtful Accounts. The Company estimates losses for uncollectible accounts based on the aging of the accounts receivable and the evaluation and the likelihood of success in collecting the receivable.

          Loss Contracts. The Company evaluates its revenue producing contracts to determine whether the projected revenues of such contracts exceed the direct cost to service such contracts. These evaluations include estimates of the future revenues and expenses. Accruals for loss contracts are adjusted based on these evaluations.

          Purchase Accounting. The Company estimates the fair value of assets, including property, machinery and equipment and its related useful lives and salvage values, and liabilities when allocating the purchase price of an acquisition.

                           SYNAGRO TECHNOLOGIES, INC.

          Income Taxes. The Company assumes the deductibility of certain costs in its income tax filings and estimates the recovery of deferred income tax assets.

          Legal and Contingency Accruals. The Company estimates and accrues the amount of probable exposure it may have with respect to litigation, claims and assessments.

          Self Insurance Reserves. Through the use of actuarial calculations, the Company estimates the amounts required to settle insurance claims.

     Actual results could differ materially from the estimates and assumptions that the Company uses in the preparation of its financial statements.

  CONCENTRATION OF CREDIT RISK

     The Company provides services to a broad range of geographical regions. The Company's credit risk primarily consists of receivables from a variety of customers including state and local agencies, municipalities and private industries. The Company had one customer that accounted for approximately 14% and 11% of total revenue for the years ended December 31, 2001 and 2000, respectively. No other customers accounted for more than 10% of revenues. The Company reviews its accounts receivable and provides allowances as deemed necessary.

  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This standard provides the method for determining the appropriate asset and liability for deferred income taxes, which are computed by applying applicable tax rates to temporary differences. Therefore, expenses recorded for financial statement purposes before they are deducted for income tax purposes create temporary differences, which give rise to deferred income tax assets. Expenses deductible for income tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred income tax liabilities.

  NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which requires that the Company recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at their fair value. Changes in the fair value of a derivative are recorded in income or directly to equity, depending on the instrument's designated use. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into income when the hedged transaction affects income, while the ineffective portion of the gain or loss on the derivative instrument is recognized currently in earnings. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current income during the period of the change in fair values. The noncash transition adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for derivatives" of approximately $1,861,000 charged to net income and approximately $2,058,000 charged to other comprehensive income included in stockholders' equity as of January 1, 2001. See Note (5) for discussion of the Company's current derivative contracts and hedging activities.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Under SFAS 142,

                           SYNAGRO TECHNOLOGIES, INC.

goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will be amortized over their useful lives. Management has completed the initial impairment test required by the provisions of SFAS 142 as of January 1, 2002, and determined that there has not been an impairment of the Company's goodwill. Beginning January 1, 2002, the Company will no longer amortize goodwill. During 2001, the Company recorded goodwill amortization of approximately $4.5 million.

     Effective January 1, 2002, the Company discontinued the amortization of goodwill in accordance with our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." The following shows the effect on the twelve months ended December 31, 2001, 2000 and 1999, as if SFAS No. 142 had been adopted January 1, 1999:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   2001          2000          1999
                                                ----------   ------------   -----------
Net income (loss) applicable to common
  stock --
  Reported net loss applicable to common
     stock....................................  $1,148,013   $(34,432,654)  $10,555,284
  Addback: Goodwill amortization..............   1,526,717      3,515,931     4,488,667
                                                ----------   ------------   -----------
  Adjusted net income (loss)..................  $2,674,730   $(30,916,723)  $15,043,951
Earnings Per Share --
  Reported basic..............................  $      .07   $      (1.78)  $       .54
  Goodwill amortization.......................         .09            .18           .23
                                                ----------   ------------   -----------
  Adjusted basic..............................  $      .16   $      (1.60)  $       .77
                                                ==========   ============   ===========
  Reported diluted............................  $      .07   $      (1.78)  $       .36
  Goodwill amortization.......................         .08            .18           .09
                                                ----------   ------------   -----------
  Adjusted diluted............................  $      .15   $      (1.60)  $       .45
                                                ==========   ============   ===========

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. SFAS No. 143 is effective for the Company beginning January 1, 2003. Management has yet to determine the impact that the adoption of SFAS No. 143 will have on the Company's consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 144 establishes a single accounting method for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and extends the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 also requires that an impairment loss be recognized for assets held-for-use when the carrying amount of an asset (group) is not recoverable. The carrying amount of an asset (group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (group), excluding interest charges. Estimates of future cash flows used to test the recoverability of a long-lived asset (group) must incorporate the entity's own assumptions about its use of the asset (group) and must factor in all available evidence. SFAS No. 144 is effective for the Company for the quarter ending March 31, 2002. Management believes the impact of the adoption of SFAS No. 144 is not material to the Company's results of operations and financial position.

                           SYNAGRO TECHNOLOGIES, INC.

(2)  ACQUISITIONS

  2000 ACQUISITIONS

     During 2000, the Company purchased Residual Technologies, Limited Partnership and its affiliates (collectively "RESTEC"), Ecosystematics, Inc., Davis Water Analysis, Inc., AKH Water Management, Inc., Rehbein, Inc, certain assets and contracts of Whiteford Construction Company, Environmental Protection & Improvement Company, Inc. ("EPIC"), and the Bio Gro Division of Waste Management, Inc. ("Bio Gro") (collectively, the "2000 Acquisitions"). In connection with the purchase of RESTEC, the former owners are entitled to receive up to an additional $12.0 million over the eight years following the acquisition if certain performance targets are met. In connection with the purchase of Rehbein, Inc., the former owners are entitled to receive up to an additional $2.0 million over the three years following the acquisition if certain performance targets are met. In connection with the purchase of EPIC, the former owners are entitled to receive up to an additional $5.4 million over the three years following the acquisition if certain performance targets are met. Additionally, the Company assumed approximately $13.4 million, net of restricted cash reserves of approximately $3,076,000, of municipal bonds in connection with the acquisition of RESTEC. The bonds contained a provision whereby RESTEC could defease the bonds and be released from all future obligations by placing an equivalent amount of U.S. Securities with the bonds trustee. On July 21, 2000, the Company defeased the bonds utilizing the $13.5 million available under its amended Senior Credit Agreement reserved for defeasance. The 2000 Acquisitions were accounted for using the purchase method of accounting. The allocation of the purchase prices resulted in approximately $107,632,000 of goodwill that has been amortized over 40 years. The assets acquired and liabilities assumed relating to the 2000 Acquisitions are summarized as follows:

Common stock shares issued..................................      1,325,000
                                                               ============
Fair value of common stock issued...........................   $  5,471,000
Cash paid including transaction costs, net of cash
  acquired..................................................    247,092,000
Less: Fair value of net tangible assets acquired............    144,931,000
                                                               ------------
Goodwill....................................................   $107,632,000
                                                               ============

  1999 ACQUISITIONS

     In 1999, the Company purchased Anti-Pollution Associates, Inc., D&D Pumping, Inc., Vital Cycle, Inc. and AMSCO, Inc. (collectively, the "1999 Acquisitions"). The 1999 Acquisitions were recorded using the purchase method of accounting. The 1999 Acquisitions resulted in approximately $19,790,000 of goodwill that has been amortized over 40 years. The assets acquired and liabilities assumed relating to the 1999 Acquisitions are summarized as follows:

Common stock shares issued..................................     3,044,784
                                                               ===========
Fair value of common stock issued...........................   $ 9,024,000
Cash paid including transaction costs, net of cash
  acquired..................................................    13,802,000
Less: Fair value of net tangible assets acquired............     3,036,000
                                                               -----------
Goodwill....................................................   $19,790,000
                                                               ===========

  ACQUISITION OF NATIONAL RESOURCE RECOVERY, INC.

     In March 1999, Synagro Technologies completed the acquisition of all the common stock of National Resource Recovery, Inc. ("NRR"), in a business combination accounted for as a "pooling-of-interests" transaction. NRR, headquartered in Michigan, provides biosolids management services. Synagro issued

                           SYNAGRO TECHNOLOGIES, INC.

1,000,001 shares of common stock in exchange for all of the common stock of NRR. There were no transactions between Synagro and NRR during the periods prior to the business combination.

     The following unaudited pro forma information for the periods 2000 and 1999 set forth below gives effect to the 2000 Acquisitions and the 1999 Acquisitions as if they had occurred at the beginning of 1999. The unaudited pro forma information is presented for information purposes only and is not necessarily indicative of actual results, which might have occurred if the acquisitions had been made at the beginning of the periods presented. Unaudited pro forma results for 1999 include the noncash beneficial conversion charge of $37,045,000 related to the issuance of preferred stock (see note 10).

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                               2000           1999
                                                           ------------   ------------
                                                                   (UNAUDITED)
Revenue..................................................  $248,700,000   $235,783,000
Net income before preferred stock dividends and noncash
  beneficial conversion charge...........................    10,635,000      4,858,000
Net income (loss) applicable to common stock.............     3,541,000    (38,266,000)
Net earnings (loss) per share
  Basic..................................................  $        .18   $      (2.00)
  Diluted................................................  $        .18   $      (2.00)

(3)  PROPERTY, MACHINERY AND EQUIPMENT

     Property, machinery and equipment consist of the following:

                                                                      DECEMBER 31,
                                            ESTIMATED USEFUL   ---------------------------
                                             LIFE-IN YEARS         2001           2000
                                            ----------------   ------------   ------------
Land......................................         N/A         $  3,546,730   $  3,276,806
Buildings and improvements................        7-25           32,071,873     31,297,999
Machinery and equipment...................        3-25          193,752,690    174,900,163
Office furniture and equipment............        3-10            2,437,223      1,671,660
Construction in process...................          --            3,571,510      3,346,001
                                                               ------------   ------------
                                                                235,380,026    214,492,629
Less -- Accumulated depreciation..........                       29,265,759     16,026,272
                                                               ------------   ------------
                                                               $206,114,267   $198,466,357
                                                               ============   ============

(4)  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Activity of the Company's allowance for doubtful accounts consists of the following:

                                                               DECEMBER 31,
                                                    ----------------------------------
                                                       2001         2000        1999
                                                    ----------   ----------   --------
Balance at beginning of year......................  $1,701,475   $  522,896   $196,770
Uncollectible receivables written off.............          --      (45,000)    (2,874)
Allowance for doubtful accounts established
  through purchase accounting and charged through
  expense.........................................     463,391    1,223,579    329,000
                                                    ----------   ----------   --------
Balance at end of year............................  $2,164,866   $1,701,475   $522,896
                                                    ==========   ==========   ========

                           SYNAGRO TECHNOLOGIES, INC.

     Accounts payable and accrued expenses consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Accounts payable...........................................  $25,447,341   $23,213,781
Accrued legal and other claims costs.......................    2,238,540     1,906,194
Accrued interest...........................................    2,711,473     2,139,110
Accrued salaries and benefits..............................    3,618,286     1,991,814
Accrued taxes..............................................      274,694       673,674
Other accrued expenses.....................................    6,660,725     6,389,368
                                                             -----------   -----------
Total......................................................  $40,951,059   $36,313,941
                                                             ===========   ===========

(5)  LONG-TERM DEBT OBLIGATIONS

     Long-term debt obligations consist of the following:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               2001           2000
                                                           ------------   ------------
Credit facility -- revolving loan........................  $         --   $         --
Credit facility -- acquisition and term loans............   161,936,292    185,499,999
Subordinated debt........................................    52,760,393     52,760,393
Fair value adjustment related to subordinated debt.......       801,857             --
Capital lease obligations................................            --        626,819
Other notes payable......................................        32,674        736,622
                                                           ------------   ------------
          Total debt.....................................  $215,531,216   $239,623,833
Less:
Current maturities.......................................   (12,880,693)    (9,265,380)
                                                           ------------   ------------
          Long-term debt, net of current maturities......  $202,650,523   $230,358,453
                                                           ============   ============

  CREDIT FACILITY

     On January 27, 2000, the Company entered into a $110 million amended and restated Senior Credit Agreement (the "Senior Credit Agreement") by and among the Company, Bank of America, N.A., and certain other lenders to fund working capital for acquisitions, to refinance existing debt, to provide working capital for operations, to fund capital expenditures and other general corporate purposes. The Senior Credit Agreement bears interest at LIBOR or prime plus a margin based on a pricing schedule as set out in the Senior Credit Agreement. The Senior Credit Agreement was subsequently syndicated on March 15, 2000, to lenders, and the capacity was increased to $120 million. The Senior Credit Agreement was amended and resyndicated on August 14, 2000, to lenders, and the capacity was increased to $230 million. On February 25, 2002, the Senior Credit Agreement was amended to, among other items, increase the revolving loan from

                           SYNAGRO TECHNOLOGIES, INC.

$30 million to approximately $51.3 million, increase sublimits for letters of credit from $20 million to $50 million, provide limitations for restricted payments and investments, and increase the permitted amounts of nonrecourse financing and operating lease obligations.

     As of February 25, 2002, the loan commitments under the Senior Credit Agreement, as amended, are as follows:

          (i) Revolving Loan up to $51,330,000 outstanding at any one time;

          (ii) Term A Loans (which, once repaid, may not be reborrowed) of $50,000,000;

          (iii) Term B Loans (which, once repaid, may not be reborrowed) of $100,000,000;

          (iv) Acquisition Term Loans up to $50,000,000 outstanding at any one time available on a revolving basis prior to February 14, 2002, provided that certain approvals are obtained and certain financial ratios are met; and

          (v) Letters of credit issuable by the Company up to $50,000,000 as a subset of the Revolving Loan. At December 31, 2001, the Company had approximately $10,250,000 of letters of credit outstanding.

     The amounts borrowed under the Senior Credit Agreement are subject to repayment as follows:

                                                 REVOLVING   TERM A   TERM B   ACQUISITION
PERIOD ENDING DECEMBER 31,                         LOANS     LOANS    LOANS       LOANS
--------------------------                       ---------   ------   ------   -----------
2000...........................................       --       5.00%     .50%         0%
2001...........................................       --      15.00%    1.00%         0%
2002...........................................       --      22.50%    1.00%      5.00%
2003...........................................       --      17.50%    1.00%      6.67%
2004...........................................       --      20.00%    1.00%     11.67%
2005...........................................   100.00%     20.00%    1.00%     76.66%
2006...........................................       --         --    94.50%        --
                                                  ------     ------   ------     ------
                                                  100.00%    100.00%  100.00%    100.00%
                                                  ======     ======   ======     ======

     The Senior Credit Agreement includes mandatory repayment provisions related to excess cash flows, proceeds from certain asset sales, debt issuances and equity issuances, all as defined in the Senior Credit Agreement. These mandatory repayment provisions may also reduce the available commitment for Revolving Loans and Acquisition Loans. The Senior Credit Agreement contains standard covenants including compliance with laws, limitations on capital expenditures, restrictions on dividend payments, limitations on mergers and compliance with certain financial covenants. The Company believes that it is in compliance with those covenants as of December 31, 2001. The Senior Credit Agreement is secured by all the assets of the Company and expires on July 27, 2006. As of December 31, 2001, the Company has borrowed approximately $161,936,000 ($35,886,000 of Term A Loans, $88,370,000 of Term B Loans, and $37,680,000 of Acquisition Loans), which was primarily used to refinance existing debt and to partially fund the 2000 and 1999 Acquisitions. As of December 31, 2001, the Company has approximately $32,069,000 of unused borrowings under the Senior Credit Agreement. The Company's Senior Credit Agreement contains various financial covenants, including a senior debt-to-cash flow ratio, as defined, determined at the end of each quarter. As of December 31, 2001, the maximum senior debt that could have been outstanding while remaining in compliance with the covenant ratios was approximately $194,006,000. As of March 13, 2002, the Company has borrowed approximately $167,936,000 ($35,886,000 of Term A Loans, $88,370,000 of
Term B Loans, $37,680,000 of Acquisition Loans, and $6,000,000 of Revolving Loans) with approximately $29,072,000 of unused borrowings remaining under the Senior Credit Agreement.

                           SYNAGRO TECHNOLOGIES, INC.

  SUBORDINATED DEBT

     On January 27, 2000, the Company entered into an agreement with GTCR Capital providing up to $125 million in subordinated debt financing to fund acquisitions and for certain other uses, in each case as approved by the Board of Directors of the Company and GTCR Capital. The agreement was amended on August 14, 2000, allowing, among other things, for the syndication of 50% of the commitment. The loans bear interest at an annual rate of 12% paid quarterly and provide warrants that are convertible into Preferred Stock at $.01 per warrant. The unpaid principal plus unpaid and accrued interest must be paid in full by January 27, 2008. The agreement contains general and financial covenants. As of December 31, 2001, the Company has borrowed approximately $52,760,000 of indebtedness under the terms of the agreement, which was used to partially fund the 2000 Acquisitions. Warrants to acquire 9,225.839 shares of Series C, D, and E Preferred Stock were issued in connection with these borrowings. These warrants were immediately exercised (See Note 10).

  DERIVATIVES AND HEDGING ACTIVITIES

     Prior to June 25, 2001, the Company's derivative contracts consisted of interest rate swap agreements and option agreements related to hedging requirements under the Company's Senior Credit Agreement. The option agreements did not qualify for hedge accounting under SFAS 133. Changes in the fair value of these derivatives were recognized in earnings as interest expense of $226,000. The Company's interest rate swap agreements qualified for hedge accounting as cash flow hedges of the Company's exposure to changes in variable interest rates.

     On June 25, 2001, the Company entered into a reverse swap on its subordinated debt, and terminated the previously existing interest rate swap and option agreements noted above. The balance included in accumulated other comprehensive loss included in stockholders' equity is being recognized in future periods' income over the remaining term of the original swap agreement. The amount to be recognized into income over the next twelve months is approximately $813,000. The Company has designated the reverse swap agreement on its subordinated debt as a fair value hedge of changes in the value of the underlying debt as a result of changes in the benchmark interest rate. Under the terms of the reverse swap, we receive 12% per annum on $52.8 million notional and we pay a spread over a floating rate on $52.8 million notional. The liability related to the reverse swap agreement totaling approximately $5,151,000 is reflected in other long-term liabilities at December 31, 2001; additionally, a fair value adjustment on the Company's subordinated debt of approximately $802,000 is reflected in long-term debt at December 31, 2001. The amount of the ineffectiveness of the reverse swap agreement credited to interest expense, net for the twelve months ended December 31, 2001, totaled approximately $267,000.

     On July 3, 2001, the Company entered into an interest rate cap agreement establishing a maximum fixed LIBOR rate on $125,000,000 of its floating rate debt at an interest rate of 6.50% in order to meet the hedging requirements of its Senior Credit Agreement. Changes in the fair value of the agreement charged to interest expense, net and totaled $66,000 during 2001.

                           SYNAGRO TECHNOLOGIES, INC.

  FUTURE PAYMENTS

     At December 31, 2001, future minimum principal payments of long-term debt and Nonrecourse Project Revenue Bonds (see Note 6) are as follows:

                                                             NONRECOURSE
                                              LONG-TERM        PROJECT
YEAR ENDING DECEMBER 31,                         DEBT       REVENUE BONDS      TOTAL
------------------------                     ------------   -------------   ------------
2002.......................................  $ 12,880,693    $ 2,300,000    $ 15,180,693
2003.......................................    11,267,073      2,430,000      13,697,073
2004.......................................    14,272,541      2,570,000      16,842,541
2005.......................................    38,761,075      2,710,000      41,471,075
2006.......................................    84,787,584             --      84,787,584
2007-2010..................................    53,562,250     16,295,000      69,857,250
2011-2016..................................            --     16,579,848      16,579,848
                                             ------------    -----------    ------------
Total......................................  $215,531,216    $42,884,848    $258,416,064
                                             ============    ===========    ============

     The Company had total debt of approximately $258,416,000 at December 31, 2001, including total long-term debt of approximately $215,531,000 and Nonrecourse Project Revenue Bonds of approximately $42,885,000 net of restricted cash of approximately $5,780,000. The Company had current maturities on long-term debt of approximately $12,881,000 and current maturities of approximately $2,300,000 on Nonrecourse Project Revenue Bonds at December 31, 2001. The Company estimates the fair value of long-term debt as of December 31, 2001 and 2000, to be approximately the same as the recorded value.

(6)  NONRECOURSE PROJECT REVENUE BONDS

                                                             DECEMBER 31,   DECEMBER 31,
                                                                 2001           2000
                                                             ------------   ------------
Maryland Energy Financing Administration Limited Obligation
  Solid Waste Disposal Revenue Bonds, 1996 series --
     Revenue bonds due 2001 to 2005 at stated interest
       rates of 5.45% to 5.85%.............................  $10,010,000    $12,195,000
     Term revenue bond due 2010 at stated interest rate of
       6.30%...............................................   16,295,000     16,295,000
     Term revenue bond due 2016 at stated interest rate of
       6.45%...............................................   22,360,000     22,360,000
     Less: Restricted cash.................................   (5,780,152)    (5,541,229)
                                                             -----------    -----------
                                                              42,884,848     45,308,771
     Less: Current maturities..............................   (2,300,000)    (2,185,000)
                                                             -----------    -----------
     Nonrecourse project revenue bonds, net of current
       maturities..........................................  $40,584,848    $43,123,771
                                                             ===========    ===========

     In 1996, the Maryland Energy Financing Administration (the "Administration") issued nonrecourse tax-exempt project revenue bonds (the "Nonrecourse Project Revenue Bonds") in the aggregate amount of $58,550,000. The Administration loaned the proceeds of the Nonrecourse Project Revenue Bonds to Wheelabrator Water Technologies Baltimore L.L.C., now Synagro's wholly owned subsidiary known as Synagro-Baltimore, L.L.C., pursuant to a June 1996 loan agreement, and the terms of the loan mirror the terms of the Nonrecourse Project Revenue Bonds. The loan financed a portion of the costs of constructing thermal facilities located in Baltimore County, Maryland, at the site of its Back River Wastewater Treatment Plant, and in the City of Baltimore, Maryland, at the site of its Patapsco Wastewater Treatment Plant. The Company assumed all obligations associated with the Nonrecourse Project Revenue Bonds in connection with its acquisition of Bio Gro in 2000.

                           SYNAGRO TECHNOLOGIES, INC.

     The Nonrecourse Project Revenue Bonds are primarily secured by the pledge of revenues and assets related to our Back River and Patapsco thermal facilities. The underlying service contracts between us and the City of Baltimore obligated us to design, construct and operate the thermal facilities and obligated the City to deliver biosolids for processing at the thermal facilities. The City makes all payments under the service contracts directly with a trustee for the purpose of paying the Nonrecourse Project Revenue Bonds.

     At our option, we may cause the redemption of the Nonrecourse Project Revenue Bonds at any time on or after December 1, 2006, subject to redemption prices specified in the loan agreement. The Nonrecourse Project Revenue Bonds will be redeemed at any time upon the occurrence of certain extraordinary conditions, as defined in the loan agreement.

     Synagro-Baltimore, L.L.C., one of our wholly owned subsidiaries, guarantees the performance of services under the underlying service agreements with the City of Baltimore. Under the terms of the Bio Gro acquisition purchase agreement, Waste Management, Inc. also guarantees the performance of services under those service agreements. We have agreed to pay Waste Management $500,000 per year beginning in 2007 until the Nonrecourse Project Revenue Bonds are paid or its guarantee is removed. Neither Synagro-Baltimore, L.L.C. nor Waste Management has guaranteed payment of the Nonrecourse Project Revenue Bonds or the loan funded by the Nonrecourse Project Revenue Bonds.

     The loan agreement, based on the terms of the related indenture, requires that we place certain monies in restricted fund accounts and that those funds be used for various designated purposes (e.g., debt service reserve funds, bond funds, etc.). Monies in these funds will remain restricted until the Nonrecourse Project Revenue Bonds are paid.

     At December 31, 2001, the Nonrecourse Project Revenue Bonds were secured by property, machinery and equipment with a net book value of approximately $60,083,000 and restricted cash of approximately $8,557,000, of which approximately $5,780,000 was netted against long-term debt and the difference was shown as restricted cash.

     These Nonrecourse Project Revenue Bonds, totaling $42,900,000 of debt (net of restricted cash) as of December 31, 2001, and $3,100,000 of related interest expense paid in 2001, are excluded from the financial covenant calculations required by our Senior Credit Facility.

  CAPITAL LEASES

     The Company operated under lease agreements at December 31, 2000, which were accounted for as capital leases and were repaid during 2001. As of December 31, 2000, the capitalized costs and accumulated depreciation of equipment under capital leases were as follows:

Equipment...................................................   $1,054,825
  Less: Accumulated depreciation............................      274,388
                                                               ----------
                                                               $  780,437
                                                               ==========

                           SYNAGRO TECHNOLOGIES, INC.

(7)  INCOME TAXES

     Federal and state income tax provisions are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2001       2000        1999
                                                     --------   ---------   ---------
Federal:
  Current..........................................  $     --   $      --   $      --
  Deferred.........................................   390,000    (350,000)   (200,000)
State:
  Current..........................................   175,000     350,000     200,000
  Deferred.........................................     8,000          --          --
                                                     --------   ---------   ---------
                                                     $573,000   $      --   $      --
                                                     ========   =========   =========

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35% to income before provision for income taxes as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                            2001      2000      1999
                                                            -----     -----     -----
Provision (benefit) at the statutory rate.................   35.0%     35.0%     35.0%
Increase (decrease) resulting from:
  Goodwill, net...........................................    0.0%     (5.0)%    42.0%
  State income taxes, net of benefit for federal
     deduction............................................    0.6%      5.0%      9.0%
  Other items, net........................................  (11.4)%     0.0%     (3.0)%
  Change in accounting for derivatives....................   (3.2)%      --%       --%
  Special credits, net....................................   (9.8)%     0.0%      0.0%
  Change in valuation allowance...........................   (8.4)%   (35.0)%   (83.0)%
                                                            -----     -----     -----
                                                              2.8%      0.0%      0.0%
                                                            =====     =====     =====

                           SYNAGRO TECHNOLOGIES, INC.

     Significant components of the Company's deferred tax assets and liabilities for federal income taxes consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Deferred tax assets --
  Net operating loss carryforwards.........................  $25,540,000   $12,140,000
  Alternative minimum tax credit...........................       40,000        40,000
  Accrual not currently deductible for tax purposes........    6,025,000     3,614,000
  Allowance for bad debts..................................      744,000       558,000
  Other....................................................    1,783,000       417,000
                                                             -----------   -----------
     Total deferred tax assets.............................   34,132,000    16,769,000
Valuation allowance for deferred tax assets................   (1,297,000)   (2,993,000)
Deferred tax liability --
  Differences between book and tax bases of fixed assets...  (26,577,000)  (10,921,000)
  Differences between book and tax bases of goodwill.......   (4,681,000)   (2,305,000)
                                                             -----------   -----------
     Total deferred tax liabilities........................  (31,258,000)  (13,226,000)
                                                             -----------   -----------
     Net deferred tax asset................................  $ 1,577,000   $   550,000
                                                             ===========   ===========

     As of December 31, 2001, the Company generated net operating loss ("NOL") carryforwards of approximately $67,209,000 available to reduce future income taxes. These carryforwards begin to expire in 2008. A change in ownership, as defined by federal income tax regulations, could significantly limit the Company's ability to utilize its carryforwards. Accordingly, the Company's ability to utilize its NOLs to reduce future taxable income and tax liabilities may be limited. Additionally, because federal tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for federal income tax purposes. As the Company has incurred losses in recent years and the utilization of these carryforwards could be limited as discussed above, a valuation allowance has been established to partially offset the net deferred tax asset at December 31, 2001 and 2000. The valuation allowance decreased by $1,696,000 for the year ended December 31, 2001, due to basis differences in fixed assets and goodwill reduced by deferred tax assets related to increases in tax NOL carryforwards. The valuation allowance decreased by $333,000 for the year ended December 31, 2000, due to basis differences in fixed assets and goodwill reduced by net deferred tax assets related to increases in tax NOL carryforwards.

(8)  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment for its corporate and operations offices under noncancelable long-term lease agreements. Rental expense was approximately $4,794,000, $3,861,000 and

                           SYNAGRO TECHNOLOGIES, INC.

$1,368,000 for 2001, 2000 and 1999, respectively. Minimum annual rental commitments under these leases are as follows:

YEAR ENDING DECEMBER 31,
------------------------
2002........................................................   $ 4,768,418
2003........................................................     4,384,249
2004........................................................     4,254,919
2005........................................................     3,687,492
2006........................................................     3,035,267
Thereafter..................................................    18,366,326
                                                               -----------
                                                               $38,496,671
                                                               ===========

  CUSTOMER CONTRACTS

     A substantial portion of the Company's revenue is derived from services provided under contracts and written agreements with the Company's customers. Some of these contracts, especially those contracts with large municipalities (including our largest contract and four of the Company's other top 10 contracts), provide for termination of the contract by the customer after giving relatively short notice (in some cases as little as 10 days). In addition, these contracts contain liquidated damages clauses which may or may not be enforceable in the case of early termination of the contracts. If one or more of these contracts are terminated prior to the expiration of its term, and the Company is not able to replace revenues from the terminated contracts or receive liquidated damages pursuant to the terms of the contract, the lost revenue could have a material and adverse effect the Company's business, financial condition and results of operations.

  LITIGATION

     The Company's business activities are subject to environmental regulation under federal, state and local laws and regulations. In the ordinary course of conducting its business activities, the Company becomes involved in judicial and administrative proceedings involving governmental authorities at the federal, state and local levels. The Company believes that these matters will not have a material adverse effect on its business, financial condition and results of operations. However, the outcome of any particular proceeding cannot be predicted with certainty. The Company is required, under various regulations, to procure licenses and permits to conduct its operations. These licenses and permits are subject to periodic renewal without which the Company's operations could be adversely affected. There can be no assurance that regulatory requirements will not change to the extent that it would materially affect the Company's consolidated financial statements.

  Marshall Case

     In January 2002, the Company settled a lawsuit that was filed in Rockingham County Superior Court, New Hampshire, in November 1998. The plaintiff claimed that the death of an individual was allegedly caused by exposure to certain biosolids disposed of by one of the Company's wholly owned subsidiaries. The plaintiff in the settlement represented that there was no scientific support to the allegations as previously alleged. See Note 12.

  Riverside County

     The Company leases and operates a composting facility in Riverside County, California, under a conditional use permit ("CUP") that expires January 1, 2010. The CUP allows for a reduction in material intake and CUP term in the event of noncompliance with the CUP's terms and conditions. In response to alleged noncompliance due to excessive odor, on or about June 22, 1999, the Riverside County Board of

                           SYNAGRO TECHNOLOGIES, INC.

Supervisors attempted to reduce the Company's intake of biosolids from 500 tons per day to 250 tons per day. The Company believes that this was not an authorized action by the Board of Supervisors. On September 15, 1999, the Company was granted a preliminary injunction restraining and enjoining the County of Riverside ("County") from restricting the Company's intake of biosolids at its Riverside composting facility.

     In the lawsuit that the Company filed in the Superior Court of California, County of Riverside, the Company has also complained that the County's treatment of the Company is in violation of our civil rights under U.S.C. Section 1983 and that its due process rights were being affected because the County was improperly administering the odor protocol in the CUP. The County alleges that the odor "violations," as well as the Company's actions in not reducing intake, could reduce the term of the CUP to January 2002. The Company disagrees and has challenged the County's position in the lawsuit.

     No trial date has been set at this time. The case is currently subject to an agreed stay and we continue to operate under the existing CUP while the parties explore settlement. The parties have executed a Memorandum of Understanding signed by the Board of Supervisors of the County which provides for a plan to relocate the compost facility to a piece of land owned by the County.

     Whether or not the parties reach settlement based on the terms of the Memorandum of Understanding, the site may be closed, we may incur additional costs related to contractual agreements, relocation and site closure, as well as the need to obtain new permits (including some from the County) at a new site. If the Company is unsuccessful in its efforts, goodwill and certain assets may be impaired. Total goodwill associated with the operations is approximately $13,843,000 at December 31, 2001. The financial impact associated with a site closure cannot be reasonably estimated at this time. Although we feel that our case is meritorious, the ultimate outcome cannot be determined at this time.

  Reliance Insurance

     For the 24 months ended October 31, 2000 (the "Reliance Coverage Period"), the Company insured certain risks, including automobile, general liability, and worker's compensation, with Reliance National Indemnity Company ("Reliance") through policies totaling $26 million in annual coverage. On May 29, 2001, the Commonwealth Court of Pennsylvania entered an order appointing the Pennsylvania Insurance Commissioner as Rehabilitator and directing the Rehabilitator to take immediate possession of Reliance's assets and business. On June 11, 2001, Reliance's ultimate parent, Reliance Group Holdings, Inc., filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code of 1978, as amended. On October 3, 2001, the Pennsylvania Insurance Commissioner removed Reliance from rehabilitation and placed it into liquidation.

     On January 21, 2000, several plaintiffs filed suit in the District Court of Jackson County, Texas, (the "Lopez Suit") against a wholly owned subsidiary of the Company, Synagro of Texas-CDR, Inc. The Lopez Suit was later amended to name the Company as an additional defendant. The suit arises out of an automobile accident involving a vehicle operated by Synagro of Texas-CDR, Inc., in which one person was killed and two others were injured. The Lopez Suit was set for trial in November 2001; however, on October 16, 2001, as a result of the Texas Insurance Commissioner's finding that Reliance was impaired, a notice of an automatic 180-day stay was filed in the Lopez Suit. The stay will expire April 5, 2002, and the Lopez Suit is set for trial on May 13, 2002, with a backup trial setting of June 17, 2002. The Lopez plaintiffs are seeking unspecified damages from the Company and its affiliates. On November 13, 2001, the Company filed a petition for intervention in the Pennsylvania Court requesting that the Court approve and order Reliance to fund an $11.9 million settlement that Reliance had proposed regarding the Lopez Suit (the "Intervention Action").

     The Company is vigorously defending itself against this lawsuit. In addition, other third parties have asserted claims and/or brought suit against the Company and its affiliates related to alleged acts or omissions occurring during the Reliance Coverage Period. It is possible, depending on the outcome of the AON Suit (discussed below) and the Intervention Action, and possible claims made with the Texas Property and

                           SYNAGRO TECHNOLOGIES, INC.

Casualty Insurance Guaranty Association, that the Company will have no, or insufficient, insurance funds available to pay any potential losses. There are uncertainties relating to (1) the Company's ultimate liability, if any, for damages in the Lopez Suit or the other cases arising during the covered period;
(2) the availability of the insurance coverage; (3) the potential for recovery from the AON Suit; (4) the Intervention Action; and (5) possible recovery from the Texas Property and Casualty Insurance Guaranty Association. Based upon information currently available, the Company has estimated that its net probable exposure for unpaid insurance claims and other costs for which coverage may not be available due to the pending liquidation of Reliance is $1.9 million and, accordingly, have recorded a special charge of $2.2 million in its December 31, 2001, financial statements to record the estimated exposure for this matter and related legal expenses. Although the Company believes $1.9 million of the charge represents its current probable exposure related to the Reliance matter, the final resolution could be substantially different from the amount recorded.

  AON

     On October 4, 2001, the Company filed suit in the 24th Judicial District Court of Jackson County, Texas, against its insurance broker, AON Risk Services of Texas, Inc. ("AON"), and the several insurance companies that reinsured the policies issued by Reliance (the "Reinsurers") (the "AON Suit"). In the AON Suit, the Company is seeking a judgment against AON for any and all sums that the Company may become liable for as a result of any settlement of, or the entry of any judgment in, the Lopez Suit, and any and all costs associated with defense thereof, as a result of the Company's assertion of negligence by AON in placing the entirety of the Company's insurance coverage with Reliance and AON's failure to obtain "cut through endorsements" to the Reliance policies which would enable the Company to proceed directly against the Reinsurers. The Company is also seeking a declaratory judgment against the Reinsurers declaring that the Reinsurers owe the Company a duty of defense and indemnity in the Lopez Suit as a result of the Reinsurers' participation in the investigation, evaluation, and handling of the Lopez Suit, as a result of any "cut through endorsements" that may have been obtained by AON, and by virtue of a "fronting arrangement" whereby most or all of certain Reliance policies were reinsured. The AON Suit is at an early stage, and the ultimate outcome of this litigation, including amounts, if any, that may be recovered by the Company, cannot be determined at this time.

  Other

     There are various other lawsuits and claims pending against Synagro that have arisen in the normal course of Synagro's business and relate mainly to matters of environmental, personal injury and property damage. The outcome of these matters is not presently determinable but, in the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial condition or results of operations of Synagro.

     As of March 13, 2002, Synagro has issued performance bonds of approximately $115,000,000 and other guarantees. Such financial instruments are given in the ordinary course of business. Synagro insures the majority of its contractual obligations through performance bonds.

                           SYNAGRO TECHNOLOGIES, INC.

(9)  OTHER COMPREHENSIVE LOSS

     The Company's accumulated comprehensive loss for the twelve months ended December 31, 2001, is summarized as follows:


  Cumulative effect of change in accounting for
     derivatives............................................   $(2,058,208)
  Change in fair value of derivatives.......................    (2,200,696)
  Reclassification adjustment to earnings...................       532,466
  Tax benefit of changes in fair value......................     1,416,046
                                                               -----------
                                                               $(2,310,392)
                                                               ===========

     There is no difference between net income (loss) and comprehensive income
(loss) for 2000 and 1999.

(10)  STOCKHOLDERS' EQUITY

  COMMON STOCK AND WARRANTS

     On October 7, 1998, the Company issued warrants to purchase 170,000 shares of Common Stock, in connection with the Senior Credit Agreement (see Note 5). The warrants are exercisable at $6.00 and expire October 2002. The Company estimated the fair value of the warrants to be approximately $200,000, which was recorded as deferred financing costs and additional paid-in capital. These deferred loan costs are being amortized over the term of the Senior Credit Agreement.

  PREFERRED STOCK

     The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, which may be issued in one or more series or classes by the Board of Directors of the Company. Each such series or class shall have such powers, preferences, rights and restrictions as determined by resolution of the Board of Directors. Series A Junior Participating Preferred Stock will be issued upon exercise of the Stockholder Rights described below.

  SERIES C REDEEMABLE PREFERRED STOCK

     On January 26, 2000, the Company authorized 30,000 shares of Series C Preferred Stock, par value $.002 per share. Upon approval by a majority of the Company's shareholders and certain other conditions in March 2000, the Series C Preferred Stock became convertible into Series D Preferred Stock at a rate of 1:1. The Series C Preferred Stock is senior to the Common Stock or any other equity securities of the Company. The liquidation value of each share of Series C Preferred Stock is $1,000 per share ("Liquidation Value") plus accrued and unpaid dividends. Dividends on each share of Series C Preferred Stock shall accrue on a daily basis at the rate of eight percent per annum on aggregate Liquidation Value plus accrued and unpaid dividends. The Series C Preferred Stock has no voting rights. Shares of Series C Preferred Stock are subject to mandatory redemption by the Company on January 26, 2010, at a price per share equal to the Liquidation Value plus accrued and unpaid dividends.

     On January 27, 2000, the Company issued 17,358.824 shares of Series C Preferred Stock, par value $.002 per share, to GTCR Fund VII, L.P. and its affiliates for $17,358,824. On February 4, 2000, the Company issued 419.400 shares of Series C Preferred Stock to GTCR Fund VII, L.P. and its affiliates for $419,400. On March 24, 2000, the Company issued 225.000 shares of Series C Preferred Stock to GTCR Fund VII, L.P. and its affiliates for $225,000. On March 27, 2000, the Company issued 1,260.000 shares of Series C Preferred Stock to GTCR Fund VII, L.P. and its affiliates for $1,260,000. The proceeds were used primarily to fund the 2000 Acquisitions. The Company also issued warrants to GTCR Fund VII, L.P. for a

                           SYNAGRO TECHNOLOGIES, INC.

nominal price in connection with the issuance of subordinated debt, which were immediately converted into 272.058 shares of Series C Preferred Stock. During April 2000, all Series C Preferred Stock was converted to Series D Preferred Stock.

  SERIES D REDEEMABLE PREFERRED STOCK

     On January 26, 2000, the Company authorized 32,000 shares of Series D Preferred Stock, par value $.002 per share. The Series D Preferred Stock is convertible by the holders into a number of shares of Common Stock computed by
(i) the sum of (a) the number of shares to be converted multiplied by the Liquidation Value and (b) the amount of accrued and unpaid dividends by (ii) the conversion price then in effect. The initial conversion price is $2.50 per share, provided that in order to prevent dilution, the conversion price may be adjusted. The Series D Preferred Stock is senior to the Common Stock or any other equity securities of the Company. The liquidation value of each share of Series D Preferred Stock is $1,000 per share ("Liquidation Value") plus accrued and unpaid dividends. Dividends on each share of Series D Preferred Stock shall accrue on a daily basis at the rate of eight percent per annum on the aggregate Liquidation Value and may be paid in cash or effectively in kind, at our option. The Series D Preferred Stock is entitled to one vote per share. Shares of Series D Preferred Stock are subject to mandatory redemption by the Company on January 26, 2010, at a price per share equal to the Liquidation Value plus accrued and unpaid dividends.

     On January 27, 2000, the Company issued 2,641.176 shares of Series D Preferred Stock to GTCR Fund VII, L.P. and its affiliates for $2,641,176. The proceeds were used primarily to fund the 2000 Acquisitions. The Company also issued warrants to GTCR Fund VII, L.P. for a nominal price in connection with the issuance of subordinated debt, which were immediately converted into 2,857.143 shares of Series D Preferred Stock.

  SERIES E REDEEMABLE PREFERRED STOCK

     On June 14, 2000, the Company authorized 55,000 shares of Series E Preferred Stock, par value $.002 per share. The Series E Preferred Stock is convertible by the holders into a number of shares of Common Stock computed by
(i) the sum of (a) the number of shares to be converted multiplied by the Liquidation Value and (b) the amount of accrued and unpaid dividends by (ii) the conversion price then in effect. The initial conversion price is $2.50 per share, provided that in order to prevent dilution, the conversion price may be adjusted. The Series E Preferred Stock is senior to the Common Stock or any other equity securities of the Company. The liquidation value of each share of Series E Preferred Stock is $1,000 per share ("Liquidation Value") plus accrued and unpaid dividends. Dividends on each share of Series E Preferred Stock shall accrue on a daily basis at the rate of eight percent per annum on the aggregate Liquidation Value and may be paid in cash or effectively in kind, at our option. The Series E Preferred Stock is entitled to one vote per share. Shares of Series E Preferred Stock are subject to mandatory redemption by the Company on January 26, 2010, at a price per share equal to the Liquidation Value plus accrued and unpaid dividends.

     On June 15, 2000, the Company issued 6,840 shares of Series E Preferred Stock to GTCR Fund VII, L.P. and its affiliates for $6,840,000. The proceeds were used primarily to fund the acquisition of EPIC. The Company also issued warrants to GTCR for a nominal price in connection with the issuance of subordinated debt, which were immediately converted into 1,400.00 shares of Series E Preferred Stock.

     On August 14, 2000, the Company issued 25,768.744 shares of Series E Preferred Stock to GTCR Fund VII, L.P. and its affiliates, and 3,233.788 shares to TCW/Crescent Lenders. Additionally, the Company issued 2,589.635 and 229.88 warrants to GTCR Fund VII, L.P. and Affiliates, and TCW/Crescent Lenders, respectively, in connection with the issuance of the preferred stock; these were immediately converted into Series E Preferred Stock. The proceeds of approximately $29,003,000 were used to partially fund the Bio Gro acquisition.

                           SYNAGRO TECHNOLOGIES, INC.

  NONCASH BENEFICIAL CONVERSION

     The Series D and Series E Preferred Stock, including Series C Preferred Stock that were converted into Series D Preferred Stock (see above), the warrants issued in connection with the subordinated debt (see Note 5) and warrants issued in connection with the issuance of Preferred Stock, which were converted into Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock, are convertible into shares of the Company's common stock at $2.50 per share. This conversion feature was below the market price at the dates of issuance. During 2000, the Company recognized the value of this beneficial conversion feature of approximately $37,045,000 as a noncash beneficial conversion charge at the dates of issuance. The value of such preferred stock dividend has no impact on the Company's cash flows, but reduces basic and diluted earnings applicable to holders of Common Stock. Additionally, future issuances of Series C, D and E Preferred Stock and warrants related to subordinated debt may result in future noncash beneficial conversion charges.

  EARNINGS PER SHARE

     Basic earnings per share (EPS) exclude dilution and are computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method. The difference between basic and diluted shares for the year ended December 31, 1999, relates to stock options. Additionally, the Company had 600,824 options that were excluded from the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Company's common stock.

     Basic and diluted EPS are the same for the year ended December 31, 2000, because diluted earnings per share was less dilutive than basic earning per share ("antidilutive"); however, the adjusted number of shares that would be increased was 17,849,145, of which 17,432,617 related to preferred stock and approximately 416,528 related to stock options and warrants. The adjusted number of shares for diluted EPS for the year ended December 31, 2001, includes 30,190,705 shares, of which 30,180,610 related to preferred stock and 10,095 related to stock options and warrants.

     The following table summarizes the net income and weighted average shares to reconcile basic EPS and diluted EPS for the fiscal years 2001, 2000 and 1999:

                                                       YEAR ENDED DECEMBER 31,
                                               ----------------------------------------
                                                  2001           2000          1999
                                               -----------   ------------   -----------
NET INCOME:
  Net income (loss) applicable to common
     stock...................................  $10,555,284   $(34,432,654)  $ 1,148,013
  Preferred stock dividends..................    7,247,759             --            --
                                               -----------   ------------   -----------
  Net income (loss) for basic and diluted
     earnings per share......................  $17,803,043   $(34,432,654)  $ 1,148,013
                                               ===========   ============   ===========
WEIGHTED AVERAGE SHARES:
  Weighted average shares outstanding for
     basic earnings per share................  $19,457,389   $ 19,289,720   $16,481,399
  Effect of dilutive stock options...........       10,095             --       997,977
  Effect of convertible preferred stock under
     the "if converted" method...............   30,180,610             --            --
                                               -----------   ------------   -----------
  Weighted average shares outstanding for
     diluted earnings per share..............   49,648,094     19,289,720    17,479,376
                                               ===========   ============   ===========

                           SYNAGRO TECHNOLOGIES, INC.

  STOCKHOLDERS' RIGHTS PLAN

     In December 1996, the Company adopted a stockholders' rights plan (the "Rights Plan"). The Rights Plan provides for a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of the Company's Common Stock, to stockholders of record at the close of business on January 10, 1997. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on December 31, 2006.

     Each Right entitles stockholders to buy one one-thousandth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $10. The Rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock or commences a tender or exchange offer which, if consummated, would result in that person or group owning 15% or more of the Common Stock of the Company. However, the Rights will not become exercisable if Common Stock is acquired pursuant to an offer for all shares which a majority of the Board of Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders. If, following an acquisition of 15% or more of the Company's Common Stock, the Company is acquired by that person or group in a merger or other business combination transaction, each Right would then entitle its holder to purchase common stock of the acquiring company having a value of twice the exercise price. The effect will be to entitle the Company stockholders to buy stock in the acquiring company at 50% of its market price.

     The Company may redeem the Rights at $.001 per Right at any time on or prior to the tenth business day following the acquisition of 15% or more of its Common Stock by a person or group or commencement of a tender offer for such 15% ownership.

     In connection with the issuance of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to GTCR Funds VII, L.P. and its affiliates, and TCW/Crescent Lenders, the Board of Directors waived the application of the Rights Plan.

(11) STOCK OPTION PLANS

     At December 31, 2001, the Company had outstanding stock options granted under the 2000 Stock Option Plan ("The 2000 Plan") and the Amended and Restated 1993 Stock Option Plan ("the Plan") for officers, directors and key employees of the Company (collectively, the "Option Plans").

     At December 31, 2001, there were $3,087,000 options for shares of common stock reserved under the 2000 Plan for future grants. Effective with the approval of the 2000 Plan, no further grants will be made under the 1993 Plan. The exercise price of options granted shall be at least 100% (110% for 10% or greater stockholders) of the fair value of Common Stock on the date of grant. Options must be granted within ten years from the date of the Plan and become exercisable at such times as determined by the Plan committee. Options are exercisable for no longer than five years for certain 10% or greater stockholders and for no longer than 10 years for others.

                           SYNAGRO TECHNOLOGIES, INC.

     A summary of the Company's stock option plans as of December 31, 2001, 2000, and 1999, and changes during those years is presented below:

  2000 Plan

                                                                                          WEIGHTED
                                                                                          AVERAGE
                                                             SHARES UNDER    EXERCISE     EXERCISE
                                                                OPTION      PRICE RANGE    PRICE
                                                             ------------   -----------   --------
Options outstanding at December 31, 1999...................          --     $       --     $  --
  Granted..................................................     925,000           2.50      2.50
                                                              ---------     ----------     -----
Options outstanding at December 31, 2000...................     925,000           2.50      2.50
  Granted..................................................   4,239,489      2.50-6.31      2.79
  Canceled.................................................    (666,500)          2.50      2.50
                                                              ---------     ----------     -----
Options outstanding at December 31, 2001...................   4,497,989      2.50-6.31      2.77
  Exercisable at December 31, 2001.........................     185,000     $     2.50     $2.50
                                                              =========     ==========     =====

  1993 Plan

                                                                                          WEIGHTED
                                                                                          AVERAGE
                                                             SHARES UNDER    EXERCISE     EXERCISE
                                                                OPTION      PRICE RANGE    PRICE
                                                             ------------   -----------   --------
Options outstanding at December 31, 1998...................   1,082,773      2.00-8.25      2.86
  Granted..................................................     279,000      3.13-6.31      4.40
  Canceled/expired.........................................     (66,778)     2.00-6.94      2.68
  Exercised................................................    (150,333)     2.00-6.31      2.20
                                                              ---------     ----------     -----
Options outstanding at December 31, 1999...................   1,144,662      2.00-8.25      3.33
  Granted..................................................     240,000      2.75-4.50      3.68
  Canceled/expired.........................................     (12,600)     3.00-3.25      3.20
  Exercised................................................     (61,789)     2.00-3.00      2.69
                                                              ---------     ----------     -----
Options outstanding at December 31, 2000...................   1,310,273      2.00-8.25      3.34
  Canceled/expired.........................................    (173,600)     2.75-8.25      3.48
  Exercised................................................     (41,000)          2.00      2.00
                                                              ---------     ----------     -----
Options outstanding at December 31, 2001...................   1,095,673      2.00-6.31      3.47
Exercisable at December 31, 2001...........................   1,042,392     $2.00-6.31     $3.42
                                                              =========     ==========     =====

  OTHER OPTIONS

     In addition to options issuable under the above plans, the Company has other options outstanding to employees and directors of the Company. The options were issued at exercise prices equal to the fair market value at the grant date of the options.

                           SYNAGRO TECHNOLOGIES, INC.

     The following summarizes the stock option transactions of the "other" options:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                     SHARES UNDER     EXERCISE     EXERCISE
                                                        OPTION      PRICE RANGE     PRICE
                                                     ------------   ------------   --------
Options outstanding at December 31, 1998...........   2,692,887     $2.00 - 6.94    $4.08
  Granted..........................................     351,728      3.13 - 6.31     5.62
  Exercised........................................    (141,666)     2.00 - 6.31     2.51
  Canceled.........................................    (178,668)            6.94     6.94
                                                      ---------     ------------    -----
Options outstanding at December 31, 1999...........   2,724,281      2.00 - 6.31     4.18
  Granted..........................................       1,332             4.50     4.50
  Exercised........................................    (200,000)            2.00     2.00
                                                      ---------     ------------    -----
Options outstanding at December 31, 2000...........   2,525,613      2.00 - 6.31     4.35
  Canceled.........................................    (488,659)     2.75 - 6.31     5.01
                                                      ---------     ------------    -----
Options outstanding at December 31, 2001...........   2,036,954      2.00 - 6.31     4.19
  Exercisable at December 31, 2001.................   2,036,954     $2.00 - 6.31    $4.19
                                                      =========     ============    =====

     During 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123, which is effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. SFAS No. 123 requires, among other things, that compensation cost be calculated for fixed stock options at the grant date by determining fair value using an option-pricing model. The Company has the option of recognizing the compensation cost over the vesting period as an expense in the income statement or making pro forma disclosures in the notes to the financial statements for employee stock-based compensation.

     The Company continues to apply APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements for its stock option plans. Had the Company elected to apply SFAS No. 123, the Company's net loss and loss per share would have approximated the pro forma amounts indicated below:

                                                  2001           2000          1999
                                               -----------   ------------   -----------
Net income (loss)
  As reported................................  $10,555,284   $(34,432,654)  $ 1,148,013
Pro forma for SFAS No. 123...................  $ 6,432,514   $(38,297,625)  $(1,979,002)
Diluted earnings (loss) per share-
  As reported................................  $      0.36   $      (1.78)  $       .07
Pro forma for SFAS No. 123...................  $      0.13   $      (1.99)  $      (.11)

     The following ranges of options were outstanding as of December 31, 2001:

                                                                    WEIGHTED AVERAGE
OUTSTANDING SHARES              EXERCISE PRICE   WEIGHTED AVERAGE   CONTRACTUAL LIFE
UNDER OPTION                        RANGE         EXERCISE PRICE       (IN YEARS)      EXERCISABLE
------------------              --------------   ----------------   ----------------   -----------
5,213,970.....................   $2.00 - 2.99         $2.49               8.29          1,231,636
1,568,326.....................    3.00 - 3.99          3.23               6.66          1,561,666
 251,988......................    4.00 - 5.99          4.55               8.41            149,712
 596,332......................    6.00 - 6.94          6.54               8.28            321,332

                           SYNAGRO TECHNOLOGIES, INC.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model resulting in a weighted average fair value of $1.49, $2.29 and $4.57 for grants made during the years ended December 31, 2001, 2000 and 1999, respectively. The following assumptions were used for option grants in 2001, 2000 and 1999, respectively: expected volatility of 82%, 88% and 86%; risk-free interest rates of 4.97%, 6.42% and 5.88%; expected lives of up to ten years and no expected dividends to be paid. The compensation expense included in the above pro forma net income data may not be indicative of amounts to be included in future periods as the fair value of options granted prior to 1995 was not determined and the Company expects future grants.

(12)  SPECIAL CHARGES (CREDITS) TO OPERATIONS

     In 1999, the Company incurred approximately $1.5 million of charges for legal, accounting, and financing costs related to the proposed preferred stock investment and the merger discussion with Azurix Corp., both of which were terminated by Azurix Corp. in October 1999, and several other legal matters related to events occurring in prior years.

     In 2001, the Company recognized $5.0 million of net special credits, which includes the $6.1 million nonrecurring special credit from litigation settlement related to claims between the Company and Azurix Corp. arising from financing and merger discussions between the companies that were terminated in October 1999 and settled in September 2001, partially offset by the $1.1 million of net special charges recognized in December 2001. The $1.1 million of net special charges includes a $2.2 million charge for the Company's estimated net exposure for unpaid insurance claims and other costs related to the Company's 1998 and 1999 policy periods for which coverage may not be available due to the pending liquidation status of the Company's previous insurance underwriter, Reliance Insurance Company, partially offset by a $1.1 million special credit resulting from the settlement of the Marshall litigation as such matter was settled in an amount favorable to prior estimates. See Note 8.

(13)  EMPLOYEE BENEFIT PLANS

     Certain of the Company's subsidiaries sponsor various defined contribution retirement plans for full-time and some part-time employees. The plans cover employees at all of the Company's operating locations. The defined contribution plans provide for contributions ranging from one percent to 15% of covered employees' salaries or wages. The Company may make a matching contribution as a percentage set at the end of each plan year. For 2001, 2000 and 1999, the matching contributions totaled approximately $1,033,000, $223,000 and $34,000, respectively.

(14)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Quarterly financial information for the years ended December 31, 2001 and 2000, is summarized as follows (in thousands, except per share data).

                                                      QUARTER ENDED                                 QUARTER ENDED
                                       -------------------------------------------   -------------------------------------------
                                       MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                         2001        2001       2001        2001       2000        2000       2000        2000
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
Revenues.............................   $58,795    $65,800     $70,067    $65,534     $18,666    $27,768     $53,513    $63,150
Gross profit.........................    13,219     18,460      18,847     16,751       3,574      8,258      14,734     16,632
Operating income.....................     6,984     12,333      18,218      9,449         472      4,905       9,612     10,356
Net income (loss) applicable to
  common stock.......................    (3,973)     3,443      10,151        934     (24,112)    (2,138)     (8,977)       795
Earnings per share
  Basic..............................     (0.21)      0.18        0.52       0.05       (1.28)     (0.11)      (0.46)      0.04
  Diluted............................     (0.21)      0.11        0.24       0.05       (1.28)     (0.11)      (0.46)      0.04

                           SYNAGRO TECHNOLOGIES, INC.

     The sum of the individual quarterly earnings per share amounts do not agree with year-to-date earnings per share as each quarter's computation is based on the weighted average number of shares outstanding during the quarter, the weighted average stock price during the quarter, and the dilutive effects of the redeemable preferred stock and stock options, if applicable, in each quarter.

(15)  SUBSEQUENT EVENTS

     On April 17, 2002, the Company issued and sold $150 million in aggregate principal amount of its 9 1/2% senior subordinated notes (the "Notes") due in 2009 in a private offering (the "Subordinated Offering"). The Company used the proceeds from the Subordinated Offering to repay existing indebtedness under the Company's Senior Credit Agreement and other existing subordinated debt. In connection with the repayment of the existing subordinated debt, the Company will expense in the second quarter of 2002 approximately $2.1 million, net of taxes, of previously recorded deferred loan costs. As a result of the repayment of the subordinated debt, the reverse swap discussed in note 5 will no longer receive hedge accounting treatment and subsequent changes in its fair value will be recorded in earnings currently. All payments, including interest and principal, of the Notes have been fully, unconditionally and jointly and severally guaranteed by Synagro's subsidiaries and all such guarantor subsidiaries are wholly-owned by Synagro. As defined by the Securities and Exchange Commission Regulation S-X, Article 3, Rule 3-10(h), the parent company has no independent assets or operations and any non-guarantor subsidiaries are minor. Synagro-Baltimore, L.L.C., a subsidiary of Synagro, pursuant to a loan agreement in connection with the Nonrecourse Project Revenue Bonds, is required to place certain monies in restricted fund accounts to be used for various designated purposes. Monies in these fund accounts will remain restricted until the Nonrecourse Project Revenue Bonds are paid. At December 31, 2001, there was approximately $8,557,000 of restricted cash in these fund accounts. See Note 6.

                           SYNAGRO TECHNOLOGIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
                                                              (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    255,590   $    251,821
  Restricted cash...........................................     3,096,942      3,281,045
  Accounts receivable, net..................................    46,229,153     49,531,654
  Note receivable, current portion..........................       301,000        201,000
  Prepaid expenses and other current assets.................    11,249,196     10,181,030
                                                              ------------   ------------
     Total current assets...................................    61,131,881     63,446,550
Property, machinery & equipment, net........................   206,009,913    206,114,267
Other assets:
  Goodwill, net.............................................   164,149,974    163,739,059
     Other, net.............................................    12,955,729     12,867,901
                                                              ------------   ------------
Total assets................................................  $444,247,497   $446,167,777
                                                              ============   ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $ 13,101,219   $ 12,880,693
  Current portion of tax-exempt project revenue bonds.......     2,300,000      2,300,000
  Accounts payable and accrued expenses.....................    38,913,007     40,951,059
                                                              ------------   ------------
     Total current liabilities..............................    54,314,226     56,131,752
Long-term liabilities:
  Long-term debt obligations, net...........................   201,117,960    202,650,523
  Nonrecourse tax-exempt project revenue bonds, net.........    40,216,558     40,584,848
  Other long-term liabilities...............................     9,029,373      9,328,065
  Fair value of interest rate swap..........................     5,689,666      5,150,502
                                                              ------------   ------------
     Total long-term liabilities............................   256,053,557    257,713,938
               COMMITMENTS AND CONTINGENCIES
Redeemable Preferred Stock, 69,792.29 shares issued and
  outstanding, redeemable at $1,000 per share...............    72,274,490     70,431,063
Stockholders' equity:
  Preferred stock, $.002 par value, 10,000,000 shares
     authorized, none issued and outstanding................            --             --
  Common stock, $.002 par value, 100,000,000 shares
     authorized, 19,476,781 shares outstanding..............        38,954         38,954
  Additional paid in capital................................   109,167,460    109,167,460
  Accumulated deficit.......................................   (45,416,819)   (45,004,998)
  Accumulated other comprehensive income....................    (2,184,371)    (2,310,392)
                                                              ------------   ------------
     Total stockholders' equity.............................    61,605,224     61,891,024
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $444,247,497   $446,167,777
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
                                                                     (UNAUDITED)
Revenue.....................................................  $56,816,527   $58,795,142
Cost of services............................................   43,257,392    45,326,466
                                                              -----------   -----------
Gross profit................................................   13,559,135    13,468,676
Selling, general and administrative expenses................    5,768,468     5,351,789
Amortization of intangibles.................................       27,417     1,132,648
                                                              -----------   -----------
  Income from operations....................................    7,763,250     6,984,239
                                                              -----------   -----------
Other (income) expense:
  Other income, net.........................................      (38,006)       (6,270)
  Interest expense, net.....................................    5,493,244     7,359,564
                                                              -----------   -----------
     Total other expense, net...............................    5,455,238     7,353,294
                                                              -----------   -----------
Income (loss) before provision for income taxes.............    2,308,012      (369,055)
  Provision for income taxes................................      876,406            --
                                                              -----------   -----------
Net income (loss) before cumulative effect of change in
  accounting for derivatives and preferred stock
  dividends.................................................    1,431,606      (369,055)
Cumulative effect of change in accounting for derivatives...           --     1,860,685
                                                              -----------   -----------
Net income before preferred stock dividends.................    1,431,606    (2,229,740)
Preferred stock dividends...................................    1,843,427     1,742,921
                                                              -----------   -----------
Net loss applicable to common stock.........................  $  (411,821)  $(3,972,661)
                                                              ===========   ===========
Basic and diluted earnings (loss) per share:
  Net income (loss) per share before cumulative effect of
     change in accounting for derivatives...................  $      (.02)  $      (.11)
  Cumulative effect of change in accounting for
     derivatives............................................           --          (.10)
                                                              -----------   -----------
  Net loss per common share, basic and diluted..............  $      (.02)  $      (.21)
                                                              ===========   ===========
Weighted average shares outstanding, basic..................   19,476,781    19,435,781
Weighted average shares outstanding, diluted................   19,476,781    19,435,781

  The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                       ACCUMULATED
                                     COMMON STOCK        ADDITIONAL                       OTHER
                                 --------------------     PAID-IN      ACCUMULATED    COMPREHENSIVE
                                   SHARES     AMOUNT      CAPITAL        DEFICIT         INCOME          TOTAL
                                 ----------   -------   ------------   ------------   -------------   -----------
                                                                   (UNAUDITED)
BALANCE, DECEMBER 31, 2001.....  19,476,781   $38,954   $109,167,460   $(45,004,998)   $(2,310,392)   $61,891,024
  Change in comprehensive
    income.....................                                                            126,021        126,021
  Net income applicable to
    common stock...............          --        --             --       (411,821)            --       (411,821)
                                 ----------   -------   ------------   ------------    -----------    -----------
BALANCE, MARCH 31, 2002........  19,476,781   $38,954   $109,167,460   $(45,416,819)   $(2,184,371)   $61,605,224
                                 ==========   =======   ============   ============    ===========    ===========

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss applicable to common stock.......................  $  (411,821)  $(3,972,661)
  Adjustment to reconcile net loss applicable to common
     stock:
     Cumulative effect of change in accounting for
      derivatives...........................................           --     1,860,685
     Preferred stock dividend...............................    1,843,427     1,742,921
     Depreciation...........................................    3,541,018     3,289,132
     Amortization...........................................      410,558     1,539,235
     Gain on sale of property, machinery and equipment......      (38,006)       (6,270)
     (Increase) decrease in the following:
       Accounts receivable..................................    3,302,501       185,241
       Prepaid expenses and other assets....................   (1,018,125)      100,449
     Increase (decrease) in the following:
       Accounts payable and accrued expenses................   (2,131,285)    1,665,316
                                                              -----------   -----------
  Net cash provided by operating activities.................    5,498,267     6,404,048
                                                              -----------   -----------
Cash flows from investing activities:
  Purchase of businesses including contingent consideration,
     net of cash acquired...................................     (410,915)     (836,283)
  Purchases of property, machinery and equipment............   (3,609,412)   (3,389,611)
  Proceeds from sale of property, machinery and equipment...      210,754        60,050
                                                              -----------   -----------
Net cash used in investing activities.......................   (3,809,573)   (4,165,844)
                                                              -----------   -----------
Cash flows from financing activities:
  Payments on debt..........................................     (852,311)   (3,115,623)
  Debt issuance costs.......................................     (548,427)      (34,464)
  Increase in notes receivable..............................     (100,000)           --
  Increase in restricted cash...............................     (184,187)   (1,393,409)
                                                              -----------   -----------
  Net cash used in financing activities.....................   (1,684,925)   (4,543,496)
                                                              -----------   -----------
Net increase (decrease) in cash and cash equivalents........        3,769    (2,305,292)
Cash and cash equivalents, beginning of period..............      251,821     4,597,420
                                                              -----------   -----------
Cash and cash equivalents, end of period....................  $   255,590   $ 2,292,128
                                                              ===========   ===========
Supplemental Cash Flow Information
  Interest paid during the period...........................  $ 3,399,465   $ 5,013,426
  Taxes paid during the period..............................  $   241,450   $   123,868

                           SYNAGRO TECHNOLOGIES, INC.

                   NONCASH INVESTING AND FINANCING ACTIVITIES

     During the three months ended March 31, 2001, dividends totaled approximately $1,743,000, of which approximately $1,458,000 represents the accrued eight percent dividend on the Company's Preferred Stock and approximately $285,000 represents accretion and amortization of issuance costs.

     During the three months ended March 31, 2002, dividends totaled approximately $1,843,000, of which approximately $1,580,000 represents the accrued eight percent dividend on the Company's Preferred Stock and approximately $263,000 represents accretion and amortization of issuance costs.

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

 GENERAL

     The accompanying unaudited, condensed consolidated financial statements have been prepared by Synagro Technologies, Inc. ("Synagro" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. These condensed consolidated financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for the fair presentation of such financial statements for the periods indicated. Certain information relating to the Company's organization and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted in this Form 10-Q pursuant to Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the Securities and Exchange Commission. However, the Company believes that the disclosures herein are adequate to make the information presented not misleading. The results for the three months ended March 31, 2002, are not necessarily indicative of future operating results. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     The accounting policies followed by the Company in preparing interim consolidated financial statements are consistent with those described in the "Notes to Consolidated Financial Statements" in the Company's Form 10-K for the year ended December 31, 2001.

     Synagro Technologies, Inc., a Delaware corporation ("Synagro"), and collectively with its subsidiaries (the "Company") is a national wastewater residuals management company serving more than 1,000 municipal and industrial wastewater treatment plants and has operations in 35 states and the District of Columbia. Synagro offers many services that focus on the beneficial reuse of organic nonhazardous residuals resulting from the wastewater treatment process. Synagro provides its customers with complete, vertically-integrated services and capabilities, including facility operations, facility cleanout services, regulatory compliance, dewatering, collection and transportation, composting, drying and pelletization, product marketing, incineration, alkaline stabilization, and land application.

 ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which requires that the Company recognize all derivative instruments as assets or liabilities on its balance sheet and measure them at their fair value. Changes in the fair value of a derivative are recorded in income or directly to equity, depending on the instrument's designated use. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into income when the hedged transaction affects income, while the ineffective portion of the gain or loss on the derivative instrument is recognized currently in earnings. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current income during the period of the change in fair values. The noncash transition adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for derivatives" of approximately $1,861,000 charged to net income and approximately $2,058,000 charged to other comprehensive income included in stockholders' equity as of January 1, 2001. See Note (4) for discussion of the Company's current derivative contracts and hedging activities.

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will be amortized over their useful lives. Management has completed the initial impairment test required by the provisions of SFAS 142 as of January 1, 2002, and determined that there has not been an impairment of the Company's goodwill. Beginning January 1, 2002, the Company discontinued amortizing goodwill in accordance with the provisions of the standard.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. SFAS No. 143 is effective for the Company beginning January 1, 2003. Management has yet to determine the impact that the adoption of SFAS No. 143 will have on the Company's consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 144 establishes a single accounting method for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and extends the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 also requires that an impairment loss be recognized for assets held-for-use when the carrying amount of an asset (group) is not recoverable. The carrying amount of an asset (group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (group), excluding interest charges. Estimates of future cash flows used to test the recoverability of a long-lived asset (group) must incorporate the entity's own assumptions about its use of the asset (group) and must factor in all available evidence. Management adopted SFAS No. 144 and there was no effect during the three months ended March 31, 2002, to the Company's results of operations and financial position.

     In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS No. 145"). SFAS No. 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 ("Opinion No. 30"). Applying the provisions of Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent that meet criteria for classification as an extraordinary item. SFAS No. 145 is effective for the Company beginning January 1, 2003. The Company is currently assessing the impact, if any, of this statement on the Company's financial position.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year's financial statements to conform to the 2002 presentation.

  USE OF ESTIMATES

     In preparing financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

those estimates. The following are the Company's significant estimates and assumptions made in preparation of its financial statements:

          Allowance for Doubtful Accounts -- The Company estimates losses for uncollectible accounts based on the aging of the accounts receivable and the evaluation and the likelihood of success in collecting the receivable.

          Loss Contracts -- The Company evaluates its revenue producing contracts to determine whether the projected revenues of such contracts exceed the direct cost to service such contracts. These evaluations include estimates of the future revenues and expenses. Accruals for loss contracts are adjusted based on these evaluations.

          Purchase Accounting -- The Company estimates the fair value of assets, including property, machinery and equipment and its related useful lives and salvage values, and liabilities when allocating the purchase price of an acquisition.

          Income Taxes -- The Company assumes the deductibility of certain costs in its income tax filings and estimates the recovery of deferred income tax assets.

          Legal and Contingency Accruals -- The Company estimates and accrues the amount of probable exposure it may have with respect to litigation, claims and assessments.

          Self-Insurance Reserves -- Through the use of actuarial calculations, the Company estimates the amounts required to settle insurance claims.

     Actual results could differ materially from the estimates and assumptions that the Company uses in the preparation of its financial statements.

(2) PREFERRED STOCK

  PREFERRED STOCK

     The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, which may be issued in one or more series or classes by the Board of Directors of the Company. Each such series or class shall have such powers, preferences, rights and restrictions as determined by resolution of the Board of Directors. Series A Juniors Participating Preferred Stock will be issued upon exercise of the Stockholders' Rights described below.

  SERIES D REDEEMABLE PREFERRED STOCK

     We have authorized 32,000 shares of Series D Preferred Stock, par value $.002 per share. In 2000, we issued a total of 25,033.601 shares of the Series D Preferred Stock to GTCR Fund VII, L.P. and its affiliates which is convertible by the holders into a number of shares of our common stock computed by dividing
(i) the sum of (a) the number of shares to be converted multiplied by the liquidation value and (b) the amount of accrued and unpaid dividends by (ii) the conversion price then in effect. The initial conversion price is $2.50 per share, provided that in order to prevent dilution, the conversion price may be adjusted. The Series D Preferred Stock is senior to our common stock or any other of our equity securities. The liquidation value of each share of Series D Preferred Stock is $1,000 per share. Dividends on each share of Series D Preferred Stock accrue daily at the rate of eight percent per annum on the aggregate liquidation value and may be paid in cash or in kind, at our option. The Series D Preferred Stock is entitled to one vote per share. Shares of Series D Preferred Stock are subject to mandatory redemption by us on January 26, 2010, at a price per share equal to the liquidation value plus accrued and unpaid dividends. If the Series D Preferred Stock were converted, they would represent 10,013,441 shares of common stock.

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

  SERIES E REDEEMABLE PREFERRED STOCK

     We have authorized 55,000 shares of Series E Preferred Stock, par value $.002 per share. GTCR Fund VII, L.P. and its affiliates own 37,504.229 shares of Series E Preferred Stock and certain affiliates of The TCW Group, Inc. own 7,024.58 shares. The Series E Preferred Stock is convertible by the holders into a number of shares of our common stock computed by dividing (i) the sum of (a) the number of shares to be converted multiplied by the liquidation value and (b) the amount of accrued and unpaid dividends by (ii) the conversion price then in effect. The initial conversion price is $2.50 per share, provided that in order to prevent dilution, the conversion price may be adjusted. The Series E Preferred Stock is senior to our common stock or any other of our equity securities. The liquidation value of each share of Series E Preferred Stock is $1,000 per share. Dividends on each share of Series E Preferred Stock accrue daily at the rate of eight percent per annum on the aggregate liquidation value and may be paid in cash or in kind, at our option. The Series E Preferred Stock is entitled to one vote per share. Shares of Series E Preferred Stock are subject to mandatory redemption by us on January 26, 2010, at a price per share equal to the liquidation value plus accrued and unpaid dividends. If the Series E Preferred Stock were converted, they would represent 17,903,475 shares of common stock.

     The Series D and Series E Preferred Stock may result in noncash beneficial conversions valued in future periods recognized as preferred stock dividends if the market value is higher than the conversion price.

(3) STOCKHOLDERS' RIGHTS PLAN

     In December 1996, the Company adopted a stockholders' rights plan (the "Rights Plan"). The Rights Plan provides for a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of the Company's Common Stock, to stockholders of record at the close of business on January 10, 1997. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on December 31, 2006.

     Each Right entitles stockholders to buy one one-thousandth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $10. The Rights are exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's Common Stock or commences a tender or exchange offer which, if consummated, would result in that person or group owning 15 percent or more of the Common Stock of the Company. However, the Rights will not become exercisable if Common Stock is acquired pursuant to an offer for all shares which a majority of the Board of Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders. If, following an acquisition of 15 percent or more of the Company's Common Stock, the Company is acquired by that person or group in a merger or other business combination transaction, each Right would then entitle its holder to purchase common stock of the acquiring company having a value of twice the exercise price. The effect will be to entitle the Company stockholders to buy stock in the acquiring company at 50 percent of its market price.

     The Company may redeem the Rights at $.001 per Right at any time on or prior to the tenth business day following the acquisition of 15 percent or more of its Common Stock by a person or group or commencement of a tender offer for such 15 percent ownership.

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

(4) DEBT

     Long-term debt obligations consist of the following:

                                                            MARCH 31,     DECEMBER 31,
                                                               2002           2001
                                                           ------------   ------------
Credit facility -- revolving loan........................  $         --   $         --
Credit facility -- acquisition and term loans............   161,083,981    161,936,292
Subordinated debt........................................    52,760,393     52,760,393
Fair value adjustment related to subordinated debt.......       342,131        801,857
Other notes payable......................................        32,674         32,674
                                                           ------------   ------------
     Total debt..........................................  $214,219,179   $215,531,216
Less:
Current maturities.......................................   (13,101,219)   (12,880,693)
                                                           ------------   ------------
     Long-term debt, net of current maturities...........  $201,117,960   $202,650,523
                                                           ============   ============

  CREDIT FACILITY

     On January 27, 2000, the Company entered into a $110 million amended and restated Senior Credit Agreement (the "Senior Credit Agreement") by and among the Company, Bank of America, N.A., and certain other lenders to fund working capital for acquisitions, to refinance existing debt, to provide working capital for operations, to fund capital expenditures and other general corporate purposes. The Senior Credit Agreement bears interest at LIBOR or prime plus a margin based on a pricing schedule as set out in the Senior Credit Agreement. The Senior Credit Agreement was subsequently syndicated on March 15, 2000, to lenders, and the capacity was increased to $120 million. The Senior Credit Agreement was amended and resyndicated on August 14, 2000, to lenders, and the capacity was increased to $230 million. On February 25, 2002, the Senior Credit Agreement was amended to, among other items, increase the revolving loan from $30 million to approximately $51.3 million, increase sublimits for letters of credit from $20 million to $50 million, provide limitations for restricted payments and investments, and increase the permitted amounts of nonrecourse financing and operating lease obligations.

     As of March 31, 2002, the loan commitments under the Senior Credit Agreement, as amended, are as follows:

          (i)  Revolving Loan up to $51,330,000 outstanding at any one time;

          (ii) Term A Loans (which, once repaid, may not be reborrowed) of $50,000,000;

          (iii) Term B Loans (which, once repaid, may not be reborrowed) of $100,000,000;

          (iv) Acquisition Term Loans up to $50,000,000 outstanding at any one time available on a revolving basis prior to February 14, 2002, provided that certain approvals are obtained and certain financial ratios are met; and

          (v) Letters of credit issuable by the Company up to $50,000,000 as a subset of the Revolving Loan. At March 31, 2002, the Company had approximately $21,750,000 of letters of credit outstanding.

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

     The amounts borrowed under the Senior Credit Agreement are subject to repayment as follows:

                                                 REVOLVING   TERM A   TERM B   ACQUISITION
          PERIOD ENDING DECEMBER 31,               LOANS     LOANS    LOANS       LOANS
          --------------------------             ---------   ------   ------   -----------
2000...........................................       --       5.00%     .50%         0%
2001...........................................       --      15.00%    1.00%         0%
2002...........................................       --      22.50%    1.00%      5.00%
2003...........................................       --      17.50%    1.00%      6.67%
2004...........................................       --      20.00%    1.00%     11.67%
2005...........................................   100.00%     20.00%    1.00%     76.66%
2006...........................................       --         --    94.50%        --
                                                  ------     ------   ------     ------
                                                  100.00%    100.00%  100.00%    100.00%
                                                  ======     ======   ======     ======

     The Senior Credit Agreement includes mandatory repayment provisions related to excess cash flows, proceeds from certain asset sales, debt issuances and equity issuances, all as defined in the Senior Credit Agreement. These mandatory repayment provisions may also reduce the available commitment for Revolving Loans and Acquisition Loans. The Senior Credit Agreement contains standard covenants including compliance with laws, limitations on capital expenditures, restrictions on dividend payments, limitations on mergers and compliance with certain financial covenants. The Company believes that it is in compliance with those covenants as of March 31, 2002. The Senior Credit Agreement is secured by all the assets of the Company and expires on July 27, 2006. As of March 31, 2002, the Company has borrowed approximately $161,084,000 ($35,886,000 of Term A Loans, $88,145,000 of Term B Loans, and $37,053,000 of Acquisition Loans), which was primarily used to refinance existing debt and to partially fund certain acquisitions during 2000 and 1999. As of March 31, 2002, the Company has approximately $34,739,000 of unused borrowings under the Senior Credit Agreement. The Company's Senior Credit Agreement contains various financial covenants, including a senior debt-to-cash flow ratio, as defined, determined at the end of each quarter. As of March 31, 2002, the maximum senior debt that could have been outstanding while remaining in compliance with the covenant ratios was approximately $195,823,000. On April 8, 2002, the Company issued $150 million of 9 1/2 percent Senior Subordinated Notes of which a portion of the proceeds was used to pay down the above Senior Credit Agreement. On May 8, 2002, the Company entered into a new $150 million credit facility of which the proceeds were used to retire the remaining portion of the above Senior Credit Agreement. (See Note 9)

  SUBORDINATED DEBT

     On January 27, 2000, the Company entered into an agreement with GTCR Capital providing up to $125 million in subordinated debt financing to fund acquisitions and for certain other uses, in each case as approved by the Board of Directors of the Company and GTCR Capital. The agreement was amended on August 14, 2000, allowing, among other things, for the syndication of 50 percent of the commitment. The loans bear interest at an annual rate of 12 percent paid quarterly and provide warrants that are convertible into Preferred Stock at $.01 per warrant. The unpaid principal plus unpaid and accrued interest must be paid in full by January 27, 2008. The agreement contains general and financial covenants. As of March 31, 2002, the Company has borrowed approximately $52,760,000 of indebtedness under the terms of the agreement, which was used to partially fund the Company's acquisitions in 2000. Warrants to acquire 9,225.839 shares of Series C, D, and E Preferred Stock were issued in connection with these borrowings. These warrants were immediately exercised.

     On April 8, 2002, the Company issued $150 million of 9 1/2 percent Senior Subordinated Notes of which a portion of the proceeds was used to retire all the subordinated debt and related accrued interest. (See Note 9)

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

  DERIVATIVES AND HEDGING ACTIVITIES

     Prior to June 25, 2001, the Company's derivative contracts consisted of interest rate swap agreements and option agreements related to hedging requirements under the Company's Senior Credit Agreement. The option agreements did not qualify for hedge accounting under SFAS 133. Changes in the fair value of these derivatives were recognized in earnings as interest expense of $226,000 in 2001. The Company's interest rate swap agreements qualified for hedge accounting as cash flow hedges of the Company's exposure to changes in variable interest rates.

     On June 25, 2001, the Company entered into a reverse swap on its subordinated debt, and terminated the previously existing interest rate swap and option agreements noted above. The balance included in accumulated other comprehensive loss included in stockholders' equity is being recognized in future periods' income over the remaining term of the original swap agreement. The amount to be recognized as a noncash expense during 2002 is approximately $813,000 of which approximately $203,000 was recognized in the three month period ending March 31, 2002. The Company has designated the reverse swap agreement on its subordinated debt as a fair value hedge of changes in the value of the underlying debt as a result of changes in the benchmark interest rate. Under the terms of the reverse swap, we receive 12% per annum on $52.8 million notional and we pay a spread over a floating rate on $52.8 million notional. The liability related to the reverse swap agreement totaling approximately $5,690,000 is reflected in other long-term liabilities at March 31, 2002; additionally, a fair value adjustment on the Company's subordinated debt of approximately $342,000 is reflected in long-term debt at March 31, 2002. The amount of the ineffectiveness of the reverse swap agreement debited to interest expense, net for the three months ended March 31, 2002, totaled approximately $79,000.

     On July 3, 2001, the Company entered into an interest rate cap agreement establishing a maximum fixed LIBOR rate on $125,000,000 of its floating rate debt at an interest rate of 6.50 percent in order to meet the hedging requirements of its Senior Credit Agreement. Changes in the fair value of the agreement charged to interest expense, net for the three months ended March 31, 2002, totaled approximately $30,000.

  INTEREST RATE RISK

     Total debt at March 31, 2001 included approximately $161,084,000 in floating rate debt attributed to the Senior Credit Agreement at an average interest rate of 4.66%. Total debt at May 10, 2002 included approximately $70,000,000 in floating rate debt attributed to the new $150 million senior credit facility entered into in May 2002 at an average interest rate of 4.9%. See note (9). As a result, the Company's interest cost in 2002 will fluctuate based on short-term interest rates. The impact on annual cash flow of a ten percent change in the floating rate would be approximately $122,000.

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

(5) NONRECOURSE TAX-EXEMPT REVENUE BONDS

                                                              MARCH 31,    DECEMBER 31,
                                                                2002           2001
                                                             -----------   ------------
Maryland Energy Financing Administration Limited Obligation
  Solid Waste Disposal Revenue Bonds, 1996 series --
  Revenue bonds due 2001 to 2005 at stated interest rates
     of 5.45% to 5.85%.....................................  $10,010,000   $10,010,000
  Term revenue bond due 2010 at stated interest rate of
     6.30%.................................................   16,295,000    16,295,000
  Term revenue bond due 2016 at stated interest rate of
     6.45%.................................................   22,360,000    22,360,000
  Less: Restricted cash....................................   (6,148,442)   (5,780,152)
                                                             -----------   -----------
                                                              42,516,558    42,884,848
  Less: Current maturities.................................   (2,300,000)   (2,300,000)
                                                             -----------   -----------
  Nonrecourse project revenue bonds, net of current
     maturities............................................  $40,216,558   $40,584,848
                                                             ===========   ===========

     In 1996, the Maryland Energy Financing Administration (the "Administration") issued nonrecourse tax-exempt project revenue bonds (the "Nonrecourse Project Revenue Bonds") in the aggregate amount of $58,550,000. The Administration loaned the proceeds of the Nonrecourse Project Revenue Bonds to Wheelabrator Water Technologies Baltimore L.L.C., now Synagro's wholly owned subsidiary and known as Synagro-Baltimore, L.L.C., pursuant to a June 1996 loan agreement, and the terms of the loan mirror the terms of the Nonrecourse Project Revenue Bonds. The loan financed a portion of the costs of constructing thermal facilities located in Baltimore County, Maryland, at the site of its Back River Wastewater Treatment Plant, and in the City of Baltimore, Maryland, at the site of its Patapsco Wastewater Treatment Plant. The Company assumed all obligations associated with the Nonrecourse Project Revenue Bonds in connection with its acquisition of Bio Gro in 2000.

     The Nonrecourse Project Revenue Bonds are primarily secured by the pledge of revenues and assets related to our Back River and Patapsco thermal facilities. The underlying service contracts between us and the City of Baltimore obligated us to design, construct and operate the thermal facilities and obligated the City to deliver biosolids for processing at the thermal facilities. The City makes all payments under the service contracts directly with a trustee for the purpose of paying the Nonrecourse Project Revenue Bonds.

     At our option, we may cause the redemption of the Nonrecourse Project Revenue Bonds at any time on or after December 1, 2006, subject to redemption prices specified in the loan agreement. The Nonrecourse Project Revenue Bonds will be redeemed at any time upon the occurrence of certain extraordinary conditions, as defined in the loan agreement.

     Synagro-Baltimore, L.L.C., one of our wholly owned subsidiaries, guarantees the performance of services under the underlying service agreements with the City of Baltimore. Under the terms of the Bio Gro acquisition purchase agreement, Waste Management, Inc. also guarantees the performance of services under those service agreements. We have agreed to pay Waste Management $500,000 per year beginning in 2007 until the Nonrecourse Project Revenue Bonds are paid or its guarantee is removed. Neither Synagro-Baltimore, L.L.C nor Waste Management has guaranteed payment of the Nonrecourse Project Revenue Bonds or the loan funded by the Nonrecourse Project Revenue Bonds.

     The loan agreement, based on the terms of the related indenture, requires that we place certain monies in restricted fund accounts and that those funds be used for various designated purposes (e.g., debt service reserve funds, bond funds, etc.). Monies in these funds will remain restricted until the Nonrecourse Project Revenue Bonds are paid.

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

     At March 31, 2002, the Nonrecourse Project Revenue Bonds were secured by property, machinery and equipment with a net book value of approximately $59,546,000 and restricted cash of approximately $8,741,000, of which approximately $6,148,000 was netted against long-term debt and the difference was shown as restricted cash.

     These Nonrecourse Project Revenue Bonds, totaling $42,517,000 of debt (net of restricted cash) as of March 31, 2002, and $760,000 of related interest expense accrued in the three months ended March 31, 2002, are excluded from the financial covenant calculations required by our Senior Credit Facility.

(6) COMMITMENTS AND CONTINGENCIES

  REGULATORY MATTERS

     Synagro's business activities are subject to environmental regulation under federal, state and local laws and regulations. In the ordinary course of conducting its business activities, Synagro becomes involved in judicial and administrative proceedings involving governmental authorities at the federal, state and local levels. Synagro is required under various regulations to procure licenses and permits to conduct its operations. These licenses and permits are subject to periodic renewal without which the Company's operations could be adversely affected. There can be no assurance that regulatory requirements will not change to the extent that it would materially affect Synagro's consolidated financial statements.

  LITIGATION

     The Company's business activities are subject to environmental regulation under federal, state and local laws and regulations. In the ordinary course of conducting its business activities, the Company becomes involved in judicial and administrative proceedings involving governmental authorities at the federal, state and local levels. The Company believes that these matters will not have a material adverse effect on its business, financial condition and results of operations. However, the outcome of any particular proceeding cannot be predicted with certainty. The Company is required, under various regulations, to procure licenses and permits to conduct its operations. These licenses and permits are subject to periodic renewal without which the Company's operations could be adversely affected. There can be no assurance that regulatory requirements will not change to the extent that it would materially affect the Company's consolidated financial statements.

  MARSHALL CASE

     In January 2002, the Company settled a lawsuit that was filed in Rockingham County Superior Court, New Hampshire, in November 1998. The plaintiff claimed that the death of an individual was allegedly caused by exposure to certain biosolids disposed of by one of the Company's wholly owned subsidiaries. The plaintiff in the settlement represented that there was no scientific support to the allegations as previously alleged.

  RIVERSIDE COUNTY

     The Company leases and operates a composting facility in Riverside County, California, under a conditional use permit ("CUP") that expires January 1, 2010. The CUP allows for a reduction in material intake and CUP term in the event of noncompliance with the CUP's terms and conditions. In response to alleged noncompliance due to excessive odor, on or about June 22, 1999, the Riverside County Board of Supervisors attempted to reduce the Company's intake of biosolids from 500 tons per day to 250 tons per day. The Company believes that this was not an authorized action by the Board of Supervisors. On September 15, 1999, the Company was granted a preliminary injunction restraining and enjoining the County of Riverside ("County") from restricting the Company's intake of biosolids at its Riverside composting facility.

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

     In the lawsuit that the Company filed in the Superior Court of California, County of Riverside, the Company has also complained that the County's treatment of the Company is in violation of our civil rights under U.S.C. Section 1983 and that its due process rights were being affected because the County was improperly administering the odor protocol in the CUP. The County alleges that the odor "violations," as well as the Company's actions in not reducing intake, could reduce the term of the CUP to January 2002. The Company disagrees and has challenged the County's position in the lawsuit.

     No trial date has been set at this time. The case is currently subject to an agreed stay and we continue to operate under the existing CUP while the parties explore settlement. The parties have executed a Memorandum of Understanding signed by the Board of Supervisors of the County which provides for a plan to relocate the compost facility to a piece of land owned by the County.

     Whether or not the parties reach settlement based on the terms of the Memorandum of Understanding, the site may be closed; we may incur additional costs related to contractual agreements, relocation and site closure, as well as the need to obtain new permits (including some from the County) at a new site. If the Company is unsuccessful in its efforts, goodwill and certain assets may be impaired. Total goodwill associated with the operations is approximately $13,843,000 at March 31, 2002. The financial impact associated with a site closure cannot be reasonably estimated at this time. Although we feel that our case is meritorious, the ultimate outcome cannot be determined at this time.

  RELIANCE INSURANCE

     For the 24 months ended October 31, 2000 (the "Reliance Coverage Period"), the Company insured certain risks, including automobile, general liability, and worker's compensation, with Reliance National Indemnity Company ("Reliance") through policies totaling $26 million in annual coverage. On May 29, 2001, the Commonwealth Court of Pennsylvania entered an order appointing the Pennsylvania Insurance Commissioner as Rehabilitator and directing the Rehabilitator to take immediate possession of Reliance's assets and business. On June 11, 2001, Reliance's ultimate parent, Reliance Group Holdings, Inc., filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code of 1978, as amended. On October 3, 2001, the Pennsylvania Insurance Commissioner removed Reliance from rehabilitation and placed it into liquidation.

     On January 21, 2000, several plaintiffs filed suit in the District Court of Jackson County, Texas, (the "Lopez Suit") against a wholly owned subsidiary of the Company, Synagro of Texas-CDR, Inc. The Lopez Suit was later amended to name the Company as an additional defendant. The suit arises out of an automobile accident involving a vehicle operated by Synagro of Texas-CDR, Inc., in which one person was killed and two others were injured. The Lopez Suit was set for trial in November 2001; however, on October 16, 2001, as a result of the Texas Insurance Commissioner's finding that Reliance was impaired, a notice of an automatic 180-day stay was filed in the Lopez Suit. The stay expired April 5, 2002. Although the Lopez Suit was set for trial on May 13, 2002, the parties have agreed to postpone trial pending settlement discussions. There is a backup trial setting of June 17, 2002 that is still in place. The Lopez plaintiffs are seeking unspecified damages from the Company and its affiliates. On November 13, 2001, the Company filed a petition for intervention in the Pennsylvania Court requesting that the Court approve and order Reliance to fund an $11.9 million settlement that Reliance had proposed regarding the Lopez Suit (the "Intervention Action").

     The Company is vigorously defending itself against this lawsuit. In addition, other third parties have asserted claims and/or brought suit against the Company and its affiliates related to alleged acts or omissions occurring during the Reliance Coverage Period. It is possible, depending on the outcome of the AON Suit (discussed below) and the Intervention Action, and possible claims made with the Texas Property and Casualty Insurance Guaranty Association, that the Company will have no, or insufficient, insurance funds available to pay any potential losses. There are uncertainties relating to (1) the Company's ultimate liability, if any, for damages in the Lopez Suit or the other cases arising during the covered period; (2) the availability of

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

the insurance coverage; (3) the potential for recovery from the AON Suit; (4) the Intervention Action; and (5) possible recovery from the Texas Property and Casualty Insurance Guaranty Association. Based upon information currently available, the Company has estimated that its net probable exposure for unpaid insurance claims and other costs for which coverage may not be available due to the pending liquidation of Reliance is $1.9 million and, accordingly, recorded a special charge of $2.2 million in its December 31, 2001, financial statements to record the estimated exposure for this matter and related legal expenses. Although the Company believes $1.9 million of the charge represents its current probable exposure related to the Reliance matter, the final resolution could be substantially different from the amount recorded.

  AON

     On October 4, 2001, the Company filed suit in the 24th Judicial District Court of Jackson County, Texas, against its former insurance broker, AON Risk Services of Texas, Inc. ("AON"), and the several insurance companies that reinsured the policies issued by Reliance (the "Reinsurers") (the "AON Suit"). In the AON Suit, the Company is seeking a judgment against AON for any and all sums that the Company may become liable for as a result of any settlement of, or the entry of any judgment in, the Lopez Suit, and any and all costs associated with defense thereof, as a result of the Company's assertion of negligence by AON in placing the entirety of the Company's insurance coverage with Reliance and AON's failure to obtain "cut through endorsements" to the Reliance policies which would enable the Company to proceed directly against the Reinsurers. The Company is also seeking a declaratory judgment against the Reinsurers declaring that the Reinsurers owe the Company a duty of defense and indemnity in the Lopez Suit as a result of the Reinsurers' participation in the investigation, evaluation, and handling of the Lopez Suit, as a result of any "cut through endorsements" that may have been obtained by AON, and by virtue of a "fronting arrangement" whereby most or all of certain Reliance policies were reinsured. The AON Suit is at an early stage, and the ultimate outcome of this litigation, including amounts, if any, that may be recovered by the Company, cannot be determined at this time.

  OTHER

     There are various other lawsuits and claims pending against Synagro that have arisen in the normal course of Synagro's business and relate mainly to matters of environmental, personal injury and property damage. The outcome of these matters is not presently determinable but, in the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial condition or results of operations of Synagro.

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

(7) COMPREHENSIVE INCOME

     The Company's comprehensive income for the three months ended March 31, 2002 and 2001, is summarized as follows:

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                2002         2001
                                                              ---------   -----------
Net income (loss) applicable to common stock................  $(411,821)  $(3,972,661)
Other comprehensive income (loss)
  Cumulative effect of change in accounting for
     derivatives............................................         --    (2,058,208)
  Change in fair value of derivatives.......................         --    (1,170,526)
  Reclassification adjustment to earnings...................   (203,260)      (76,814)
  Tax benefit of changes in fair value......................     77,239            --
                                                              ---------   -----------
     Subtotal...............................................   (126,021)   (3,305,548)
                                                              ---------   -----------
Comprehensive income (loss).................................  $(537,842)  $(7,278,209)
                                                              =========   ===========

(8) EARNINGS (LOSS) PER COMMON SHARE

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                             -------------------------
                                                                2002          2001
                                                             -----------   -----------
Earnings (loss) per share:
  Net loss per common share, basic.........................  $      (.02)  $      (.21)
                                                             ===========   ===========
  Net loss per common share, diluted.......................  $      (.02)  $      (.21)
                                                             ===========   ===========
Weighted average shares outstanding, basic.................   19,476,781    19,435,781
Weighted average shares outstanding, diluted...............   19,476,781    19,435,781

     Basic earnings per share (EPS) is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method. Diluted EPS for the three months ended March 31, 2002 and 2001, is the same as basic earnings per share and the diluted shares used in computing diluted EPS in 2002 and 2001 excludes shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method totaling 31,763,044 and 29,135,136, respectively, because during loss periods diluted earnings per share is less dilutive than basic earnings per share ("antidilutive").

                           SYNAGRO TECHNOLOGIES, INC.

                                  (UNAUDITED)

     Effective January 1, 2002, the Company discontinued the amortization of goodwill in accordance with our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." The following shows the effect on the three months ended March 31, 2001 as if SFAS No. 142 had been adopted January 1, 2001:

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                2002         2001
                                                              ---------   -----------
Net income (loss) applicable to common stock --
Reported net loss applicable to common stock................  $(411,821)  $(3,972,661)
Add back: Goodwill amortization.............................         --     1,105,231
                                                              ---------   -----------
Adjusted net loss...........................................  $(411,821)  $(2,867,430)
Basic and diluted income (loss) per share --
  Reported net loss per share...............................  $    (.02)  $      (.21)
  Goodwill amortization.....................................         --           .06
                                                              ---------   -----------
  Adjusted loss per share...................................  $    (.02)  $      (.15)
                                                              =========   ===========

(9) SUBSEQUENT EVENTS

     On April 17, 2002, the Company issued and sold $150 million in aggregate principal amount of its 9 1/2 percent Senior Subordinated Notes (the "Notes") due in 2009 in a private offering (the "Subordinated Offering"). The Company used the proceeds from the Subordinated Offering to repay existing indebtedness under the Company's Senior Credit Agreement and other existing subordinated debt. In connection with the repayment of the existing subordinated debt, the Company will expense in the second quarter of 2002 approximately $2.1 million, net of taxes, of previously recorded deferred loan costs. As a result of the repayment of the subordinated debt, the reverse swap discussed in Note 4 will no longer receive hedge accounting treatment and subsequent changes in its fair value will be recorded in earnings currently. All payments, including interest and principal, of the Notes have been fully, unconditionally and jointly and severally guaranteed by Synagro's subsidiaries and all such guarantor subsidiaries are wholly-owned by Synagro. As defined by the Securities and Exchange Commission Regulations S-X, Article 3, Rule 3-10(h), the parent company has no independent assets or operations and any non-guarantor subsidiaries are minor. Synagro Baltimore, L.L.C., a subsidiary of Synagro, pursuant to a loan agreement in connection with the Nonrecourse Project Revenue Bonds, is required to place certain monies in restricted fund accounts to be used for various designated purposes. Monies in these fund accounts will remain restricted until the Nonrecourse Project Revenue Bonds are paid. At March 31, 2002, there was approximately $8,741,000 of restricted cash in these fund accounts. See Note 5.

     In May 2002, the Company entered into a new $150 million senior credit facility that provides for a $70 million funded term loan and up to a $50 million revolver, with the ability to increase the total commitment to $150 million. The term loan proceeds were used to pay off the existing senior debt that remained unpaid after the $150 million Senior Subordinated Notes offering. This new facility is secured by substantially all of our assets and those of our subsidiaries (other than assets securing nonrecourse debt) and includes covenants restricting the incurrence of additional indebtedness, liens, certain payments and sale of assets. During the three months ended June 30, 2002, the Company expects to record a noncash extraordinary charge, net of tax, of approximately $3.0 million, which represents the unamortized deferred debt costs related to the debt that was repaid with the net proceeds received from the new senior credit facility.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Bio Gro Division
of Waste Management, Inc.:

We have audited the accompanying combined balance sheets of the Bio Gro division of Waste Management, Inc. (as defined in Note 1), as of December 31, 1999 and 1998, and the related combined statements of operations, changes in division equity and cash flows for the three years in the period ended December 31, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Bio Gro division of Waste Management, Inc., as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
October 27, 2000

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

             COMBINED BALANCE SHEETS -- DECEMBER 31, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                1999       1998
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS:
  Cash......................................................  $     41   $     46
  Restricted cash...........................................       925      1,834
  Accounts receivable, net of allowance for doubtful
     accounts of $262 and $726, respectively................    31,387     26,546
  Prepaids and other........................................     1,820      2,004
  Deferred tax asset........................................     1,901      1,054
                                                              --------   --------
     Total current assets...................................    36,074     31,484
PROPERTY, PLANT AND EQUIPMENT, net..........................   101,107    106,684
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $13,015 and
     $10,611, respectively..................................    83,057     85,461
  Deferred debt issuance costs and other, net...............     2,350      2,423
                                                              --------   --------
     Total assets...........................................  $222,588   $226,052
                                                              ========   ========

                         LIABILITIES AND DIVISION EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $  2,075   $  1,975
  Current portion of related-party notes payable............       264        243
  Accounts payable and accrued liabilities..................    13,535     13,274
  Unearned revenue..........................................        --        268
                                                              --------   --------
     Total current liabilities..............................    15,874     15,760
LONG-TERM DEBT..............................................    45,309     47,563
RELATED-PARTY NOTES PAYABLE.................................     7,021      7,288
DEFERRED INCOME TAXES.......................................    17,701     14,015
COMMITMENTS AND CONTINGENCIES DIVISION EQUITY...............   136,683    141,426
                                                              --------   --------
     Total liabilities and division equity..................  $222,588   $226,052
                                                              ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
OPERATING REVENUES..........................................  $117,677   $145,656   $198,583
COST AND EXPENSES:
  Operating (exclusive of depreciation and amortization)....    70,013     81,477    112,194
  General and administrative................................    19,439     16,881     18,861
  Depreciation and amortization.............................    12,698     12,869     31,432
  Asset impairments.........................................        --         --     11,179
                                                              --------   --------   --------
          Income from operations............................    15,527     34,429     24,917
INTEREST EXPENSE............................................     3,838      4,249      4,907
MANAGEMENT ALLOCATION.......................................       819      2,417      4,646
OTHER (INCOME) EXPENSE, net.................................       (11)      (138)      (968)
                                                              --------   --------   --------
          Income before income taxes and cumulative effect
            of change in accounting principle...............    10,881     27,901     16,332
INCOME TAX PROVISION........................................     5,046     11,894      6,987
                                                              --------   --------   --------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.................................................     5,835     16,007      9,345
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of
  income tax benefit........................................        --        566         --
                                                              --------   --------   --------
NET INCOME..................................................  $  5,835   $ 15,441   $  9,345
                                                              ========   ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY
                                 (IN THOUSANDS)

BALANCE, December 31, 1996..................................   $144,752
NET INCOME..................................................      9,345
NET DISTRIBUTIONS TO WASTE MANAGEMENT, INC., AND
  AFFILIATES................................................    (24,174)
                                                               --------
BALANCE, December 31, 1997..................................    129,923
NET INCOME..................................................     15,441
NET DISTRIBUTIONS TO WASTE MANAGEMENT, INC., AND
  AFFILIATES................................................     (3,938)
                                                               --------
BALANCE, December 31, 1998..................................    141,426
NET INCOME..................................................      5,835
NET DISTRIBUTIONS TO WASTE MANAGEMENT, INC., AND
  AFFILIATES................................................    (10,578)
                                                               --------
BALANCE, December 31, 1999..................................   $136,683
                                                               ========

    The accompanying notes are an integral part of these combined financial statements.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                               1999       1998       1997
                                                              -------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 5,835   $ 15,441   $  9,345
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Impairment charge......................................       --         --     11,179
     Cumulative effect of change in accounting principle....       --        943         --
     Depreciation and amortization..........................   12,698     12,869     31,432
     Deferred income tax provision (benefit)................    2,839      4,986     (2,471)
     Changes in assets and liabilities --
       Accounts receivable, net.............................   (4,841)    17,659      5,317
       Prepaids and other current assets....................     (663)       561      1,540
       Accounts payable and accrued liabilities.............      261     (1,419)     1,867
       Unearned revenue.....................................     (268)    (2,709)    (9,652)
     Other, net.............................................        7      1,500      1,163
                                                              -------   --------   --------
          Net cash provided by operating activities.........   15,868     49,831     49,720
                                                              -------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (6,291)    (2,359)    (7,692)
                                                              -------   --------   --------
          Net cash used in investing activities.............   (6,291)    (2,359)    (7,692)
                                                              -------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in restricted cash.............................      909      1,300      2,635
  Repayments of long-term debt..............................   (2,154)    (1,885)      (900)
  Repayments of related-party notes payable.................     (246)   (16,491)   (20,248)
  Net cash distributions to Waste Management, Inc., and
     affiliates.............................................   (8,091)   (30,738)   (24,174)
                                                              -------   --------   --------
          Net cash used in financing activities.............   (9,582)   (47,814)   (42,687)
                                                              -------   --------   --------
DECREASE IN CASH............................................       (5)      (342)      (659)
CASH AT BEGINNING OF YEAR...................................       46        388      1,047
                                                              -------   --------   --------
CASH AT END OF YEAR.........................................  $    41   $     46   $    388
                                                              =======   ========   ========
CASH PAID FOR INTEREST -- NONAFFILIATE......................  $ 3,370   $  3,460   $  3,500
                                                              =======   ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION:

     The Bio Gro division of Waste Management, Inc. (Bio Gro or the Company), consists of the accounts of Wheelabrator Water Technologies Inc. (a Maryland corporation) and its consolidated subsidiaries (collectively, WWTI) and Residuals Processing Inc. (RPI) (a California corporation). WWTI is wholly owned by Resco Holdings, Inc., which is wholly owned by Wheelabrator Technologies, Inc. (WTI). WTI and RPI are both wholly owned by Waste Management Holdings, Inc. Waste Management Holdings, Inc., is wholly owned by Waste Management, Inc. (Waste Management). Bio Gro, operating as a division of Waste Management, offers municipalities and various industrial customers (commonly referred to as waste "generators") a range of management services for nonhazardous sludges resulting from treatment of municipal and industrial wastewater (biosolids). All of Bio Gro's operations are located in the United States. Services are typically provided to customers pursuant to multiyear contracts under which Bio Gro handles, processes and disposes biosolids. The Company's primary means of disposing of biosolids are primarily through land application and thermal facilities.

     Land application involves the application of nonhazardous biosolids as a natural fertilizer on farmland pursuant to site-specific permits issued by applicable state authorities. Land-applied biosolids are often stabilized prior to application using proprietary technology. Biosolids are also disposed of at composting sites and landfills. Principal areas of operation include Maryland, New Jersey, Illinois, Ohio, Michigan and California.

     Bio Gro also develops and operates facilities at which biosolids are dried and pelletized or composted. Development of dryer and composting facilities generally involves various contractual arrangements with a variety of private and public entities, including municipalities which generate the biosolids, lenders, contractors and subcontractors which build the facilities, and end-users of the fertilizer, pellets or compost generated from the treatment process. These facilities incorporate a variety of biosolids drying and emission control technologies, some proprietary and some licensed to Bio Gro. Biosolids which have been dried and pelletized or composted are generally used as fertilizer by farmers, commercial landscapers and nurseries and as a bulking agent by fertilizer manufacturers. Principal areas of operation include Maryland, New York and New Jersey.

2. SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF COMBINATION

     WWTI is comprised of Enviroland Incorporated, New York Organic Fertilizer Company Holdings Inc., Wheelabrator Clean Water New Jersey Inc., Vista Properties Inc., New York Organic Fertilizer Inc. (NYOFCO), Wheelabrator Water Technologies Baltimore LLC and a 40 percent interest in JABB II LLC. RPI includes Future-Tech Environmental Services Inc. All intercompany accounts and transactions have been eliminated in combination.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and disclosures of contingencies. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     Bio Gro provides services to various geographical regions in the U.S. Bio Gro's credit risk primarily consists of receivables from a variety of customers, including state and local agencies, municipalities and private industries. Bio Gro reviews its accounts receivable and provides allowances as deemed necessary.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Bio Gro's financial instruments consist primarily of cash, receivables, restricted cash, accounts payable and debt instruments. The book values of cash, receivables, restricted cash and accounts payable are considered to be representative of their respective fair values. See Note 6 for the terms, carrying values and fair values of Bio Gro's various debt instruments.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment (including major improvements) is stated at cost. Expenditures which increase the utility or extend the lives of assets in service are capitalized and depreciated. Expenditures of an ordinary maintenance or repair nature are charged directly to operating expense. Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the combined statement of income.

     The cost of Bio Gro's buildings, building improvements, machinery and equipment utilized in Bio Gro's thermal operations is depreciated on a straight-line basis over the shorter of the estimated useful lives of the individual assets or the lives of the initial service contracts related to each thermal facility. When evidence (such as service contract renegotiations or extensions) supports longer useful lives for thermal assets depreciated based on service contract lives, depreciation is adjusted and accounted for on a prospective basis. Except for land, the cost of all other property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the asset. See Note 4 for further information regarding amounts recorded in the combined financial statements and estimated useful lives.

  CAPITALIZED INTEREST

     Bio Gro capitalizes interest on significant projects under construction in accordance with Statement of Financial Accounting Standards (SFAS) No. 34, "Capitalization of Interest Cost." There were no amounts capitalized for the years ended December 31, 1999, 1998 and 1997.

  GOODWILL

     Goodwill represents the aggregate purchase price paid by Bio Gro in acquisitions accounted for as a purchase over the fair value of the net tangible assets acquired. Goodwill is amortized on a straight-line basis over a period not exceeding 40 years. Goodwill amortization expense was $2,405,000, $2,209,000 and $1,670,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

     In the event that facts and circumstances indicate that goodwill may be impaired, an evaluation of recoverability would be performed on the basis of the estimated future undiscounted cash flows associated with the asset. Any impairment would be recognized in the period identified. Bio Gro believes the goodwill remaining as of December 31, 1999, is fully realizable.

     In 1998, Waste Management purchased certain shareholding interests in WTI not previously held by Waste Management. As a result of such purchase, approximately $26,800,000 in goodwill was allocated to Bio Gro in the accompanying combined financial statements.

  DEFERRED DEBT ISSUANCE COSTS

     Deferred debt issuance costs, net of accumulated amortization at December 31, 1999 and 1998, totaled approximately $1,097,000 and $1,166,000, respectively, and is included in other assets. Deferred debt issuance costs are amortized over the life of the underlying debt.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

  ENVIRONMENTAL COSTS AND LIABILITIES

     Bio Gro has instituted procedures to periodically evaluate potential environmental exposures. When Bio Gro concludes it is probable that a liability has been incurred, provision is made in the financial statements, based upon management's judgment and prior experience, for Bio Gro's best estimate of the liability. Such estimates are subsequently revised as deemed necessary when additional information becomes available.

     While Bio Gro does not presently anticipate that any such adjustment would be material to its financial statements in the near term, it is reasonably possible that technological, regulatory or enforcement developments, results of environmental studies or other factors could alter this expectation and necessitate the recording of additional liabilities, which could be material.

     Estimates of the extent of the Company's degree of responsibility for remediation and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult, and the ultimate outcome may differ from current estimates. As part of its ongoing operations, the Company reviews its reserve requirements for remediation and other environmental matters based on an analysis of the regulatory environment. Revisions to reserve requirements may result in adjustments to income from operations in any given period.

  REVENUES

     Revenues under land application contracts are recognized when the service is performed. Revenues under thermal operations are recognized either when cake sludge enters the facilities or when the sludge has been pelletized, depending on the contract terms.

     During 1997, Bio Gro entered into a long-term engineering and construction contract to design, build and operate a composting facility for which Bio Gro did not take title. Bio Gro recognized revenue on the percentage-of-completion basis. Under this method, Bio Gro recognized as revenue that portion of the total contract price which the cost of work completed bears to the estimated total cost of the work included in the contract. Because the contract extended over more than one fiscal period, revisions of cost and profit estimates were made periodically and were reflected in the accounting period in which they were determined (see Note 3).

  IMPAIRMENT CHARGE

     In accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," Bio Gro reviews long-lived assets held for use for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. During 1997, Bio Gro determined that the carrying amount of certain assets held for use exceeded an estimate of its future undiscounted net cash flows or estimated net realizable value. Accordingly, Bio Gro recorded an impairment loss of approximately $11,179,000 during 1997 to reduce the carrying value of these assets to an amount equal to their estimated fair value.

  INCOME TAXES

     Bio Gro accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Bio Gro is considered a part of the consolidated results of WTI for income tax purposes. Effective April 1, 1998, in conjunction with the acquisition of the remaining outstanding shares of WTI by Waste Management, WTI joined in filing a consolidated federal income tax return with Waste Management. Income taxes in Bio

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

Gro's combined financial statements reflect Waste Management's and WTI's payment of taxes related to income generated by Bio Gro. Amounts related to income taxes have been allocated as if Bio Gro had prepared a stand-alone federal income tax filing. Reference is made to Note 5 for further financial information related to income tax amounts.

  ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance with respect to accounting for the various types of costs incurred for computer software developed or obtained for Bio Gro's use. Bio Gro was required to and adopted SOP 98-1 in the first quarter of fiscal 1999. The adoption did not have a material effect on Bio Gro's combined financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Bio Gro capitalized certain costs related primarily to start-up activities in connection with a thermal facility. Bio Gro recorded an after-tax charge in 1998 of approximately $566,000 for the cumulative effect of this change in accounting principle upon adoption.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended by SFAS No. 137, is effective for the Company in its first fiscal quarter of 2001. Management is currently assessing the impact on existing accounting policies and financial reporting disclosures. However, Bio Gro has not historically engaged in activities or entered into arrangements normally associated with derivative instruments.

3. SIGNIFICANT SERVICE CONTRACTS:

     A significant portion of Bio Gro's revenues are derived from service contracts with a limited number of customers. For the years ended December 31, 1999, 1998 and 1997, two customers accounted for 20 percent and 15 percent; 34 percent and 12 percent; and 37 percent and 6 percent, respectively, of the Company's revenues. In addition, 15 percent of revenues recognized during 1997 was derived from a construction contract with a county.

  MUNICIPAL SERVICE CONTRACTS

     During 1998, due to the expiration of the initial five-year service contract with a municipality, which commenced in 1992 upon completion of construction of a thermal facility, a new 15-year service contract was awarded and became effective July 1, 1998. Bio Gro owns the property, plant and equipment utilized in the operations. The service contract is subject to a termination option exercisable by the municipality at any time upon giving a 10-day notice of termination to Bio Gro. The site lease covers five years from July 1, 1998, to June 30, 2003, with two five-year renewal options to Bio Gro. Upon expiration of the site lease, Bio Gro is to remove all trade fixtures, machinery and equipment from the facility, at which time unlimited title to all building and improvements will pass to the third-party lessor. The land at the site is leased from a third party under a separate site lease agreement.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

     Bio Gro owns the property, plant and equipment utilized in the operations of two other thermal facilities. The land at each site is leased from a municipality under separate long-term site lease agreements expiring January 1, 2020, and August 31, 2022, respectively, or five years after expiration of the service agreement, whichever is later. Both leases can be extended with two mutually agreeable five-year options. Title to the facilities remains with Bio Gro, or with a trustee, so long as the bonds used to finance the facilities remain outstanding. Upon expiration of the site leases, the municipality may request that Bio Gro dismantle and remove the facilities and restore the land, all at Bio Gro's expense, or should the municipality not request removal, Bio Gro may elect to not remove the facilities and, instead, transfer title to the municipality.

     The service agreements with the municipality are subject to a termination option exercisable by the municipality, in the case of one facility, in years 2005, 2010 or 2015 and, in the case of the other facility, in years 2007, 2012 or 2017. Under both contracts, the municipality must provide a notice of termination one year prior to termination. If the municipality elects to terminate either or both service contracts, the municipality must redeem a portion of the outstanding Project Revenue Bonds (as defined in Note 6) and make certain payments to Bio Gro generally based on a portion of lost profits for the remaining term of the service contract and undepreciated or otherwise unamortized project costs. Both contracts contain an option, based on mutual consent, to renew the contract for additional terms aggregating five years.

  COMPOSTING FACILITY

     On May 10, 1996, the Company entered into a co-composting facility construction and operating agreement with a county providing for the design, construction, operation and maintenance of a composting facility. The price to construct the facility was fixed and was based on completion of certain milestones throughout the contract period. Construction of the facility began in March 1997 and was completed in October 1998. The Company accounted for this contract under the percentage-of-completion method, using costs incurred to date in relation to estimated total costs of the contract to measure the stage of completion. The cumulative effect of revisions of estimated total costs and revenues was recorded in the period in which the facts requiring the revision became known. Commercial operations of the facility began in 1998. Under the agreement, Bio Gro to operate the facility for a period of five years, with a mutual option for an additional five-year renewal period.

4.  PROPERTY, PLANT AND EQUIPMENT:

     The following is a summary of capitalized costs of property, plant and equipment and useful lives (in years) at December 31, 1999 and 1998 (in thousands):

                                                     APPROXIMATE
                                                     USEFUL LIFE     1999        1998
                                                     -----------   ---------   ---------
                                                     (IN YEARS)
Land...............................................      N/A       $   2,419   $   2,491
Buildings and improvements.........................     5-20          52,863      53,353
Machinery and equipment............................     3-20         184,919     183,983
Vehicles...........................................     3-10          22,321      20,885
Other..............................................     3-25           3,837       3,560
Construction in progress...........................      N/A             515         286
Less -- Accumulated depreciation...................                 (165,767)   (157,874)
                                                                   ---------   ---------
  Net property, plant and equipment................                $ 101,107   $ 106,684
                                                                   =========   =========

     Depreciation of property, plant and equipment included for the years ended December 31, 1999, 1998 and 1997, was $10,170,000, $9,958,000 and $28,512,000,
respectively.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

5.  INCOME TAXES:

     A summary of Bio Gro's income tax provision (benefit) for the years ended December 31, 1999 and 1998, is as follows (in thousands):

                                                               1999     1998
                                                              ------   -------
Current tax expense --
  U.S. federal..............................................  $1,782   $ 5,275
  State and local...........................................     425     1,256
                                                              ------   -------
          Total current.....................................   2,207     6,531
                                                              ------   -------
Deferred tax expense --
  U.S. federal..............................................   2,293     4,027
  State and local...........................................     546       959
                                                              ------   -------
          Total deferred....................................   2,839     4,986
                                                              ------   -------
          Total provision...................................  $5,046   $11,517
                                                              ======   =======

     The principal items accounting for the difference in income taxes computed at the U.S. statutory rates compared to amounts recorded for the years ended December 31, 1999 and 1998, are as follows (in thousands):

                                                               1999     1998
                                                              AMOUNT   AMOUNT
                                                              ------   -------
Statutory federal income tax................................  $3,808   $ 9,435
State income taxes after federal income tax benefit.........     631     1,440
Other, net..................................................     607       642
                                                              ------   -------
          Effective tax rate................................  $5,046   $11,517
                                                              ======   =======

     The principal items that comprise deferred tax assets (liabilities) are as follows as of December 31, 1999 and 1998 (in thousands):

                                                                1999       1998
                                                              --------   --------
Reserves not deductible until paid..........................  $  1,479   $    323
Accruals not deductible until paid..........................     1,375        721
Other.......................................................     1,668      1,054
                                                              --------   --------
          Subtotal..........................................     4,522      2,098
                                                              --------   --------
Property, plant and equipment...............................   (17,931)   (12,305)
Intangibles.................................................    (2,391)    (2,651)
Other.......................................................        --       (103)
                                                              --------   --------
          Subtotal..........................................   (20,322)   (15,059)
                                                              --------   --------
          Net deferred tax asset (liability)................  $(15,800)  $(12,961)
                                                              ========   ========

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

6.  DEBT:

     Long-term debt and related-party notes payable at December 31, 1999 and 1998, are as follows (in thousands):

                                                               1999      1998
                                                              -------   -------
Long-term debt --
  Maryland Energy Financing Administration Limited
     Obligation Solid Waste Disposal Revenue Bonds, 1996
     series --
     Revenue bonds due 1999 to 2005 at stated interest rates
      of 5.10% to 5.85%.....................................  $14,270   $16,245
     Term revenue bond due 2010 at stated interest rate of
      6.30%.................................................   16,295    16,295
     Term revenue bond due 2016 at stated interest rate of
      6.45%.................................................   22,360    22,360
     Less -- Restricted cash................................   (5,541)   (5,362)
                                                              -------   -------
          Total debt, net of restricted cash................   47,384    49,538
Less -- Current portion.....................................   (2,075)   (1,975)
                                                              -------   -------
          Total long-term debt..............................  $45,309   $47,563
                                                              =======   =======
Related-party notes payable --
  WTI related-party notes payable --
     Note payable monthly through 2014 at interest rate of
      7%....................................................  $ 4,539   $ 4,707
     Note payable monthly through 2017 at interest rate of
      7%....................................................    2,746     2,824
                                                              -------   -------
                                                                7,285     7,531
Less -- Current portion.....................................     (264)     (243)
                                                              -------   -------
          Total long-term related-party notes payable.......  $ 7,021   $ 7,288
                                                              =======   =======

     The aggregate fair value of Bio Gro's debt, excluding restricted cash, was approximately $60,209,000 and $62,431,000 at December 31, 1999 and 1998,
respectively. The fair value of Bio Gro's long-term debt was determined using market quotes of similar debt with similar maturities and stated interest rates.

     Restricted cash represents monies held by First Union National Bank (the Trustee) for the loan agreement between the Maryland Energy Financing Administration and Wheelabrator Water Technologies Baltimore LLC (WWTB). As a requirement of the loan agreement, WWTB must meet the requirements stipulated per the agreement dated June 1, 1996. The loan, based on the terms of the related indenture, requires that certain monies be placed in restricted fund accounts to be used for various designated purposes (i.e., debt service reserve funds, bond funds, etc.). The debt service reserve fund has been presented net of debt in the accompanying balance sheets. Monies in the funds will remain restricted until such time as the related loan matures or is paid off, whichever occurs first. WWTB was in compliance with the reserve requirements as of December 31, 1999 and 1998.

     The revenue bonds (the Revenue Bonds) and the term revenue bonds (the Term Revenue Bonds) (collectively, the Project Revenue Bonds) were issued in 1996 by the Maryland Energy Financing Administration pursuant to the Maryland Energy Financing Act. The proceeds of the Project Revenue Bonds were loaned to Bio Gro pursuant to a June 1996 financing agreement for the purposes of financing the costs of the construction of Bio Gro's thermal operations located in Baltimore County, Maryland, at the site of Baltimore's Back River Wastewater Treatment Plant and in Baltimore City, Maryland, at the site of Baltimore's Patapsco Wastewater Treatment Plant. Both facilities were in operation prior to 1998.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

     The Project Revenue Bonds are primarily secured by the pledge of revenues and assets related to Bio Gro's Back River and Patapsco thermal facilities. The underlying service contracts between Bio Gro and Baltimore obligated Bio Gro to design, construct and operate the thermal facilities and obligated Baltimore to deliver biosolids for processing at the thermal facilities. Bio Gro and Baltimore have agreed that Baltimore will deposit all payments made by Baltimore to Bio Gro under the service contracts directly with a trustee for the purpose of maintaining a reserve fund to service debt requirements.

     At December 31, 1999 and 1998, the Project Revenue Bonds were collateralized by property, plant and equipment with a net book value of $56,556,000 and $59,371,000, respectively, and restricted cash of $6,466,000 and $7,196,000, respectively.

     The Project Revenue Bonds can be redeemed at the option of Bio Gro at any time on or after December 1, 2006, subject to redemption prices specified in the financing agreement. The Project Revenue Bonds can be redeemed at the option of Bio Gro under certain extraordinary conditions, as defined in the financing agreement. Additionally, the Term Revenue Bonds are subject to mandatory sinking fund requirements prior to final maturity beginning on December 1, 2006.

     WWTI has guaranteed the performance of services under the underlying service agreements. WTI has also guaranteed the performance of services under the underlying service agreements. In July 1998, the WTI guarantee was assigned to Waste Management. Neither WWTI nor Waste Management has guaranteed payment of debt service on the Project Revenue Bonds.

     Principal payments on debt at December 31, 1999, are due as follows (in thousands):

                                                                            RELATED-PARTY
                                                           LONG-TERM DEBT   NOTES PAYABLE
                                                           --------------   -------------
2000.....................................................     $ 2,075          $  264
2001.....................................................       2,185             283
2002.....................................................       2,300             303
2003.....................................................       2,430             325
2004.....................................................       2,570             349
Thereafter...............................................      41,365           5,761
                                                              -------          ------
  Total..................................................     $52,925          $7,285
                                                              =======          ======

     For the years ended December 31, 1999, 1998 and 1997, Bio Gro incurred $519,000, $829,000 and $2,315,000, respectively, of interest expense on the related-party notes payable to WTI.

7. COMMITMENTS AND CONTINGENCIES:

     Bio Gro's business activities are subject to environmental regulation under federal, state and local laws and regulations. In the ordinary course of conducting its business activities, Bio Gro becomes involved in judicial and administrative proceedings involving governmental authorities at the federal, state and local levels. Bio Gro believes that these matters will not have a material adverse effect on its results of operations or financial condition. However, the outcome of any particular proceeding cannot be predicted with certainty. Bio Gro is under various regulations to procure licenses and permits to conduct its operations. These licenses and permits are subject to periodic renewal without which the Company's operations could be adversely affected. Also, there can be no assurance that regulatory requirements will not change to the extent that it would materially affect Bio Gro's combined financial statements.

     The Company is a defendant in a lawsuit in which the plaintiff claims that the death of an individual was allegedly caused by certain biosolids disposed of by the Company. The litigation is currently in the discovery phase, and the Company is waiting for plaintiff's production of a court-ordered expert on causation. The

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

Company is vigorously defending itself in the litigation. Bio Gro cannot predict the ultimate outcome of the matter at this time.

     There are various other lawsuits and claims pending against Bio Gro that have arisen in the normal course of Bio Gro's business and relate mainly to matters of environmental, personal injury and property damage. The outcome of these matters is not presently determinable but, in the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the combined financial condition or results of operations of Bio Gro. It is reasonably possible, however, that a change in Bio Gro's estimate of its probable liability with respect to these matters could occur.

     Bio Gro has issued or is a party to bank letters of credit, performance bonds and other guarantees. Such financial instruments are given in the ordinary course of business. Bio Gro insures the majority of its contractual obligations through performance bonds.

     Noncancelable operating lease payments for operating and office facilities at December 31, 1999, are due as follows (in thousands):

2000........................................................   $1,872
2001........................................................    1,723
2002........................................................    1,662
2003........................................................    1,038
2004........................................................      440
Thereafter..................................................      975
                                                               ------
          Total.............................................   $7,710
                                                               ======

     Total rent expense was $1,800,000, $1,794,000 and $2,239,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

8. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity of Bio Gro's allowance for doubtful accounts at December 31, 1999 and 1998, consists of the following (in thousands):

                                                              1999    1998
                                                              -----   -----
Balance at beginning of year................................  $ 726   $ 479
Deductions for recoveries and for uncollectible receivables
  written off...............................................   (548)   (184)
Charged to cost of services.................................     84     431
                                                              -----   -----
Balance at end of year......................................  $ 262   $ 726
                                                              =====   =====

     Accrued liabilities at December 31, 1999 and 1998, consist of the following (in thousands):

                                                               1999      1998
                                                              -------   -------
Accounts payable............................................  $ 5,158   $ 3,412
Salaries and benefits.......................................    2,614     2,070
Other.......................................................    5,763     7,792
                                                              -------   -------
          Total.............................................  $13,535   $13,274
                                                              =======   =======

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

9. RELATED-PARTY TRANSACTIONS:

  MANAGEMENT ALLOCATION

     Bio Gro receives services from WTI and other Waste Management affiliates relating to various corporate general and administrative functions such as legal services, tax, accounting and reporting, treasury, information systems, insurance and loss control and employee benefits administration. For the years ended December 31, 1999, 1998 and 1997, Bio Gro was allocated $819,000, $2,417,000 and $4,646,000, respectively, from WTI and other Waste Management affiliates for these services. The allocation of affiliated corporate general and administrative expenses is based on estimated levels of effort devoted to the Bio Gro operations. Bio Gro's management believes the method for allocating corporate general and administrative expenses is reasonable.

  INSURANCE ALLOCATIONS

     Bio Gro participates in consolidated insurance programs administrated by Waste Management on behalf of certain of its subsidiaries. Under these programs, a broad range of coverages are provided, including general liability, automobile liability, workers' compensation, property, health and medical and such other coverages as deemed necessary. Some of these coverages are subject to varying retentions of risk. Pursuant to such insurance programs, Bio Gro was allocated insurance premiums based on various factors, including payroll costs, employee elections and other available information. Additionally, Bio Gro was also allocated a charge for certain claims directly related to its operations. For the years ended December 31, 1999, 1998 and 1997, Bio Gro incurred charges of approximately $5,100,000, $4,900,000 and $5,300,000, respectively. It was not practical to determine the amount of insurance cost of Bio Gro if it had operated on a stand-alone basis. However, management believes the method of allocation applied is reasonable.

  DIVISION EQUITY AND RELATED-PARTY TRANSACTIONS

     The division equity of Bio Gro includes the common stock of WWTI and RPI. The authorized capital stock of WWTI consists of 1,000 shares of common stock, par value $1.00 per share, all of which shares are issued and outstanding. The authorized capital stock of RPI consists of 1,000 shares of stock, all of which shares are issued and outstanding.

     Net distributions to Waste Management affiliates in the combined statement of changes in division equity consist of net cash and noncash changes in receivables and payables with WTI and other Waste Management affiliates which have been included in combined division equity. Historically, WTI and other Waste Management affiliates have transferred cash funds to and from Bio Gro under a central cash management program, transferred net assets of acquired businesses to Bio Gro, transferred assets from Bio Gro to other WTI or other Waste Management affiliates, allocated tax-related assets, liabilities and provisions and charged expenses to Bio Gro for various services and other benefits provided, as discussed further herein.

     In 1998, the remaining net book value of $2,500,000 related to a facility that was written down in 1997 was transferred to Waste Management.

  RELATED-PARTY TRANSACTION ON COMPOSTING SITE

     In January 1999, Bio Gro entered into a verbal agreement with Waste Management of New York (WMNY), a wholly owned subsidiary of Waste Management, to construct and operate a composting facility for the county of Rockland, New York. The verbal agreement provided that all assets and liabilities related to construction of the facility would remain on the books of WMNY and Bio Gro would be paid a fee, from WMNY, of cost plus 10 percent. During 1999, revenues related to this contract totaled $323,000 and are included in 1999 revenues in the accompanying combined statement of income. During August 2000, the

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

contract and all associated assets and liabilities between Rockland and WMNY were sold to Synagro Technologies, Inc. (Synagro).

     Bio Gro is a party to certain arrangements with Waste Management affiliates which primarily provide for the use by Bio Gro in disposing of biosolids at certain facilities of Waste Management affiliates. The charges incurred by Bio Gro pursuant to such arrangements for the years ended December 31, 1999, 1998 and 1997, were approximately $4,732,000, $3,377,000 and $3,926,000, respectively.

10.  COMPENSATION AND BENEFIT PLANS:

  SAVINGS AND RETIREMENT PLAN

     During 1998 and 1997, substantially all employees participated in the Wheelabrator-Rust Savings and Retirement Plan (the Plan), which was a qualified defined contribution plan consisting of a savings account component (the Savings Account) and a retirement account component (the Retirement Account). Under the terms of the Savings Account, eligible employees of Bio Gro could elect to contribute a portion of their annual compensation not to exceed 16 percent. Bio Gro was required to match a minimum of 30 percent of the first 6 percent of eligible compensation contributed by an employee. At the discretion of WTI management, supplemental savings account contributions could be made to each employee. Under the terms of the Retirement Account, eligible employees of Bio Gro received an annual contribution equal to a minimum of 3 percent of their eligible earnings. Employees vested in Bio Gro contributions and the associated earnings in the Savings Account at 20 percent per year and in the Retirement Account after five years. Bio Gro's contributions to the Plan for the years ended December 31, 1998 and 1997, amounted to approximately $922,000 and $819,000, respectively. The Plan was terminated at December 31, 1998, as a result of the merger of Waste Management with USA Waste Services, Inc., in July 1998 at which time vesting was accelerated.

     Effective January 1, 1999, the Waste Management Retirement Savings Plan and the Plan were merged into the USA Waste Services, Inc. Employee Savings Plan, which was then renamed the Waste Management Retirement Savings Plan (the Savings
Plan). The Savings Plan covers employees (except those working subject to collective bargaining agreements which do not provide for coverage under such plans) following a 90-day waiting period after hire and allows eligible employees to contribute up to 15 percent of their annual compensation, as limited by IRS regulations. Under the Savings Plan, the Company matches employee contributions up to 3 percent of eligible compensation and matches 50 percent of employee contributions in excess of 3 percent but no more than 6 percent of eligible compensation. Both employee and Company contributions vest immediately. Charges to operations for the Company's defined contribution plan was $645,000 for the year ended December 31, 1999.

  OTHER

     Certain Bio Gro employees participate in a Waste Management stock option plan for which Accounting Principles Board Opinion No. 25 is followed for accounting purposes. Exercise prices on options granted are equivalent to the market value of Waste Management shares on the date of grant. As such, no compensation expense is recognized or allocated to Bio Gro for options granted.

11.  SUBSEQUENT EVENT:

     On August 14, 2000, Synagro Technologies, Inc. (Synagro), closed the acquisition of Bio Gro. The acquisition will be accounted for as a purchase; accordingly, the purchase price will be allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of acquisition.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS

CURRENT ASSETS:
  Cash......................................................   $     42       $     41
  Restricted cash...........................................      2,802            925
  Accounts receivable, net of allowance for doubtful
     accounts of $479 and $262, respectively................     31,803         31,387
  Prepaids and other........................................      2,137          1,820
  Deferred tax asset........................................      2,324          1,901
                                                               --------       --------
          Total current assets..............................     39,108         36,074
PROPERTY, PLANT AND EQUIPMENT, net..........................     98,646        101,107
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $14,224 and
     $13,015, respectively..................................     81,848         83,057
  Deferred debt issuance costs and other....................      2,189          2,350
                                                               --------       --------
          Total assets......................................   $221,791       $222,588
                                                               ========       ========

                            LIABILITIES AND DIVISION EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................   $  2,075       $  2,075
  Current portion of related-party notes payable............        338            264
  Accounts payable and accrued liabilities..................     12,298         13,535
                                                               --------       --------
          Total current liabilities.........................     14,711         15,874
LONG-TERM DEBT..............................................     45,309         45,309
RELATED-PARTY NOTES PAYABLE.................................      6,817          7,021
DEFERRED INCOME TAXES.......................................     19,543         17,701
COMMITMENTS AND CONTINGENCIES
DIVISION EQUITY.............................................    135,411        136,683
                                                               --------       --------
          Total liabilities and division equity.............   $221,791       $222,588
                                                               ========       ========

    The accompanying notes are an integral part of these combined financial statements.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                                                   JUNE 30
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                                 (UNAUDITED)
OPERATING REVENUES..........................................  $64,828   $53,227
COST AND EXPENSES:
  Operating (exclusive of depreciation and amortization)....   38,774    33,054
  General and administrative................................    9,218     4,981
  Depreciation and amortization.............................    6,027     5,653
                                                              -------   -------
          Income from operations............................   10,809     9,539
INTEREST EXPENSE............................................    1,888     1,895
MANAGEMENT ALLOCATION.......................................      394       263
OTHER (INCOME) EXPENSE, net.................................     (127)      (66)
                                                              -------   -------
          Income before income taxes........................    8,654     7,447
INCOME TAX PROVISION........................................    3,808     3,625
                                                              -------   -------
NET INCOME..................................................  $ 4,846   $ 3,822
                                                              =======   =======

    The accompanying notes are an integral part of these combined financial statements.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                                                   JUNE 30
                                                              -----------------
                                                               2000      1999
                                                              ------   --------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $4,846   $  3,822
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................   6,027      5,653
     Deferred income taxes..................................   2,655      4,873
     Changes in assets and liabilities --
       Accounts receivable, net.............................    (416)     1,289
       Prepaids and other current assets....................    (317)      (792)
       Accounts payable and accrued liabilities.............  (1,508)    (1,089)
       Unearned revenue.....................................     271          1
     Other, net.............................................    (107)      (647)
                                                              ------   --------
          Net cash provided by operating activities.........  11,451     13,110
                                                              ------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................  (2,359)    (2,261)
                                                              ------   --------
          Net cash used in investing activities.............  (2,359)    (2,261)
                                                              ------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in restricted cash.............................  (1,877)      (526)
  Repayments of related-party notes payable.................    (130)      (300)
  Net cash distributions to Waste Management, Inc., and
     affiliates.............................................  (7,084)    (9,983)
                                                              ------   --------
          Net cash used in financing activities.............  (9,091)   (10,809)
                                                              ------   --------
INCREASE IN CASH............................................       1         40
CASH AT BEGINNING OF YEAR...................................      41         46
                                                              ------   --------
CASH AT END OF YEAR.........................................  $   42   $     86
                                                              ======   ========
CASH PAID FOR INTEREST -- NON AFFILIATE.....................  $1,725   $  1,685
                                                              ======   ========

    The accompanying notes are an integral part of these combined financial statements.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION:

     The Bio Gro division of Waste Management, Inc. (Bio Gro or the Company), consists of the accounts of Wheelabrator Water Technologies Inc. (a Maryland corporation) and its consolidated subsidiaries (collectively, WWTI) and Residuals Processing Inc. (RPI) (a California corporation). WWTI is wholly owned by Resco Holdings, Inc., which is wholly owned by Wheelabrator Technologies, Inc. (WTI). WTI and RPI are both wholly owned by Waste Management Holdings, Inc. Waste Management Holdings, Inc., is wholly owned by Waste Management, Inc. (Waste Management). Bio Gro, operating as a division of Waste Management, offers municipalities and various industrial customers (commonly referred to as waste "generators") a range of management services for nonhazardous sludges resulting from treatment of municipal and industrial wastewater (biosolids). All of Bio Gro's operations are located in the United States. Services are typically provided to customers pursuant to multiyear contracts under which Bio Gro handles, processes and disposes biosolids. The Company's primary means of disposing of biosolids are primarily through land application and thermal facilities.

     Land application involves the application of nonhazardous biosolids as a natural fertilizer on farmland pursuant to site-specific permits issued by applicable state authorities. Land-applied biosolids are often stabilized prior to application using proprietary technology. Biosolids are also disposed of at composting sites and landfills. Principal areas of operation include Maryland, New Jersey, Illinois, Ohio, Michigan and California.

     Bio Gro also develops and operates facilities at which biosolids are dried and pelletized or composted. Development of dryer and composting facilities generally involves various contractual arrangements with a variety of private and public entities, including municipalities which generate the biosolids, lenders, contractors and subcontractors which build the facilities, and end-users of the fertilizer, pellets or compost generated from the treatment process. These facilities incorporate a variety of biosolids drying and emission control technologies, some proprietary and some licensed to Bio Gro. Biosolids which have been dried and pelletized or composted are generally used as fertilizer by farmers, commercial landscapers and nurseries and as a bulking agent by fertilizer manufacturers. Principal areas of operation include Maryland, New York and New Jersey.

2. SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF COMBINATION

     WWTI is comprised of Enviroland Incorporated, New York Organic Fertilizer Company Holdings Inc., Wheelabrator Clean Water New Jersey Inc., Vista Properties Inc., New York Organic Fertilizer Inc. (NYOFCO), Wheelabrator Water Technologies Baltimore LLC and a 40 percent interest in JABB II LLC. RPI includes Future-Tech Environmental Services Inc. All intercompany accounts and transactions have been eliminated in combination.

  INTERIM FINANCIAL STATEMENTS

     The interim financial statements as of June 30, 1999, and for the six months ended June 30, 2000 and 1999, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and disclosures of contingencies. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     Bio Gro provides services to various geographical regions in the U.S. Bio Gro's credit risk primarily consists of receivables from a variety of customers, including state and local agencies, municipalities and private industries. Bio Gro reviews its accounts receivable and provides allowances as deemed necessary.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Bio Gro's financial instruments consist primarily of cash, receivables, restricted cash, accounts payable and debt instruments. The book values of cash, receivables, restricted cash and accounts payable are considered to be representative of their respective fair values.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment (including major improvements) is stated at cost. Expenditures which increase the utility or extend the lives of assets in service are capitalized and depreciated. Expenditures of an ordinary maintenance or repair nature are charged directly to operating expense. Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the combined statement of income.

     The cost of Bio Gro's buildings, building improvements, machinery and equipment utilized in Bio Gro's thermal operations is depreciated on a straight-line basis over the shorter of the estimated useful lives of the individual assets or the lives of the initial service contracts related to each thermal facility. When evidence (such as service contract renegotiations or extensions) supports longer useful lives for thermal assets depreciated based on service contract lives, depreciation is adjusted and accounted for on a prospective basis. Except for land, the cost of all other property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the asset.

  CAPITALIZED INTEREST

     Bio Gro capitalizes interest on significant projects under construction in accordance with Statement of Financial Accounting Standards (SFAS) No. 34, "Capitalization of Interest Cost." There were no amounts capitalized during the six months ended June 30, 2000 and June 30, 1999.

  GOODWILL

     Goodwill represents the aggregate purchase price paid by Bio Gro in acquisitions accounted for as a purchase over the fair value of the net tangible assets acquired. Goodwill is amortized on a straight-line basis over a period not exceeding 40 years.

     In the event that facts and circumstances indicate that goodwill may be impaired, an evaluation of recoverability would be performed on the basis of the estimated future undiscounted cash flows associated with the asset. Any impairment would be recognized in the period identified. Bio Gro believes the goodwill remaining as of June 30, 2000, is fully realizable.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

  DEFERRED DEBT ISSUANCE COSTS

     Deferred debt issuance costs are amortized on the straight-line method over the life of the underlying debt.

  ENVIRONMENTAL COSTS AND LIABILITIES

     Bio Gro has instituted procedures to periodically evaluate potential environmental exposures. When Bio Gro concludes it is probable that a liability has been incurred, provision is made in the financial statements, based upon management's judgment and prior experience, for Bio Gro's best estimate of the liability. Such estimates are subsequently revised as deemed necessary when additional information becomes available.

     While Bio Gro does not presently anticipate that any such adjustment would be material to its financial statements in the near term, it is reasonably possible that technological, regulatory or enforcement developments, results of environmental studies or other factors could alter this expectation and necessitate the recording of additional liabilities, which could be material.

     Estimates of the extent of the Company's degree of responsibility for remediation and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult, and the ultimate outcome may differ from current estimates. As part of its ongoing operations, the Company reviews its reserve requirements for remediation and other environmental matters based on an analysis of the regulatory environment. Revisions to reserve requirements may result in adjustments to income from operations in any given period.

  REVENUES

     Revenues under land application contracts are recognized when the service is performed. Revenues under thermal operations are recognized either when cake sludge enters the facilities or when the sludge has been pelletized, depending on the contract terms.

  LONG-LIVED ASSETS

     In accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," Bio Gro reviews long-lived assets held for use for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

  INCOME TAXES

     Bio Gro accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Bio Gro is considered a part of the consolidated results of WTI for income tax purposes. Effective April 1, 1998, in conjunction with the acquisition of the remaining outstanding shares of WTI by Waste Management, WTI joined in filing a consolidated federal income tax return with Waste Management. Income taxes in Bio Gro's combined financial statements reflect Waste Management's and WTI's payment of taxes related to income generated by Bio Gro. Amounts related to income taxes have been allocated as if Bio Gro had prepared a stand-alone federal income tax filing.

                 THE BIO GRO DIVISION OF WASTE MANAGEMENT, INC.

  ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended by SFAS No. 137, is effective for the Company in its first fiscal quarter of 2001. Management is currently assessing the impact on existing accounting policies and financial reporting disclosures. However, Bio Gro has not historically engaged in activities or entered into arrangements normally associated with derivative instruments.

3.  COMMITMENTS AND CONTINGENCIES:

     Bio Gro's business activities are subject to environmental regulation under federal, state and local laws and regulations. In the ordinary course of conducting its business activities, Bio Gro becomes involved in judicial and administrative proceedings involving governmental authorities at the federal, state and local levels. Bio Gro believes that these matters will not have a material adverse effect on its results of operations or financial condition. However, the outcome of any particular proceeding cannot be predicted with certainty. Bio Gro is under various regulations to procure licenses and permits to conduct its operations. These licenses and permits are subject to periodic renewal without which the Company's operations could be adversely affected. Also, there can be no assurance that regulatory requirements will not change to the extent that it would materially affect Bio Gro's combined financial statements.

     The Company is a defendant in a lawsuit in which the plaintiff claims that the death of an individual was allegedly caused by certain biosolids disposed of by the Company. The litigation is currently in the discovery phase, and the Company is waiting for plaintiff's production of a court-ordered expert on causation. The Company is vigorously defending itself in the litigation. Bio Gro cannot predict the ultimate outcome of the matter at this time.

     There are various other lawsuits and claims pending against Bio Gro that have arisen in the normal course of Bio Gro's business and relate mainly to matters of environmental, personal injury and property damage. The outcome of these matters is not presently determinable but, in the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the combined financial condition or results of operations of Bio Gro. It is reasonably possible, however, that a change in Bio Gro's estimate of its probable liability with respect to these matters could occur.

     Bio Gro has issued or is a party to bank letters of credit, performance bonds and other guarantees. Such financial instruments are given in the ordinary course of business. Bio Gro insures the majority of its contractual obligations through performance bonds.

4.  RELATED-PARTY TRANSACTIONS:

     Bio Gro is party to certain arrangements with WTI and other Waste Management affiliates. Reference is made to the audited financial statements for further discussions of these transactions.

5.  SUBSEQUENT EVENT:

     On August 14, 2000, Synagro Technologies, Inc. (Synagro), closed the acquisition of Bio Gro. The acquisition will be accounted for as a purchase; accordingly, the purchase price will be allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of acquisition.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


PROSPECTUS DATED JUNE 20, 2002


                                  $150,000,000

                           SYNAGRO TECHNOLOGIES, INC.

                               OFFER TO EXCHANGE
                                   REGISTERED
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2009
                                      FOR
                                ALL OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2009

     You should not rely only on the information contained by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering to exchange notes in any jurisdiction where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  DELAWARE REGISTRANTS

     The following registrants are corporations incorporated in the state of
Delaware: Fairhaven Residual Systems, Inc.; NETCO-Residuals Management Systems, Inc.; NETCO-Waterbury Systems, Inc., f/k/a NETCO-Waterbury, Inc.; New Haven Residuals Systems, Inc.; NYOFCO Holdings Inc.; Residual Technologies Systems, Inc.; ST Interco, Inc.; Synagro Delaware, Inc.; Synagro Mid-Atlantic, Inc.; Synagro Midwest, Inc.; Synagro Northeast, Inc.; Synagro Southeast, Inc.; Synagro Southwest, Inc.; Synagro West, Inc.; and Synagro WCWNJ, Inc., f/k/a Wheelabrator Clean Water New Jersey, Inc.

     Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Synagro Technologies, Inc. maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

     Synagro Technologies, Inc.'s Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of Synagro Technologies Inc. for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or
(4) for transactions from which the director derived an improper personal benefit.

     Article V of the Amended and Restated By-Laws of Synagro Technologies, Inc. provides for indemnification of any person who is, or is threatened to be made, a witness in or a party to any proceeding by reason of the fact that he is or was an Agent, as defined in the Amended and Restated By-laws. Article V provides that the corporation will indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action,they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, Article V of the Amended and Restated By-laws authorizes the corporation to purchase and maintain insurance for such persons. Article V of the Amended and Restated By-laws also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted to present and former Agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     The certificates of incorporation and/or bylaws of each of the other Delaware corporate registrants provide that such registrant indemnify its officers and directors as currently provided by Delaware law.

  ARIZONA REGISTRANT

     Synagro of California, Inc. is a corporation incorporated in the state of Arizona. Sections 10-850 - 10-858 of the Arizona Revised Statutes grant Synagro of California, Inc. broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of Synagro of California, Inc., provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Synagro of California, Inc., and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The statute also gives Synagro of California, Inc. powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of Synagro of California, Inc., provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Synagro of California, Inc., except that no indemnification may be made if such person is adjudged to be liable to Synagro of California, Inc., or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, Synagro of California, Inc. is required by the statute to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Bylaws of Synagro of California, Inc. provide that Synagro of California, Inc. shall, to the full extent permitted by the laws of the state of Arizona, indemnify all directors whom it has the power to indemnify pursuant thereto.

  ARKANSAS REGISTRANTS

     Composting Corporation of America and Organi-Gro, Inc. are corporations incorporated in the state of Arkansas. Section 4-27-850 of the Arkansas Business Corporation Act permits an Arkansas corporation to indemnify directors, officers, employees and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Arkansas Business Corporation Act permits a corporation to indemnify a director, officer, employee, or agent for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Arkansas Business Corporation Act grants express power to an Arkansas corporation to purchase liability insurance for its directors, officers, employees and agents regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnifications.

     The articles of incorporation and/or bylaws of each of the Arkansas registrants provide that such registrant indemnify its directors to the maximum extent allowed by Arkansas law.

  CALIFORNIA REGISTRANTS

     The following registrants are corporations incorporated in the state of
California: Future -- Tech Environmental Services, Inc.; Residuals Processing, Inc.; Synagro Composting Company of California, Inc.; and Synagro Digestions, Inc. Section 204 of the California Corporations Code provides that a corporation may set forth in its articles of incorporation provisions (i) eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right o the corporation for breach of a director's duties to the corporation and its shareholders, as set forth in Section 309 of the California Corporations Code, so long as such indemnification is subject to certain limitations and conditions as provided therein and (ii) authorizing, whether by bylaw, agreement or otherwise, the indemnification of agents (as defined in Section 317 of the California Corporations Code) in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, so long as such indemnification is subject to certain limitations and conditions as provided therein.

     Section 317 of the California Corporations Code provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. This section also provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its power by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the actions if that person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, where such indemnification is subject to certain limitations and conditions as provided therein.

     The articles of incorporation and/or bylaws of each of the California registrants provide that such registrant may indemnify its officers and directors to the maximum extent allowed by California law.

  CONNECTICUT REGISTRANT

     NETCO-Connecticut, Inc. is a corporation incorporated in the state of Connecticut. Section 33-772 of the Connecticut Business Corporation Act provides that a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. In addition, Section 33-771 of the Connecticut Business Corporation Act permits Connecticut corporations to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation: and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 33-776 of the Connecticut Business Corporation Act provides that a Connecticut corporation may indemnify an officer, employee or agent of the corporation who is a party to a proceeding because he is an officer, employee or agent of the corporation to the same extent that a director may be indemnified under Section 33-771 of the Connecticut Business Corporation Act,as described above. An officer, employee or agent of a Connecticut corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification under such Section, as described above.

     NETCO-Connecticut, Inc.'s articles of incorporation and bylaws provide that such registrant shall have the power to indemnify its officers and directors as provided by Connecticut law.

  FLORIDA REGISTRANTS

     The following corporations are incorporated in the state of Florida:
Synagro of Florida-A&J, Inc.; Synagro of Florida-Anti-Pollutions, Inc., Synagro of Florida-Davis Water, Inc.; and Synagro of Florida-Ecosystems, Inc. Section 607.0850(1) of the Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for: (i) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) deriving an improper personal benefit from a transaction; (iii) voting for or assenting to an unlawful distribution; and (v) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The effect of the Florida Business Corporation Act, the articles of incorporation and/or bylaws of the Florida registrants is to require such corporations to indemnify its officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The articles of incorporation and/or bylaws of each of the Florida registrants provide that such registrant indemnify its officers and directors to the maximum extent allowed by Florida law.

  MARYLAND REGISTRANTS

     Soaring Vista Properties, Inc. and Synagro WCWNJ, Inc., f/k/a Wheelabrator Clean Water New Jersey, Inc. are corporations incorporated in the state of Maryland. Section 2-418 of the Maryland General Corporation law provides for the indemnification of directors and officers of a Maryland corporation. In general, indemnification is permitted against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with a proceeding if a director acted in good faith, reasonably believed his conduct to be in the best interests of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, indemnification may, unless limited by the corporation's charter, include reasonable expenses incurred by a director in connection with a proceeding in which the director's defense was successful, on the merits or otherwise. Indemnification may be required under certain other circumstances as well, upon application to a court of appropriate jurisdiction. Unless limited by a corporation's charter, officers are required to be indemnified to the same extent that directors are required to be indemnified.

     The articles of incorporation and/or bylaws of each of the Maryland registrants provide that such registrant indemnify its officers and directors to the maximum extent allowed by Maryland law.

     Synagro-Baltimore L.L.C. is a limited liability company formed in the state of Maryland. Section 4A-203 of the Maryland Limited Liability Company Act provides that unless otherwise provided by law or its articles of organization, a limited liability company has the general powers, whether or not set forth in its articles of organization, to indemnify and hold harmless any member, agent or employee from and against any and all claims and demands, except in the case of action or failure to act by the member, agent or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set froth in the articles of organization or operating agreement. The limited liability company agreement of Synagro-Baltimore L.L.C. provides that Synagro-Baltimore L.L.C. indemnify its managers to the maximum extent allowed by Maryland law.

  MICHIGAN REGISTRANTS

     Synagro Midwest -- Enviroland, Inc., f/k/a/ Enviroland, inc. and Synagro of Michigan, Inc. are corporations incorporated in the state of Michigan. Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

     The articles of incorporation and/or bylaws of each of the Michigan registrants provide that such registrant indemnify its officers and directors as allowed by Michigan law.

  MINNESOTA REGISTRANT

     Synagro of Minnesota -- Rehbein, Inc. is a corporation incorporated in the state of Minnesota. Unless prohibited in a corporation's articles or bylaws, Minnesota Statutes sec.302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorney's fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his official capacity. The general effect of Minnesota Statutes sec.302A.521 is to require Synagro of Minnesota -- Rehbein, Inc. to reimburse (or pay on behalf of) directors and officers of Synagro of Minnesota -- Rehbein, Inc. any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of Synagro of Minnesota -- Rehbein, Inc., except where such persons have not acted in good faith.

     The Articles of Incorporation and/or Bylaws of Synagro of
Minnesota -- Rehbein, Inc. provide for such indemnification to the maximum extent permitted by Minnesota law.

  NEW JERSEY REGISTRANT

     Environmental Protection & Improvement Company, Inc. is a corporation incorporated in the state of New Jersey. The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his expenses and liabilities in connection with any proceeding involving the director or officer by reason of his being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

     The New Jersey Business Corporation Act further provides that indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     Environmental Protection & Improvement Company, Inc.'s articles of incorporation and bylaws provide that such registrant indemnify its officers and directors to the maximum extent allowed by New Jersey law.

  NORTH CAROLINA REGISTRANTS

     Synagro of North Carolina -- Amsco, Inc. and Synagro of North
Carolina -- EWR, Inc. are corporations incorporated in the state of North Carolina. Sections 55-8-50 through 55-8-58 of the revised North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding also may apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

     The Bylaws of each of the North Carolina registrants provide that such registrants indemnify its officers and directors to the maximum extent allowed by North Carolina law. The articles of incorporation of each of the North Carolina registrants provide for the elimination of the personal liability of each director of the company to the fullest extent permitted by North Carolina law.

  RHODE ISLAND REGISTRANTS

     New England Treatment Company, Inc. is a corporation incorporated in the state of Rhode Island. The Rhode Island Business Corporation Law requires Rhode Island corporations to indemnify directors, officers, employees or agents against judgments, fines, reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding to which such director, officer, employee or agent or his legal representative may be a party (or for testifying when not a party) by reason of his being a director, officer, employee or agent, provided that such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) if he was acting in his official capacity that his conduct was in the New England Treatment Company, Inc.'s best interest, (b) in all other cases that his conduct was at least not opposed to its best interest, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     The New England Treatment Company, Inc.'s bylaws provide that the New England Treatment Company may indemnify its officers and directors to the maximum extent allowed by Rhode Island law.

     Providence Soils LLC is a limited liability company formed in the state of Rhode Island. Section 7-16-4 of the Rhode Island Limited Liability Company Act provides that a limited liability company has the power to indemnify and advance expenses to any member, manager, agent or employee, past or present, to the same extent as a corporation formed under the Rhode Island Business Corporations Act may indemnify any of its directors, officers, employees or agents and subject to the standards and restrictions, if any , set forth in the articles of organization or operating agreement, against any liability asserted against him and incurred by the member, manager, agent or employee in that capacity or arising out of the member's, manager's, agent's or employee's status, whether or not the limited liability company would have the power to indemnify under the provisions of the Rhode Island Limited Liability company Act, the articles of organization or operating agreement. The limited liability company agreement of Providence Soils LLC provides that Providence Soils LLC indemnify its managers to the maximum extent allowed by Rhode Island law.

  TEXAS REGISTRANTS

     Synagro of Texas-CDR, Inc. and Synagro Texas, Inc. are corporations incorporated in the state of Texas. Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and/or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, has no reasonable cause to believe his conduct was unlawful.

     Subject to certain exceptions, a director or officer may not be indemnified if he is found liable to the corporation or if he is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify a director or officer against reasonable expenses incurred in connection with the proceeding to which such director or officer is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

     The bylaws of Synagro of Texas-CDR, Inc. provide for the indemnification of its officers and directors to the maximum extent allowed by Texas law. The articles of incorporation and bylaws of Synagro Texas, Inc. are silent as to indemnification.

  WISCONSIN REGISTRANTS

     Synagro of Texas-Vital-Cycle, Inc. and Synagro of Wisconsin, Inc. are corporations incorporated in the state of Wisconsin. Sections 180.0850 through
180.0859 of the Wisconsin Statutes require indemnification of directors, officers, employees, and agents of a Wisconsin corporation, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he was a director or officer of the corporation. In general, such indemnification is required unless it is determined that such person breached or failed to perform a duty owed to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the corporations articles of incorporation, bylaws, any written agreement or a resolution of the board of directors or shareholders.

     The bylaws of each of the Wisconsin registrants provide for the indemnification of each director of the company to the fullest extent permitted by Wisconsin law.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

     Synagro Technologies, Inc. has purchased directors and officers liability insurance that would indemnify the directors and officers of Synagro Technologies, Inc. against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

GENERAL

     The above discussion of the organizational documents of the Registrants and the laws of the jurisdictions of incorporation or organization of the Registrants, as applicable, is not intended to be exhaustive and is respectively qualified in its entirety by such organizational documents and laws.

     With respect to possible indemnification of directors, officers and controlling persons of the Registrants for liabilities arising under the Securities Act pursuant to such provisions, the Registrants are aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following instruments and documents are included as Exhibits to this Registration Statement.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 1**           Purchase Agreement, dated as of April 8, 2002, among Synagro
               Technologies Inc., the guarantors signatory thereto, Lehman
               Brothers Inc. and Banc of America Securities LLC (filed as
               Exhibit 1 to the Current Report on Form 8-K of Synagro
               Technologies Inc. filed on April 18, 2002 and incorporated herein by reference)
 3.1*          Restated Certificate of Incorporation of Synagro
               Technologies, Inc. (filed as Exhibit 3.1 to Post-Effective
               Amendment No. 1 to Registration Statement No. 33-95028 of
               Synagro Technologies, Inc. dated October 25, 1996 and
               incorporated herein by reference)
 3.2*          Amended and Restated Bylaws of Synagro Technologies, Inc. as
               of January 27, 2000 (filed as Exhibit 3.2 to the Annual
               Report on Form 10-K of Synagro Technologies Inc. for the
               Fiscal Year Ended December 31, 2001)
 3.3**         Certificate of Formation of Atlanta Residuals Company, LLC
               dated June 8, 2001
 3.4**         Limited Liability Company Agreement of Atlanta Residuals
               Company, LLC dated June 12, 2001
 3.5**         Composite Articles of Incorporation of Composting
               Corporation of America as of December 6, 2000
 3.6**         Amended and Restated Bylaws of Composting Corporation of
               America as of September 23, 1998
 3.7**         Composite Certificate of Incorporation of Environmental
               Protection & Improvement Company, Inc. as of June 12, 1998
 3.8**         Amended and Restated Bylaws of Environmental Protection &
               Improvement Company, Inc. as of June 15, 2000
 3.9**         Composite Certificate of Incorporation of Fairhaven Residual
               Systems, Inc. as of December 6, 2000
 3.10**        Bylaws of Fairhaven Residual Systems, Inc. as of March 15,
               1996
 3.11**        Composite Certificate of Limited Partnership of Fairhaven
               Residuals, Limited Partnership as of December 5, 2000
 3.12**        Restated Partnership Agreement of Fairhaven Residuals,
               Limited Partnership as of January 27, 2000
 3.13**        Articles of Incorporation of Future-Tech Environmental
               Services, Inc. dated August 11, 1992
 3.14**        Amended and Restated Bylaws of Future-Tech Environmental
               Services, Inc. as of May 1, 1999
 3.15**        Composite Certificate of Incorporation of NETCO-Connecticut,
               Inc. as of December 8, 2000
 3.16**        Amended and Restated Bylaws of NETCO-Connecticut, Inc. as of
               June 8, 1993
 3.17**        Composite Certificate of Incorporation of NETCO-Residuals
               Management Systems, Inc. as of December 6, 2000
 3.18**        Amended and Restated Bylaws of NETCO-Residuals Management
               Systems, Inc. as of June 13, 1995
 3.19**        Certificate of Limited Partnership of NETCO-Residuals
               Management, Limited Partnership dated December 5, 2000
 3.20**        Restated Partnership Agreement of NETCO-Residuals
               Management, Limited Partnership as of January 27, 2000
 3.21**        Composite Certificate of Incorporation of NETCO-Waterbury
               Systems, Inc. as of December 6, 2000
 3.22**        Amended and Restated Bylaws of NETCO-Waterbury Systems, Inc.
               as of June 13, 1995
 3.23**        Certificate of Limited Partnership of NETCO-Waterbury,
               Limited Partnership dated December 5, 2000
 3.24**        Restated Partnership Agreement of NETCO-Waterbury, Limited
               Partnership as of January 27, 2000

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 3.25**        Composite Articles of Incorporation of New England Treatment
               Company, Inc. as of February 13, 1998
 3.26**        Amended and Restated Bylaws of New England Treatment
               Company, Inc. as of June 8, 1993
 3.27**        Composite Certificate of Incorporation of New Haven
               Residuals Systems, Inc. as of December 6, 2000
 3.28**        Bylaws of New Haven Residuals Systems, Inc. as of August 28,
               1995
 3.29**        Certificate of Limited Partnership of New Haven Residuals,
               Limited Partnership as of December 5, 2000
 3.30**        Restated Partnership Agreement of New Haven Residuals,
               Limited Partnership as of January 27, 2000
 3.31**        Amended Business Certificate New York Organic Fertilizer
               Company dated April 15, 2002
 3.32**        Composite General Partnership Agreement of New York Organic
               Fertilizer Company as of January 27, 2000
 3.33**        Composite Certificate of Incorporation of NYOFCO Holdings,
               Inc. as of December 6, 2000
 3.34**        Amended and Restated Bylaws of NYOFCO Holdings, Inc. as of
               May 1, 1999
 3.35**        Composite Articles of Incorporation of Organi-Gro, Inc. as
               of December 8, 2000
 3.36**        Amended and Restated Bylaws of Organi-Gro, Inc. as of May 1,
               2000
 3.37**        Composite Articles of Organization of Providence Soils, LLC
               dated October 4, 1999
 3.38**        Operating Agreement of Providence Soils, LLC dated January
               27, 2000
 3.39**        Composite Certificate of Incorporation of Residual
               Technologies Systems, Inc. as of December 6, 2000
 3.40**        Bylaws of Residual Technologies Systems, Inc. as of October
               23, 1995
 3.41**        Composite Certificate of Limited Partnership of Residual
               Technologies, Limited Partnership as of December 6, 2000
 3.42**        Restated Partnership Agreement of Residual Technologies,
               Limited Partnership as of January 27, 2000
 3.43**        Composite Articles of Incorporation of Residuals Processing,
               Inc. as of April 28, 1992
 3.44**        Bylaws of Residuals Processing, Inc. as of January 31, 1991
 3.45**        Composite Articles of Incorporation of Soaring Vista
               Properties, Inc. as of December 7, 2000
 3.46**        Restated Bylaws of Soaring Vista Properties, Inc. dated May
               1, 1999
 3.47**        Composite Certificate of Incorporation of ST Interco, Inc.
               as of December 6, 2000
 3.48**        Amended and Restated Bylaws of ST Interco, Inc. as of
               September 23, 1998
 3.49**        Composite Articles of Organization Synagro -- Baltimore
               L.L.C. as of December 8, 2000
 3.50**        Restated Limited Liability Company Agreement of
               Synagro -- Baltimore L.L.C. as of August 14, 2000
 3.51**        Composite Articles of Incorporation of Synagro Composting
               Company of California, Inc. as of April 14, 1999
 3.52**        Amended and Restated Bylaws of Synagro Composting Company of
               California, Inc. as of May 1, 2000
 3.53**        Corrected Certificate of Incorporation of Synagro Delaware,
               Inc. dated December 28, 2000
 3.54**        Bylaws of Synagro Delaware, Inc. dated December 14, 2000
 3.55**        Articles of Incorporation of Synagro Digestion, Inc. dated
               July 17, 2001
 3.56**        Bylaws of Synagro Digestion, Inc. dated July 17, 2001
 3.57**        Certificate of Limited Partnership of Synagro Management,
               L.P. dated December 20, 2000
 3.58**        Partnership Agreement of Synagro Management, L.P. as of
               December 20, 2000
 3.59**        Composite Certificate of Incorporation of Synagro
               Mid-Atlantic, Inc. as of December 6, 2000

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 3.60**        Bylaws of Synagro Mid-Atlantic, Inc. as of June 29, 1999
 3.61**        Composite Certificate of Incorporation of Synagro
               Midwest -- Enviroland, Inc. as of December 15, 2000
 3.62**        Restated Bylaws of Synagro Midwest -- Enviroland, Inc. as of
               May 1, 1999
 3.63**        Composite Certificate of Incorporation of Synagro Midwest,
               Inc. as of December 7, 2000
 3.64**        Bylaws of Synagro Midwest, Inc. as of June 23, 1999
 3.65**        Composite Certificate of Incorporation of Synagro Northeast,
               Inc. as of December 7, 2000
 3.66**        Bylaws of Synagro Northeast, Inc. as of June 23, 1999
 3.67**        Composite Articles of Incorporation of Synagro of
               California, Inc. as of December 7. 2000
 3.68**        Amended and Restated Bylaws of Synagro of California, Inc.
               as of May 1, 2000
 3.69**        Composite Articles of Incorporation of Synagro of
               Florida-A&J, Inc. as of October 11, 1999
 3.70**        Amended and Restated Bylaws of Synagro of Florida-A&J, Inc.
               as of May 1, 2000
 3.71**        Composite Articles of Incorporation of Synagro of
               Florida-Anti Pollution, Inc. as of April 23, 1999
 3.72**        Amended and Restated Bylaws of Florida-Anti Pollution, Inc.
               as of May 1, 2000
 3.73**        Composite Articles of Incorporation of Synagro of
               Florida-Davis Water, Inc. as of March 3, 2000
 3.74**        Amended and Restated Bylaws of Synagro of Florida-Davis
               Water, Inc. as of February 29, 2000
 3.75**        Composite Articles of Incorporation of Synagro of
               Florida-Ecosystems, Inc. as of March 3, 2000
 3.76**        Amended and Restated Bylaws of Synagro of
               Florida-Ecosystems, Inc. as of February 29, 2000
 3.77**        Composite Articles of Incorporation of Synagro of Michigan,
               Inc. as of May 23, 2000
 3.78**        Amended and Restated Bylaws of Synagro of Michigan, Inc. as
               of May 1, 2000
 3.79**        Composite Articles of Incorporation of Synagro of
               Minnesota -- Rehbein, Inc. as of February 28, 2001
 3.80**        Amended and Restated Bylaws of Synagro of
               Minnesota -- Rehbein, Inc. as of April 5, 2000
 3.81**        Composite Articles of Incorporation of Synagro of North
               Carolina-Amsco, Inc. as of April 30, 1999
 3.82**        Amended and Restated Bylaws of Synagro of North
               Carolina-Amsco, Inc. as of May 1, 2000
 3.83**        Composite Articles of Incorporation of Synagro of North
               Carolina-EWR, Inc. as of June 3, 1999
 3.84**        Amended and Restated Bylaws of Synagro of North
               Carolina-EWR, Inc. as of May 1, 2000
 3.85**        Composite Restated Articles of Incorporation of Synagro of
               Texas-CDR, Inc. as of February 16, 2001
 3.86**        Amended and Restated Bylaws of Synagro of Texas-CDR, Inc. as
               of May 1, 2000
 3.87**        Composite Articles of Incorporation of Synagro of
               Texas-Vital Cycle, Inc. as of June 3, 1999
 3.88**        Amended and Restated Bylaws of Synagro of Texas-Vital Cycle,
               Inc. as of May 1, 2000
 3.89**        Composite Articles of Incorporation of Synagro of Wisconsin,
               Inc. as of June 3, 1999
 3.90**        Amended and Restated Bylaws of Synagro of Wisconsin, Inc. as
               of May 1, 2000
 3.91**        Composite Certificate of Incorporation of Synagro Southeast,
               Inc. as of December 7, 2000
 3.92**        Bylaws of Synagro Southeast, Inc. as of April 22, 1999
 3.93**        Composite Certificate of Incorporation of Synagro Southwest,
               Inc. as of December 7, 2000
 3.94**        Bylaws of Synagro Southwest, Inc. as of June 23, 1999
 3.95**        Articles of Incorporation of Synagro Texas, Inc. November 3,
               2000
 3.96**        Amended and Restated Bylaws of Synagro Texas, Inc. dated
               November 3, 2000
 3.97**        Composite Certificate of Incorporation of Synagro West, Inc.
               as of December 7, 2000
 3.98**        Bylaws of Synagro West, Inc. as of June 23, 1999
 3.99**        Composite Articles of Incorporation of Synagro-WWT, Inc. as
               of December 8, 2000

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
3.100**        Amended and Restated Bylaws of Synagro-WWT, Inc. as of May
               1, 1999
3.101**        Composite Certificate of Incorporation of Synagro WCWNJ,
               Inc. as of December 7, 2000
3.102**        Amended and Restated Bylaws of Synagro WCWNJ, Inc. as of May
               1, 1999
 4.1*          Indenture, dated as of April 17, 2002, among Synagro
               Technologies, Inc., the guarantors signatory thereto, and
               Wells Fargo Bank Minnesota, National Association, as
               trustee, relating to the 9 1/2% Senior Subordinated Notes
               due 2009 (filed as Exhibit 4.1 to the Current Report on Form
               8-K of Synagro Technologies, Inc. filed on April 18, 2002
               and incorporated herein by reference)
 4.2*          Exchange and Registration Rights Agreement, dated as of
               April 17, 2002, among Synagro Technologies, Inc., the
               guarantors signatory thereto, Lehman Brothers Inc. and Banc of America Securities LLC (filed as Exhibit 4.2 to the
               Current Report on Form 8-K of Synagro Technologies, Inc.
               filed on April 18, 2002 and incorporated herein by
               reference)
 4.3*          Synagro Technologies Inc.'s Note in permanent global form, registered in the name of Cede &Co., as nominee of The
               Depository Trust Company, in its capacity as depository,
               having an aggregate principal amount of $149,400,000 (filed as Exhibit 4.3 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on April 18, 2002 and incorporated herein by reference)
 4.4*          Synagro Technologies Inc.'s Note in permanent global form, registered in the name of Cede &Co., as nominee of The
               Depository Trust Company, in its capacity as depository,
               having an aggregate principal amount of $600,000 (filed as
               Exhibit 4.4 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on April 18, 2002 and incorporated herein by reference)
 4.5*          Synagro Technologies Inc.'s Note in permanent global form, registered in the name of Cede &Co., as nominee of The
               Depository Trust Company, in its capacity as depository,
               having an aggregate principal amount of $0 (filed as Exhibit
               4.5 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on April 18, 2002 and incorporated herein by reference)
 4.6*          Notation of Guaranty dated as of April 17, 2002, by the
               guarantors signatory thereto (filed as Exhibit 4.6 to the
               Current Report on Form 8-K of Synagro Technologies, Inc.
               filed on April 18, 2002 and incorporated herein by
               reference)
 5.1**         Opinion of Locke Liddell & Sapp LLP
10.1*          Employment Agreement dated February 19, 1999, by and between
               Synagro Technologies, Inc. and Ross M. Patten (filed as
               Exhibit 10.20 to the Annual Report on Form 10-K/A of Synagro
               Technologies, Inc. for the Fiscal Year Ended December 31,
               2000 (the "2000 Form 10-K/A") and incorporated herein by
               reference); Agreement Concerning Employment Rights dated
               January 27, 2000, by and between Synagro Technologies, Inc.
               and Ross M. Patten (filed as Exhibit 2.8 to the Current
               Report on Form 8-K of Synagro Technologies, Inc. filed on
               February 17, 2000 and incorporated herein by reference).(1)
10.2*          Employment Agreement dated February 19, 1999, by and between
               Synagro Technologies, Inc. and Mark A. Rome (filed as
               Exhibit 10.21 to the 2000 Form 10-K/A and incorporated
               herein by reference); Agreement Concerning Employment Rights dated January 27, 2000, by and between Synagro Technologies,
               Inc. and Mark A. Rome (filed as Exhibit 2.9 to the Current
               Report on Form 8-K of Synagro Technologies, Inc. filed on
               February 17, 2000 and incorporated herein by reference).(1)
10.3*          Employment Agreement dated February 19, 1999, by and between
               Synagro Technologies, Inc. and Alvin L. Thomas II (filed as
               Exhibit 10.22 to the 2000 Form 10-K/A and incorporated
               herein by reference); Agreement Concerning Employment Rights dated January 27, 2000, by and between Synagro Technologies,
               Inc. and Alvin L. Thomas, II (filed as Exhibit 2.10 to the
               Current Report on Form 8-K of Synagro Technologies, Inc.
               filed on February 17, 2000 and incorporated herein by
               reference).(1)

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
10.4*          Employment Agreement dated May 10, 1999, by and between
               Synagro Technologies, Inc. and J. Paul Withrow (filed as
               Exhibit 2.11 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on February 17, 2000 and
               incorporated herein by reference); Agreement Concerning
               Employment Rights dated January 27, 2000, by and between
               Synagro Technologies, Inc. and J. Paul Withrow (filed as
               Exhibit 2.12 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on February 17, 2000 and
               incorporated herein by reference).(1)
10.5*          Employment Agreement dated January 1, 2000, by and between
               Synagro Technologies, Inc. and Randall S. Tuttle (filed as
               Exhibit 10.24 to the Quarterly Report on Form 10-Q of
               Synagro Technologies, Inc. for the Fiscal Quarter ended
               September 30, 2001 and incorporated herein by reference).(1)
10.6*          Amendment No. 2 to Agreement Concerning Employment Rights
               dated March 1, 2001, by and between Synagro Technologies,
               Inc. and Ross M. Patten (filed as Exhibit 10.26 to the
               Annual Report on Form 10-K of Synagro Technologies, Inc. for
               the Fiscal Year Ended December 31, 2001 (the "2001 Form
               10-K") and incorporated herein by reference).(1)
10.7*          Amendment No. 2 to Agreement Concerning Employment Rights
               dated March 1, 2001, by and between Synagro Technologies,
               Inc. and Mark A. Rome (filed as Exhibit 10.27 to the 2001
               Form 10-K and incorporated herein by reference).(1)
10.8*          Amendment No. 2 to Agreement Concerning Employment Rights
               dated March 1, 2001, by and between Synagro Technologies,
               Inc. and Alvin L. Thomas, II (filed as Exhibit 10.28 to the
               2001 Form 10-K and incorporated herein by reference).(1)
10.9*          Amendment No. 2 to Agreement Concerning Employment Rights
               dated March 1, 2001, by and between Synagro Technologies,
               Inc. and J. Paul Withrow (filed as Exhibit 10.29 to the 2001
               Form 10-K and incorporated herein by reference).(1)
10.10*         2000 Stock Option Plan dated October 31, 2000 (filed as
               Exhibit A to the Proxy Statement on Schedule 14A for Annual
               Meeting of Stockholders of Synagro Technologies, Inc. filed on September 28, 2000 and incorporated herein by
               reference).(1)
10.11*         Employment Agreement dated September 1, 2001, by and between
               Synagro Technologies, Inc. and James P. Carmichael (filed as
               Exhibit 10.30 to the Quarterly Report on Form 10-Q of
               Synagro Technologies, Inc. for the Fiscal Quarter ended
               September 30, 2001 and incorporated herein by reference).(1)
10.12*         Employment Agreement dated March 1, 2002, by and between
               Synagro Technologies, Inc. and Robert Boucher (filed as
               Exhibit 10.32 to the 2001 Form 10-K and incorporated herein by reference).(1)
10.13*         Amendment No. 1 to Employment Agreement dated effective
               February 1, 2002, by and between Synagro Technologies, Inc.
               and Randall S. Tuttle (filed as Exhibit 10.33 to the 2001
               Form 10-K and incorporated herein by reference).(1)
12.1**         Statement setting forth Detail for Computation of Ratio of
               Earnings to Fixed Charges
23.1**         Consent of Arthur Andersen LLP (report on Synagro
               Technologies, Inc.)
23.2**         Consent of Arthur Andersen LLP (report on Bio Gro Division of Waste Management, Inc.)
23.3**         Consent of Locke Liddell & Sapp LLP (included in Exhibit
               5.1)
24.1**         Power of Attorney -- Synagro Technologies, Inc.
24.2**         Power of Attorney -- Atlanta Residuals Company, LLC
24.3**         Power of Attorney -- Composting Corporation of America
24.4**         Power of Attorney -- Environmental Protection & Improvement
               Company, Inc.
24.5**         Power of Attorney -- Fairhaven Residuals, Limited
               Partnership
24.6**         Power of Attorney -- Fairhaven Residual Systems, Inc.
24.7**         Power of Attorney -- Future-Tech Environmental Services,
               Inc.
24.8**         Power of Attorney -- NETCO-Connecticut, Inc.
24.9**         Power of Attorney -- NETCO-Residuals Management, Limited
               Partnership

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
24.10**        Power of Attorney -- NETCO-Residuals Management Systems,
               Inc.
24.11**        Power of Attorney -- NETCO-Waterbury, Limited Partnership
24.12**        Power of Attorney -- NETCO-Waterbury Systems, Inc.
24.13**        Power of Attorney -- New England Treatment Company, Inc.
24.14**        Power of Attorney -- New Haven Residuals, Limited
               Partnership
24.15**        Power of Attorney -- New Haven Residuals Systems, Inc.
24.16**        Power of Attorney -- New York Organic Fertilizer Company
24.17**        Power of Attorney -- NYOFCO Holdings Inc.
24.18**        Power of Attorney -- Organi-Gro, Inc.
24.19**        Power of Attorney -- Providence Soils, LLC
24.20**        Power of Attorney -- Residuals Processing, Inc.
24.21**        Power of Attorney -- Residual Technologies, Limited
               Partnership
24.22**        Power of Attorney -- Residual Technologies Systems, Inc.
24.23**        Power of Attorney -- Soaring Vista Properties, Inc.
24.24**        Power of Attorney -- ST Interco, Inc.
24.25**        Power of Attorney -- Synagro-Baltimore, L.L.C.
24.26**        Power of Attorney -- Synagro Composting Company of
               California, Inc.
24.27**        Power of Attorney -- Synagro Delaware, Inc.
24.28**        Power of Attorney -- Synagro Digestions, Inc.
24.29**        Power of Attorney -- Synagro Management, L.P.
24.30**        Power of Attorney -- Synagro Mid-Atlantic, Inc.
24.31**        Power of Attorney -- Synagro Midwest -- Enviroland, Inc.
24.32**        Power of Attorney -- Synagro Midwest, Inc.
24.33**        Power of Attorney -- Synagro Northeast, Inc.
24.34**        Power of Attorney -- Synagro of California, Inc.
24.35**        Power of Attorney -- Synagro of Florida-A&J, Inc.
24.36**        Power of Attorney -- Synagro of Florida-Anti-Pollution, Inc.
24.37**        Power of Attorney -- Synagro of Florida-Davis Water, Inc.
24.38**        Power of Attorney -- Synagro of Florida-Ecosystems, Inc.
24.39**        Power of Attorney -- Synagro of Michigan, Inc.
24.40**        Power of Attorney -- Synagro of Minnesota -- Rehbein, Inc.
24.41**        Power of Attorney -- Synagro of North Carolina-Amsco, Inc.
24.42**        Power of Attorney -- Synagro of North Carolina-EWR, Inc.
24.43**        Power of Attorney -- Synagro of Texas-CDR, Inc.
24.44**        Power of Attorney -- Synagro of Texas-Vital-Cycle, Inc.
24.45**        Power of Attorney -- Synagro Wisconsin, Inc.
24.46**        Power of Attorney -- Synagro Southeast, Inc.
24.47**        Power of Attorney -- Synagro Southwest, Inc.
24.48**        Power of Attorney -- Synagro Texas, Inc.
24.49**        Power of Attorney -- Synagro West, Inc.
24.50**        Power of Attorney -- Synagro WCWNJ, Inc.
24.51**        Power of Attorney -- Synagro-WWT, Inc.
25.1**         Statement of Eligibility under the Trust Indenture Act of
               1933, as amended, of the Trustee for 9 1/2% Senior
               Subordinated Notes due 2009

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
25.2**         Statement of Eligibility under the Trust Indenture Act of
               1933, as amended, of the Trustee for Guarantees for 9 1/2%
               Senior Subordinated Notes due 2009
99.1**         Form of Letter of Transmittal for 9 1/2% Senior Subordinated
               Notes due 2009
99.2**         Form of Notice of Guaranteed Delivery for 9 1/2% Senior
               Subordinated Notes due 2009
99.3**         Form of Letter to Depository Trust Company Participants for
               9 1/2% Senior Subordinated Notes due 2009
99.4**         Form of Letter to Clients for 9 1/2% Senior Subordinated
               Notes due 2009
99.5**         Assurance Letter to Securities and Exchange Commission


---------------

 *  Incorporated by reference from the filing indicated.

**  Previously filed

(1) Management contract or compensatory plan or agreement.

ITEM 22.  UNDERTAKINGS

     The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Synagro Technologies, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Synagro Technologies, Inc.'s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (7) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Synagro Technologies, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 20th day of June, 2002.


                                          SYNAGRO TECHNOLOGIES, INC.

                                          By:      /s/ ROSS M. PATTEN
                                            ------------------------------------
                                                      Ross M. Patten
                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 20, 2002, by the following persons in the capacities indicated.


                    SIGNATURE                                             CAPACITY
                    ---------                                             --------

                /s/ ROSS M. PATTEN                   Chairman of the Board, Chief and Executive Officer
 ------------------------------------------------        and Director (Principal Executive Officer)
                  Ross M. Patten


               /s/ J. PAUL WITHROW                      Chief Financial Officer (Principal Financial
 ------------------------------------------------                         Officer)
                 J. Paul Withrow


                        *                                                 Director
 ------------------------------------------------
                  Gene Meredith


                        *                                                 Director
 ------------------------------------------------
            Kenneth Ch'uan-k'ai Leung


                        *                                                 Director
 ------------------------------------------------
                Alfred Tyler, 2nd


                        *                                                 Director
 ------------------------------------------------
                 David A. Donnini


                        *                                                 Director
 ------------------------------------------------
                Vincent J. Hemmer


  *                /s/ J. PAUL WITHROW
        ------------------------------------------
                     J. Paul Withrow
                     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each of Composting Corporation of America, Environmental Protection & Improvement Company, Inc., Fairhaven Residual Systems, Inc., Future-Tech Environmental Services, Inc., NETCO-Connecticut, Inc., NETCO-Residuals Management Systems, Inc., NETCO-Waterbury Systems, Inc., New England Treatment Company, Inc., New Haven Residuals Systems, Inc., NYOFCO Holdings Inc., Organi-Gro, Inc., Residuals Processing, Inc., Residual Technologies Systems, Inc., Soaring Vista Properties, Inc., ST Interco, Inc., Synagro-Baltimore, L.L.C., Synagro Composting Company of California, Inc., Synagro Digestions, Inc., Synagro Mid-Atlantic, Inc., Synagro Midwest -- Enviroland, Inc., Synagro Midwest, Inc., Synagro Northeast, Inc., Synagro of California, Inc., Synagro of Florida-A&J, Inc., Synagro of Florida-Anti-Pollution, Inc., Synagro of Florida-Davis Water, Inc., Synagro of Florida-Ecosystems, Inc., Synagro of Michigan, Inc., Synagro of
Minnesota -- Rehbein, Inc., Synagro of North Carolina-Amsco, Inc., Synagro of North Carolina-EWR, Inc., Synagro of Texas-CDR, Inc., Synagro of Texas-Vital-Cycle, Inc., Synagro Wisconsin, Inc., Synagro Southwest, Inc., Synagro Southeast, Inc., Synagro Texas, Inc., Synagro West, Inc., Synagro WCWNJ, Inc., and Synagro-WWT, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                  COMPOSTING CORPORATION OF AMERICA
                                  ENVIRONMENTAL PROTECTION & IMPROVEMENT
                                  COMPANY, INC.

                                  FAIRHAVEN RESIDUAL SYSTEMS, INC.
                                  FUTURE-TECH ENVIRONMENTAL SERVICES, INC.,
                                  NETCO-CONNECTICUT, INC.
                                  NETCO-RESIDUALS MANAGEMENT SYSTEMS, INC.
                                  NETCO-WATERBURY SYSTEMS, INC.
                                  NEW ENGLAND TREATMENT COMPANY, INC.
                                  NEW HAVEN RESIDUALS SYSTEMS, INC.
                                  NYOFCO HOLDINGS INC.
                                  ORGANI-GRO, INC.
                                  RESIDUALS PROCESSING, INC.
                                  RESIDUAL TECHNOLOGIES SYSTEMS, INC.
                                  SOARING VISTA PROPERTIES, INC.
                                  ST INTERCO, INC.
                                  SYNAGRO-BALTIMORE, L.L.C.
                                  SYNAGRO COMPOSTING COMPANY OF CALIFORNIA,
                                  INC.

                                  SYNAGRO DIGESTION, INC.
                                  SYNAGRO MID-ATLANTIC, INC.
                                  SYNAGRO MIDWEST -- ENVIROLAND, INC.
                                  SYNAGRO MIDWEST, INC.
                                  SYNAGRO NORTHEAST, INC.
                                  SYNAGRO OF CALIFORNIA, INC.
                                  SYNAGRO OF FLORIDA-A&J, INC.

                                  SYNAGRO OF FLORIDA-ANTI-POLLUTION, INC.
                                  SYNAGRO OF FLORIDA-DAVIS WATER, INC.
                                  SYNAGRO OF FLORIDA-ECOSYSTEMS, INC.
                                  SYNAGRO OF MICHIGAN, INC.
                                  SYNAGRO OF MINNESOTA -- REHBEIN, INC.
                                  SYNAGRO OF NORTH CAROLINA-AMSCO, INC.
                                  SYNAGRO OF NORTH CAROLINA-EWR, INC.
                                  SYNAGRO OF TEXAS-CDR, INC.
                                  SYNAGRO OF TEXAS-VITAL-CYCLE, INC.
                                  SYNAGRO WISCONSIN, INC.
                                  SYNAGRO SOUTHWEST, INC.
                                  SYNAGRO SOUTHEAST, INC.
                                  SYNAGRO TEXAS, INC.
                                  SYNAGRO WEST, INC.
                                  SYNAGRO WCWNJ, INC.
                                  SYNAGRO-WWT, INC.

                                  By:           /s/ ROSS M. PATTEN
                                     -------------------------------------------
                                                  Ross M. Patten
                                                    President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to each of Composting Corporation of America, Environmental Protection & Improvement Company, Inc., Fairhaven Residual Systems, Inc., Future-Tech Environmental Services, Inc., NETCO-Connecticut, Inc., NETCO-Residuals Management Systems, Inc., NETCO-Waterbury Systems, Inc., New England Treatment Company, Inc., New Haven Residuals Systems, Inc., NYOFCO Holdings Inc., Organi-Gro, Inc., Residuals Processing, Inc., Residual Technologies Systems, Inc., Soaring Vista Properties, Inc., ST Interco, Inc., Synagro-Baltimore, L.L.C., Synagro Composting Company of California, Inc., Synagro Digestions, Inc., Synagro Mid-Atlantic, Inc., Synagro Midwest -- Enviroland, Inc., Synagro Midwest, Inc., Synagro Northeast, Inc., Synagro of California, Inc., Synagro of Florida-A&J, Inc., Synagro of Florida-Anti-Pollution, Inc., Synagro of Florida-Davis Water, Inc., Synagro of Florida-Ecosystems, Inc., Synagro of Michigan, Inc., Synagro of
Minnesota -- Rehbein, Inc., Synagro of North Carolina-Amsco, Inc., Synagro of North Carolina-EWR, Inc., Synagro of Texas-CDR, Inc., Synagro of Texas-Vital-Cycle, Inc., Synagro Wisconsin, Inc., Synagro Southwest, Inc., Synagro Southeast, Inc., Synagro Texas, Inc., Synagro West, Inc., Synagro WCWNJ, Inc., and Synagro-WWT, Inc. by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                   /s/ ROSS M. PATTEN                                President and Director (Principal
  ----------------------------------------------------                       Executive Officer)
                     Ross M. Patten


                  /s/ J. PAUL WITHROW                             Vice President and Treasurer (Principal
  ----------------------------------------------------                       Financial Officer)
                    J. Paul Withrow

                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                           *                                            Vice President and Director
  ----------------------------------------------------
                      Mark A. Rome


  *                   /s/ J. PAUL WITHROW
        ------------------------------------------------
                        J. Paul Withrow
                        Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Fairhaven Residuals, Limited Partnership has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          FAIRHAVEN RESIDUALS, LIMITED
                                          PARTNERSHIP

                                          By: FAIRHAVEN RESIDUALS SYSTEMS, INC.,
                                            its general partner

                                              By:   /s/ ROSS M. PATTEN
                                              ----------------------------------
                                                        Ross M. Patten
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to Fairhaven Residuals, Limited Partnership by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                   /s/ ROSS M. PATTEN                                President and Director (Principal
  ----------------------------------------------------                       Executive Officer)
                     Ross M. Patten


                  /s/ J. PAUL WITHROW                             Vice President and Treasurer (Principal
  ----------------------------------------------------                       Financial Officer)
                    J. Paul Withrow


                           *                                            Vice President and Director
  ----------------------------------------------------
                      Mark A. Rome


  *                   /s/ J. PAUL WITHROW
        ------------------------------------------------
                        J. Paul Withrow
                        Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, New Haven Residuals, Limited Partnership has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          NEW HAVEN RESIDUALS, LIMITED
                                          PARTNERSHIP

                                          By: NEW HAVEN RESIDUALS SYSTEMS, INC.,
                                            its general partner

                                              By:   /s/ ROSS M. PATTEN
                                              ----------------------------------
                                                        Ross M. Patten
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to New Haven Residuals, Limited Partnership by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                   /s/ ROSS M. PATTEN                                President and Director (Principal
  ----------------------------------------------------                       Executive Officer)
                     Ross M. Patten


                  /s/ J. PAUL WITHROW                             Vice President and Treasurer (Principal
  ----------------------------------------------------                       Financial Officer)
                    J. Paul Withrow


                           *                                            Vice President and Director
  ----------------------------------------------------
                      Mark A. Rome


  *                   /s/ J. PAUL WITHROW
        ------------------------------------------------
                        J. Paul Withrow
                        Attorney-in-fact




  *                   /s/ J. PAUL WITHROW
        ------------------------------------------------
                        J. Paul Withrow
                        Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, NETCO-Residuals Management, Limited Partnership, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          NETCO-RESIDUALS MANAGEMENT, LIMITED
                                          PARTNERSHIP

                                          By: NETCO-RESIDUALS MANAGEMENT
                                              SYSTEMS, INC.,
                                            its general partner

                                          By:      /s/ ROSS M. PATTEN
                                            ------------------------------------
                                                       Ross M. Patten
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to NETCO-Residuals Management, Limited Partnership by the following persons in the capacities indicated on June 20, 2002.


                    SIGNATURE                                             CAPACITY
                    ---------                                             --------

                /s/ ROSS M. PATTEN                      President and Director (Principal Executive
 ------------------------------------------------                         Officer)
                  Ross M. Patten


               /s/ J. PAUL WITHROW                   Vice President and Treasurer (Principal Financial
 ------------------------------------------------                         Officer)
                 J. Paul Withrow


                        *                                       Vice President and Director
 ------------------------------------------------
                   Mark A. Rome


  *                /s/ J. PAUL WITHROW
        ------------------------------------------
                     J. Paul Withrow
                     Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, NETCO-Waterbury, Limited Partnership has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          NETCO-WATERBURY, LIMITED PARTNERSHIP

                                          By: NETCO-WATERBURY SYSTEMS, INC.,
                                            its general partner

                                              By:   /s/ ROSS M. PATTEN
                                              ----------------------------------
                                                        Ross M. Patten
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to NETCO-Waterbury, Limited Partnership by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                   /s/ ROSS M. PATTEN                                President and Director (Principal
  ----------------------------------------------------                       Executive Officer)
                     Ross M. Patten


                  /s/ J. PAUL WITHROW                             Vice President and Treasurer (Principal
  ----------------------------------------------------                       Financial Officer)
                    J. Paul Withrow


                           *                                            Vice President and Director
  ----------------------------------------------------
                      Mark A. Rome


  *                   /s/ J. PAUL WITHROW
        ------------------------------------------------
                        J. Paul Withrow
                        Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Residual Technologies, Limited Partnership has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          RESIDUAL TECHNOLOGIES, LIMITED
                                          PARTNERSHIP

                                          By: RESIDUALS TECHNOLOGIES SYSTEMS,
                                              INC.,
                                            its general partner

                                              By:   /s/ ROSS M. PATTEN
                                              ----------------------------------
                                                        Ross M. Patten
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to Residual Technologies, Limited Partnership by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                   /s/ ROSS M. PATTEN                                President and Director (Principal
  ----------------------------------------------------                       Executive Officer)
                     Ross M. Patten


                  /s/ J. PAUL WITHROW                             Vice President and Treasurer (Principal
  ----------------------------------------------------                       Financial Officer)
                    J. Paul Withrow


                           *                                            Vice President and Director
  ----------------------------------------------------
                      Mark A. Rome


  *                   /s/ J. PAUL WITHROW
        ------------------------------------------------
                        J. Paul Withrow
                        Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Synagro Management, L.P. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          SYNAGRO MANAGEMENT, L.P.

                                          By: SYNAGRO TEXAS, INC.,
                                            its general partner

                                              By:   /s/ ROSS M. PATTEN
                                              ----------------------------------
                                                        Ross M. Patten
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to Synagro Management, L.P. by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                   /s/ ROSS M. PATTEN                                President and Director (Principal
  ----------------------------------------------------                       Executive Officer)
                     Ross M. Patten


                  /s/ J. PAUL WITHROW                             Vice President and Treasurer (Principal
  ----------------------------------------------------                       Financial Officer)
                    J. Paul Withrow


                           *                                            Vice President and Director
  ----------------------------------------------------
                      Mark A. Rome


  *                   /s/ J. PAUL WITHROW
        ------------------------------------------------
                        J. Paul Withrow
                        Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Synagro Delaware, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          SYNAGRO DELAWARE, INC.

                                          By:    /s/ JAMES P. CARMICHAEL
                                            ------------------------------------
                                                    James P. Carmichael
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to Synagro Delaware, Inc. by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                           *                                         President and Director (Principal
  ----------------------------------------------------                       Executive Officer)
                  James P. Carmichael


                           *                                     Vice President and Treasurer and Director
  ----------------------------------------------------                 (Principal Financial Officer)
                    Pamela K. Racey


                           *                                     Vice President and Secretary and Director
  ----------------------------------------------------
                   Mark B. McCormick


                           *                                                      Director
  ----------------------------------------------------
                   John P. Garniewski


  *                   /s/ J. PAUL WITHROW
        ------------------------------------------------
                        J. Paul Withrow
                        Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Providence Soils, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          PROVIDENCE SOILS, LLC

                                          By:      /s/ ROSS M. PATTEN
                                            ------------------------------------
                                                       Ross M. Patten
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to Providence Soils, LLC by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                   /s/ ROSS M. PATTEN                             President (Principal Executive Officer)
  ----------------------------------------------------
                     Ross M. Patten


                  /s/ J. PAUL WITHROW                             Vice President and Treasurer (Principal
  ----------------------------------------------------                       Financial Officer)
                    J. Paul Withrow

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, New York Organic Fertilizer Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized on this 20th day of June, 2002.


                                          NEW YORK ORGANIC FERTILIZER COMPANY

                                          By: SYNAGRO-WWT, INC.
                                            its general partner

                                              By:   /s/ ROSS M. PATTEN
                                              ----------------------------------
                                                        Ross M. Patten
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to New York Organic Fertilizer Company by the following persons in the capacities indicated on June 20, 2002.


                       SIGNATURE                                                  CAPACITY
                       ---------                                                  --------

                   /s/ ROSS M. PATTEN                                President and Director (Principal
  ----------------------------------------------------                       Executive Officer)
                     Ross M. Patten


                  /s/ J. PAUL WITHROW                             Vice President and Treasurer (Principal
  ----------------------------------------------------                       Financial Officer)
                    J. Paul Withrow


                           *                                            Vice President and Director
  ----------------------------------------------------
                      Mark A. Rome


                 /s/ * J. PAUL WITHROW
  ----------------------------------------------------
                    J. Paul Withrow
                    Attorney-in-fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 1**           Purchase Agreement, dated as of April 8, 2002, among Synagro
               Technologies Inc., the guarantors signatory thereto, Lehman
               Brothers Inc. and Banc of America Securities LLC (filed as
               Exhibit 1 to the Current Report on Form 8-K of Synagro
               Technologies Inc. filed on April 18, 2002 and incorporated herein by reference)
 3.1*          Restated Certificate of Incorporation of Synagro
               Technologies, Inc. (filed as Exhibit 3.1 to Post-Effective
               Amendment No. 1 to Registration Statement No. 33-95028 of
               Synagro Technologies, Inc. dated October 25, 1996 and
               incorporated herein by reference)
 3.2*          Amended and Restated Bylaws of Synagro Technologies, Inc. as
               of January 27, 2000 (filed as Exhibit 3.2 to the Annual
               Report on Form 10-K of Synagro Technologies Inc. for the
               Fiscal Year Ended December 31, 2001)
 3.3**         Certificate of Formation of Atlanta Residuals Company, LLC
               dated June 8, 2001
 3.4**         Limited Liability Company Agreement of Atlanta Residuals
               Company, LLC dated June 12, 2001
 3.5**         Composite Articles of Incorporation of Composting
               Corporation of America as of December 6, 2000
 3.6**         Amended and Restated Bylaws of Composting Corporation of
               America as of September 23, 1998
 3.7**         Composite Certificate of Incorporation of Environmental
               Protection & Improvement Company, Inc. as of June 12, 1998
 3.8**         Amended and Restated Bylaws of Environmental Protection &
               Improvement Company, Inc. as of June 15, 2000
 3.9**         Composite Certificate of Incorporation of Fairhaven Residual
               Systems, Inc. as of December 6, 2000
 3.10**        Bylaws of Fairhaven Residual Systems, Inc. as of March 15,
               1996
 3.11**        Composite Certificate of Limited Partnership of Fairhaven
               Residuals, Limited Partnership as of December 5, 2000
 3.12**        Restated Partnership Agreement of Fairhaven Residuals,
               Limited Partnership as of January 27, 2000
 3.13**        Articles of Incorporation of Future-Tech Environmental
               Services, Inc. dated August 11, 1992
 3.14**        Amended and Restated Bylaws of Future-Tech Environmental
               Services, Inc. as of May 1, 1999
 3.15**        Composite Certificate of Incorporation of NETCO-Connecticut,
               Inc. as of December 8, 2000
 3.16**        Amended and Restated Bylaws of NETCO-Connecticut, Inc. as of
               June 8, 1993
 3.17**        Composite Certificate of Incorporation of NETCO-Residuals
               Management Systems, Inc. as of December 6, 2000
 3.18**        Amended and Restated Bylaws of NETCO-Residuals Management
               Systems, Inc. as of June 13, 1995
 3.19**        Certificate of Limited Partnership of NETCO-Residuals
               Management, Limited Partnership dated December 5, 2000
 3.20**        Restated Partnership Agreement of NETCO-Residuals
               Management, Limited Partnership as of January 27, 2000
 3.21**        Composite Certificate of Incorporation of NETCO-Waterbury
               Systems, Inc. as of December 6, 2000
 3.22**        Amended and Restated Bylaws of NETCO-Waterbury Systems, Inc.
               as of June 13, 1995
 3.23**        Certificate of Limited Partnership of NETCO-Waterbury,
               Limited Partnership dated December 5, 2000
 3.24**        Restated Partnership Agreement of NETCO-Waterbury, Limited
               Partnership as of January 27, 2000
 3.25**        Composite Articles of Incorporation of New England Treatment
               Company, Inc. as of February 13, 1998
 3.26**        Amended and Restated Bylaws of New England Treatment
               Company, Inc. as of June 8, 1993

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 3.27**        Composite Certificate of Incorporation of New Haven
               Residuals Systems, Inc. as of December 6, 2000
 3.28**        Bylaws of New Haven Residuals Systems, Inc. as of August 28,
               1995
 3.29**        Certificate of Limited Partnership of New Haven Residuals,
               Limited Partnership as of December 5, 2000
 3.30**        Restated Partnership Agreement of New Haven Residuals,
               Limited Partnership as of January 27, 2000
 3.31**        Amended Business Certificate New York Organic Fertilizer
               Company dated April 15, 2002
 3.32**        Composite General Partnership Agreement of New York Organic
               Fertilizer Company as of January 27, 2000
 3.33**        Composite Certificate of Incorporation of NYOFCO Holdings,
               Inc. as of December 6, 2000
 3.34**        Amended and Restated Bylaws of NYOFCO Holdings, Inc. as of
               May 1, 1999
 3.35**        Composite Articles of Incorporation of Organi-Gro, Inc. as
               of December 8, 2000
 3.36**        Amended and Restated Bylaws of Organi-Gro, Inc. as of May 1,
               2000
 3.37**        Composite Articles of Organization of Providence Soils, LLC
               dated October 4, 1999
 3.38**        Operating Agreement of Providence Soils, LLC dated January
               27, 2000
 3.39**        Composite Certificate of Incorporation of Residual
               Technologies Systems, Inc. as of December 6, 2000
 3.40**        Bylaws of Residual Technologies Systems, Inc. as of October
               23, 1995
 3.41**        Composite Certificate of Limited Partnership of Residual
               Technologies, Limited Partnership as of December 6, 2000
 3.42**        Restated Partnership Agreement of Residual Technologies,
               Limited Partnership as of January 27, 2000
 3.43**        Composite Articles of Incorporation of Residuals Processing,
               Inc. as of April 28, 1992
 3.44**        Bylaws of Residuals Processing, Inc. as of January 31, 1991
 3.45**        Composite Articles of Incorporation of Soaring Vista
               Properties, Inc. as of December 7, 2000
 3.46**        Restated Bylaws of Soaring Vista Properties, Inc. dated May
               1, 1999
 3.47**        Composite Certificate of Incorporation of ST Interco, Inc.
               as of December 6, 2000
 3.48**        Amended and Restated Bylaws of ST Interco, Inc. as of
               September 23, 1998
 3.49**        Composite Articles of Organization Synagro -- Baltimore
               L.L.C. as of December 8, 2000
 3.50**        Restated Limited Liability Company Agreement of
               Synagro -- Baltimore L.L.C. as of August 14, 2000
 3.51**        Composite Articles of Incorporation of Synagro Composting
               Company of California, Inc. as of April 14, 1999
 3.52**        Amended and Restated Bylaws of Synagro Composting Company of
               California, Inc. as of May 1, 2000
 3.53**        Corrected Certificate of Incorporation of Synagro Delaware,
               Inc. dated December 28, 2000
 3.54**        Bylaws of Synagro Delaware, Inc. dated December 14, 2000
 3.55**        Articles of Incorporation of Synagro Digestion, Inc. dated
               July 17, 2001
 3.56**        Bylaws of Synagro Digestion, Inc. dated July 17, 2001
 3.57**        Certificate of Limited Partnership of Synagro Management,
               L.P. dated December 20, 2000
 3.58**        Partnership Agreement of Synagro Management, L.P. as of
               December 20, 2000
 3.59**        Composite Certificate of Incorporation of Synagro
               Mid-Atlantic, Inc. as of December 6, 2000
 3.60**        Bylaws of Synagro Mid-Atlantic, Inc. as of June 29, 1999
 3.61**        Composite Certificate of Incorporation of Synagro
               Midwest -- Enviroland, Inc. as of December 15, 2000
 3.62**        Restated Bylaws of Synagro Midwest -- Enviroland, Inc. as of
               May 1, 1999

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 3.63**        Composite Certificate of Incorporation of Synagro Midwest,
               Inc. as of December 7, 2000
 3.64**        Bylaws of Synagro Midwest, Inc. as of June 23, 1999
 3.65**        Composite Certificate of Incorporation of Synagro Northeast,
               Inc. as of December 7, 2000
 3.66**        Bylaws of Synagro Northeast, Inc. as of June 23, 1999
 3.67**        Composite Articles of Incorporation of Synagro of
               California, Inc. as of December 7. 2000
 3.68**        Amended and Restated Bylaws of Synagro of California, Inc.
               as of May 1, 2000
 3.69**        Composite Articles of Incorporation of Synagro of
               Florida-A&J, Inc. as of October 11, 1999
 3.70**        Amended and Restated Bylaws of Synagro of Florida-A&J, Inc.
               as of May 1, 2000
 3.71**        Composite Articles of Incorporation of Synagro of
               Florida-Anti Pollution, Inc. as of April 23, 1999
 3.72**        Amended and Restated Bylaws of Florida-Anti Pollution, Inc.
               as of May 1, 2000
 3.73**        Composite Articles of Incorporation of Synagro of
               Florida-Davis Water, Inc. as of March 3, 2000
 3.74**        Amended and Restated Bylaws of Synagro of Florida-Davis
               Water, Inc. as of February 29, 2000
 3.75**        Composite Articles of Incorporation of Synagro of
               Florida-Ecosystems, Inc. as of March 3, 2000
 3.76**        Amended and Restated Bylaws of Synagro of
               Florida-Ecosystems, Inc. as of February 29, 2000
 3.77**        Composite Articles of Incorporation of Synagro of Michigan,
               Inc. as of May 23, 2000
 3.78**        Amended and Restated Bylaws of Synagro of Michigan, Inc. as
               of May 1, 2000
 3.79**        Composite Articles of Incorporation of Synagro of
               Minnesota -- Rehbein, Inc. as of February 28, 2001
 3.80**        Amended and Restated Bylaws of Synagro of
               Minnesota -- Rehbein, Inc. as of April 5, 2000
 3.81**        Composite Articles of Incorporation of Synagro of North
               Carolina-Amsco, Inc. as of April 30, 1999
 3.82**        Amended and Restated Bylaws of Synagro of North
               Carolina-Amsco, Inc. as of May 1, 2000
 3.83**        Composite Articles of Incorporation of Synagro of North
               Carolina-EWR, Inc. as of June 3, 1999
 3.84**        Amended and Restated Bylaws of Synagro of North
               Carolina-EWR, Inc. as of May 1, 2000
 3.85**        Composite Restated Articles of Incorporation of Synagro of
               Texas-CDR, Inc. as of February 16, 2001
 3.86**        Amended and Restated Bylaws of Synagro of Texas-CDR, Inc. as
               of May 1, 2000
 3.87**        Composite Articles of Incorporation of Synagro of
               Texas-Vital Cycle, Inc. as of June 3, 1999
 3.88**        Amended and Restated Bylaws of Synagro of Texas-Vital Cycle,
               Inc. as of May 1, 2000
 3.89**        Composite Articles of Incorporation of Synagro of Wisconsin,
               Inc. as of June 3, 1999
 3.90**        Amended and Restated Bylaws of Synagro of Wisconsin, Inc. as
               of May 1, 2000
 3.91**        Composite Certificate of Incorporation of Synagro Southeast,
               Inc. as of December 7, 2000
 3.92**        Bylaws of Synagro Southeast, Inc. as of April 22, 1999
 3.93**        Composite Certificate of Incorporation of Synagro Southwest,
               Inc. as of December 7, 2000
 3.94**        Bylaws of Synagro Southwest, Inc. as of June 23, 1999
 3.95**        Articles of Incorporation of Synagro Texas, Inc. November 3,
               2000
 3.96**        Amended and Restated Bylaws of Synagro Texas, Inc. dated
               November 3, 2000
 3.97**        Composite Certificate of Incorporation of Synagro West, Inc.
               as of December 7, 2000
 3.98**        Bylaws of Synagro West, Inc. as of June 23, 1999
 3.99**        Composite Articles of Incorporation of Synagro-WWT, Inc. as
               of December 8, 2000
3.100**        Amended and Restated Bylaws of Synagro-WWT, Inc. as of May
               1, 1999
3.101**        Composite Certificate of Incorporation of Synagro WCWNJ,
               Inc. as of December 7, 2000
3.102**        Amended and Restated Bylaws of Synagro WCWNJ, Inc. as of May
               1, 1999

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 4.1*          Indenture, dated as of April 17, 2002, among Synagro
               Technologies, Inc., the guarantors signatory thereto, and
               Wells Fargo Bank Minnesota, National Association, as
               trustee, relating to the 9 1/2% Senior Subordinated Notes
               due 2009 (filed as Exhibit 4.1 to the Current Report on Form
               8-K of Synagro Technologies, Inc. filed on April 18, 2002
               and incorporated herein by reference)
 4.2*          Exchange and Registration Rights Agreement, dated as of
               April 17, 2002, among Synagro Technologies, Inc., the
               guarantors signatory thereto, Lehman Brothers Inc. and Banc of America Securities LLC (filed as Exhibit 4.2 to the
               Current Report on Form 8-K of Synagro Technologies, Inc.
               filed on April 18, 2002 and incorporated herein by
               reference)
 4.3*          Synagro Technologies Inc.'s Note in permanent global form, registered in the name of Cede &Co., as nominee of The
               Depository Trust Company, in its capacity as depository,
               having an aggregate principal amount of $149,400,000 (filed as Exhibit 4.3 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on April 18, 2002 and incorporated herein by reference)
 4.4*          Synagro Technologies Inc.'s Note in permanent global form, registered in the name of Cede &Co., as nominee of The
               Depository Trust Company, in its capacity as depository,
               having an aggregate principal amount of $600,000 (filed as
               Exhibit 4.4 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on April 18, 2002 and incorporated herein by reference)
 4.5*          Synagro Technologies Inc.'s Note in permanent global form, registered in the name of Cede &Co., as nominee of The
               Depository Trust Company, in its capacity as depository,
               having an aggregate principal amount of $0 (filed as Exhibit
               4.5 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on April 18, 2002 and incorporated herein by reference)
 4.6*          Notation of Guaranty dated as of April 17, 2002, by the
               guarantors signatory thereto (filed as Exhibit 4.6 to the
               Current Report on Form 8-K of Synagro Technologies, Inc.
               filed on April 18, 2002 and incorporated herein by
               reference)
 5.1**         Opinion of Locke Liddell & Sapp LLP
10.1*          Employment Agreement dated February 19, 1999, by and between
               Synagro Technologies, Inc. and Ross M. Patten (filed as
               Exhibit 10.20 to the Annual Report on Form 10-K/A of Synagro
               Technologies, Inc. for the Fiscal Year Ended December 31,
               2000 (the "2000 Form 10-K/A") and incorporated herein by
               reference); Agreement Concerning Employment Rights dated
               January 27, 2000, by and between Synagro Technologies, Inc.
               and Ross M. Patten (filed as Exhibit 2.8 to the Current
               Report on Form 8-K of Synagro Technologies, Inc. filed on
               February 17, 2000 and incorporated herein by reference).(1)
10.2*          Employment Agreement dated February 19, 1999, by and between
               Synagro Technologies, Inc. and Mark A. Rome (filed as
               Exhibit 10.21 to the 2000 Form 10-K/A and incorporated
               herein by reference); Agreement Concerning Employment Rights dated January 27, 2000, by and between Synagro Technologies,
               Inc. and Mark A. Rome (filed as Exhibit 2.9 to the Current
               Report on Form 8-K of Synagro Technologies, Inc. filed on
               February 17, 2000 and incorporated herein by reference).(1)
10.3*          Employment Agreement dated February 19, 1999, by and between
               Synagro Technologies, Inc. and Alvin L. Thomas II (filed as
               Exhibit 10.22 to the 2000 Form 10-K/A and incorporated
               herein by reference); Agreement Concerning Employment Rights dated January 27, 2000, by and between Synagro Technologies,
               Inc. and Alvin L. Thomas, II (filed as Exhibit 2.10 to the
               Current Report on Form 8-K of Synagro Technologies, Inc.
               filed on February 17, 2000 and incorporated herein by
               reference).(1)
10.4*          Employment Agreement dated May 10, 1999, by and between
               Synagro Technologies, Inc. and J. Paul Withrow (filed as
               Exhibit 2.11 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. filed on February 17, 2000 and
               incorporated herein by reference); Agreement Concerning
               Employment Rights dated January 27, 2000, by and between
               Synagro Technologies, Inc. and J. Paul Withrow (filed as
               Exhibit 2.12 to the Current Report on Form 8-K of Synagro
               Technologies, Inc. field on February 17, 2000 and
               incorporated herein by reference).(1)
10.5*          Employment Agreement dated January 1, 2000, by and between
               Synagro Technologies, Inc. and Randall S. Tuttle (filed as
               Exhibit 10.24 to the Quarterly Report on Form 10-Q of
               Synagro Technologies, Inc. for the Fiscal Quarter ended
               September 30, 2001 and incorporated herein by reference).(1)

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
10.6*          Amendment No. 2 to Agreement Concerning Employment Rights
               dated March 1, 2001, by and between Synagro Technologies,
               Inc. and Ross M. Patten (filed as Exhibit 10.26 to the
               Annual Report on Form 10-K of Synagro Technologies, Inc. for
               the Fiscal Year Ended December 31, 2001 (the "2001 Form
               10-K") and incorporated herein by reference).(1)
10.7*          Amendment No. 2 to Agreement Concerning Employment Rights
               dated March 1, 2001, by and between Synagro Technologies,
               Inc. and Mark A. Rome (filed as Exhibit 10.27 to the 2001
               Form 10-K and incorporated herein by reference).(1)
10.8*          Amendment No. 2 to Agreement Concerning Employment Rights
               dated March 1, 2001, by and between Synagro Technologies,
               Inc. and Alvin L. Thomas, II (filed as Exhibit 10.28 to the
               2001 Form 10-K and incorporated herein by reference).(1)
10.9*          Amendment No. 2 to Agreement Concerning Employment Rights
               dated March 1, 2001, by and between Synagro Technologies,
               Inc. and J. Paul Withrow (filed as Exhibit 10.29 to the 2001
               Form 10-K and incorporated herein by reference).(1)
10.10*         2000 Stock Option Plan dated October 31, 2000 (filed as
               Exhibit A to the Proxy Statement on Schedule 14A for Annual
               Meeting of Stockholders of Synagro Technologies, Inc. filed on September 28, 2000 and incorporated herein by
               reference).(1)
10.11*         Employment Agreement dated September 1, 2001, by and between
               Synagro Technologies, Inc. and James P. Carmichael (filed as
               Exhibit 10.30 to the Quarterly Report on Form 10-Q of
               Synagro Technologies, Inc. for the Fiscal Quarter ended
               September 30, 2001 and incorporated herein by reference).(1)
10.12*         Employment Agreement dated March 1, 2002, by and between
               Synagro Technologies, Inc. and Robert Boucher (filed as
               Exhibit 10.32 to the 2001 Form 10-K and incorporated herein by reference).(1)
10.13*         Amendment No. 1 to Employment Agreement dated effective
               February 1, 2002, by and between Synagro Technologies, Inc.
               and Randall S. Tuttle (filed as Exhibit 10.33 to the 2001
               Form 10-K and incorporated herein by reference).(1)
12.1**         Statement setting forth Detail for Computation of Ratio of
               Earnings to Fixed Charges
23.1**         Consent of Arthur Andersen LLP (report on Synagro
               Technologies, Inc.)
23.2**         Consent of Arthur Andersen LLP (report on Bio Gro Division of Waste Management, Inc.)
23.3**         Consent of Locke Liddell & Sapp LLP (included in Exhibit
               5.1)
24.1**         Power of Attorney -- Synagro Technologies, Inc.
24.2**         Power of Attorney -- Atlanta Residuals Company, LLC
24.3**         Power of Attorney -- Composting Corporation of America
24.4**         Power of Attorney -- Environmental Protection & Improvement
               Company, Inc.
24.5**         Power of Attorney -- Fairhaven Residuals, Limited
               Partnership
24.6**         Power of Attorney -- Fairhaven Residual Systems, Inc.
24.7**         Power of Attorney -- Future-Tech Environmental Services,
               Inc.
24.8**         Power of Attorney -- NETCO-Connecticut, Inc.
24.9**         Power of Attorney -- NETCO-Residuals Management, Limited
               Partnership
24.10**        Power of Attorney -- NETCO-Residuals Management Systems,
               Inc.
24.11**        Power of Attorney -- NETCO-Waterbury, Limited Partnership
24.12**        Power of Attorney -- NETCO-Waterbury Systems, Inc.
24.13**        Power of Attorney -- New England Treatment Company, Inc.
24.14**        Power of Attorney -- New Haven Residuals, Limited
               Partnership
24.15**        Power of Attorney -- New Haven Residuals Systems, Inc.
24.16**        Power of Attorney -- New York Organic Fertilizer Company
24.17**        Power of Attorney -- NYOFCO Holdings Inc.
24.18**        Power of Attorney -- Organi-Gro, Inc.
24.19**        Power of Attorney -- Providence Soils, LLC

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
24.20**        Power of Attorney -- Residuals Processing, Inc.
24.21**        Power of Attorney -- Residual Technologies, Limited
               Partnership
24.22**        Power of Attorney -- Residual Technologies Systems, Inc.
24.23**        Power of Attorney -- Soaring Vista Properties, Inc.
24.24**        Power of Attorney -- ST Interco, Inc.
24.25**        Power of Attorney -- Synagro-Baltimore, L.L.C.
24.26**        Power of Attorney -- Synagro Composting Company of
               California, Inc.
24.27**        Power of Attorney -- Synagro Delaware, Inc.
24.28**        Power of Attorney -- Synagro Digestions, Inc.
24.29**        Power of Attorney -- Synagro Management, L.P.
24.30**        Power of Attorney -- Synagro Mid-Atlantic, Inc.
24.31**        Power of Attorney -- Synagro Midwest -- Enviroland, Inc.
24.32**        Power of Attorney -- Synagro Midwest, Inc.
24.33**        Power of Attorney -- Synagro Northeast, Inc.
24.34**        Power of Attorney -- Synagro of California, Inc.
24.35**        Power of Attorney -- Synagro of Florida-A&J, Inc.
24.36**        Power of Attorney -- Synagro of Florida-Anti-Pollution, Inc.
24.37**        Power of Attorney -- Synagro of Florida-Davis Water, Inc.
24.38**        Power of Attorney -- Synagro of Florida-Ecosystems, Inc.
24.39**        Power of Attorney -- Synagro of Michigan, Inc.
24.40**        Power of Attorney -- Synagro of Minnesota -- Rehbein, Inc.
24.41**        Power of Attorney -- Synagro of North Carolina-Amsco, Inc.
24.42**        Power of Attorney -- Synagro of North Carolina-EWR, Inc.
24.43**        Power of Attorney -- Synagro of Texas-CDR, Inc.
24.44**        Power of Attorney -- Synagro of Texas-Vital-Cycle, Inc.
24.45**        Power of Attorney -- Synagro Wisconsin, Inc.
24.46**        Power of Attorney -- Synagro Southeast, Inc.
24.47**        Power of Attorney -- Synagro Southwest, Inc.
24.48**        Power of Attorney -- Synagro Texas, Inc.
24.49**        Power of Attorney -- Synagro West, Inc.
24.50**        Power of Attorney -- Synagro WCWNJ, Inc.
24.51**        Power of Attorney -- Synagro-WWT, Inc.
25.1**         Statement of Eligibility under the Trust Indenture Act of
               1933, as amended, of the Trustee for 9 1/2% Senior
               Subordinated Notes due 2009
25.2**         Statement of Eligibility under the Trust Indenture Act of
               1933, as amended, of the Trustee for Guarantees for 9 1/2%
               Senior Subordinated Notes due 2009
99.1**         Form of Letter of Transmittal for 9 1/2% Senior Subordinated
               Notes due 2009
99.2**         Form of Notice of Guaranteed Delivery for 9 1/2% Senior
               Subordinated Notes due 2009
99.3**         Form of Letter to Depository Trust Company Participants for
               9 1/2% Senior Subordinated Notes due 2009
99.4**         Form of Letter to Clients for 9 1/2% Senior Subordinated
               Notes due 2009
99.5**         Assurance Letter to Securities and Exchange Commission

---------------

*  Incorporated by reference from the filing indicated.

** Previously filed.

(1) Management contract or compensatory plan or agreement.